UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

(Amendment No.     )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Universal Truckload Services, Inc.

(2)	Aggregate number of securities to which transaction applies:

14,527,334 shares of common stock (the maximum number of shares issuable pursuant to the merger)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$12.96 per share of Universal Truckload Services, Inc. common stock. For purposes of this determination, in accordance with paragraphs (a)(4) and (c)(1)(i) of Exchange Act Rule 0-11, the price per share of Universal Truckload Services, Inc. common stock to be issued in the merger is equal to the average of the high and low prices of Universal Truckload Services, Inc. common stock as reported on The NASDAQ Global Select Market on July 25, 2012 (a date within five business days prior to the filing of this preliminary Information Statement). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.0001146 by the maximum aggregate value of the transaction, which was determined based upon the sum of (i) 14,527,334 shares of Universal Truckload Services, Inc. common stock multiplied by the per share value of Universal Truckload Services, Inc. common stock equal to $12.96 as determined above and (ii) $94,500,000 in cash to pay previously declared but unpaid dividends and related promissory notes.

(4)	Proposed maximum aggregate value of transaction:

$282,774,248.64

(5)	Total fee paid:

$32,405.93

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

NOTICE OF WRITTEN CONSENT AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is dated                     , 2012 and is first being mailed to our shareholders on or about                     , 2012.

To All Our Shareholders:

This Notice of Written Consent and accompanying Information Statement are being furnished to the holders of shares of common stock of Universal Truckload Services, Inc. in connection with the Agreement and Plan of Merger described below, pursuant to which Universal will issue an aggregate of 14,527,334 shares of Universal common stock to the shareholders of LINC, in exchange for which LINC will become a wholly-owned subsidiary of Universal. This will be accomplished by exchanging each outstanding share of LINC common stock for 0.700 of a share of Universal common stock and cash in lieu of fractional shares. As of the date of this Information Statement, two members of the Board of Directors of Universal Truckload Services, Inc., Matthew T. Moroun and Manuel J. Moroun, together beneficially own approximately 65% of the outstanding shares of common stock of Universal Truckload Services, Inc. Messrs. Moroun also beneficially own, in the aggregate, 100% of the outstanding common stock of LINC Logistics Company. Upon completion of the merger, based on the 15,490,954 shares of common stock of Universal Truckload Services, Inc. outstanding as of July 25, 2012, Universal Truckload Services, Inc. shareholders prior to the merger (other than Messrs. Moroun and entities related to them) will own, in the aggregate, approximately 18% of the outstanding shares of common stock of Universal Truckload Services, Inc. and Messrs. Moroun and entities related to them will own, in the aggregate, approximately 82% of the outstanding shares of common stock of Universal Truckload Services, Inc. In connection with the transactions described herein, the current and former shareholders of LINC Logistics Company (or entities related to them) will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

The Agreement and Plan of Merger is dated as of July 25, 2012, by and among Universal Truckload Services, Inc., a Michigan corporation, Upton Merger Sub I, Inc., a Michigan corporation, Upton Merger Sub II, LLC, a Michigan limited liability company, LINC Logistics Company, a Michigan corporation, Matthew T. Moroun, in his individual capacity, Matthew T. Moroun, in his capacity as trustee of the MJ Moroun 2012 Annuity Trust, dated April 30, 2012, Manuel J. Moroun, in his capacity as trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004, Matthew T. Moroun, solely in the capacity as agent and attorney-in-fact for the shareholders of LINC Logistics Company, and solely with respect to certain sections of the Agreement and Plan of Merger, Manuel J. Moroun. Pursuant to the Agreement and Plan of Merger, Upton Merger Sub I, Inc. will merge with and into LINC Logistics Company, with LINC Logistics Company as the surviving entity, and promptly thereafter LINC Logistics Company will merge with and into Upton Merger Sub II, LLC, with Upton Merger Sub II, LLC as the surviving entity. A copy of the Agreement and Plan of Merger is attached as Annex A to the accompanying Information Statement.

The terms of the Agreement and Plan of Merger were negotiated and considered by a Special Committee comprised entirely of independent and disinterested members of Universal Truckload Services, Inc.’s Board of Directors. The Special Committee unanimously recommended that Universal Truckload Services, Inc.’s Board of Directors adopt the Agreement and Plan of Merger and approve the transactions contemplated thereby, including the issuance of shares of common stock of Universal Truckload Services, Inc. pursuant to the terms of the Agreement and Plan of Merger. The Board of Directors of Universal Truckload Services, Inc., with Messrs. Moroun recusing themselves, acting upon the unanimous recommendation of the Special Committee, adopted the Agreement and Plan of Merger and approved the transactions contemplated thereby, including the issuance of shares of common stock of Universal Truckload Services, Inc. pursuant to the terms of the Agreement and Plan of Merger.

Under the Business Corporation Act of the State of Michigan, Universal Truckload Services, Inc.’s shareholders are not required to approve the merger. However, because Universal Truckload Services, Inc.’s common stock is listed on The NASDAQ Global Select Market, it is subject to NASDAQ Listing Rule 5635(a) and Universal Truckload Services, Inc. is required to obtain shareholder approval in connection with the issuance of shares of its common stock in connection with the merger. Pursuant to NASDAQ Listing Rule 5635(a), because the number of shares of common stock of Universal Truckload Services, Inc. to be issued in connection with the merger will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before such issuance, the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of common stock of Universal Truckload Services, Inc. is required. Prior to the issuance of the shares in the merger, Messrs. Moroun beneficially own, in the aggregate, approximately 65% of the outstanding shares of common stock of Universal Truckload Services, Inc. entitled to vote on such matters. Matthew T. Moroun, in his individual capacity, and Manuel J. Moroun, in his capacity as trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004, executed a written consent in lieu of a meeting and on July 26, 2012 and delivered such written consent to Universal Truckload Services, Inc., approving the issuance of shares of common stock of Universal Truckload Service, Inc. pursuant to the Agreement and Plan of Merger in accordance with NASDAQ Listing Rule 5635(a). As a result, no further action by any other Universal Truckload Services, Inc. shareholder is required to approve the Agreement and Plan of Merger and the transactions contemplated thereby or the issuance of shares of common stock of Universal Truckload Service, Inc. pursuant to the Agreement and Plan of Merger.

The Board of Directors has also approved and recommended shareholder approval of an amendment to Universal Truckload Services, Inc.’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock which Universal Truckload Services, Inc. is authorized to issue from 40,000,000 to 100,000,000. The written consent executed by Messrs. Moroun also authorized such amendment.

Universal Truckload Services, Inc. has not solicited and will not be soliciting your authorization or approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the issuance of shares of common stock of Universal Truckload Service, Inc. pursuant to NASDAQ Listing Rule 5635(a), or the amendment to the Amended and Restated Articles of Incorporation. We are furnishing this Notice of Written Consent and the accompanying Information Statement to provide you with material information concerning the actions taken in connection with the written consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. This Notice of Written Consent and the accompanying Information Statement also constitute notice to you under Section 407.(1) of the Michigan Business Corporation Act of the actions taken by written consent.

We encourage you to read the entire Information Statement carefully and thank you for your continued interest in Universal Truckload Services, Inc.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert E. Sigler
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer

Important Notice Regarding the Availability of Information Statement Materials in connection with this Notice of Written Consent:

The Information Statement is available at: www.goUTSI.com.

ADDITIONAL INFORMATION

Additional business and financial information about Universal Truckload Services, Inc. (which we refer to in this Information Statement as “Universal,” “our Company,” “we” or “us”) can be found in documents previously filed by us with the Securities and Exchange Commission, or the SEC. This information is available to you without charge at the SEC’s website at http://www.sec.gov. You can also obtain additional copies of this Information Statement, as well as other relevant materials, by visiting our website at www.goUTSI.com or by requesting them in writing or telephone using the following contact information:

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

Attn: Secretary

Phone: (586) 920-0100

See “Where You Can Find More Information” beginning on page 135 for more information about the documents previously filed by us with the SEC and incorporated herein by reference.

All information contained in this Information Statement regarding LINC Logistics Company was provided by LINC Logistics Company. We do not warrant the accuracy of the information provided by LINC Logistics Company.

i

SUMMARY

This summary highlights selected information from this Information Statement with respect to the proposed merger of Upton Merger Sub I, Inc., a Michigan corporation, which we refer to in this Information Statement as “Merger Sub,” with and into LINC Logistics Company, a Michigan corporation, which we refer to in this Information Statement as “LINC,” with LINC as the surviving entity, and promptly thereafter the merger of LINC with and into Upton Merger Sub II, LLC, a Michigan limited liability company, which we refer to in this Information Statement as “Merger Sub, LLC,” with Merger Sub, LLC as the surviving entity, and the Merger Agreement (as defined below). In this Information Statement we refer to the foregoing mergers collectively as the “merger.” This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the Merger Agreement and the related agreements, you should carefully read this entire Information Statement. Please see “Where You Can Find More Information” beginning on page 135. We have included references to other portions of this Information Statement to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies (Page 31)

Universal

Universal is a publicly traded Michigan corporation, whose common shares, no par value, which we refer to in this Information Statement as Universal “common stock,” are traded on The NASDAQ Global Select Market. Universal is primarily an asset-light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. Its over-the-road trucking services include both flatbed and dry van operations and it provides rail-truck and steamship-truck intermodal support services. Universal also offers truck brokerage services, which allows it to supplement its capacity and provide its customers with transportation of freight by using third party capacity, as well as full service international freight forwarding and customs house brokerage services.

Universal conducts its operations through its wholly-owned operating subsidiaries under the brand names Universal Am-Can, Ltd., Mason & Dixon Lines, Inc., Louisiana Transportation Inc., Mason Dixon Intermodal, Inc., Economy Transport, Inc., Great American Lines, Inc., Universal Logistics Solutions, Inc., Universal Logistics Solutions International, Inc., and Cavalry Transportation, LLC.

Merger Sub

Merger Sub was formed as a Michigan corporation by Universal solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is a wholly-owned subsidiary of Universal and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub, LLC

Merger Sub, LLC was formed as a Michigan limited liability company by Universal solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub, LLC is a wholly-owned subsidiary of Universal and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

LINC Logistics Company

LINC is a Michigan corporation that is a leading provider of custom-developed third-party logistics solutions that allow its customers and clients to reduce costs and manage their global supply chains more efficiently. LINC offers a comprehensive suite of supply chain logistics services, including value-added, transportation and specialized services, through 43 locations in the United States, Canada and Mexico. Historically, LINC’s largest end-market has been the automotive segment.

The Merger (Page 32)

On July 25, 2012, we entered into an Agreement and Plan of Merger, which we refer to in this Information Statement as the “Merger Agreement,” with LINC, Merger Sub, Merger Sub, LLC, Matthew T. Moroun, Matthew T. Moroun as Trustee of the MJ Moroun 2012 Annuity Trust dated April 30, 2012, which we refer to in this Information Statement as the “Annuity Trust,” Manuel J. Moroun, in his capacity as Trustee of the Manuel J. Moroun Revocable Trust U/A dated March 24, 1977, as amended and restated on December 22, 2004, which we refer to in this Information Statement as the “MJM Revocable Trust,” Matthew T. Moroun, in his capacity as agent and attorney-in-fact for the shareholders of LINC, and Manuel J. Moroun, solely with respect to certain sections of the Merger Agreement. We refer to Messrs. Moroun and the MJM Revocable Trust as the “Moroun family” in this Information Statement. The merger will be effectuated pursuant to the terms of the Merger Agreement. At the effective time of the merger of Merger Sub with and into LINC, each outstanding voting common share, no par value, of LINC, which we refer to in this Information Statement as “LINC common stock,” will be converted into the right to receive consideration consisting of 0.700 of a share of Universal common stock and cash in lieu of fractional shares. This will result in the issuance of approximately 14.5 million shares, valued at approximately $182 million based on Universal’s closing stock price as of July 25, 2012. It is anticipated that Messrs. Moroun and their affiliated trusts will own approximately 82%, and Universal’s current shareholders, other than the Moroun family, will own approximately 18% of the outstanding common stock of Universal following the completion of the merger.

Financing of the Merger (page 68).

It is a condition to the closing of the merger that Universal obtain new financing of between $200,000,000 and $220,000,000. Based on Universal’s and LINC’s outstanding indebtedness and dividends payable at March 31, 2012, Universal would expect to borrow approximately $152.1 million under the proposed new credit facility and use the proceeds for the following: (i) to pay off LINC’s outstanding indebtedness to lenders totaling $59.7 million, (ii) to pay off $24.5 million of a dividend payable to affiliates of Messrs. Moroun, (iii) to pay off a $25.0 million Dividend Distribution Promissory Note to an affiliate of Messrs. Moroun, (iv) to pay off an aggregate $45.0 million promissory notes to LINC’s current shareholders, and (v) to pay an estimated $1.3 million of debt issuance costs. The use of proceeds would be offset by the $5.0 million repayment of notes receivable from affiliates resulting in an increase in cash of $1.6 million. Universal may also borrow additional amounts under the new credit facility to refinance any outstanding amounts under Universal’s existing credit facility.

Approval of the Universal Board of Directors and Special Committee (page 33).

The terms of the Merger Agreement were negotiated and considered by a special committee, which we refer to in this Information Statement as the “Special Committee,” comprised entirely of independent and disinterested members of Universal’s Board of Directors, which we refer to in this Information Statement as the “Board.” The Special Committee unanimously recommended that the Board adopt the Merger Agreement and approve the transactions contemplated thereby, including the issuance of shares of common stock of Universal in accordance with the Merger Agreement. The Board, with Messrs. Moroun recusing themselves, acting upon the unanimous recommendation of the Special Committee, adopted the Merger Agreement and approved the transactions contemplated thereby including the issuance of shares of common stock of Universal in accordance with the Merger Agreement. For additional information, see the section captioned “Background of the Merger” beginning on page 33 of the Information Statement.

NASDAQ Shareholder Approval Requirement.

Universal’s common stock is listed on The NASDAQ Global Section Market. Pursuant to NASDAQ Listing Rule 5635(a), the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of common stock of Universal is required to issue shares with voting power equal to or in excess of 20% of the voting power of the shares outstanding before such issuance or equal to or more than 20% of the number of shares outstanding before such issuance. Accordingly, the issuance of shares of Universal common stock in connection with the merger will require shareholder consent. On July 26, 2012, the Moroun family executed a written consent authorizing the issuance of shares of Universal common stock in connection with the merger in accordance with NASDAQ Listing Rule 5635(a). Because the Moroun family owns approximately 65% of the issued and outstanding shares of common stock of Universal, no further action by any other shareholder of Universal is required to approve the issuance of shares of common stock. There is no requirement under Michigan law requiring consent of the shareholders of Universal to the merger.

Reasons for the Merger (page 47).

In making its decision to recommend that the Universal Board of Directors adopt the Merger Agreement and approve the merger and the other transactions contemplated by the Merger Agreement, the Special Committee considered the factors described in the section of this Information Statement entitled “The Merger—Reasons for the Merger” beginning on page 47 of this Information Statement. The Universal Board of Directors, with Messrs. Moroun recusing themselves, acting upon the unanimous recommendation of the Special Committee and taking into account the factors considered by the Special Committee, adopted the Merger Agreement and approved the merger and the other transactions contemplated by the Merger Agreement.

Opinion of the Special Committee’s Financial Advisor (page 50).

On July 25, 2012, the Special Committee’s financial advisor, Evercore Group L.L.C., who we refer to in this Information Statement as “Evercore,” delivered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 25, 2012, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Universal.

The full text of the written opinion of Evercore, dated as of July 25, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Information Statement and is incorporated by reference in its entirety into this Information Statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of the Universal common stock should act in respect of the Universal share issuance. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Universal, nor does it address the underlying business decision of Universal to engage in the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

Interests of Executive Officers and Directors of Universal in the Merger

Messrs. Moroun are directors of Universal and beneficially own, in the aggregate, approximately 65% of the outstanding common stock of Universal. Messrs. Moroun also beneficially own, in the aggregate, 100% of the common stock of LINC and are directors of LINC. After the completion of the merger, Messrs. Moroun will beneficially own, in the aggregate, approximately 82% of Universal’s outstanding shares of common stock. In connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million to pay previously declared but unpaid dividends and related promissory notes. The Moroun family has interests that are different from, or in addition to, the interests of the Universal shareholders generally. For additional information, see the sections captioned “The Merger—Interests of Executive Officers and Directors of Universal in the Merger” on page 65 of the Information Statement.

Material Agreements and Relationships between Universal and LINC and their Respective Affiliates (page 61).

In addition to the relationships between Messrs. Moroun and both LINC and Universal that are described above relating to Messrs. Moroun’s roles as directors and beneficial owners, Universal and LINC have significant ongoing business relationships with each other and with other affiliates of Messrs. Moroun. For example, both Universal and LINC obtain various administrative and management services from CenTra, Inc., which we refer to in this Information Statement as “CenTra,” and its affiliates. CenTra is wholly-owned and controlled by the Moroun family or its affiliates. LINC and Universal also obtain auto liability and property damage insurance and employee health and other insurances from an affiliate of CenTra, and lease various properties from affiliates of CenTra. Additionally, LINC and Universal have ongoing business relationships with each other and with CenTra including freight carrier services and transportation services. Universal and the Moroun family are also parties to a registration rights agreement, which is described below and will be amended and restated in connection with the closing of the merger.

LINC also pays tolls and other fees to Detroit International Bridge Company and certain related entities, which is ultimately controlled by the Moroun family or its affiliates, when LINC crosses the Ambassador Bridge between Detroit, Michigan and Windsor, Ontario. LINC previously advanced $5 million to an affiliate of DIBC Investments, Inc. in return for a promissory note accruing interest at 6.5% per annum, compounded daily. This note will be paid off in connection with the closing of the merger.

Executive Compensation (page 65).

None of Universal’s or LINC’s named executive officers will receive any compensatory payments or benefits that constitute “golden parachute” payments within the meaning of Item 402(t) of Regulation S-K.

Impact of Stock Issuance on Existing Stockholders (page 66).

The issuance of common stock of Universal as consideration for the merger will dilute the ownership and voting interests of the Universal existing shareholders. Upon the issuance of 14,527,334 shares of Universal common stock in connection with the merger and assuming no other issuances of shares prior to the date of completion of the merger, the Moroun family will own 81.8% of the Universal common stock issued and outstanding immediately after the consummation of the merger. Therefore, the ownership and voting interests of Universal’s existing shareholders (other than the Moroun family) will be proportionately reduced.

Material U.S. Federal Income Tax Consequences of the Merger to Universal and its Shareholders (page 66).

No gain or loss will be recognized by us or our shareholders in connection with the issuance of Universal common stock or the exchange of LINC common stock for shares of Universal common stock in the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Universal and its Shareholders” beginning on page 66 of this Information Statement for further information.

Accounting Treatment of the Merger (page 67).

Under United States Generally Accepted Accounting Principles, the merger will be accounted for using the guidance for transactions between entities under common control as described in Accounting Standards Codification (“ASC”) Topic 805—“Business Combinations.”

Regulatory Approvals and Clearances (page 67).

The parties cannot close the merger until the appropriate pre-merger notification forms are filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and the statutory 30-calendar day waiting period following the filing of the notification forms has expired or been terminated. The pre-merger notification forms were filed on July 27, 2012.

Expected Timing of the Merger (page 68).

We expect to complete the merger before the end of the third quarter of 2012. However, the merger is subject to a number of conditions, some of which are beyond the control of Universal, LINC and the Moroun family, and we cannot predict the precise timing for completion of the merger with certainty. See “The Merger Agreement” beginning on page 69 of this Information Statement and “Risk Factors—The merger may not be completed, which could adversely affect Universal’s financial condition, results of operation, and trading price of its common stock” business operations and stock price.” beginning on page 16 of this Information Statement for further information.

Conditions to the Merger (page 80).

The completion of the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of a number of conditions in the Merger Agreement, such as:

•	the expiration of any waiting period under the HSR Act applicable to the Merger Agreement or transactions or documents contemplated thereby;

•

the absence of any restraining order, injunction or other order or decree from a governmental authority or any applicable law which prevents the merger, and the absence of any proceeding initiated by any governmental authority that seeks to prevent the consummation of the merger;

•	the receipt by Universal or one of its subsidiaries of the proposed financing described above;

•	the receipt and effectiveness of the required written consents of the LINC Shareholders, as shareholders of LINC, and of Messrs. Moroun, as shareholders of Universal;

•	compliance in all material respects by the parties with their respective obligations under the Merger Agreement;

•	the absence of breaches of representations and warranties in the Merger Agreement, subject in certain instances to materiality or material adverse effect qualification;

•	the receipt of required consents of affiliates of the Moroun family; and

•	the absence of a material adverse effect of either LINC or Universal since January 1, 2012.

Termination of the Merger Agreement (page 81).

The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of Universal and LINC;

•	by LINC or the Special Committee, on behalf of Universal, if the merger has not been consummated on or before December 31, 2012, subject to certain conditions and possible extensions;

•

by LINC or the Special Committee if any governmental authority has issued a final and non-appealable order, injunction or other decree which restrains, enjoins or otherwise prohibits the merger or any other transaction contemplated by the Merger Agreement;

•

by the Special Committee if LINC or the LINC Shareholders breach any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by Universal to LINC and the LINC Shareholders of such breach;

•

by LINC if Universal breaches any representation or warranty or if Universal, Merger Sub and Merger Sub, LLC breach any covenant or agreement contained in the Merger Agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by LINC to Universal of such breach; provided that LINC may not terminate because of such breach if it or the LINC Shareholders had actual knowledge of the breach on or prior to the date of the Merger Agreement;

•

by the Special Committee if the Moroun family have not delivered, in their capacity as shareholders of LINC and of Universal, written consents to the transactions contemplated by the Merger Agreement; and

•

by the Special Committee, or if the Special Committee is no longer in existence, by the audit committee of Universal, if, prior to the closing date of the merger, the authority granted by the Board to the Special Committee has been terminated, materially reduced or has expired.

If terminated in accordance with its terms, the Merger Agreement will become wholly void and of no further force and effect and there shall be no liability or obligation of any party, except with respect to any damages incurred or suffered by a party to the extent that such damages were the result of, or otherwise arose from, the fraud or willful and material breach of the terms of the Merger Agreement by another party.

Appraisal Rights (page 68).

Holders of Universal common stock will not be entitled to exercise appraisal or dissenters rights under Michigan law in connection with the Merger, the issuance of shares of Universal common stock pursuant to the merger or the amendment to Universal’s Amended and Restated Articles of Incorporation.

Amended and Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, Universal entered into an Amended and Restated Registration Rights Agreement with Matthew T. Moroun, the Annuity Trust and the MJM Revocable Trust, which will become effective upon the closing of the merger. The Amended and Restated Registration Rights Agreement amends and restates the Registration Rights Agreement, dated December 31, 2004, among Universal, Matthew T. Moroun and the MJM Revocable Trust. The Amended and Restated Registration Rights Agreement provides Matthew T. Moroun, the Annuity Trust and the MJM Revocable Trust with certain demand registration rights, whereby such persons may demand that Universal use its reasonable best efforts to effect the registration under the Securities Act of 1933, as amended, which we refer to in this Information Statement as the “Securities Act,” of the registrable securities held by such persons, subject to certain limitations contained therein. These rights include the right to “piggyback” on registration statements on which Universal registers additional shares of common stock.

Amendment to Certificate of Incorporation

Universal’s Amended and Restated Articles of Incorporation currently authorize 40,000,000 shares of common stock. As of July 25, 2012, Universal had 15,490,954 shares of common stock outstanding. Although Universal currently has a sufficient number of shares of common stock authorized to issue the shares of common stock in connection with the merger, Universal intends to amend its Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 100,000,000.

The approval of the amendment to the Universal Amended and Restated Articles of Incorporation requires the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of common stock of Universal. The written consent executed by the Moroun family on July 26, 2012 authorized this amendment and, because the Moroun family owns approximately 65% of the issued and outstanding shares of common stock of Universal, no further action by any other shareholder of Universal is required to approve the amendment.

Summary Historical Consolidated Financial Data

Summary Historical Consolidated Financial Data of Universal

The following table sets forth the selected historical financial and operating data of Universal as of and for the periods presented. The selected historical balance sheet data at December 31, 2011, 2010 and 2009 and the selected historical statement of income data for the years ended December 31, 2011, 2010 and 2009 have been derived from Universal’s audited consolidated financial statements incorporated by reference into this Information Statement. The selected unaudited historical balance sheet data as of March 31, 2012 and April 2, 2011 and Universal’s unaudited historical statement of income data for the thirteen weeks ended March 31, 2012 and April 2, 2011 have been derived from Universal’s historical unaudited consolidated financial statements incorporated by reference into this Information Statement. The unaudited consolidated financial statements were prepared on a basis consistent with Universal’s audited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information contained in those statements. The selected historical financial and operating data presented below should be read in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Universal’s consolidated financial statements and related notes in its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2012. incorporated by reference into this Information Statement. The following financial and operating data may not be indicative of Universal’s future performance.

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except per share information, operating data and percentages)
Statements of Income Data:
Operating revenues	$175,848	$157,630	$699,771	$605,943	$503,230	$759,517	$680,359
Operating expenses:
Purchased transportation	135,070	120,459	538,313	461,041	378,008	592,982	520,064
Commissions expense	10,074	9,906	41,930	38,805	33,953	47,333	45,081
Other operating expense	4,018	3,704	14,178	13,276	10,316	9,510	9,429
Selling, general and administrative	14,198	12,723	52,367	49,253	44,232	52,036	48,418
Insurance and claims	4,142	4,137	16,956	17,205	17,348	21,388	21,178
Depreciation and amortization	2,968	2,871	11,636	10,996	10,354	9,638	8,163

Total operating expenses	170,470	153,800	675,380	590,576	494,211	732,887	652,333

Income from operations	5,378	3,830	24,391	15,367	9,019	26,630	28,026
Interest and other non-operating income (expense), net	516	1,007	1,836	6,089	(999)	(2,375)	944

Income before provision for income taxes	5,894	4,837	26,227	21,456	8,020	24,255	28,970
Provision for income taxes	2,296	1,938	10,414	8,712	3,120	9,369	11,134

Net income	$3,598	$2,899	$15,813	$12,744	$4,900	$14,886	$17,836

Earnings per common share:
Basic	$0.23	$0.19	$1.01	$0.80	$0.31	$0.93	$1.11
Diluted	$0.23	$0.19	$1.01	$0.80	$0.31	$0.93	$1.11
Weighted average number of common shares outstanding:
Basic	15,537	15,632	15,594	15,917	15,982	16,073	16,115
Diluted	15,537	15,632	15,594	15,917	15,982	16,077	16,122
Cash dividends per common share	$1.00	$—	$1.00	$—	$1.00	$—	$—

Balance Sheet Data (end of period):
Cash and cash equivalents	$1,761	$920	$878	$6,261	$953	$28,767	$5,416
Total assets	230,683	223,374	228,944	212,048	201,611	211,547	207,188
Lines of credit and long-term debt, including current portion	—	—	—	90	730	820	910
Total shareholders’ equity	149,935	166,460	162,136	164,211	154,425	164,477	151,442

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except operating data and percentages)
Other Financial Data (unaudited):
Pretax margin	3.4%	3.1%	3.7%	3.6%	1.6%	3.2%	4.3%
EBITDA(1)	$8,850	$7,691	$37,805	$32,332	$18,640	$33,881	$36,811
Capital expenditures(2)	$1,211	$3,302	$21,044	$10,256	$22,262	$10,108	$14,774
Return on average assets(3)	1.6%	1.3%	7.2%	6.2%	2.4%	7.1%	9.0%
Operating Data (unaudited):
Number of agents(4)	414	424	384	401	397	409	425
Average number of tractors provided by owner-operators	2,934	2,970	3,118	3,111	3,387	3,618	3,776
Number of employees	617	675	675	714	630	649	642
Operating revenues per loaded mile(5)	$2.90	$2.57	$2.77	$2.42	$2.19	$2.74	$2.34
Operating revenues per load(5)	$1,181	$1,102	$1,166	$1,079	$1,007	$1,175	$1,031
Average length of haul (in miles)(5)	407	429	421	445	460	429	439
Number of loads (5)	199,059	187,772	496,572	466,250	414,822	531,716	529,497

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes that the presentation of EBITDA included in this Information Statement provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. EBITDA is not measured under generally accepted accounting principles and, when analyzing our operating performance, investors should use EBITDA in addition to, not as an alternative for, operating income, net income and cash flows from operating activities. Investors also should note that our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.

EBITDA is calculated in the following manner for each of the periods presented:

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands)
Net income	$3,598	$2,899	$15,813	$12,744	$4,900	$14,886	$17,836
Add (subtract):
Interest (income) expense, net	(12)	(17)	(58)	(120)	266	(12)	(322)
Provision for income taxes	2,296	1,938	10,414	8,712	3,120	9,369	11,134
Depreciation and amortization	2,968	2,871	11,636	10,996	10,354	9,638	8,163

EBITDA	$8,850	$7,691	$37,805	$32,332	$18,640	$33,881	$36,811

(2)	Excludes property and equipment acquired in connection with the acquisition of businesses in each of the following periods: $117,000 in 2010, $675,000 in 2009, and $1.2 million in 2008.
(3)	Net income divided by total average assets during the period. Average assets are the sum of our total assets at the end of the fiscal period and our total assets at the end of the prior fiscal year divided by two.
(4)	Includes only those agents who generated at least $100,000 in operating revenues during the period indicated.
(5)	Includes fuel surcharges and excludes operating data from our intermodal support services and the operating results of Universal Logistics Solutions, Inc. and Universal Logistics Solutions International, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.

Summary Historical Consolidated Financial Data of LINC

The following table sets forth a summary of LINC’s consolidated financial and operating data as of and for the periods presented. LINC’s selected historical balance sheet data at December 31, 2011, 2010 and 2009 and the selected historical statement of income data for the years ended December 31, 2011, 2010 and 2009 have been derived from LINC’s audited consolidated financial statements included elsewhere in this Information Statement. The summary consolidated statements of income data for the thirteen weeks ended March 31, 2012 and April 2, 2011 and summary consolidated balance sheet data as of March 31, 2012 are derived from LINC’s unaudited consolidated interim financial statements included elsewhere in this Information Statement. LINC has prepared the unaudited consolidated interim financial statements on the same basis as its audited financial statements and include, in the opinion of LINC’s management, all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects their financial position and results of operations.

The information below should be read in conjunction with the information included under the headings “Selected Historical Consolidated Data of LINC” and “Information about LINC Logistics Company—LINC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this Information Statement. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The following historical financial information may not be indicative of LINC’s future performance.

	Thirteen weeks ended		Year Ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except share and per share amounts and employee and facility counts)
Statements of Income Data:
Revenue	$80,044	$69,566	$290,929	$245,785	$177,938	$247,815	$299,195
Operating expenses	68,027	58,822	249,287	208,732	160,316	233,413	261,706

Operating income	12,017	10,744	41,642	37,053	17,622	14,402	37,459
Interest expense, net	(808)	(388)	(2,215)	(1,514)	(1,354)	(2,071)	(3,414)

Income before provision for income taxes	11,209	10,356	39,427	35,539	16,268	12,331	34,075
Provision for income taxes	368	839	3,794	2,574	1,339	1,412	1,361

Income before provision for income taxes	$10,841	$9,517	$35,633	$32,965	$14,929	$10,919	$32,714

Earnings per share, basic and diluted	0.52	0.46	1.72	1.59	0.72	0.53	1.58
Weighted average shares outstanding	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334

Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,119	$6,041	$4,633	$3,512	$1,203	$4,517	$422
Total assets	$85,839	$76,569	$74,663	$68,798	$70,757	$80,470	$97,086
Total debt	$84,740	$59,832	$83,061	$63,454	$66,240	$85,861	$68,381

Other Data:
Adjusted EBITDA(1)	$13,568	$12,283	$48,150	$42,749	$26,064	$30,194	$45,953
Cash flow from operations	$10,202	$9,641	$44,537	$34,387	$16,892	$19,145	$42,992
Capital expenditures	$1,377	$980	$8,559	$2,661	$1,655	$2,726	$11,110
Cash dividends paid(2)	$6,143	$2,522	$22,790	$21,316	$71	$5,690	$68,006
Employees at end of period	1,740	1,541	1,721	1,528	1,504	1,904	2,776
Facilities managed at end of period	37	29	37	29	27	24	26

(1)	Adjusted EBITDA is presented as a supplemental measure of LINC’s performance. Adjusted EBITDA is defined as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, or EBITDA, adjusted to eliminate the impact of certain items that LINC does not consider indicative of their ongoing operating performance, including facility closing costs, a change in selected vacation policies, suspended capital market activity and legal settlement. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons LINC considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future LINC may incur expenses that are the same as or similar to some of the adjustments in this presentation. Presentation of Adjusted EBITDA should not be construed as an inference that LINC’s future results will be unaffected by unusual or non-recurring items.

	Thirteen weeks ended		Year Ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands)
Net income	$10,841	$9,517	$35,633	$32,965	$14,929	$10,919	$32,714
Provision for income taxes	368	839	3,794	2,574	1,339	1,412	1,361
Interest expense, net	808	388	2,215	1,514	1,354	2,071	3,414
Depreciation and amortization	1,485	1,415	6,094	6,543	6,952	7,432	6,664

EBITDA	13,502	12,159	47,736	43,596	24,574	21,834	44,153
Facility closing costs(a)	66	$124	414	(847)	2,590	3,023	—
Change in vacation policy(b)	—	—	—	—	(1,100)	—	—
Suspended capital market activity(c)	—	—	—	—	—	575	—
Legal settlement(d)	—	—	—	—	—	4,762	1,800

Adjusted EBITDA	$13,568	$12,283	$48,150	$42,749	$26,064	$30,194	$45,953

(a)	Represents costs incurred as a result of LINC’s elections to close and exit selected operations, including, in subsequent years, adjustments to such costs to reflect final settlements or updated assumptions. Closing costs include facility lease costs (net of anticipated sublease revenues or similar offsets), employee severance payments, termination payments to contracted vendors, and other similar expenses. In 2008 and 2009, LINC closed five value-added services operations due to the unprecedented contraction in production capacity by its major automotive customers. In December 2011, seven months after launching five new freight consolidation centers in Europe to support a Tier I automotive supplier’s regional supply chain, LINC decided to close and exit these operations. LINC’s decision followed lower-than anticipated volumes and LINC’s customer’s decision to substantially alter their overall approach to freight transportation.
(b)	Represents a benefit received as a result of changing the roll-over period effective for salaried employees from their anniversary date to a uniform, year-end date.
(c)	Represents expenses incurred as a result of LINC’s initial preparations for an IPO in 2007. These expenses were initially capitalized and included in LINC’s consolidated balance sheet as of December 31, 2007 as prepaid expenses and other current assets. When the IPO effort was postponed due to a decline in the automotive sector, deterioration in economic conditions and the significant downturn in the public equity markets, the costs were then taken as a charge to income for the year ended December 31, 2008. Similar expenses incurred in connection with LINC’s recent IPO efforts totaling $1.9 million are included in prepaid expenses and other current assets in LINC’s consolidated balance sheet as of March 31, 2012.
(d)	Represents expenses accrued in connection with the prospective determination of probable loss amounts in connection with a multi-fatality traffic accident that was likely to exceed insurance limits and which LINC believes is not reflective of ordinary operations.

(2)	Includes cash dividends previously paid, and thus does not include the $24.5 million dividend payable or the $25.0 million dividend distribution promissory note that are intended to be paid from the proceeds of the expected debt refinancing as a result of this merger. Also includes state withholding taxes paid on behalf of LINC’s shareholders and treated as a distribution. Does not include $5.0 million in cash dividends paid subsequent to March 31, 2012.

Summary Unaudited Pro Forma Condensed Combined Financial Information (Page 124)

The following table presents a summary of selected unaudited pro forma condensed combined financial and operating data as of and for the periods presented. The selected unaudited pro forma balance sheet data as of March 31, 2012 and the selected unaudited pro forma statements of income data for the thirteen weeks ended March 31, 2012 and April 2, 2011, and for each of the three years in the three-year period ended December 31, 2011 have been derived from LINC’s unaudited pro forma condensed consolidated financial statements, which are included in this Information Statement, and illustrate the effects of Universal’s acquisition of LINC, the termination of LINC’s existence and S-corporation status and acquisition by a C-corporation, the payoff of promissory notes and dividends payable outstanding to LINC’s current and former shareholders (or entities related to them) under previously declared dividends, and the effects of the anticipated borrowings under the new credit facility. The summary historical financial and operating data presented below should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information” and related notes included elsewhere in this Information Statement. The following financial and operating data may not be indicative of Universal’s future performance.

	Thirteen weeks ended		Year Ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009
	(in thousands, except share and per share amounts and percentages)
Statements of Income Data:
Operating revenues	$255,890	$227,194	$990,672	$851,715	$681,136
Operating expenses	238,495	212,620	924,639	799,295	654,495

Income from operations	17,395	14,574	66,033	52,420	26,641

Interest and other non-operating income (expense), net	(536)	(58)	(2,398)	4,575	(2,353)

Income before provision for income taxes	16,859	14,516	63,635	56,995	24,288
Provision for income taxes	6,572	5,694	25,414	22,323	9,377

Net income	$10,287	$8,822	$38,221	$34,672	$14,911

Earnings per common share:
Basic	$0.34	$0.29	$1.27	$1.14	$0.49
Diluted	$0.34	$0.29	$1.27	$1.14	$0.49

Weighted average number of common shares outstanding:
Basic	30,064	30,159	30,121	30,444	30,509
Diluted	30,064	30,159	30,121	30,444	30,509

Other Financial Data (unaudited):
Pretax margin	6.59%	6.39%	6.42%	6.69%	3.57%
EBITDA(1)	$22,352	$19,850	$85,541	$75,928	$43,214

Balance Sheet Data (end of period):
Cash and cash equivalents	$4,837
Total assets	312,401
Lines of credit and long-term debt, including current portion	152,142
Total shareholders’ equity	38,907

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. EBITDA is not measured under generally accepted accounting principles and, when analyzing our operating performance, investors should use EBITDA in addition to, not as an alternative for, operating income, net income and cash flows from operating activities. Investors also should note that our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.

EBITDA is calculated in the following manner for each of the periods presented:

	Thirteen weeks ended		Year Ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009
	(in thousands)
Net income	$10,287	$8,822	$38,221	$34,672	$14,911
Add (subtract):
Interest (income) expense, net	1,040	1,048	4,176	1,394	1,620
Provision for income taxes	6,572	5,694	25,414	22,323	9,377
Depreciation and amortization	4,453	4,286	17,730	17,539	17,306

EBITDA	$22,352	$19,850	$85,541	$75,928	$43,214

QUESTIONS AND ANSWERS

The following questions and answers address briefly some questions you may have regarding the merger and Merger Agreement. These questions and answers may not address all questions that may be important to you as a shareholder of Universal. Please refer to the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Why has Universal decided to merge with LINC?

We believe that the merger with LINC will provide substantial strategic and financial benefits to our Company, our shareholders and our customers, including the following:

•	increased scale, scope and diversification for Universal;

•	complementary areas of expertise for our businesses; and

•	the expected financial benefits of the transactions, based on the favorable terms on which Universal acquired LINC.

Please see “Reasons for the Merger” beginning on page 47 for a detailed discussion of the reasons for and benefits of the merger.

What will happen in the merger?

Pursuant to the Merger Agreement, Merger Sub will merge with and into LINC, with LINC as the surviving entity, and promptly thereafter LINC will merge with and into Merger Sub, LLC, with Merger Sub, LLC as the surviving entity. Upon the completion of the transaction, LINC Logistics Company will no longer exist as a legal entity and its business will be owned and operated through Merger Sub, LLC, a wholly-owned direct subsidiary of Universal. In connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

When do you expect the merger to be completed?

We are working to complete the merger as soon as practicable. We expect to complete the merger before the end of the third quarter of 2012, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the merger is subject to a number of conditions, some of which are beyond the control of Universal, the precise timing for completion of the merger cannot be predicted with certainty. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement” beginning on page 69 and “Risk Factors—The merger may not be completed, which could adversely affect Universal’s financial condition, results of operations and trading price of common stock” on page 16.

What are the prior relationships between Universal and LINC?

Messrs. Moroun are directors of Universal and the Moroun family beneficially owns, in the aggregate, 64.7% of the outstanding common stock of Universal. The Moroun family and the Annuity Trust also beneficially own, in the aggregate, 100% of the common stock of LINC and Messrs. Moroun are directors of LINC. After the completion of the merger, the Moroun family and the Annuity Trust will beneficially own, in the aggregate 81.8% of Universal’s outstanding shares of common stock. In connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends. The Moroun family has interests that are different from, or in addition to, the interests of the Universal shareholders generally. For additional information, see the sections captioned “The Merger—Interests of Executive Officers and Directors of Universal in the Merger” on page 65 of the Information Statement.

Are there risks related to the merger and Merger Agreement?

Yes. You should carefully read this Information Statement, including the factors discussed in the section “Risk Factors” beginning on page 16.

What will the holders of share of LINC common stock (or their related entities) receive pursuant to the Merger Agreement?

Holders of shares of common stock of LINC will receive for each outstanding share of LINC they own, 0.700 of a share of common stock of Universal and cash in lieu of fractional shares (valued at approximately $182 million based on Universal’s closing stock price on July 25, 2012). In addition, in connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

What are the federal income tax consequences of the merger?

See “Material U.S. Federal Income Tax Consequences of the Merger to Universal and its Shareholders” beginning on page 66 of the Information Statement.

Did a Special Committee recommend that the Board approve the Merger Agreement and merger?

Yes. The terms of the Merger Agreement were negotiated and considered by a Special Committee comprised of independent and disinterested members of the Board. After considering a number of factors and review of a substantial amount of information, which is described in more detail in “The Merger—Reasons for the Merger; Recommendation of the Special Committee; Approval of the Board” beginning on page 47 of the Information Statement, the Special Committee unanimously determined that the terms and conditions of the Merger Agreement and the merger were fair to and in the best interest of Universal and the holders of Universal common stock other than the Moroun family. After consultation with a financial advisor and legal counsel, the Special Committee unanimously recommended to the Universal Board that it adopt the Merger Agreement and approve the merger, including the issuance of shares of common stock of Universal pursuant to the terms of the Merger Agreement.

Did the Board approve the Merger Agreement and merger?

Yes. Upon recommendation by the Special Committee, the Board voted to adopt the Merger Agreement and approve the merger, including the issuances of shares of common stock of Universal pursuant to the Merger Agreement. See “The Merger—Reasons for the Merger; Recommendation of the Special Committee; Approval of the Board” beginning on page 47 of the Information Statement.

Is shareholder approval of the Merger Agreement or merger necessary?

Under the Business Corporation Act of the State of Michigan, which we refer to in this Information Statement as the “MBCA,” Universal’s shareholders are not required to approve the merger. However, because Universal’s common stock is listed on The NASDAQ Global Select Market, it is subject to NASDAQ Listing Rule 5635(a) (described in more detail below under “—NASDAQ Shareholder Approval Requirement”) and Universal is required to obtain shareholder approval in connection with the issuance of shares of its common stock in connection with the merger. Following the execution of the Merger Agreement, Matthew T. Moroun, in his individual capacity, and Manuel J. Moroun, in his capacity as trustee of the MJM Revocable Trust, delivered a written consent approving the issuances of shares of common stock of Universal in connection with the merger. Messrs. Moroun beneficially own 64.7% of the issued and outstanding shares of common stock of Universal. No additional Universal shareholder approval is required to complete the merger.

Why am I not being asked to vote on the issuance of shares of common stock in connection with the merger?

Pursuant to NASDAQ Listing Rule 5635(a), the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of common stock of Universal is required to issue shares with voting power equal to or in excess of 20% of the voting power outstanding before such issuance – accordingly, the issuance of shares of Universal common stock in connection with the merger will require shareholder consent. The requisite shareholder approval of the issuance of shares of common stock in connection with the merger was obtained on July 26, 2012, when, following execution of the Merger Agreement by the parties thereto, Matthew T. Moroun, in his individual capacity, and Manuel J. Moroun, in his capacity as trustee of the MJM Revocable Trust, executed the written consent approving the issuance of shares of common stock in connection with the merger. Messrs. Moroun beneficially own 64.7% of the issued and outstanding common stock of Universal. As a result, no further approval of the shareholders of Universal is required to issue common stock in connection with the merger.

What is the purpose of the amendment to the Universal Amended and Restated Articles of Incorporation?

Universal’s Amended and Restated Articles of Incorporation currently authorizes 40,000,000 shares of common stock. As of July 25, 2012, Universal had 15,490,954 shares of common stock outstanding. Although Universal has a sufficient number of shares of common stock authorized to issue shares of common stock in connection with the merger, Universal intends to amend its Amended and Restated Articles of Incorporation to increase the number of shares of common stock it is authorized to issue from 40,000,000 to 100,000,000. The amendment to the Universal Amended and Restated Articles of Incorporation is not conditioned upon the closing of the merger and Universal may choose to amend its Amended and Restated Articles of Incorporation even if the merger is not consummated.

Why am I not being asked to vote on the amendment to the Amended and Restated Articles of Incorporation?

The amendment to the Amended and Restated Articles of Incorporation requires the approval of the holders of a majority of the outstanding shares of common stock voting or consenting as a single class. The requisite shareholder approval of the amendment to the Amended and Restated Articles of Incorporation was obtained on July 26, 2012, when, following execution of the Merger Agreement by the parties thereto, Matthew T. Moroun, in his individual capacity, and Manuel J. Moroun, in his capacity as trustee of the MJM Revocable Trust, executed the written consent approving the amendment to the Amended and Restated Articles of Incorporation. Messrs. Moroun beneficially own 64.7% of the issued and outstanding common stock of Universal. As a result, no further approval of the shareholders of Universal is required to approve the amendment to the Amended and Restated Articles of Incorporation.

Do I need to send in my stock certificates if the merger is completed?

No. You will not be required to exchange your certificates representing shares of Universal common stock in connection with the merger. LINC is merging with two wholly-owned subsidiaries of Universal. In the merger, Universal will issue additional shares of its common stock to the shareholders of LINC in exchange for their shares of LINC common stock. The previously outstanding shares of Universal common stock will continue to remain outstanding following the merger. You will not receive any cash or securities in connection with the merger, but instead you will continue to hold your existing shares of Universal common stock.

Do I, as a shareholder of Universal, have appraisal rights?

Holders of Universal common stock will not be entitled to exercise appraisal or dissenters rights under the MBCA in connection with the merger, the issuance of shares of common stock of Universal in connection with the merger or the amendment to the Amended and Restated Articles of Incorporation.

Why am I receiving this Information Statement?

You may be receiving this Information Statement because you owned shares of common stock of Universal on the close of business on July 25, 2012, which is the record date determining shareholders to receive this Information Statement. Applicable laws and regulations require us to provide you with notice of the written consent delivered on July 26, 2012 by Messrs. Moroun, approving the issuance of shares of common stock of Universal in connection with the merger. As a result, your vote is not required and is not being sought. The written consent executed by Messrs. Moroun also authorized an amendment to Universal’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock which it is authorized to issue from 40,000,000 to 100,000,000. We are not asking you for a proxy and you are requested not to send us a proxy.

Who is paying for the Information Statement?

We will pay all of the expenses of furnishing the Information Statement, including the cost of preparing, assembling and mailing the Information Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement includes “forward-looking statements” about Universal and LINC that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,”, “may,” “should,” “will,” “would,” or other similar expressions help identify forward-looking statements.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither Universal nor LINC undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the risk that the merger may not be completed;

•	the ability to successfully combine the businesses of Universal and LINC;

•	the risk that the public assigns a lower value to the LINC business than the values used in negotiating the terms of the merger;

•	the effects of the merger on the interests of the current Universal shareholders in the earnings, voting power and market value of Universal;

•	the risk that the merger may be less accretive to Universal shareholders than currently anticipated;

•	the impact of the new credit facility to be entered into in connection with the merger;

•	the incurrence of transaction, compliance and other merger-related fees and costs;

•	the impact of the issuance of Universal common stock as consideration for the acquisition;

•	the impact of interests of certain directors of Universal in the merger that are different from, or in addition to, the interest of Universal shareholders’ generally;

•	the impact of public resales of Universal common stock by former shareholders of LINC;

•	the timely receipt of necessary consents and clearances from regulatory authorities;

•	the risk that the pro forma financial statements included in this Information Statement may not be an indication of the combined company’s future performance;

•	the risk that LINC will not obtain expected rates of growth;

•	the risk that Universal may not achieve the expected cost savings after the merger; and

•	the other risk factors described in Universal’s reports filed with the SEC.

All written and oral forward-looking statements attributable to Universal or LINC or persons acting on behalf of Universal or LINC are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

RISK FACTORS

Universal shareholders should carefully read and consider the following risk factors, as well as the other information contained and referred to in this Information Statement. In addition, Universal shareholders should carefully read and consider the risks associated with the business of Universal as disclosed in Universal’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any other of Universal’s filings with the SEC which are incorporated by reference into this document. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.”

Risks Relating to the Merger

The merger may not be completed, which could adversely affect Universal’s financial condition, results of operations and trading price of its common stock.

The Merger Agreement contains closing conditions, which are described in the section “The Merger Agreement” beginning on page 69. If we are unable to satisfy or obtain a waiver for these conditions, we will be unable to complete the merger, and Universal will be subject to a number of risks, including the following:

•	Universal will not realize the benefits of the merger;

•	Universal will be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees, whether or not the merger is completed;

•

matters relating to the merger may require substantial commitments of time and resources by Universal management, which could otherwise have been devoted to other opportunities that may have been beneficial to Universal as an independent company;

•

Universal could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced to attempt to force it to perform its obligations under the Merger Agreement; and

•	the trading price of Universal common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

The occurrence of any of these events individually or in combination could have a material adverse effect on the financial condition and results of operations of Universal and the trading price of Universal common stock.

The failure to successfully combine the businesses of Universal and LINC in the expected time frame may adversely affect Universal’s financial conditions and results of operations.

The success of the merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of Universal and LINC. To realize these anticipated benefits, Universal’s and LINC’s businesses must be successfully combined and if a successful combination of the businesses does not occur, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen problems, expenses, liabilities and diversion of management’s attention, each of which could reduce the anticipated benefits of the merger. The difficulties of combining the operations of Universal and LINC include:

•	managing a significantly larger company;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing clients and attracting new clients;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger;

•	unanticipated issues in integrating information technology, communications and other systems;

•	costs or inefficiencies associated with integrating the operations of the combined company; and

•	unforeseen expenses or delays associated with the merger.

Universal and LINC have operated and, until the completion of the merger, will continue to operate independently. Even if the operations are combined successfully, the combined company may not realize the full benefits of the merger on the anticipated timeframe, or at all. These integration matters could have an adverse effect on our financial condition and results of operations.

If the public markets assign lower values to the LINC business than the values used in negotiating the terms of the merger, the trading price of Universal common stock may decline.

The stock of LINC is not publicly traded, so there is no current market-based valuation for LINC’s business. In negotiating the merger, we used what we believe to be a reasonable valuation for LINC and considered the advice of our financial advisor (see “Opinion of Financial Advisor” on Annex B). The public markets may not value the LINC business in the same manner as we have valued it for purposes of negotiating the terms of the merger. If either Universal’s future financial performance is materially better than projected (and LINC does not also perform materially better), or if LINC’s future financial performance is materially lower than projected (and Universal’s performance is not similarly lower), the market may conclude that the value assigned to LINC in the merger was too high. In any of these situations, the trading price of Universal common stock may decline.

The issuance of shares of Universal common stock in the merger will substantially reduce the percentage interests of current Universal shareholders in the earnings, voting power and market value of Universal.

Universal will issue 14,527,334 shares of Universal common stock in the merger. Upon completion of the merger and the issuance of these shares, based on the 15,490,954 shares of common stock of Universal outstanding as of July 25, 2012, Universal shareholders prior to the merger (other than Messrs. Moroun and entities related to them) will own 18.2% of Universal’s outstanding shares of common stock and Messrs. Moroun and entities related to them will own 81.8% of Universal’s outstanding shares of common stock. The issuance of shares of Universal common stock in the merger will cause a significant reduction in the relative percentage interests of current Universal shareholders (other than Messrs. Moroun and entities affiliated with either of them) in earnings, voting power and market value of Universal.

The merger may be less accretive to current Universal shareholders than currently anticipated.

The merger is expected to be accretive to Universal shareholders in 2012, and the accretive nature of the transaction is expected to result in increased earnings per share over time. The extent and duration of any accretion will depend on several factors, including the amount of merger-related expenses Universal incurs that are charged against its earnings and the results of operations of LINC, which will not be known until after the merger is completed. If expenses charged against earnings are higher than we expect or LINC does not achieve the revenue and earnings growth we project, the amount of accretion in 2012 could be less than currently anticipated or the merger may not be accretive at all. In such event, the trading price of Universal common stock may decline.

After reflecting the pro forma adjustments as described in “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 124, the pro forma diluted earnings per share of Universal common stock for the year ended December 31, 2011 is $1.27. These unaudited pro forma condensed combined financial statements apply certain assumptions and adjustments which are based upon available information and assumptions that the managements of Universal and LINC believe reasonably reflect the merger.

We expect to be leveraged as a result of the merger and our debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

We expect to be leveraged as a result of the merger and to have significant debt service obligations. We expect to enter into a new secured credit facility in connection with the merger totaling up to $220.0 million to refinance ours and LINC’s existing indebtedness and to finance dividends payable by LINC. Our expected level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of such indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents that will be governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase.

Our debt could have other important consequences, which include, but are not limited to, the following:

•	a substantial portion of our cash flow from operations could be required to pay principal and interest on our debt;

•	our interest expense could increase if interest rates increase because the loans under our credit agreement would generally bear interest at floating rates;

•

our leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry;

•

our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness could result in an event of default that, if not cured or waived, results in foreclosure on substantially all of our assets; and

•	our level of debt may restrict us from raising additional financing on satisfactory terms to fund strategic acquisitions, investments, joint ventures and other general corporate requirements.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to seek to refinance all or part of our then existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee that we will be able to do and which, if accomplished, may adversely affect us.

Universal and LINC will incur significant transaction, compliance and other merger-related fees and costs.

Universal and LINC expect to incur costs associated with combining the operations of these businesses, as well as transaction fees and other costs related to the merger. The total cost to consummate the transaction is estimated to be approximately $5.5 million. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. Although Universal expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term or at all.

Certain directors of Universal have interests in the merger that are different from, or in addition to, the interests of Universal shareholders generally, which could have influenced their decision to support or approve the merger.

Messrs. Moroun are directors of Universal and the Moroun family beneficially owns, in the aggregate, 64.7% of the outstanding common stock of Universal. The Moroun family and the Annuity Trust also beneficially own, in the aggregate, 100% of the voting common shares of LINC and Messrs. Moroun are directors of LINC. In connection with the transactions described herein, Messrs. Moroun will substantially increase their ownership of Universal and they (or entities related to them) will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends. These interests are different than the interests of Universal’s public shareholders in the merger. We have described these different interests under “The Merger—Interests of Executive Officers and Directors of Universal in the Merger.”

The public resale by former LINC shareholders of Universal common stock received in the merger could have a negative effect on the trading price of Universal common stock following completion of the merger.

In the merger, we will issue 14,527,334 shares of Universal common stock to the shareholders of LINC. None of these shares will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares will be also subject to contractual restrictions under the terms of the Amended and Restated Registration Rights Agreement. The former LINC shareholders have certain rights to require Universal to register their shares for public resale under the terms of the Amended and Restated Registration Rights Agreement. In addition, if we propose to register any of Universal’s shares in a registered public offering, the former LINC shareholders have a right to include their shares in such offering through a valid piggyback registration of shares, subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Please see “The Amended and Restated Registration Rights Agreement” beginning on page 84 for a description of the terms of the Amended and Restated Registration Rights Agreement. The sale of shares of Universal common stock issued in the merger into the public markets may cause a decline in the trading price of the Universal common stock.

The merger is subject to a number of conditions, including the receipt of consents and clearances from domestic regulatory authorities that may not be obtained, may not be completed on a timely basis or may impose conditions that could have an adverse effect on us.

Completion of the merger is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders, clearances or other approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and such other consents, approvals and clearances necessary to permit all parties to perform their obligations under the agreement and complete the merger. In deciding whether to grant antitrust or other regulatory clearances, the relevant governmental entities will consider the effect of the merger within their relevant jurisdictions. The governmental agencies from which we will seek the approvals and clearances have broad discretion in administering the governing regulations. The terms and conditions of the approvals or clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of our business after the merger, potentially including the requirement that we divest some of our current assets or operations. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on, or materially reducing the revenues of, Universal following the merger. In addition, such conditions, terms, obligations or restrictions may result in the delay or abandonment of the merger.

Under the terms of the Merger Agreement, we are obligated to use reasonable best efforts to resolve any such objections, conditions or restrictions to permit the merger. We may waive our rights and take actions that we are not otherwise required to take in connection with receipt of the necessary regulatory approvals and clearances in order to proceed with the completion of the merger. If we were to proceed with the merger despite the imposition of regulatory conditions or restrictions, our financial conditions, results of operations and the price of our common stock following completion of the merger could be adversely affected.

For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals and Clearances” beginning on page 67.

The unaudited pro forma financial statements included in this Information Statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this Information Statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined company’s financial condition or results of operations following the merger. See “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information.” The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant declines in the price of Universal common stock after completion of the merger.

If Universal is unable to manage the combined company’s growth, the future results of Universal are likely to be adversely affected.

Universal and LINC expect that LINC will grow at a faster rate than Universal. There is no assurance that LINC will be able to maintain its expected pace of growth. Such growth could be negatively affected by many factors, including future industry conditions, the effects of integration with the Universal business or macroeconomic events. If, following the merger, LINC’s growth rate slows, or if it fails to grow at the pace anticipated by Universal, the growth prospects of Universal and its future results are likely to be adversely affected.

Risks Relating to the Combined Company

For purposes of this “Risk Factors—Risks Relating to the Combined Company” section only, references to “we,” “our” and “us’” refer to the combined company of Universal and LINC after the completion of the merger. Universal shareholders should carefully read and consider the risks associated with the business of Universal as disclosed in Universal’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any other of Universal’s filings with the SEC which are incorporated by reference into this document.

We rely on owner-operators to provide transportation services to our customers. Continued reliance on owner-operators, as well as reductions in our pool of available driver candidates, could limit our growth.

The transportation services that we provide are sometimes carried out by owner-operators who are generally responsible for paying for their own equipment, fuel and other operating costs. In addition, our owner-operators provide a substantial portion of the tractors used in our business. Owner-operators make up a relatively small portion of the pool of all truck drivers. Thus, continued reliance primarily on owner-operators could limit our ability to grow. In addition, the following factors recently have combined to create a difficult operating environment for owner-operators:

•	increases in the prices of new and used tractors;

•	a tightening of financing sources available to owner-operators for the acquisition of equipment;

•	high fuel prices;

•	increases in insurance costs; and

•	effects of some states and trade unions to classify owner-operators as employees.

In recent years, these factors have caused many owner-operators to join company-owned fleets or to exit the industry entirely. As a result of the smaller available pool of qualified owner-operators, the already strong competition among carriers for their services has intensified. Due to the difficult operating environment and intense competition, turnover among owner-operators in the trucking industry is high. Additionally, our agreements with our owner-operators are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified owner-operators to replace those who have left our fleet. If we are unable to retain our existing owner-operators or recruit new owner-operators, it could have a materially adverse effect on our business and results of operations.

In the event that the current operating environment for owner-operators worsens, we could adjust our owner-operator compensation package or, alternatively, acquire more of our own revenue equipment and seat it with employee drivers in order to maintain or increase the size of our fleet. The adoption of either of these measures could materially and adversely affect our financial condition and results of operations. If we are required to increase the compensation of owner-operators, our results of operations would be adversely affected to the extent increased expenses are not offset by higher freight rates. If we elect to purchase more of our own tractors and hire additional employee drivers, our capital expenditures would increase, we would incur additional employee benefits costs and depreciation, interest, and/or equipment rental expenses, our financial return on our assets would decline and we would be exposed to the risks associated with implementing a business model with which we have limited experience.

We rely heavily upon our agents to develop customer relationships and to locate freight, and the loss of any agent or agents responsible for a significant portion of our revenue could adversely affect our revenue and results of operations.

We rely heavily upon our agents to market our transportation services, to act as intermediaries with customers and to recruit owner-operators. Although we employ a small field management staff that maintains direct relationships with some of our larger, national customers and is responsible for supporting, coordinating and supervising our agent’s activities, the primary relationship with our customers generally is with our agents and not directly with us. We rely on verbal agreements with many of our agents and these verbal agreements do not obligate our agents to provide us with a specific amount of service or to refer freight exclusively to us. Our reliance on verbal agreements may increase the likelihood that we or our agents have a disagreement or a misunderstanding of our and their respective rights and obligations. In addition, in the event of a dispute with one of our agents, we may not be able to verify the terms of the agreement.

We compete with other trucking companies that utilize agent networks both to recruit quality agents and for the business that they generate, which typically involves both competition with respect to the freight rates that we charge shippers and the compensation paid to the agents. There can be no assurance that we will be able to retain our agents or that our agents will continue to refer to us the amount of business that they have in the past. If we were to lose the service of an agent or agents responsible for a significant portion of our operating revenues or if any such agent or agents were to significantly reduce the volume of business that they refer to us, it would have a materially adverse effect on our operating revenues and results of operations. Further, if we were required to increase the compensation we pay to agents in order to retain or maintain business volumes with them, our operating results would be adversely affected to the extent that we could not pass these increased costs on to our customers.

We rely on subcontractors or suppliers to perform their contractual obligations.

Some of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of their work or to customer concerns about a subcontractor. Failure by our subcontractors to perform the agreed-upon services or to provide on a timely basis the agreed-upon supplies may materially and adversely impact our ability to perform our obligations. A delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs, which could materially and adversely affect our financial condition and results of operations.

We self-insure for a significant portion of our potential liability for auto liability, workers’ compensation and general liability claims. One or more significant claims, our failure to adequately reserve for such claims, or the cost of maintaining our insurance, could have a materially adverse impact on our financial condition and results of operations.

We maintain workers compensation and general liability insurance with licensed insurance carriers. We also maintain auto liability insurance up to a limit of $1,000,000 per occurrence. We are self-insured for all claims in excess of these limits and for all cargo, material handling and equipment damage claims.

The nature of our industry is that auto accidents occur and, when they do, they almost always result in equipment damage and they often result in injuries or death. If we experience claims that are not covered by our insurance or that exceed our reserves, or if we experience claims for which coverage is not provided, it could increase the volatility of our earnings and have a materially adverse effect on our financial condition and results of operations.

Our insurance premiums continue to increase over our historical levels and as a result we expect our insurance and claims expense to continue to increase over historical levels, even if we do not experience an increase in the number of insurance claims. Insurance carriers have significantly raised premiums for many businesses, including trucking companies. If this continues, the cost of maintaining our insurance would increase. In addition, if we decide to increase our insurance coverage in the future, our costs would be expected to further increase. A significant increase in insurance costs could materially and adversely affect our financial condition and results of operations.

Our business is subject to general economic and business factors that are largely out of our control, any of which could have a materially adverse effect on our operating results.

Our business is dependent upon a number of general economic and business factors that may have a materially adverse effect on our results of operations. Many of these are beyond our control, including new equipment prices and used equipment values, interest rates, fuel taxes, tolls, and license and registration fees, all of which could increase the costs borne by our owner-operators, and capacity levels in the trucking industry, particularly in the industry segments and geographic regions in which we operate.

We also are affected by recessionary economic cycles, changes in inventory levels, and downturns in customers’ business cycles, particularly in market segments and industries where we have a significant concentration of customers, such as automotive, steel and other metals, building materials and machinery. Economic conditions may adversely affect our customers, their need for our services or their ability to pay for our services. Adverse changes in any of these factors could have a materially adverse effect on our business and results of operations.

We operate in highly competitive and fragmented industries, and our business may suffer if we are unable to adequately address factors that may adversely affect our revenue and costs relative to our competitors.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•

we compete with many other truckload carriers and logistics companies of varying sizes, some of which have more equipment, a broader coverage network, a wider range of services and greater capital resources than we do;

•

some of our competitors periodically reduce their rates to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase rates, maintain our operating margins or maintain significant growth in our business;

•	many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved service providers, and in some instances we may not be selected;

•

some companies hire lead logistics providers to manage their logistics operations, and these lead logistics providers may hire logistics providers on a non-neutral basis which may reduce the number of business opportunities available to us;

•

many customers periodically accept bids from multiple carriers and providers for their shipping and logistic service needs, and this process may result in the loss of some of our business to competitors and in price reductions;

•

the trend toward consolidation in the trucking and third-party logistics industries may create other large providers with greater financial resources and other competitive advantages relating to their size and with whom we may have difficulty competing;

•	advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher rates to cover the cost of these investments;

•	competition from Internet-based and other brokerage companies may adversely affect our relationships with our customers and freight rates;

•	economies of scale that may be passed on to smaller providers by procurement aggregation providers may improve the ability of smaller providers to compete with us;

•	some areas of our service coverage requires trucks with engines no older than 2010 in order to comply with environmental rules; and

•	an inability to continue to access capital markets to finance equipment modification could put us at a competitive disadvantage.

Any decrease in demand for outsourced services in the industries we serve could reduce our revenue and seriously harm our business.

Our growth strategy is partially based on the assumption that the trend towards outsourcing logistics services will continue despite potentially adverse economic trends affecting our customers. Declines in sales volumes in the industries we serve, particularly the automotive industry in which LINC primarily operates, may lead to a declining demand for logistics services.

Production volumes of our customers are sensitive to consumer demand as well as employee and labor relations. Declines in sales volumes, or the expectation of declines, could result in production cutbacks and unplanned plant shutdowns. Likewise, potential customers may see a risk, based on labor relations issues or other factors, in relying on third-party logistics service providers or may define these activities as their own core competencies and may seek means to deploy excess labor or other resources, and hence may prefer to perform logistics operations themselves. We therefore cannot assure you that the market for logistics services will not decline or will grow as we expect.

Other developments may also lead to a decline in the demand for our services by our customers. For example, consolidation or acquisitions, particularly involving our customers, may decrease the potential number of buyers of our services. Similarly, the relocation or expansion of our customers’ production operations in locations where we do not have an established presence, or where our competitive position is not as strong, may adversely affect our business, even if production increases worldwide, if we are not able to effectively service these customers in such locations. Any significant reduction in or the elimination of the use of the services we provide would result in reduced revenue and harm our business.

Many of our customers experience rapid changes in their prospects, substantial price competition and pressure on their profitability. Although such pressures can encourage outsourcing as a cost-reduction measure, they may also result in increasing pressure on us from our customers to lower our prices, which could negatively affect our business, results of operations, financial condition and cash flows.

Our profitability could be negatively impacted by downward pricing pressure from certain of our customers.

Given the nature of our services and the competitive environment in which we operate, our largest customers exert downward pricing pressure and often require modifications to our standard commercial terms. Due to their size and market concentration, some of our customers utilize competitive bidding procedures involving bids from a number of competitors or otherwise exert pressure on our prices and margins. Likewise, such customers’ increased bargaining power could have a negative effect on the non-monetary terms of our customer contracts, for example, in relation to the allocation of risk or the terms of payment. While we believe our ongoing cost reduction initiatives have helped mitigate the effect of price reduction pressures from our customers, there is no assurance that we will be able to maintain or improve our current levels of profitability.

Fluctuations in the price or availability of fuel and our ability to collect fuel surcharges may affect our ability to retain or recruit owner-operators.

Our owner-operators bear the costs of operating their tractors, including the cost of fuel and fuel taxes. The tractors operated by our owner-operators consume large amounts of diesel fuel. Diesel fuel prices fluctuate greatly due to economic, political and other factors beyond our control. For example, average weekly diesel fuel prices ranged from $3.78 per gallon to $4.14 per gallon in the first quarter of 2012, compared with $3.33 per gallon to $3.93 per gallon in the first quarter of 2011. To address fluctuations in fuel prices, we seek to impose fuel surcharges on our customers and pass these surcharges on to our owner-operators. These arrangements will not fully protect our owner-operators from fuel price increases. If costs for fuel escalate significantly it could make it more difficult to attract additional qualified owner-operators and retain our current owner-operators. Our owner-operators also may seek higher compensation from us in the form of higher commissions, which could have a materially adverse effect on our results of operations. If we lose the services of a significant number of owner-operators or are unable to attract additional owner-operators, it could have a materially adverse effect on our business and results of operations.

We may not be able to successfully execute our acquisition strategy, which could cause our business and future growth prospects to suffer.

One component of our growth strategy is to pursue strategic acquisitions of truckload and other transportation companies and third-party providers of logistic services that meet our acquisition criteria. Our current growth is highly dependent upon being able to continue to make strategic acquisitions. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable. In pursuing acquisitions, we compete with other companies, many of which may have greater resources than we do. If we are unable to secure sufficient funding for potential acquisitions, we may not be able to complete strategic acquisitions that we otherwise find desirable. Further, if we succeed in consummating strategic acquisitions, including the acquisition of LINC, our business, financial condition and results of operations may be negatively affected because:

•	some of the acquired businesses may not achieve anticipated revenues, earnings or cash flows;

•	we may assume liabilities that were not disclosed to us or exceed our estimates;

•

we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract our management and divert our resources;

•	we may experience difficulties operating in markets in which we have had no or only limited direct experience;

•	we may lose the customers, key employees, agents and owner-operators of the acquired company;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

•	we may incur additional debt related to future acquisitions; or

•	we may acquire companies that derive a portion of their revenues from asset-based operations and experience unforeseen difficulties in integrating this unfamiliar business model.

If we are unable to retain our executive officers, our business and results of operations could be harmed.

We are highly dependent upon the services of our executive officers and the officers of our operating subsidiaries. We do not maintain key-man life insurance on any of these persons. The loss of the services of any of these individuals could have a materially adverse effect on our operations and future profitability. We also need to continue to develop and retain a core group of managers if we are to realize our goal of expanding our operations and continuing our growth. The market for qualified employees can be highly competitive, and we cannot assure you that we will be able to attract and retain the services of qualified executives, managers or other employees.

We operate in a highly regulated industry and increased costs of compliance with, liability for violation of, or changes in, existing or future regulations could have a materially adverse effect on our business and our ability to retain or recruit owner-operators.

The U.S. Federal Motor Carrier Safety Administration, or FMCSA, and various state and local agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and insurance requirements. Our owner-operators must comply with the safety and fitness regulations promulgated by the FMCSA, including those relating to drug and alcohol testing and hours-of-service. There also are regulations specifically relating to the trucking industry, including testing and specifications of equipment and product handling requirements. These measures could disrupt or impede the timing of our deliveries and we may fail to meet the needs of our customers. The cost of complying with these regulatory measures, or any future measures, could have a materially adverse effect on our business or results of operations.

In December 2011, the FMCSA published new final hours-of-service (HOS) rules, which they believe comply with a court imposed settlement agreement, allowing commercial motor carrier drivers to continue to drive up to 11 hours within a 14-hour workday and mandate at least 10 consecutive off-duty hours between workdays. The rule also allows drivers to continue to restart their calculations of weekly on-duty time limits after having at least 34 consecutive hours off-duty. We believe the FMCSA still favors a 10-hour driving limit, which would yield a loss of 1-hour of service from current standards, but they currently have insufficient research data to support such a change.

In December 2010, the FMCSA also initiated its Compliance Safety Accountability (CSA) initiative (formerly Comprehensive Safety Analysis 2010). The CSA system fundamentally changes the safety evaluation process for all motor carriers and includes a scope of enforcement to the driver level (in our case the owner-operator) to make driver safety performance history more transparent to law enforcement and motor carriers. We believe the intent is to improve regulatory oversight of motor carriers and drivers.

We are also preparing for an anticipated change in the manner in which commercial drivers will be required to document their HOS. In April 2010, the FMCSA published a regulation that would require interstate carriers, with documented patterns of HOS violations, to install electronic on-board recorders (EOBR) in their vehicles. EOBRs are devices attached to a vehicle that automatically record the number of hours a driver spends operating the vehicle. The current system is a manual log system. The ruling was challenged in Federal Court and was withdrawn by FMSCA. In January 2011, the FMCSA re-proposed this requirement expanding it to all motor carriers. Due to the complexity of the EOBR proposal, the FMCSA has begun a series of listening sessions to allow the collection of opinions, proposals and concerns on the program. This will delay the process for a rulemaking until 2013, with implementation now projected in 2014.

Advocacy groups may continue to challenge the final rulings of the FMCSA, and we are unable to predict how a court may rule on such challenges. We will continue to monitor the actions of the FMCSA.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

Our operations involve the risks of fuel spillage and environmental damage, among others, and we are subject to various environmental laws and regulations. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties and to criminal and civil liability, which could have a materially adverse effect on our business and operating results. In addition, claims for environmental liabilities arising out of property contamination have been asserted against us from time to time. Such claims, in some instances, have been associated with businesses related to entities or facilities we acquired and have been based on conduct that occurred prior to our acquisition of those entities or facilities. While none of the claims identified to date have resulted in a material liability to us, additional environmental liabilities relating to any of our former operations or any entities or facilities we have acquired could be identified and give rise to claims against us involving significant losses. In addition, compliance with current and future environmental laws and regulations, such as those relating to carbon emissions and the effects of global warming, can be expected to have a significant impact on our transportation services and could adversely affect our business and results of operations.

A determination by regulators that our agents and owner-operators are employees could expose us to various liabilities and additional costs.

From time to time, tax and other regulatory authorities have sought to assert that independent contractors in the transportation services industry, such as our agents and owner-operators, are employees rather than independent contractors. There can be no assurance that these interpretations and tax laws that consider these persons independent contractors will not change or that these authorities will not successfully assert this position. If our agents or owner-operators are determined to be our employees, that determination could materially increase our exposure under a variety of federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort laws, as well as our potential liability for employee benefits. Our business model relies on the fact that our agents and owner-operators are not deemed to be our employees, and exposure to any of the above increased costs would have a materially adverse effect on our business and operating results.

Our business may be disrupted by natural disasters causing supply chain disruptions.

Natural disasters such as earthquakes, tsunamis, hurricanes, tornadoes, floods or other adverse weather and climate conditions, whether occurring in the United States or abroad, could disrupt our operations or the operations of our customers and could damage or destroy infrastructure necessary to transport products as part of the supply chain. These events could make it difficult or impossible for us to provide logistics and transportation services, disrupt or prevent our ability to perform functions at the corporate level, and/or otherwise impede our ability to continue business operations in a continuous manner consistent with the level and extent of business activities prior to the occurrence of the unexpected event, which could adversely affect our business and results of operations.

We are dependent on access to transportation networks.

We do not maintain all of our own transportation networks, and we rely on other third-party transportation service providers for some of our logistics services. Access to competitive transportation networks is important to logistics companies such as ourselves. We cannot assure you that we will always be able to ensure access to preferred third-party networks or that these networks will continue to meet our needs and allow us to remain competitive, in particular as compared with our large competitors with their own affiliated networks. If we are unable to ensure sufficient access to the most competitive domestic and international networks on a long-term basis, this could have a material adverse effect on our business and net sales, and the related operating results and operating cash flows.

Our business may be harmed by terrorist attacks, future war or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may have costs associated with them, which we or our owner-operators could be forced to bear, or may otherwise reduce the productivity of our owner-operators. For example, security measures imposed at bridges, tunnels, border crossings and other points on key trucking routes may cause delays and increase the non-driving time of our owner-operators, which could have a materially adverse effect on our operating results. Our international operations in Canada and Mexico may be affected significantly if there are any disruptions or closures of border traffic due to security measures. In addition, war, risk of war or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could affect our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

Our ability to grow may be affected if shippers refuse to use our services because we operate primarily through agents and owner-operators.

In our experience, certain high-volume shippers have determined that their freight must be hauled by carriers that use company drivers and equipment. Such shippers believe that they can obtain a more homogenous fleet and more control over service standards. Such policies could prevent us from pursuing certain business opportunities, which could adversely affect our growth and results of operations.

Our intermodal business could be adversely affected by a decrease in the volume of international shipments.

A portion of our business comes from the intermodal segment of the trucking market and we believe that by expanding our intermodal support services we have a substantial opportunity to grow our business. A decrease in intermodal transportation services resulting from general economic conditions or other factors such as work stoppages, price competition from other modes of transportation, or a disruption in steamship or rail service could have an adverse effect on these growth opportunities and have a materially adverse effect on our business.

Seasonality and the impact of weather can affect our operations.

The productivity of our owner-operators generally decreases during the winter season and, in certain states during hurricane season, because some shippers reduce their shipments and inclement weather impedes operations. At the same time, our operating expenses generally increase because harsh weather creates higher accident frequency and increased claims.

Our and LINC’s operations in Canada and Mexico make us vulnerable to risks associated with doing business in foreign countries.

As a result of our and LINC’s existing operations in Canada and Mexico, an increasing portion of our revenue and expenses are expected to be denominated in currencies other than U.S. dollars. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic and political conditions;

•	foreign exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements; and

•	export and import restrictions.

Expanding our business in Canada and Mexico, and developing business relationships with manufacturers in such jurisdictions are important strategic elements. As a result, exposure to the risks described above may be greater in the future. The likelihood of such risks and their potential effect on us may vary from country to country and are unpredictable. However, any such occurrences could materially and adversely affect our financial condition and results of operations.

We may be subject to additional impairment charges due to further declines in the fair value of our equity securities.

We hold equity securities as short term investments. Holding equity securities subjects us to fluctuations in the market value of our investment portfolio based on current market prices. Marketable securities are carried at fair value and are marked to market at the end of each quarter, with the unrealized gains and losses, net of tax, included as a component of accumulated other comprehensive income, unless the declines in value are judged to be other-than-temporary, in which case an impairment charge is included in the determination of net income. During 2009, Universal recorded pre-tax other-than-temporary impairment charges of $1.3 million for marketable equity securities classified as available-for-sale, but did not record any impairment charges in 2010 or 2011. However, we may incur future impairment charges if declines in market values continue or worsen and impairments are no longer considered temporary.

Any disputes that arise between us and CenTra, an entity controlled by our majority shareholders, with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between CenTra, an entity controlled by Messrs. Moroun, and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from CenTra;

•	employee retention and recruiting;

•	the nature, quality and pricing of transitional services CenTra has agreed to provide us; and

•	business opportunities that may be attractive to both CenTra and us.

We may not be able to resolve any potential conflicts and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with CenTra may be amended upon agreement between the parties. While we are controlled by Messrs. Moroun, who also control CenTra, CenTra may be able to require us to agree to amendments to these agreements that may be less favorable to us than the original terms of the agreements.

LINC’s revenue is highly dependent on North American automotive industry production volume, and may be negatively affected by future downturns in North American automobile production.

A substantial portion of LINC’s customers are concentrated in the North American automotive industry. For the fiscal year ended December 31, 2011, 79.2% of LINC’s revenue was derived from customers in the North American automotive industry. LINC’s business and growth largely depend on continued demand for its services from customers in this industry.

The global economic crisis that began in 2008 resulted in delayed and reduced purchases of automobiles. According to CSM Worldwide, light vehicle production in North America during 2009 decreased by 32% and 43% as compared to 2008 and 2007, respectively. As a result of plant closings and the general downturn in North American automobile production, the revenue LINC derives from customers in the North American automotive industry decreased from $276.8 million for the year ended December 31, 2007, to $151.5 million for the year ended December 31, 2009, a decline of more than 45.3%. Throughout the period 2008 to 2009, LINC experienced significant variability in its revenues from automotive industry customers, as General Motors and Chrysler restructured through bankruptcies, and other North American manufacturers re-scaled their operations to adjust to changing market demands.

These unprecedented conditions negatively impacted LINC’s revenues in 2008 and 2009. Any future downturns in North American automobile production may similarly affect its revenues in future periods.

LINC’s business derives a significant portion of its revenue from a few major customers, and the loss of any one or more of them as customers, or a reduction in their operations, could have a material adverse effect on its business.

A significant portion of LINC’s revenue is generated from a limited number of major customers. Approximately 26.5%, 24.9% and 12.3% of LINC’s revenue for the fiscal year ended December 31, 2011 was attributable to affiliates of Ford, General Motors and Chrysler, respectively, who together accounted for approximately 63.7% of its revenue for such period. LINC’s contracts with its customers generally contain cancellation clauses, and there can be no assurance that these customers will continue to utilize its services or that they will continue at the same levels. Further, there can be no assurance that these customers will not be further affected by a future downturn in automotive demand, which would result in a reduction in their operations and corresponding need for LINC’s services. Moreover, LINC’s customers may individually lose market share, apart from trends in the automotive industry generally. In recent years, General Motors, Chrysler and Ford have lost market share in the United States. If LINC’s major customers lose U.S. market share they may have less need for its services. A reduction in or termination of LINC’s services by one or more of its major customers could have a material adverse effect on its business and results of operations.

Customer manufacturing plant closures could have a material effect on LINC’s performance.

LINC derives a substantial portion of its revenue from the operation and management of its operating facilities, which are often located adjacent to a customer’s manufacturing plant and are directly integrated into the customer’s production line process. LINC may experience significant revenue loss and shut-down costs, including costs related to early termination of leases, causing its business to suffer if customers closed their plants or significantly modified their capacity or supply chains at a plant that it services.

In 2008 and 2009, LINC discontinued and closed operations at five locations in response to its customers closing their related manufacturing plants and recorded aggregate net shut-down charges of $4.8 million as a result of those closings. In December 2011, seven months after launching five new freight consolidation centers in Europe for the European subsidiary of a Tier I automotive supplier, LINC discontinued and closed the centers and recorded net shut-down charges of $0.9 million as a result of these closings. LINC’s action was the result of lower-than-anticipated volumes through its customer’s European supply chain and the subsequent decision by its customer’s European subsidiary to substantially alter their overall approach to freight transportation. Although LINC does not currently operate any facilities linked to other announced plant closures, there can be no assurance that it will not be impacted by any future announcements of plant closures.

If LINC’s customers are able to reduce their total cost structure regarding their employees that provide internal logistics and transportation services, our business and results of operations may be harmed.

A major driver for customers to use third-party logistics providers instead of their own personnel is their inherent high cost of labor. Third-party logistics service providers such as LINC are generally able to provide such services more efficiently than otherwise could be provided “in-house” primarily as a result of LINC’s lower and more flexible employee cost structure. Historically, this has been the case in the U.S. automotive industry. If, however, the U.S. automotive industry, which has received concessions from the United Auto Worker and other unions, or any other industry LINC serves, is able to renegotiate the terms of its labor contracts or otherwise reduce its total cost structure regarding its employees, or if it has to make concessions as a result of pressure from the unions with which it deals, LINC may not be able to provide our customers with an attractive alternative for their logistics needs and our business and results of operations may be harmed.

LINC faces a variety of risks relating to its material handling services.

For certain value-added material handling services, LINC leases warehouses and distribution facilities on a long-term basis. In one situation, it also assumed employment arrangements from a customer. Such actions may require substantial investments in property, plant and equipment, personnel and management capacity. If LINC acquires or takes over existing facilities of a customer or a competing provider, it may in some jurisdictions assume by operation of law all rights and obligations arising under the existing employment relationships between its customer or the competing provider and the employees employed at such facilities. This may result in additional costs and obligations to be incurred by LINC, such as wages and employee benefits, which may include severance or other employment-related obligations.

LINC commits facilities, labor and equipment on the basis of projections of future demand, and its projections may prove inaccurate as a result of changes to economic conditions or a decision by its customers to terminate or not to renew their contracts with it. LINC generally strives to minimize these risks for its dedicated warehouses and other assets by negotiating coterminous lease agreements, which have the same duration as that of the assets deployed to service the contract. Where LINC takes assignment of existing employment relationships, it typically seeks indemnities for employee service liabilities from the previous employer. Our revenue, cash flows and results of operations may be adversely affected if LINC is unable to secure terms coterminous with its customer commitments or to be indemnified for employee service liabilities. This could result in an impairment of assets and adversely affect our cash flow.

Under some of LINC’s third-party logistics agreements, it has agreed to reduce its prices over time in accordance with anticipated cost savings and efficiency improvements. If LINC is compelled to perform its contractual obligations on unfavorable terms (including when such anticipated cost savings and improvements are not realized), our results of operations could be adversely affected.

LINC’s customers may terminate contracts before completion or choose not to renew contracts, which could adversely affect its business and reduce its revenue.

The terms of LINC’s customer contracts, particularly for value-added services, often range up to five years. Many of its customer contracts may be terminated by such customers with or without cause, with one to six months’ notice and in most cases without significant penalty. The termination of a substantial percentage of these contracts could adversely affect LINC’s business and reduce its revenue. Failure to meet contractual or performance requirements could result in cancellation or non-renewal of a contract. In addition, a contract termination or significant reduction in work assigned to LINC by a major customer could cause LINC to experience a higher than expected number of unassigned employees or other underutilized resources, which would reduce its operating margin until it is able to reduce or reallocate headcount or other overcapacity. LINC may not be able to replace any customer that elects to terminate or not renew its contract, which would adversely affect our business and revenues.

LINC’s business is highly dependent on dynamic information technology.

The provision and application of information technology is an important competitive factor in the logistics industry. Among other things, LINC’s information systems must frequently interact with those of its customers and transportation providers. LINC’s future success will depend on its ability to employ logistics software that meets industry standards and customer demands. Although there are redundancy systems and procedures in place, the failure of the hardware or software that supports LINC’s information technology systems could significantly disrupt client workflows and cause economic losses for which LINC could be held liable and which would damage LINC’s reputation.

LINC expects customers to continue to demand more sophisticated and fully integrated information technology systems from their logistics providers, which are compatible with their own information technology environment. In addition, LINC’s competitors may have or develop information technology systems that permit them to be more cost effective and otherwise better situated to meet customer demands than LINC is able to develop. Larger competitors may be able to develop or license information technology systems more cost effectively than LINC can by spreading the cost across a larger customer base, and competitors with greater financial resources may be able to develop or purchase information technology systems that LINC cannot afford. If LINC fails to meet the demands of its customers or protect against disruptions of both LINC and LINC’s customers’ operations, LINC may lose customers, which could seriously harm our business and adversely affect our operating results and operating cash flow.

LINC licenses a variety of software that is used in its information technology system. As a result, the success and functionality of its information technology is dependent upon its ability to continue to license the software platforms upon which it is built. There can be no assurances that LINC will be able to maintain these licenses or replace the functionality provided by this software on commercially reasonable terms or at all.

Additionally, while LINC is not aware of any infringement and it believes that it has all necessary licenses to implement its system, we could be subject to claims of infringement in the future. The failure to maintain these licenses or any significant delay in the replacement of, or interference in, LINC’s use of this software or any claims of infringement, even those without merit, could have a material adverse effect on our business, financial condition and results of operations.

A significant labor dispute involving LINC or one or more of its customers, or that could otherwise affect its operations, could reduce our revenues and harm our profitability.

A substantial number of LINC’s employees and of the employees of its largest customers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Each of its unionized facilities has a separate agreement with the union that represents the workers at only that facility. Labor disputes involving either LINC or its customers could affect our operations. For example, in February 2008, in connection with their contract renegotiation with American Axle, the UAW initiated a strike that lasted 84 days, significantly impacting General Motors. If the UAW and LINC’s customers and their suppliers are unable to negotiate new contracts and LINC’s customers’ plants experience slowdowns or closures as a result, our revenue and profitability could be negatively impacted. A labor dispute involving another supplier to LINC’s customers that results in a slowdown or closure of its customers’ plants to which LINC provide services could also have a material adverse effect on our business. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also be harmful to our business and our profitability. As of December 31, 2011, 826 of LINC’s 1,721 employees are subject to collective bargaining agreements, including 752 which are subject to contracts that expire in 2012.

In addition, strikes, work stoppages and slowdowns by LINC’s employees may affect LINC’s ability to meet our customers’ needs, and customers may do more business with competitors if they believe that such actions may adversely affect LINC’s ability to provide service. LINC may face permanent loss of customers if it is unable to provide uninterrupted service. The terms of LINC’s future collective bargaining agreements also may affect our competitive position and results of operations.

If LINC is unable to enter new business industries or segments successfully, our future growth prospects could suffer.

LINC’s growth strategy requires it to enter into geographic or business markets in which it has little or no prior experience. In addition to the risks inherent in entering new markets or lines of business, LINC’s success in entering such new markets or businesses may be dependent on its ability to create new and appropriate business models. There can be no assurance that LINC will be able to develop successful business models that can adapt to new lines of businesses in which it has little or no experience.

Automotive industry product recalls or isolated product liability claims may negatively impact our business, financial condition, results of operations and cash flows.

Recalls may result in decreased production levels due to (i) the manufacturer focusing its efforts on addressing the problems underlying the recall, as opposed to generating new sales volume, and (ii) consumers’ electing not to purchase automobiles manufactured by manufacturers initiating the recall, or by automotive companies in general, while such recalls persist. Any reductions in the production volumes of LINC’s customers could have a material adverse impact on our business, financial condition and results of operations.

LINC provides sub-assembly services for certain customers in the United States and Mexico. In the ordinary course of operations, it manages charge-backs for non-conforming goods or service failure claims. To the extent that vehicle recalls or isolated product liability claims are caused by or involve components LINC has sub-assembled, LINC may be subject to risk of loss or other damage claims in connection with such sub-assembly services. LINC is not involved in the design, development or specification of any components. Its customers purchase all components and also specify sub-assembly processes and related equipment. LINC does warrant that items assembled by it will be fit and sufficient for the particular purpose intended by its customer and will, in particular, achieve specific testing, assembly and data capture criteria established by its customer for the sub-assembly process, based on detailed interim and final testing. If LINC does not expressly modify or exclude language appearing in the general terms and conditions attached to its major customers’ purchase orders, such losses or claims could have a material adverse impact on our business, financial condition, results of operations and cash flows.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the merger.

The Companies

Universal

Universal is a publicly traded Michigan corporation, whose shares of common stock, no par value, are traded on The NASDAQ Global Select Market under the ticker symbol “UACL.” The principal offices of Universal are located at 12755 E. Nine Mile Road, Warren, Michigan 48089, and its phone number is (586) 920-0100.

Universal is primarily an asset-light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. Its over-the-road trucking services include both flatbed and dry van operations and it provides rail-truck and steamship-truck intermodal support services. Universal also offers truck brokerage services, which allows it to supplement its capacity and provide its customers with transportation of freight by using third party capacity, as well as full service international freight forwarding and customs house brokerage services.

Universal primarily operates through a contractor network of agents and owner-operators who provide it with approximately 3,100 tractors and approximately 3,000 trailers. At March 31, 2012, Universal Truckload had over 400 agents. Customer relationships are primarily managed by its agents who solicit freight business directly from shippers and also provide dispatch and other services to its owner-operators. Universal’s owner-operators own, operate and maintain substantially all of the tractors and over 50% of the trailers used in its business. Some of Universal’s owner-operators also act as fleet contractors and provide it with multiple tractors and drivers. In return for their services, Universal pays its agents and owner-operators fixed commissions based on a percentage of the revenue they generate for Universal. This network of agents and owner-operators allows Universal to minimize its investment in tractors and trailers, manage its sales effort in a manner it believes is more efficient than employing a large sales staff, and maximize the variable portion of its cost structure. Through its brokerage operations, Universal is able to expand its capacity by arranging for other carriers to transport shipments when it generates more freight shipments than its owner-operators can service.

Universal conducts its operations through its wholly-owned operating subsidiaries under the brand names Universal Am-Can, Ltd., Mason & Dixon Lines, Inc., Louisiana Transportation Inc., Mason Dixon Intermodal, Inc., Economy Transport, Inc., Great American Lines, Inc., Universal Logistics Solutions, Inc., Universal Logistics Solutions International, Inc., and Cavalry Transportation, LLC.

Merger Sub

Merger Sub was formed as a Michigan corporation by Universal solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is a wholly-owned subsidiary of Universal and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub, LLC

Merger Sub, LLC was formed as a Michigan limited liability company by Universal solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub, LLC is a wholly-owned subsidiary of Universal and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

LINC

LINC is a privately-held Michigan corporation. Its principal executive offices are located at 11355 Stephens Road., Warren, Michigan, 48089 and its phone number is (586) 467-1500.

LINC is a leading provider of custom-developed third-party logistics solutions that allow its customers and clients to reduce costs and manage their global supply chains more efficiently. LINC offers a comprehensive suite of supply chain logistics services, including value-added, transportation and specialized services. Its value-added services include material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management, its transportation services include dedicated truckload, shuttle operations and yard management, and its specialized services include air and ocean freight forwarding, expedited ground transportation and final-mile delivery.

LINC operates, manages or provides transportation services at 43 logistics locations in the U.S., Canada and Mexico, most of which are located inside or close to its customer plants to optimize the efficiency of their component supply chains and production processes. LINC employs an asset-light business model that lowers its capital expenditure requirements and utilizes owner-operators and third-party carriers to provide a significant portion of its transportation and specialized services. LINC’s largest end market has historically been the automotive segment.

LINC conducts its operations through various direct and indirectly wholly-owned subsidiaries under the brand names Logistics Insight Corporation, Pro Logistics Inc., LINC Ontario, Ltd., Mohican Transport (a division of LINC Ontario, Ltd.), On Demand Transport, Inc., OTR Logistics, Inc., CTX, Inc., Central Global Express, or CGE, and Logistics Insight Corporation S. de R.L. de C.V.

General Description of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the merger of Merger Sub with and into LINC, Merger Sub will merge with and into LINC, with LINC as the surviving entity, and promptly thereafter LINC will merge with and into Merger LLC, with Merger LLC as the surviving entity. Holders of shares of LINC common stock prior to the merger of Merger Sub with and into LINC will receive for each outstanding share of LINC common stock they own, 0.700 of a share of common stock of Universal and cash in lieu of fractional shares. As of the date of this Information Statement, the Moroun family owns approximately 65% of the outstanding shares of common stock of Universal and the Moroun family and the Annuity Trust own, in the aggregate, 100% of the outstanding voting common shares of LINC. Upon completion of the merger, based on the number of shares of common stock of Universal outstanding as of July 25, 2012, Universal shareholders prior to the merger (other than the Moroun family) will own, in the aggregate, approximately 18% of the outstanding shares of common stock of the Moroun family and the Annuity Trust and entities related to them will own, in the aggregate, approximately 82% of the outstanding shares of common stock of Universal. In connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends. The Merger Agreement also permits LINC to distribute additional excess cash prior to the date of closing of the merger so long as a specified minimum working capital target is met. Additionally, in connection with the closing of the merger, certain indebtedness of LINC and Universal will be refinanced via a new credit facility consisting of up to $220 million.

Background of the Merger

Since Universal’s incorporation on December 11, 2001, Universal has at all times been controlled, directly or indirectly, by the Moroun family (which for purposes of this “Background of the Merger” section means Mr. Matthew Moroun and the MJM Revocable Trust for which Mr. Manuel Moroun, Matthew’s father, is the trustee and beneficiary). The Moroun family collectively owns approximately 65% of Universal’s common stock. In addition to their controlling ownership stake in Universal, Mr. Matthew Moroun is the Chairman of the Board of Universal and Mr. Manuel Moroun serves on the Board. In addition, since LINC’s incorporation on March 11, 2002, LINC has at all times been wholly-owned, directly or indirectly, by the Moroun family and the Annuity Trust (collectively, the “LINC Shareholders”).

On May 10, 2012, LINC suspended a contemplated initial public offering of its common stock due to market conditions and investor interest, among other reasons. On July 30, 2012, LINC formally withdrew its registration statement with the SEC.

Universal’s Board and management regularly review and evaluate Universal’s business and operations, long-term strategic goals and alternatives, and prospects for the growth and profitability of its operations. As part of that ongoing review, the Board regularly assesses trends and conditions affecting Universal’s industry and its competitive market position, and considers strategic alternatives, including acquisitions, available to enhance shareholder value. Universal has completed ten strategic acquisitions over the past five years.

On May 15, 2012, during a meeting of the Audit Committee comprised of Messrs. Joseph J. Casaroll, Richard P. Urban and Ted B. Wahby, Mr. Robert Sigler, the Chief Financial Officer of Universal, informed the Audit Committee that he had been approached by Mr. Matthew Moroun to discuss a possible sale of all of the outstanding shares of LINC to Universal. On May 16, 2012, an Audit Committee meeting was held at which the Audit Committee and Mr. Sigler determined that, in light of the Moroun family’s direct and indirect ownership interests in both LINC and Universal, as well as various other Board members’ potential conflicts of interest, it would be advisable for the Board to establish an independent special committee to consider and potentially negotiate the proposed transaction and alternatives to the transaction. Mr. Sigler proposed that, upon approval by the Board, the members of the Audit Committee would serve on this prospective special committee to evaluate, with the assistance of independent legal and financial advisors, the proposed acquisition of LINC and alternatives to the transaction.

Also on May 16, 2012, Universal and LINC entered into a non-disclosure agreement (“NDA”), requiring that Universal keep confidential the existence, status and terms of its discussions and all non-public information regarding LINC.

On May 18, 2012, at a meeting of the Audit Committee, Mr. Sigler again discussed with Messrs. Casaroll, Urban and Wahby the prospective special committee process and the engagement of legal and financial advisors. The Audit Committee members agreed, subject to Board authorization, to serve on the prospective special committee and resolved to pursue the retention of legal and financial advisors for such committee. Over the next several days, the Audit Committee members considered several law firms to act as independent legal counsel for the prospective special committee, including Latham & Watkins LLP (“Latham”), which the prospective special committee determined to engage on May 21, 2012.

On May 23, 2012, Messrs. Casaroll, Urban and Wahby, with the assistance of representatives of Latham, conducted in-person interviews of candidates to serve as financial advisor to the prospective special committee. Messrs. Casaroll, Urban and Wahby considered the experience and qualifications of the firms, particularly with respect to representing special committees evaluating transactions with controlling shareholders and their relevant industry expertise. The members of the prospective special committee also reviewed the firms’ respective pre-existing relationships with Universal, LINC, the Moroun family and their respective affiliates.

On May 24, 2012, representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to the LINC Shareholders and LINC, spoke with representatives of Latham regarding timing and structures for a possible combination of Universal and LINC.

On May 25, 2012, at a meeting of the Board, the Board unanimously approved the creation of a special committee of independent and disinterested directors to consider and negotiate the terms of a proposed acquisition of LINC and alternatives to the transaction, and appointed Messrs. Casaroll, Urban and Wahby to the Special Committee. Clark Hill PLC (“Clark Hill”), Universal’s counsel that attended this meeting, indicated that resolutions specifying the authority of the Special Committee would be considered and adopted at a Board meeting on May 29, 2012, but in the interim, the Special Committee would retain independent advisors.

On May 29, 2012, at a meeting of the Board, the Board unanimously adopted resolutions establishing the powers of the Special Committee and granting it the authority to make a recommendation concerning, and evaluate, negotiate, and document, if necessary, a proposed transaction with LINC and alternatives to the proposed transaction. The resolutions also authorized the Special Committee to select, retain and engage independent legal counsel and other consultants, advisors and agents, including financial advisors, as the Special Committee deemed advisable. The Board also resolved that it would not, for as long as the Special Committee existed, approve the proposed transaction with LINC or submit the transaction to the Universal shareholders without a prior favorable recommendation by the Special Committee. Pursuant to the resolutions, if the terms of a transaction could not be agreed by July 15, 2012, the Special Committee’s authority would terminate absent an extension by the Board.

Following the Board meeting on May 29, 2012, the Special Committee held a telephonic meeting it which representatives of Latham participated. The Special Committee’s authorizing resolutions were reviewed, the engagement of Latham was formally approved, and the Special Committee discussed the retention of an independent financial advisor. The Special Committee determined to engage Evercore, subject to negotiating acceptable terms of engagement. Additionally, Dykema Gossett PLLC (“Dykema”) was retained as special Michigan counsel to the Special Committee, subject to review and approval of an engagement letter, which engagement letter was subsequently approved on June 12, 2012. The Special Committee also considered the limited duration of its authority and determined to focus on undertaking a thorough process in establishing the timing and structure of its process.

On May 31, 2012, the Special Committee held an in-person meeting at which representatives of Latham and Evercore participated. Counsel reviewed for the Special Committee its fiduciary duties in the context of conflict of interest transactions, the conflicts presented by the proposed transaction with LINC and the presence on the Board of persons affiliated with LINC and its shareholders. After formally retaining Evercore as the Special Committee’s independent financial advisor, the Special Committee then discussed with representatives of Evercore the methods of financial analysis and due diligence that representatives of Evercore would perform to assist the Special Committee in its evaluation of the proposed transaction. The Special Committee discussed procedures for Universal’s management and the Special Committee’s advisors to engage with LINC management to conduct due diligence.

On May 31, 2012, LINC agreed to retain Stifel, Nicolaus & Company Incorporated (“Stifel”) to act as its financial advisors in connection with the transaction.

Beginning the week of June 4, 2012 through June 28, 2012, representatives of Evercore and Latham began due diligence regarding Universal and LINC. During that period, members of management from Universal and LINC also met in person and telephonically to evaluate potential revenue and cost-saving synergies that might result from a combination of the two companies.

On June 5, 2012, the Special Committee met telephonically and was provided with an update as to Evercore’s work plan regarding its financial diligence efforts. Representatives of Latham also participated in the meeting.

Later on June 5, 2012, representatives of Stifel delivered a letter to the Special Committee setting forth the terms and conditions the LINC Shareholders proposed for the acquisition by Universal of LINC. Pursuant to the LINC Shareholders’ terms, the equity purchase price would be $260,400,000, comprised exclusively of a number of shares of Universal common stock calculated based on the volume weighted average purchase price over the 10 trading days prior to agreement. In addition, Universal would assume approximately $59.6 million in LINC’s outstanding debt to third parties and LINC would pay the then aggregate dividends payable to the LINC Shareholders and their affiliates in an approximate amount of $80 million and distribute all cash on-hand at LINC to the LINC Shareholders in advance of closing.

On June 6, 2012, representatives of Evercore met telephonically with representatives of Stifel and discussed the terms proposed by the LINC Shareholders. Representatives of Latham also informed the members of the Special Committee that representatives of Evercore and Latham were reviewing the proposed terms.

On June 7, 2012, in advance of a Board meeting on June 8, 2012, the Board and management from Universal and LINC attended a dinner.

On the morning of June 8, 2011, the Board held a meeting at which LINC’s management made a presentation regarding LINC’s business finances and prospects and the merits of the proposed transaction. Following the Board meeting, and in response to a request from the Special Committee’s legal advisors, Universal executed a director and officer indemnification agreement with each member of the Board in the form of agreement that had been approved prior to Universal’s initial public offering. Also following the Board meeting, Clark Hill provided the materials presented by LINC at the meeting to the Special Committee’s advisors.

Later on June 8, 2012, representatives of Simpson Thacher spoke with representatives of Latham to further discuss the proposed structure for the transaction.

On June 11, 2012, representatives of Evercore met in-person with Universal’s management to conduct financial due diligence of Universal on behalf of the Special Committee.

On June 12, 2012, representatives of Evercore and Universal’s management met in-person with LINC’s management to conduct financial due diligence of LINC.

Also on June 12, 2012, the Special Committee held a telephonic meeting at which representatives of Latham and Evercore participated. The Special Committee discussed the presentation to the Board from LINC’s management. The Special Committee also discussed the terms proposed by the LINC Shareholders for the acquisition by Universal of LINC. Representatives of Evercore then presented an update on their financial due diligence progress, including their review of the financial models of both Universal and LINC. Representatives of Latham discussed their legal due diligence, and the key risks identified to date.

Later on June 12, 2012, representatives of Latham met telephonically with representatives of Simpson Thacher and Mitchell, Williams, Selig, Gates & Woodyard, PLLC (“Mitchell Williams”), counsel for LINC and the LINC Shareholders, regarding the status of LINC’s due diligence materials and the desired timing of the transaction. Representatives of Latham noted that the Special Committee and its advisors were committed to proceeding expeditiously with their evaluation, but noted that the due diligence, evaluation and negotiation process might require additional time, which the Special Committee would utilize if necessary.

On June 13, 2012, Universal and LINC entered into a mutual confidentiality agreement that replaced the NDA and that required both Universal and LINC to keep confidential the existence, status and terms of their discussions and all non-public information regarding the other party. Representatives of Latham also met telephonically with Universal’s management and Clark Hill regarding the due diligence requests submitted by representatives of Latham. Universal and Clark Hill agreed to promptly provide the legal diligence materials requested.

On June 14, 2012, representatives of Evercore, Stifel and Universal’s and LINC’s management had a series of in-person due diligence meetings regarding Universal’s and LINC’s business plan, strategy, financial statements and projections.

On Monday, June 18, 2012, representatives of Simpson Thacher and Mitchell Williams spoke with representatives of Latham regarding the overall timing of the due diligence and evaluation process of the Special Committee. Representatives of Latham advised representatives of Simpson Thacher of its view that commencing negotiations would not be appropriate as the Special Committee had not yet been provided all of the legal and financial information it needed to properly evaluate and respond to the proposal.

On June 19, 2012, the Special Committee held a telephonic meeting at which representatives of Latham and Evercore participated. The Special Committee and its advisors discussed the June 18th discussions with representatives of Simpson Thacher and Mitchell Williams and a LINC Shareholders’ request for a meeting among the Special Committee, the LINC Shareholders and their respective legal and financial advisors to negotiate key aspects of the proposed combination of Universal and LINC. Representatives of Evercore apprised the Special Committee of the status of its due diligence efforts and the areas where representatives of Evercore required additional information, including specific information requests with respect to its due diligence review of Universal and LINC and estimates of potential synergies. Representatives of Evercore indicated that it had conferred with representatives of Stifel in an effort to accelerate the satisfaction of Evercore’s due diligence requirements and advised the Special Committee that the requested information was essential to its financial analysis. The Special Committee asked representatives of Latham to communicate to representatives of Simpson Thacher that the Special Committee’s advisors had not completed their work and, as such, the Special Committee was not prepared at such time to proceed with negotiating terms of a possible transaction. No meeting was held in response to the LINC Shareholders’ request.

During the remainder of the week of June 18, 2012, both representatives of Evercore and Latham continued their respective due diligence with respect to Universal and LINC. On June 18, 2012, Messrs. Don Cochran, the Chief Executive Officer of Universal, Bob Sigler, the Chief Financial Officer of Universal, Scott Wolfe, the Chief Executive Officer of LINC, and David Crittenden, the Chief Financial Officer of LINC, met to discuss potential synergies that could be achieved if the transaction were consummated.

On June 22, 2012, representatives of Stifel delivered a letter to representatives of Evercore that confirmed the prior indications of the LINC Shareholders to the Special Committee that the LINC Shareholders were not currently interested in, and would not expect to support, a sale of their shares in Universal; a sale of Universal itself or any of its businesses; or any acquisition or transaction by Universal that would be an alternative to the acquisition of LINC.

On June 25, 2012, the Special Committee met in person with representatives of Evercore and Latham. The Special Committee discussed and considered a detailed presentation regarding Evercore’s preliminary financial analysis and Evercore’s initial views on potential strategic alternatives available to Universal. The Special Committee also discussed with Messrs. Cochran and Sigler the strategic merits of the proposed transaction with LINC. The Special Committee also considered the June 22 confirmation from the Moroun family concerning the strategic alternatives it would support. Representatives of Evercore presented their views as to reasons why LINC may not have been able to complete its previously announced initial public offering. The Special Committee considered the relevance of the IPO process to its evaluation of LINC and the proposed transaction. Finally, the Special Committee considered whether its advisors had been provided all information necessary to permit a full evaluation of the proposal. Representatives of Evercore indicated that there was additional information concerning the assumptions in LINC’s forecasts that would aid in Evercore’s analysis. The Special Committee concluded that, notwithstanding the detailed financial analysis presented by representatives of Evercore, it would not consider the proposed transaction until Evercore had received all information it determined was necessary for purposes of its analysis. Following the Special

Committee meeting, representatives of Evercore spoke with Messrs. Matthew Moroun, Fred Calderone, a member of the Universal Board, and Crittenden to discuss outstanding financial due diligence matters. Later that evening, Mr. Wahby spoke with Mr. Matthew Moroun and emphasized the Special Committee’s need for (i) the receipt of outstanding due diligence matters, (ii) a term sheet for the proposed financing by Universal to finance the proposed transaction and (iii) an understanding of the Moroun family’s intentions with respect to Universal post-closing.

On June 26, 2012, representatives of Simpson Thacher spoke with representatives of Latham to discuss the status of the efforts to obtain financing to permit Universal to refinance and satisfy all of Universal’s and LINC’s indebtedness obligations at closing. Also, representatives of Evercore held a telephonic due diligence session with LINC’s management and representatives of Stifel.

Later on June 26, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated. Representatives of Evercore described the status of its financial due diligence review and its ongoing efforts to complete such review.

On June 26, 2012, Messrs. Sigler, Wolfe and Crittenden met to discuss potential synergies that could be achieved if the transaction were consummated.

On June 27 and 28, 2012, representatives of Evercore and Stifel met in-person with LINC’s management and obtained additional information regarding the assumptions underlying LINC management’s forecasts and the potential synergies associated with the proposed transaction.

On June 28, 2012, representatives of Evercore met telephonically with Messrs. Matthew Moroun and Calderone regarding the Moroun family’s plans for Universal if the proposed transaction was completed. Mr. Matthew Moroun indicated that the Moroun family intended to maintain control of Universal, but would consider selling a portion of their Universal shares depending on market conditions, timing and other considerations.

On June 29, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss the additional financial information that it had received from LINC.

On July 2, 2012, the Special Committee held a telephonic meeting at which representatives of Latham and Evercore participated. Representatives of Evercore began with a detailed review of potential strategic alternatives available to Universal, including other potential acquisition targets and the acquisition of Universal by the Moroun family or a third party. The Special Committee discussed the alternatives and instructed representatives of Evercore to re-confirm that the Moroun family was not currently interested in an alternative transaction to the combination of Universal and LINC. Representatives of Evercore then explained its due diligence process and the results of its due diligence review, noting that it now had all information it believed was necessary to complete its financial analysis. Evercore’s presentation setting forth its financial analysis followed. The Special Committee discussed potential responses to the LINC Shareholders’ proposal and reviewed a draft letter prepared by representatives of Latham and Evercore setting forth the proposed key terms for a counter proposal. The Special Committee concluded that representatives of Evercore should deliver the letter on its behalf and instructed representatives of Latham and Evercore on the terms to be set forth in the letter. The proposal reflected the key terms on which the Special Committee was willing to support an acquisition by Universal of LINC.

On July 3, 2012, representatives of Evercore delivered a letter to representatives of Stifel setting forth the Special Committee’s proposal. The Special Committee’s proposal provided that Universal would acquire LINC for a fixed number of shares, calculated as 0.724 shares of Universal common stock for each share of LINC common stock (referred to as the “exchange ratio”) and LINC would be entitled to pay and distribute up to $80 million of dividends to the LINC Shareholders and their affiliates. The Special Committee’s proposal also provided that Universal would be compensated for reductions in working capital below an agreed upon threshold and that the transaction would be conditioned on the approval of the majority of Universal’s shareholders (other than the Moroun family). Finally, the Special Committee’s proposal required that the resolutions authorizing its authority be amended to extend the date on which the Special Committee’s authority was terminated.

On July 3, 2012, representatives of Evercore and Stifel spoke to clarify the proposed terms set forth in such proposal. During that call, representatives of Stifel stated that the LINC Shareholders were unwilling to condition the transaction on an approval of a majority of Universal’s shareholders (other than the Moroun family).

Also on July 3, 2012, representatives of Evercore met telephonically with Mr. Matthew Moroun and representatives of Stifel. During the call, Mr. Matthew Moroun re-confirmed that the Moroun family was not interested in any alternative transaction and stated his view that the proposed combination of Universal and LINC was the best option for both the Moroun family and Universal’s other shareholders. Also on that date, representatives of Mitchell Williams and Simpson Thacher spoke with representatives of Latham regarding the Special Committee’s proposal. Representatives of Mitchell Williams and Simpson Thacher indicated that, because Universal had instituted a special committee with full authorization to review the transaction, the LINC Shareholders were not interested in a transaction that was conditioned on the approval of Universal’s shareholders (other than the Moroun family).

In the afternoon of July 3, 2012, the Special Committee held a telephonic meeting, in which representatives of Latham and Evercore participated, to discuss the LINC Shareholders’ response to the consideration of alternative transactions and the letter delivered by representatives of Evercore on behalf of the Special Committee. Representatives of Evercore noted that representatives of Stifel requested a conference call be scheduled between the LINC Shareholders and the Special Committee on July 5th or 6th to discuss the key issues raised in the Special Committee’s counter proposal. The Special Committee determined that it would prefer to provide the LINC Shareholders with a draft of a proposed merger agreement reflecting the Special Committee’s proposed terms and then engage in negotiations after the LINC Shareholders had an opportunity to review and respond to any additional issues raised in the draft agreement.

Later on the evening of July 3, 2012, representatives of Simpson Thacher, Mitchell Williams and Latham spoke to clarify certain terms of the Special Committee’s proposal.

On July 5, 2012, representatives of Latham distributed a draft merger agreement to Simpson Thacher.

On July 6, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss the initial responses representatives of Latham and Evercore had received during telephone calls with the LINC Shareholders’ and LINC’s representatives regarding the draft merger agreement. Representatives of Evercore and Latham confirmed that in both of the calls, LINC’s advisors emphasized that conditioning the transaction on an approval of a majority of Universal’s shareholders (other than the Moroun family) was not acceptable to the LINC Shareholders. Additionally, representatives of Evercore indicated that the LINC Shareholders requested a meeting the following week to discuss key issues related to the Special Committee’s proposal. The Special Committee discussed its approach with respect to the proposed meeting and concluded that it would send Mr. Casaroll, its Chairman, to meet with the LINC Shareholders, but would not be prepared to negotiate the terms of a transaction without a prior response to the Special Committee’s proposal.

On July 9, 2012, following an internal meeting to review the terms of the draft merger agreement provided by representatives of Latham, representatives of Simpson Thacher called representatives of Latham to indicate that the LINC Shareholders were terminating transaction discussions. Later that afternoon, representatives of Evercore received a similar message during a telephone call with representatives of Stifel. The members of the Special Committee were promptly informed by representatives of Latham of this development.

Also on July 9, 2012, Messrs. Casaroll, Urban and Wahby received notice of a meeting of the Board on July 11, 2012. The members of the Special Committee subsequently received calls from members of the Board indicating that the purpose of the Board meeting was to discuss plans for Universal to move forward as a stand-alone business.

On July 10, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss the LINC Shareholders’ termination of the transaction discussions. The Special Committee considered that in light of indications that a significant impediment to a transaction from the LINC Shareholders’ perspective was the Special Committee’s proposed legal terms (including conditioning the transaction on approval by Universal’s shareholders (other than the Moroun family)), as opposed to economic terms, the Special Committee might consider reengaging the LINC Shareholders in discussions given the otherwise attractive terms of the transaction for Universal’s shareholders and the strategic benefits of the combination of Universal and LINC. After extensive discussions, the Special Committee directed Mr. Wahby to contact Mr. Matthew Moroun to indicate that if the LINC Shareholders desired to terminate the process, that was acceptable to the Special Committee, but that the Special Committee believed there were strategic and economic merits to the transaction from the Universal shareholders’ perspective if effected on certain terms, and that it would be available to negotiate those terms if the LINC Shareholders sought to reengage.

During the evening of July 10, 2012, Mr. Wahby had dinner with Mr. Manuel Moroun and conveyed the Special Committee’s message. During their meeting, Mr. Manuel Moroun indicated that the Moroun family viewed the transaction as important to the growth of Universal and that he was prepared to negotiate terms of an agreement on mutually agreeable terms.

Later that evening on July 10, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss Mr. Moroun’s response and the likelihood that the parties would reengage in negotiations. The Special Committee discussed its planned response if the members of the Special Committee were asked about the status of the negotiations at the Board meeting scheduled for the following morning. They agreed that if the LINC Shareholders wanted to conclude negotiations, then the process had come to an end. However, if the LINC Shareholders desired to reengage in discussions, the Special Committee would indicate that there were strategic and economic benefits to Universal’s shareholders in the proposed combination of Universal and LINC on mutually agreeable terms.

On the morning of July 11, 2012, the Board held a meeting at which Mr. Manuel Moroun explained his view that the proposed transaction represented compelling value for Universal’s shareholders and that the LINC Shareholders and the Special Committee should reengage in discussions regarding a proposed transaction. To allow for the time necessary to negotiate these terms, and as requested by the Special Committee, the Board extended the Special Committee’s authorization until August 15, 2012. Following the Board meeting, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to confirm that the LINC Shareholders desired to reengage on negotiating the terms of a proposed transaction.

In the evening of July 11, 2012, Mr. Matthew Moroun delivered a letter to the Special Committee setting forth what the LINC Shareholders set forth as their “final proposal” of terms for a transaction. The LINC Shareholders’ proposal provided that they would accept the exchange ratio proposed by Universal of 0.724 shares of Universal common stock for each share of LINC common stock and LINC would pay and distribute $94.5 million of dividends to the LINC Shareholders and their affiliates. The LINC Shareholders also indicated that they would accept an adjustment for reductions in working capital below a threshold of $18 million. The LINC Shareholders continued to insist that the transaction not be conditioned on the approval of the majority of Universal’s shareholders (other than the Moroun family). The LINC Shareholders’ proposal indicated that, as with the Special Committee’s proposal, the transaction would be conditioned upon the receipt of debt financing for the combined company in amounts sufficient to refinance existing debt obligations at both LINC and Universal on acceptable terms, but in the event of a financing failure, no termination fees or reimbursement of expenses would be paid by LINC.

Concurrently with delivery of the letter, representatives of Simpson Thacher held discussions with representatives of Latham, and representatives of Stifel held discussions with representatives of Evercore, indicating that the terms in Mr. Matthew Moroun’s letter represented the LINC Shareholders’ “final proposal” and should be treated as a “take it or leave it” proposal.

On July 12, 2012, at the direction of the Special Committee, representatives of Latham held discussions with representatives of Simpson Thacher, and representatives of Evercore held discussions with representatives of Stifel, to clarify certain issues in the letter.

On July 13, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss how to proceed in response to Mr. Matthew Moroun’s letter. The Special Committee concluded that it would not treat the proposal as a “take it or leave it” proposition, but would instead seek to negotiate the terms of an agreement with the LINC Shareholders on terms acceptable to the Special Committee. Representatives of Evercore provided the Special Committee with certain preliminary financial advice regarding the new proposal and the Special Committee discussed that even at an exchange ratio of 0.724 and the additional dividend payments proposed by the LINC Shareholders, the transaction still represented a compelling value and strategic fit. The Special Committee concluded that an in-person meeting with Mr. Matthew Moroun would be appropriate and contacted Mr. Calderone to coordinate the meeting early the following week.

On July 15, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to further discuss how to respond to the LINC Shareholders’ proposal. After extensive discussion, the Special Committee concluded that while some aspects of the proposal were acceptable, other provisions were not. The Special Committee’s concerns focused on: (i) improving the financial terms of the transaction, if possible; (ii) preserving the value of the business of LINC it believed it was bargaining for; (iii) ensuring a viable entity or person would indemnify Universal for breaches of the agreement; (iv) the risks associated with LINC’s Sub-Chapter S election and the desire for both a full indemnity and due diligence access; (v) the Moroun family’s plans regarding future dispositions and acquisitions of Universal shares; (vi) a requirement that the Moroun family not undertake a short-form merger for a period of time following the combination of Universal and LINC and (vii) a condition that the combination of Universal and LINC require approval of a majority of Universal’s shareholders (other than the Moroun family).

On the morning of July 16, 2012, the Special Committee held an in-person meeting to reconfirm its position on the various issues raised in Mr. Matthew Moroun’s proposal. Representatives of Latham and Evercore participated in this meeting.

On July 16, 2012, after the Special Committee meeting, the Special Committee met in-person with Messrs. Matthew Moroun and Calderone for several hours to discuss the various terms of the proposed transaction. In these meetings, the Special Committee and Mr. Matthew Moroun reached conceptual agreement on a significant number of proposed terms, subject to reaching agreement on the specific contractual language of such terms, including a reduction that ultimately resulted in the exchange ratio being reduced from 0.724 to 0.700; LINC being delivered with an appropriate level of working capital and with debt not in excess of $153 million; the Moroun family agreeing to indemnify or guarantee Universal for certain damages arising from the transaction, subject to reaching agreement regarding acceptable deductibles and caps; Universal being indemnified for the full amount of any taxes arising out of LINC’s Sub-Chapter S election, up to the transaction value; and the Moroun family committing not to undertake a short-form merger for a period of time after closing.

The LINC Shareholders’ willingness to accept these conceptual terms was conditioned on the Special Committee’s accepting the LINC Shareholders’ position that the transaction not be conditional on approval of Universal’s shareholders (other than the Moroun family). The Special Committee concluded the negotiations and held a separate Special Committee meeting, at which it discussed, in light of the extensive negotiations, the additional concessions achieved in the negotiations with Messrs. Matthew Moroun and Calderone, including the increase in economic value to Universal’s shareholders, and in recognition of the fact that, despite numerous efforts to obtain a requirement that the transaction be conditioned on the approval of a majority of Universal’s shareholders (other than the Moroun family), the LINC Shareholders continued to refuse such a condition, the Special Committee determined, subject to reaching agreement on the specific language of the provisions, to remove its request for the condition and accepted the LINC Shareholders’ other concessions. Based on this understanding, representatives of Evercore, the Special Committee and Messrs. Matthew Moroun and Calderone discussed the process for concluding documentation for the transaction.

Late during the evening of July 16, 2012, representatives of Simpson Thacher provided a revised draft of the merger agreement.

On July 18, 2012, representatives of Latham provided a revised draft merger agreement to representatives of Simpson Thacher and representatives of Evercore held discussions with representatives of Stifel.

On July 20, 2012, the Special Committee met telephonically with its advisors to discuss the status of the negotiations of the merger agreement, particularly in light of the conceptual agreement reached with the LINC Shareholders on July 16, 2012. The Special Committee concluded that the draft merger agreement provided by representatives of Simpson Thacher did not reflect an appropriate working capital adjustment, particularly with respect to the timing and manner of calculating working capital. In addition, representatives of Evercore had learned that certain planned capital expenditures by LINC had been deferred into the third quarter of 2012. After discussing the terms set forth in the most recent draft of the merger agreement, the Special Committee determined that Mr. Wahby should contact Mr. Matthew Moroun to discuss the status of the negotiations. Messrs. Wahby and Matthew Moroun spoke on July 21, 2012 and agreed that the Special Committee and the LINC Shareholders should continue negotiations.

Over the weekend of July 21 and July 22, 2012, the Special Committee held five telephonic meetings, at which representatives of Latham and Evercore participated, to discuss the status of the negotiations. In addition to these meetings, representatives of Evercore participated in a series of telephone conversations with representatives of Stifel and LINC’s management to review LINC’s proposed working capital calculations, second quarter performance, capital expenditures timing and the interest of potential lenders to Universal in connection with the financing necessary to close the acquisition by Universal of LINC. Also during the weekend, representatives of Latham and Simpson Thacher negotiated various provisions of the merger agreement.

On the evening of July 22, 2012, the Board met telephonically. Mr. Matthew Moroun, as Chairman of the Board of Universal, indicated the meeting had been called in hopes that the negotiations of the combination of Universal and LINC would have concluded, but noted that the parties had not yet been able to reach agreement on certain substantive matters. The Board agreed that discussions of the terms of the transaction should continue among the advisors.

On the morning of July 23, 2012, the Special Committee and Mr. Matthew Moroun agreed that representatives of KPMG LLP, Universal’s outside auditors, and representatives of Grant Thornton LLP, LINC’s outside auditors, would meet with LINC’s management to review the proposed working capital calculations. This group held a series of in-person and telephonic meetings throughout the course of the day. Representatives of Evercore also received an update from LINC’s management regarding the syndication efforts with commercial banks for the financing necessary to consummate Universal’s acquisition of LINC. LINC’s management reported that the prospective lenders had provided additional non-binding commitments and that several more banks had been included in the proposed lender group since the Special Committee and Mr. Matthew Moroun discussed the issue on July 16, 2012 and that there were now non-binding commitments in excess of 135% of the amount necessary to consummate the transaction.

In the evening of July 23, 2012, the Special Committee met with its advisors to discuss the additional analysis and diligence performed during the course of the day. A representative from KPMG provided the Special Committee with a summary of the review conducted by KPMG of the working capital calculations. Representatives of Evercore informed the Special Committee of the status of the financing as explained by LINC’s management.

On July 24, 2012, negotiations between representatives of Simpson Thacher and Latham continued during the day with respect to the merger agreement and related transaction documents, and the Special Committee held two telephonic meetings at which representatives of Latham and Evercore participated. At these meetings, the Special Committee agreed to an approach for calculating working capital and the working capital target of $18 million and, based on the significant lender interest for the proposed financing, determined that the Special Committee was comfortable with the financing arrangements and that it would not need to pursue alternative structures or other means to ensure the financing was available.

On the evening of July 24, 2012, the Board met for dinner in advance of a regularly scheduled Board meeting to be held on July 25, 2012 to review the second quarter operating results of Universal. After the meeting, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to discuss the sole significant open issue, which was the timing of certain LINC capital expenditures. The Special Committee determined that if the LINC Shareholders agreed that LINC would spend the amount of its capital expenditures which had been deferred before closing of Universal’s acquisition of LINC, then all significant open issues between the Special Committee and LINC would be resolved.

On the morning of July 25, 2012, the Board held a meeting and reviewed the second quarter operating results of Universal with Universal’s management. The Board approved a press release regarding these results, which press release was subsequently issued on the morning of July 26, 2012.

Shortly after the July 25, 2012 Board meeting, the Special Committee held an in-person meeting and invited Messrs. Matthew Moroun and Calderone to join the meeting. Representatives of Latham and Simpson Thacher participated in the meeting telephonically.

During the meeting, Mr. Matthew Moroun agreed to the Special Committee’s request that all capital expenditures scheduled for the first three quarters of 2012 as of July 25, 2012 be made prior to closing, or that Universal receive a purchase price adjustment. Representatives of Simpson Thacher and Latham finalized the merger agreement and related transaction documents and Evercore reviewed Universal’s second quarter operating results on behalf of the Special Committee later that afternoon.

On the evening of July 25, 2012, the Special Committee held a telephonic meeting, at which representatives of Latham and Evercore participated, to formally consider the terms of the proposed transaction. During the meeting, representatives of Evercore presented its financial analysis with respect to the transactions contemplated by the merger agreement and related transaction documents, and discussed the materials with the Special Committee. After this discussion, representatives of Evercore delivered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 25, 2012, that, as of July 25, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the 0.700 exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Universal. The Special Committee then discussed the upcoming termination of its authority on August 15, 2012 and the fact that Universal’s acquisition of LINC was unlikely to be completed before this date. The Special Committee determined that it was advisable to ensure that the Special Committee’s term would extend until the earlier of the termination of the merger agreement or the closing of Universal’s acquisition of LINC and that, after the closing of the transaction, all decisions regarding the merger agreement on behalf of Universal would be made with the approval of Universal’s Audit Committee at a duly convened meeting. Therefore, the Special Committee determined that its recommendation to the Board to approve the merger agreement would be conditioned upon the adoption by the Board of resolutions extending the Special Committee’s term and delegating certain decisions to the Audit Committee.

At a telephonic meeting later during the evening of July 25, 2012, the Board first adopted resolutions extending the term of the Special Committee and delegating certain decision to the Audit Committee, as requested by the Special Committee. After adoption of those resolutions, the Special Committee made its recommendation to the Board that it approve the merger agreement and related transaction documents. Following this recommendation, the Board adopted and approved the merger agreement and related transaction documents, the issuance of shares of Universal’s common stock provided for in the merger agreement and the analysis of the Special Committee. Consistent with the merger agreement, the Board also recommended that Universal’s shareholders authorize for issuance an additional 60,000,000 shares of Universal common stock and adopted and approved the Amended and Restated Registration Rights Agreement (which amendment added demand registration rights on behalf of the LINC Shareholders). Messrs. Manuel and Matthew Moroun abstained from these votes, which were otherwise approved by all the members of the Board.

Later that evening, Universal, LINC, the LINC Shareholders and Mr. Manuel Moroun executed the merger agreement and the Amended and Restated Registration Rights Agreement. The following morning, Universal issued a press release, filed with the SEC a Current Report on Form 8-K including the merger agreement and an investor presentation and held an investor call the following morning announcing the execution of the transaction documents for the combination of Universal and LINC.

On July 26, 2012, the Moroun family executed a written consent of a majority of the shareholders of Universal approving the issuance of shares of Universal’s common stock in connection with the combination of Universal and LINC and an amendment to the Amended and Restated Articles of Incorporation of Universal increasing the number of authorized shares by 60,000,000 shares to 100,000,000 shares.

Reasons for the Merger; Recommendation of the Special Committee; Approval of the Board

The Special Committee and the Board reviewed and considered the terms of the merger and the Merger Agreement and each determined that the merger, including the issuance of shares of Universal common stock contemplated by the Merger Agreement, is fair to and in the best interests of Universal and its shareholders. Accordingly, the Special Committee unanimously recommended that the Board adopt the Merger Agreement, and the Board adopted the merger agreement and approved the transactions contemplated by the Merger Agreement.

In reaching the determinations and recommendations described above, the Special Committee consulted with Universal management and its independent financial and legal advisors and considered a number of relevant factors. The Special Committee believed that these factors, taken as a whole, affirmatively supported its conclusion that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and also in the best interests of Universal and its shareholders (other than the Moroun family). The Board took into account the Special Committee’s recommendation and its consideration of the following factors and adopted the recommendation and analysis of the Special Committee as the basis for its recommendation and approval. These factors include, but are not limited to, the following:

Strategic Considerations. The Special Committee considered a number of factors pertaining to the strategic rationale for the transaction, including the following:

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Increased Scale, Scope and Diversification. The combination of Universal and LINC will create a combined company with increased scale and scope. The combined companies will substantially increase Universal’s consolidated revenues, and provide services to a broader base of customers at various points across the logistics and transportation solutions market, including intermodal transportation that Universal cannot currently provide. The combined company will also be better diversified, reducing customer concentration and broadening revenue opportunities.

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Complementary Businesses. Universal and LINC have complementary businesses, which will provide the combined company with a stronger growth platform and a more diversified base, and will provide opportunities in attractive markets. The combined company will have strategic opportunities to grow each business with potential cross-company opportunities, as it will be able to service multiple needs for current customers.

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Increased Margins and Growth. The merger should increase Universal’s aggregate margins. LINC currently earns a higher margin on its sales than Universal does and the combined companies should have a consolidated operating margin higher than Universal operates at currently. Further, Universal views logistics companies as having stronger growth prospects than Universal’s current business, and thus the combination should permit Universal to pursue that opportunity for growth.

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Combined Expertise. The merger will combine complementary areas of expertise of each company. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce and to leverage the best practices of Universal and LINC.

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Enhanced Market Profile. Following the merger, Universal will have a larger market capitalization, which is expected to enhance the equity market profile of Universal. Additionally, Mr. Matthew Moroun stated in a press release issued upon announcement of the transaction that although the Moroun family currently expects to remain controlling shareholders of Universal, the Moroun family understands that some of Universal’s institutional shareholders would prefer additional liquidity, and the Moroun family may at the appropriate time seek liquidity for a portion of their shares depending on market conditions, investment opportunities, liquidity needs and other factors.

Merger Consideration. The Special Committee considered that the merger consideration consisted of shares of Universal stock at a fixed exchange ratio, and that the exchange ratio will not adjust upwards to compensate for any declines in the price of Universal common stock prior to the closing of the merger. The Special Committee also considered the payment of cash dividends to the LINC shareholders immediately prior to closing and noted the accretive effect of increasing cash consideration in the form of pre-closing borrowings and dividends at LINC in order to reduce the exchange ratio.

Opinion of Financial Advisor. The Special Committee considered the financial analyses and presentations of Evercore, as presented to the Special Committee on July 25, 2012, as well as Evercore’s oral opinion delivered to the Special Committee on July 25, 2012, and later confirmed in a written opinion as of the same date, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio was fair, from a financial point of view, to Universal. See “The Merger—Opinion of the Special Committee’s Financial Advisor” beginning on page 50. The full text of the written opinion of Evercore, dated July 25, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B.

Financial and Business Information. The Special Committee considered the current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives of Universal and LINC, including potential risks involved in achieving such prospects and objectives, and the current and expected conditions in the general economy and in the transportation and logistics industries, including the potential impact of these conditions in achieving such prospects and objectives.

Management Forecasts. In connection with the Special Committee’s evaluation of the proposed combination, the Special Committee considered, with the assistance of Evercore, the financial forecasts for fiscal years 2012 through 2016 of LINC and Universal prepared by LINC’s and Universal’s respective management. Based on its consideration of management’s financial forecasts and the risks associated with achieving such financial performance, the Special Committee believes that the merger consideration appropriately reflects the long-term value creation potential of the combined companies’ forecasted financial performance. For further information regarding the financial forecasts prepared by Universal’s management, see “Financial Forecasts” below.

Pro Forma Financial Impact of the Combination. The Special Committee considered the expected financial impact of the merger on Universal, including that the combination is anticipated to be at least 20% accretive to Universal’s earnings per share in 2013 and that the merger is expected to enhance earnings per share growth. The Special Committee also considered the pro forma financial position of the combined companies, including its pro forma net debt to last twelve months EBITDA. The Special Committee also considered Universal’s trading multiple relative to the higher trading multiples of companies comparable to LINC, and the potential increase in Universal’s trading multiple following the combination.

Strategic Alternatives. The Special Committee considered trends and competitive developments in the transportation services and logistics industries and the industries of Universal’s and LINC’s key customer bases. The Special Committee considered the fact that there were no identifiable acquisition opportunities that presented as compelling a strategic and financial case as the merger with LINC. The Special Committee also noted the Moroun family’s statements that they would not support a sale of Universal or any of its businesses to a third party or any acquisition or transaction that would be an alternative to the acquisition of LINC.

Negotiation Process and Review by the Special Committee. The terms of the Merger Agreement were the result of active and intense arms’ length negotiations conducted by the Special Committee, which is comprised entirely of independent and disinterested directors, with the assistance of independent financial, legal and accounting advisors. Among other matters, the Special Committee insisted upon access to legal and financial due diligence information for Universal and LINC as a condition to considering and negotiating the terms of the combination. The Special Committee continued to negotiate for additional value and contractual protections for Universal in the merger notwithstanding repeated stalemates in the negotiations with the LINC shareholders.

Authority of the Special Committee. The resolutions establishing the Special Committee provided that the Board would not approve the merger without the prior recommendation of the Special Committee. The resolutions also provided the Special Committee with broad authority to retain independent advisors.

Minority Shareholder Protection. Because of the material increase in the Moroun family’s percentage ownership of Universal as a result of the merger, the Special Committee insisted on contractual limitations of the ability of those shareholders to unilaterally “squeeze out” the minority of shareholders of Universal through a “short-form” merger.

Other Terms of the Merger Agreement. The Special Committee considered the terms of the Merger Agreement, which are described more fully in the section “The Merger Agreement” beginning on page 69 of this Information Statement and which includes, among other terms:

•	that Universal provide limited representations and warranties, mitigating transaction or indemnification risk for Universal, while LINC provided customary representations and warranties; and

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indemnification for breaches of LINC’s and LINC’s shareholders’ breaches of representations and warranties and covenants, including indemnification up to the amount of the total amount of transaction consideration for breaches of covenants and breaches of certain representations and warranties.

Potentially Negative Factors.

In reaching the determinations and recommendations described above, the Special Committee also considered the following potentially negative factors:

No Minority Shareholder Approval Right; No Dissenters Rights. The Special Committee considered the fact that the transaction is not conditioned upon the approval of the shareholders unaffiliated with Messrs. Moroun. The Special Committee also acknowledged that pursuant to the MBCA, which governs the merger of Michigan corporations, Universal shareholders would not have the opportunity to dissent from the transaction and seek an appraisal of the fair value of their shares.

Business Risks. The Special Committee considered certain risks associated with LINC’s business and operations, including:

•	LINC’s reliance on a limited number of key customers; and

•	LINC’s dependence on the North American automotive industry.

Fixed Exchange Ratio. The Special Committee considered that the exchange ratio is fixed, and the exchange ratio will not be adjusted downward to compensate for increases in the value of Universal prior to the closing of the merger. The Special Committee determined that this structure was appropriate and the risk acceptable in light of the relative intrinsic values and financial performance of LINC and Universal, the percentage of the combined company to be owned by Universal’s shareholders, and the Special Committee’s ability to terminate the Merger Agreement if LINC suffers a material adverse effect.

Increased Moroun Ownership Stake. The Special Committee considered the fact that following the completion of the transaction, the Moroun family’s beneficial ownership of Universal’s common stock would be increased to approximately 82% of Universal’s outstanding common stock. Unless the Moroun family sells shares, which it is not obligated to do, the publicly traded float in Universal’s stock will not increase, which may have a negative impact on Universal’s trading price. However, the Special Committee also considered that if the Moroun family seeks to liquidate their holdings, such a significant sale of shares could have a substantial negative effect on Universal’s stock price.

Increased Indebtedness. Universal currently operates without net debt. Following the closing of the transaction, Universal will significantly increase its total indebtedness and its leverage ratios. However, Universal does not expect the increased leverage to impede further growth and the Special Committee, with the assistance of Evercore, considered the pro forma leverage ratios to be appropriate for the combined company.

Financing Condition and Risks. The Special Committee considered that the consummation of the merger is conditioned upon receipt of no less than $200 million of financing for the combined companies, including the refinancing of over $150 million of LINC indebtedness. In connection with the proposed transaction, Universal secured indications from lenders of their willingness to participate in a secured credit facility to provide no less than $200 million (and up to $220 million) in loans. Because Universal has not received committed financing, the availability of the loans at the closing is not certain.

Transaction Costs and Integration. The Special Committee took into account the substantial transaction costs to be incurred in connection with the merger and the possibility that the potential benefits of the merger will not be realized within the expected time period, and the risks and challenges of integrating Universal’s and LINC’s businesses, operations and workforces.

Related Party Contracts. The Special Committee considered that LINC is party to a number of contracts with entities affiliated with the Moroun family and that the terms of such arrangements might be more or less favorable to LINC than would be available from a third-party. Additionally, the Special Committee recognized that pursuant to Universal’s policies and procedures, upon the renewal (if any) of these contracts, each will be subject to future review and approval by the Universal Audit Committee as related party transactions.

The Special Committee weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Special Committee did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation. Rather, the Special Committee made its determination based on the totality of the information presented to and considered by the Special Committee. Individually, each member of the Special Committee may have given greater or lesser weight to a particular factor or consideration.

Reasons for the Recommendation by the Board of Directors.

The determinations and recommendations of the Universal Board, with Messrs. Moroun recusing themselves, which concluded that the terms of the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of Universal and the Universal shareholders other than the Moroun family and entities they control, were based on the unanimous recommendation of the Special Committee and the analysis, factors and reasons described above, and the Universal Board of Directors expressly adopted the recommendation and analysis of the Special Committee.

Opinion of the Special Committee’s Financial Advisor

In connection with the merger, the Special Committee retained Evercore to act as a financial advisor. On July 25, 2012, Evercore Group L.L.C., or Evercore, delivered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 25, 2012, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Universal.

The full text of the written opinion of Evercore, dated as of July 25, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Information Statement and is incorporated by reference in its entirety into this Information Statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of the Universal common stock should act in respect of the Universal share issuance. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Universal, nor does it address the underlying business decision of Universal to engage in the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Universal that Evercore deemed to be relevant;

•	reviewed certain historical non-public financial statements and other historical non-public financial data relating to Universal prepared and furnished to Evercore by management of Universal;

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reviewed certain projected non-public financial statements and other projected non-public financial data relating to Universal prepared and furnished to Evercore by management of Universal, which we refer to as Universal management projections and are provided in this Information Statement under the heading “—Financial Forecasts—Universal” beginning on page 60;

•	reviewed certain historical and projected non-public operating data relating to Universal prepared and furnished to Evercore by management of Universal;

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discussed the past and current operations, financial projections and current financial condition of Universal with management of Universal (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Universal common stock;

•	compared the financial performance of Universal and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed to be relevant;

•	compared the financial performance of Universal and the valuation multiples relating to the transaction with those of certain other transactions that Evercore deemed to be relevant;

•	reviewed certain publicly available business and financial information relating to LINC that Evercore deemed to be relevant;

•	reviewed certain historical non-public financial statements and other historical non-public financial data relating to LINC prepared and furnished to Evercore by management of LINC;

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reviewed certain projected non-public financial statements and other projected non-public financial data relating to LINC prepared and furnished to Evercore by management of LINC, which we refer to as LINC management projections and are provided in this Information Statement under the heading “—Financial Forecasts—LINC” beginning on page 60;

•	reviewed certain historical and projected non-public operating data relating to LINC prepared and furnished to Evercore by management of LINC;

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discussed the past and current operations, financial projections and current financial condition of LINC with management of LINC (including their views on the risks and uncertainties of achieving such projections);

•	compared the financial performance of LINC and the valuation multiples relating to the transaction with those of certain publicly traded companies that Evercore deemed to be relevant;

•	compared the financial performance of LINC and the valuation multiples relating to the transaction with those of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Evercore deemed to be relevant;

•	reviewed the synergies expected to result from the merger, as estimated by the management of Universal and the management of LINC and furnished to Evercore by management of Universal;

•	considered, as a singular event, the potential pro forma impact of the merger of Merger Sub with and into LINC and subsequent merger of LINC with and into Merger Sub, LLC;

•	reviewed the debt financing proposal provided to Evercore by management of Universal;

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reviewed a draft, to be dated July 25, 2012, of the Merger Agreement, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material for Evercore’s analysis; and

•	performed such other analyses and examinations and considered such other information and factors that Evercore deemed to be appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by or for Evercore, and Evercore has not assumed any liability therefor. With respect to the projected financial data relating to Universal and LINC referred to above, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Universal’s and LINC’s management as to the future competitive, operating and regulatory environments and related financial performance of Universal and LINC. Evercore further assumed that, in all material respects, the financial projections of Universal and LINC will be realized in the amounts and times indicated thereby. Evercore expressed no view as to any projected financial data relating to Universal or LINC or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Universal or LINC or the consummation of the merger or materially reduce the benefits to the holders of Universal’s common stock of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Universal or LINC, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Universal or LINC under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expresses no opinion with respect to, any matter other than the fairness to Universal, from a financial point of view, of the exchange ratio. Evercore does not express any view on, and its opinion did not address, the fairness of the proposed transaction to the holders of any securities, creditors or other constituencies of LINC, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LINC, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore has assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to Universal, nor does it address the underlying business decision of Universal to engage in the merger. As the Special Committee was aware, Evercore was not authorized to pursue strategic transactions other than the merger. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of the Universal common stock should act in respect of the merger or how any holder of shares of the Universal common stock should act in respect of the Universal share issuance. Evercore expressed no opinion as to the price at which shares of Universal would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Universal and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses prepared by Evercore and reviewed with the Special Committee on July 25, 2012 in connection with rendering its opinion to the Special Committee on July 25, 2012. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. We encourage our shareholders to read the full text of Evercore’s written opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 24, 2012 (the last trading day prior to July 25, 2012, the date on which the Special Committee recommended that the Universal Board of Directors adopt the Merger Agreement and approve the merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Universal Financial Analyses

Historical Stock Price Performance. Evercore reviewed certain data with regard to the historical trading price of the Universal common stock. In the last twelve months, or LTM, up to and including July 24, 2012, the last trading day prior to the execution of the Merger Agreement, the Universal common stock traded at a low of $11.75, a high of $18.77, a mean or average of $14.94, a median of $14.81 and had a closing price of $12.74 on July 24, 2012. The following table summarizes the historical stock price performance:

	Low	Mean	Median	High
10 Days	$12.74	$13.57	$13.61	$13.87
1 Month	$12.74	$13.99	$13.82	$15.13
3 Months	$12.74	$14.01	$13.89	$15.62
6 Months	$12.74	$15.14	$15.07	$18.77
12 Months	$11.75	$14.94	$14.81	$18.77

Discounted Cash Flow Analysis. Evercore performed an indicative discounted cash flow analysis of Universal to derive an implied per share value range for the Universal common stock based on the implied present value of Universal’s projected cash flows as provided in the Universal management projections. In this analysis, Evercore calculated the implied per share value range for the Universal common stock by discounting Universal’s projected cash flows for the second half of 2012, and 2013 through 2016, and terminal values as of December 31, 2016, based on a range of earnings before interest, taxes, depreciation and amortization, or EBITDA, exit multiples, at a discount rate based on Universal’s weighted average cost of capital ranging from 10.5% to 13.5%.

In performing this analysis, Evercore assumed a range of weighted average costs of capital of 10.5% to 13.5% and EBITDA exit multiples ranging from 4.5x to 8.0x. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of Universal, and taking into account the multiples and ratios for the selected publicly traded companies. At a 12.0% weighted average cost of capital, the discounted cash flow analysis indicated a per share equity value of $19.27 to $30.03 per share of the Universal common stock, as compared to the July 24, 2012 closing price of $12.74 per share.

Analysis of Selected Publicly Traded Companies. Evercore reviewed and compared certain financial and operating information relating to Universal to corresponding information of a group of selected publicly traded companies in the asset-light trucking and logistics industry. Although none of the selected publicly traded companies are directly comparable to Universal, the companies were chosen because they have certain characteristics that are similar to those of Universal. The selected companies were as follows:

• C.H. Robinson Worldwide, Inc.	• Landstar System, Inc.

• Echo Global Logistics, Inc.	• Pacer International, Inc.

• Expeditors International of Washington, Inc.	• Quality Distribution, Inc.

• Forward Air Corporation	• Roadrunner Transportation Systems, Inc.

• HUB Group, Inc.	• UTi Worldwide Inc.

Evercore calculated and analyzed various financial multiples and ratios of Universal and the selected companies as follows:

•	Total enterprise value, or TEV, to EBITDA multiple for estimated calendar year 2012 and estimated calendar year 2013;

•	TEV to earnings before interest and taxes, or EBIT, multiple for estimated calendar year 2012 and estimated calendar year 2013; and

•	Price to earnings, or P/E, multiple for estimated calendar year 2012 and estimated calendar year 2013.

The multiples for each of the selected companies as well as those of Universal were calculated using the closing price of the selected companies’ common stock on July 24, 2012 and were based on, and derived from, publicly available filings, and financial data provided by Thomson Reuters I/B/E/S and FactSet Research Systems Inc. TEV represents total market equity value plus book value of total debt, preferred stock and minority interest less cash and book value of unconsolidated assets, if any.

A summary of the reference ranges of trading multiples is set forth below:

Selected Publicly Traded Companies
Multiple	Universal	Low	High
TEV/EBITDA
2012E	4.3x	5.2x	11.5x
2013E	3.8x	4.0x	10.2x
TEV/EBIT
2012E	6.0x	6.9x	13.5x
2013E	5.1x	5.0x	10.7x
Price/Earnings
2012E	10.7x	9.3x	23.6x
2013E	9.4x	7.1x	17.6x

In order to derive an implied equity value range for Universal, Evercore applied ranges of selected multiples of the financial and operating information to the comparable data for Universal, based on the Universal management projections and Thomson Reuters I/B/E/S financial data projections. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of Universal, and taking into account the multiples and ratios for the selected publicly traded companies. Evercore then compared the implied per share equity value ranges to Universal’s July 24, 2012 closing of $12.74 per share.

A summary of the reference ranges of implied per share value is set forth below:

Based on I/B/E/S Financial Data
Multiple	Range of Multiples	Implied Per Share Reference Range
TEV/EBITDA
2012E	4.5x –8.0x	$12.70 – $22.18
2013E	3.75x – 7.0x	$12.09 – $22.12
TEV/EBIT
2012E	6.0x – 9.5x	$12.06 – $18.79
2013E	5.0x – 8.0x	$11.80 – $18.57
Price/Earnings*
2012E	10.5x –16.5x	$12.53 – $19.68
2013E	9.5x – 14.0x	$12.85 – $18.94

*	The implied per share reference range is calculated with respect to net income, which is based on diluted equity market capitalization consensus earnings per share, or EPS, and 15.491 million shares of Universal common stock outstanding.

Based on Universal Projections
Multiple	Range of Multiples	Implied Per Share Reference Range
TEV/EBITDA
2012E	4.5x – 8.0x	$13.22 – $23.10
2013E	3.75x – 7.0x	$12.91 – $23.66
TEV/EBIT
2012E	6.0x – 9.5x	$12.73 – $19.85
2013E	5.0x – 8.0x	$13.38 – $21.10
Price/Earnings*
2012E	10.5x – 16.5x	$13.61 – $21.38
2013E	9.5x – 14.0x	$15.28 – $22.51

*	The implied per share reference range is calculated with respect to net income and 15.491 million shares of Universal common stock outstanding.

Present Value of Future Share Price Analysis. Evercore performed an illustrative analysis of the present value of the future stock price of Universal, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA and EPS. For this analysis, Evercore applied a multiple of 6.25x Universal’s projected EBITDA and a multiple of 13.5x Universal’s projected EPS for the years 2012 through 2016, discounting the resulting implied future share price utilizing a range of costs of equity of 12.5% to 14.5%. Applying a discount rate of 13.5%, the TEV to EBITDA analysis resulted in a range of implied values of $19.15 to $23.94 per share of Universal common stock, and the P/E analysis resulted in a range of implied values of $17.49 to $21.74 per share of the Universal common stock, as compared to the July 24, 2012 closing price of $12.74 per share.

Selected Precedent Transactions Analysis. Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the merger. Evercore analyzed 16 merger and acquisition transactions that were announced between July 3, 2000 and June 16, 2012 involving the acquisition of asset-light trucking and logistics companies and businesses. The selected transactions are set forth below:

Date Announced	Acquiror	Target
06/14/12	Panther Expedited Services, Inc.	Arkansas Best Corp.
05/10/12	Caterpillar Logistics Services, Inc.	Platinum Equity, LLC
10/08/09	Livingston International Income Fund	CPP Investment Board/Sterling Partners
12/02/08	IBM Global Logistics	Geodis
05/03/07	EGL, Inc.	CEVA Group Plc
02/05/07	TDS Logistics, Inc.	Walsh Western International, Ltd.
12/06/06	Greatwide Logistics Services, LLC	Hicks Holdings LLC/Investcorp Asset Management
08/23/06	TNT Logistics N.V.	Apollo Management, L.P.
11/15/05	BAX Global, Inc.	Deutsche Bahn Aktiengesellschaft
06/27/05	Ozburn-Hessey Logistics, LLC	Welsh, Carson, Anderson & Stowe
06/23/05	New Breed, Inc.	Warburg Pincus LLC
10/06/04	Menlo Worldwide Forwarding, Inc.	United Parcel Service, Inc.
05/24/01	USCO Logistics	Kuehne & Nagel
01/11/01	Fritz Companies, Inc.	United Parcel Service, Inc.
09/04/00	CTI Logistx, Inc.	TNT Post Group N.V.
07/03/00	Circle International Group, Inc.	EGL, Inc.

While none of the companies in the selected transactions are directly comparable to Universal and none of the transactions in the selected transactions analysis is directly comparable to the merger, Evercore selected these transactions because each of the target companies was involved in the asset-light trucking or logistics industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain of Universal’s operating characteristics and products.

For each of the selected transactions for which the relevant information was available, Evercore calculated and compared TEV based on the implied transaction price as a multiple of the target’s LTM EBITDA. Public financial information was unavailable for certain of the transactions. The results of this TEV/LTM EBITDA analysis indicated a low multiple of 5.5x and a high multiple of 14.6x.

Applying a range of multiples of TEV to LTM EBITDA of 5.5x – 14.5x to Universal’s estimated second quarter LTM EBITDA, this analysis indicated a range of implied per share equity values for Universal of approximately $14.42 to $37.17, as compared to the July 24, 2012 closing price of $12.74 per share.

Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of Universal, and taking into account the multiples for the selected precedent transactions.

Research Analyst Price Target: Evercore analyzed research analyst estimates of potential future value of the Universal common stock, or price target, based on publicly available equity research published with respect to Universal. The one research analyst one-year forward price target observed by Evercore for the Universal common stock was $20.00 per share. Evercore then discounted the price target at an assumed equity discount rate of 13.5%, the midpoint of a utilized range of costs of equity of 12.5% to 14.5%., resulting in a present value of $18.17, as compared to the July 24, 2012 closing price of $12.74 per share.

LINC Financial Analyses

Analysis of Selected Publicly Traded Companies. Using the multiples of the financial and operating information derived for the selected companies, as described above, in order to derive an implied equity value range for LINC, Evercore applied ranges of selected multiples to the comparable data for LINC, based on the LINC management projections. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, customer and industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of LINC, and taking into account the multiples and ratios for the selected publicly traded companies. Evercore then compared the implied per share equity value ranges to the implied per share price of $8.92, calculated at the exchange ratio of 0.700x per share of the Universal common stock at Universal’s July 24, 2012 closing price of $12.74. The LINC equity values implied from applying the multiples of TEV to LINC’s projected EBITDA and projected EBIT are calculated with respect to deducting from implied TEV LINC’s total promissory notes and dividends payable and LINC’s outstanding indebtedness to lenders.

A summary of the reference ranges of implied per share value is set forth below:

Based on LINC Projections
Multiple	Range of Multiples	Implied Per Share Reference Range
TEV/EBITDA
2012E	6.0x – 9.0x	$10.42 – $19.31
2013E	5.0x – 8.0x	$9.82 – $20.13
TEV/EBIT
2012E	8.0x – 10.5x	$13.70 – $20.29
2013E	6.5x – 9.0x	$12.07 – $19.55
Price/Earnings*
2012E	13.5x – 17.5x	$20.42 – $26.48
2013E	10.5x – 15.0x	$18.25 – $26.07

*	The implied per share reference range is calculated with respect to net income and 20.753 million shares of the LINC common stock outstanding.

Discounted Cash Flow Analysis. Evercore performed an indicative discounted cash flow analysis of LINC to derive an implied per share value range for the LINC common stock based on the implied present value of LINC’s projected cash flows as provided in the LINC management projections. In this analysis, Evercore calculated the implied per share value range for the LINC common stock by discounting LINC’s projected cash flows for the second half of 2012, and 2013 through 2016, and terminal values as of December 31, 2016, based on a range of EBITDA exit multiples, at a discount rate based on LINC’s weighted average cost of capital ranging from 10.5% to 13.5%.

In performing this analysis, Evercore assumed a range of weighted average costs of capital of 10.5% to 13.5% and EBITDA exit multiples ranging from 6.0x to 9.0x. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, customer and industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of LINC, and taking into account the multiples and ratios for the selected publicly traded companies. At a 12% weighted average cost of capital, the discounted cash flow analysis indicated a value of $18.22 to $28.18 per share of the LINC common stock, as compared to the implied per share price of $8.92, calculated at the exchange ratio of 0.700x per share of the Universal common stock at Universal’s common stock closing price of $12.74 on July 24, 2012.

Present Value of Future Share Price Analysis. Evercore performed an illustrative analysis of the present value of the future stock price of LINC. For this analysis, Evercore applied a multiple of 7.5x to LINC’s projected EBITDA and a multiple of 15.5x LINC’s projected EPS for the years 2012 through 2016, discounting the resulting implied future share price utilizing a range of costs of equity of 12.5% to 14.5%. Estimated 2012 EPS reflected adjustments for one-time non-recurring items. Applying a discount rate of 13.5%, the TEV to EBITDA analysis resulted in a range of implied values of $16.07 to $25.28 per share of LINC common stock, and the P/E analysis resulted in a range of implied values of $23.45 to $26.19 per share of the LINC common stock, as compared to the implied per share price of $8.92, calculated at the exchange ratio of 0.700x per share of the Universal common stock at the Universal’s common stock closing price of $12.74 on July 24, 2012.

Selected Precedent Transactions Analysis. Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the merger. Using the analysis described above of 16 merger and acquisition transactions that were announced between July 3, 2000 and June 16, 2012 involving the acquisition of asset-light trucking and logistics companies and businesses, Evercore applied a range of multiples of TEV to LTM EBITDA of 5.5x – 14.5x to LINC’s estimated second quarter LTM EBITDA. This analysis indicated a range of implied per share equity values for LINC of approximately $6.00 to $27.87, as compared to the implied per share price of $8.92, calculated at the exchange ratio of 0.700x per share of the Universal common stock at Universal’s common stock closing price of $12.74 on July 24, 2012.

Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, service diversity, cash flow generation, asset intensity, industry concentration, commodity exposure, historical earnings volatility, relative profitability and expected growth of LINC, and taking into account the multiples for the selected precedent transactions.

Other Analyses

Exchange Ratio Analysis. Evercore reviewed the respective implied exchange ratios of the valuation analyses performed for both Universal and LINC described above. The implied stock exchange ratio range per share of the LINC common stock and the implied LINC share price, based on the Universal’s common stock closing price of $12.74 on July 24, 2012, by these valuation analyses are summarized below:

Method	Implied Exchange Ratio		Implied LINC Share Price
	Low	High	Low	High
Peer Group Trading Analysis (based on I/B/E/S Consensus Estimates and LINC Management Projections)
2012E TEV/EBITDA	0.470x	1.520x	$5.98	$19.37
2013E TEV/EBITDA	0.444x	1.666x	$5.66	$21.22
2012E TEV/EBIT	0.729x	1.682x	$9.29	$21.43
2013E TEV/EBIT	0.650x	1.657x	$8.28	$21.11
2012E P/E	1.038x	2.114x	$13.22	$26.93
2013E P/E	0.963x	2.028x	$12.27	$25.84
Peer Group Trading Analysis (based on Universal Management Projections and LINC Management Projections)
2012E TEV/EBITDA	0.451x	1.461x	$5.75	$18.61
2013E TEV/EBITDA	0.415x	1.559x	$5.29	$19.86
2012E TEV/EBIT	0.690x	1.594x	$8.79	$20.30
2013E TEV/EBIT	0.572x	1.461x	$7.29	$18.62
2012E P/E	0.955x	1.946x	$12.17	$24.79
2013E P/E	0.811x	1.706x	$10.33	$21.74
Present Value of Future Share Price (based on Universal Management Projections and LINC Management Projections)
Forward P/E	1.079x	1.497x	$13.74	$19.07
Forward EBITDA	0.671x	1.321x	$8.55	$16.82
Precedent Transactions Analysis
Q2 2012E LTM EBITDA	0.161x	1.933x	$2.06	$24.62
Discounted Cash Flow
2016E EBITDA Exit Multiple	0.607x	1.462x	$7.73	$18.63

Pro Forma Accretion/Dilution Analysis. Evercore reviewed the potential pro forma financial effect of the merger on Universal’s estimated EPS for calendar years 2013 and 2014. Evercore analyzed the financial data of Universal based on the Universal management projections, together with the financial data of LINC based on the LINC management projections. This analysis indicated that, without taking into account any synergies, the merger would be accretive to estimated EPS for calendar years 2013 and 2014, in the amount of $0.38 and $0.43 per share, respectively, or 23.5% and 22.4%, respectively. This analysis also indicated that, taking into account $1.5 million pre-tax synergies, the merger would be accretive to estimated EPS for calendar years 2013 and 2014, in the amount of $0.41 and $0.46 per share, respectively, or 25.4% and 23.9%, respectively.

Using the same assumptions, Evercore also analyzed the financial data of Universal based on Thomson Reuters I/B/E/S consensus projections, together with the financial data of LINC based on the LINC management projections. This analysis indicated that, without taking into account any synergies, the merger would be accretive to estimated EPS for calendar years 2013 and 2014, in the amount of $0.50 and $0.67 per share, respectively, or 37.1% and 46.7%, respectively. This analysis also indicated that, taking into account $1.5 million pre-tax synergies, the merger would be accretive to estimated EPS for calendar years 2013 and 2014, in the amount of $0.53 and $0.70 per share, respectively, or 39.3% and 48.9%, respectively.

The results of these analyses are summarized below:

	Universal Projections and LINC Projections		Universal I/B/E/S Consensus and LINC Projections
	2013E	2014E	2013E	2014E
No Synergies
Accretion/Dilution ($)	$0.38	$0.43	$0.50	$0.67
Accretion/Dilution (%)	23.5%	22.4%	37.1%	46.7%
$1.5 million Pre-Tax Synergies
Accretion/Dilution ($)	$0.41	$0.46	$0.53	$0.70
Accretion/Dilution (%)	25.4%	23.9%	39.3%	48.9%

Pro Forma Leverage Analysis. Evercore analyzed the effects of the transaction following the closing on Universal’s expected leverage. Assuming pro forma debt of $151.7 million, estimated second quarter 2012 last twelve months EBITDA of $89.6 million and pro forma interest expense of $4.2 million, the results of this analysis are summarized below:

Pro-Forma Leverage	2014E
Net Debt/Q2 2012E LTM EBITDA	1.7x
Q2 2012E LTM EBITDA/Interest Expense	21.3x

Contribution Analysis. Evercore compared the implied equity contributions of Universal and LINC in the combined company based on the expected EBITDA, EBIT and net income of Universal and LINC for the projected period from 2012 to 2014, based on the Universal management projections and the LINC management projections. The results of this analysis are summarized below:

	Implied Equity Contribution		Implied Exchange Ratio
	Universal	LINC	Universal
EBITDA
2012E	59.4%	40.6%	0.511x
2013E	59.7%	40.3%	0.504x
2014E	59.5%	40.5%	0.508x
EBIT
2012E	52.5%	47.5%	0.674x
2013E	56.0%	44.0%	0.586x
2014E	56.8%	43.2%	0.567x
Net Income
2012E	39.0%	61.0%	1.168x
2013E	40.9%	59.1%	1.081x
2014E	41.1%	58.9%	1.072x

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be Evercore’s view of the value of Universal common stock. No company used in the above analyses as a comparison is directly comparable to Universal or LINC, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Universal, LINC or their respective advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the exchange ratio to Universal. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with Universal, Universal paid Evercore a retainer fee of $500,000 with a monthly fee of $250,000 per month payable during the term of the engagement and a fee of $1.5 million which became payable to Evercore upon delivery of its fairness opinion. The monthly fees are to be deducted from the $1.5 million fairness opinion fee.

Evercore will receive an additional fee of $750,000 if the merger is completed. In addition, the Special Committee , at its discretion, may pay Evercore an additional $250,000. If the Merger Agreement is terminated and Universal is paid a break-up fee by LINC, then Universal shall pay Evercore a fee in an amount equal to 25% of the break-up fee up to a maximum aggregate fee of $750,000. In addition, Universal has agreed to reimburse Evercore for its reasonable expenses (including legal fees, expenses and disbursements) incurred in connection with Evercore’s engagement, and to indemnify Evercore for certain liabilities arising out of its engagement.

Prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and LINC or Universal pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Universal or LINC in the future and in connection with any such services Evercore may receive compensation; provided, however, that Evercore agreed that during the term of its engagement and for a period of 12 months after the termination of this engagement, Evercore would not accept any engagement from Universal or LINC, or any of their respective affiliates, without the prior approval of the Special Committee, or, if the Special Committee is not then in existence, a majority of the Universal’s independent directors.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Universal, LINC and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. Notwithstanding the foregoing, Evercore acknowledged that it does not for its own accounts as of the date of the Evercore engagement letter, and it will not, during the term of its engagement, hold any financial interest in Universal or LINC or their respective affiliates.

The Special Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Financial Forecasts

Universal

Universal does not as a matter of course make public projections as to future revenues, earnings or other results other than for providing estimated ranges of expected earnings for as much as one year in advance in its regular earnings press releases and other investor materials. However, in the course of its discussions with LINC leading up to the execution of the Merger Agreement, Universal provided LINC and its advisors, as well as the Special Committee and its advisors, with certain business and financial information which Universal believes was not publicly available. The information provided included forward-looking financial information for years 2012 through 2016, which is summarized below, and was prepared by Universal management and should be read together with the historical financial statements of Universal, which have been filed with the SEC and are incorporated into this Information Statement by reference and the other information regarding Universal contained elsewhere in this Information Statement. None of the forward-looking financial information was prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or the SEC with respect to prospective financial information. In the view of Universal’s management, the information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of Universal management’s knowledge and belief, a reasonable projection of future financial performance of Universal. However, the information provided to LINC and its advisors, as well as the Special Committee and its advisors has not been updated, is not fact and should not be relied upon as being indicative of future results, and readers of this document are cautioned not to rely on this forward-looking financial information.

The forward-looking financial information of Universal included in this Information Statement was prepared by, and is the responsibility of Universal’s management. Neither Universal’s independent auditors, nor independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information. The report of such independent registered public accounting firm included in Universal’s Annual Report on Form 10-K for the year ended December 31, 2011 relates to Universal’s historical financial information. It does not extend to the Universal forward-looking financial information and should not be read to do so.

The following table is a summary of the material forward-looking financial information Universal provided to LINC and its advisors, as well as the Special Committee and its advisors for years 2012 through 2016.

(in millions)	For the Years Ended December 31,
	2012E	2013E	2014E	2015E	2016E
Total Operating Revenues	$766.4	$845.6	$931.1	$1,026.4	$1,026.4
EBIT(1)	$31.5	$39.8	$47.8	$56.8	$66.3
Net Income	$20.1	$24.9	$29.8	$35.4	$41.4
EBITDA(2)	$43.7	$51.2	$60.0	$69.0	$79.3

(1)	EBIT represents earnings from continuing operations before interest and taxes.
(2)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization.

The estimates underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Universal as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information. See “Risk Factors” beginning on page 16. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of Universal or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this document should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Universal does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing estimated ranges of expected earnings for as much as one year in advance in its regular earnings press releases and other investor materials. Accordingly, Universal does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Universal does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

LINC

To our knowledge, LINC does not as a matter of course make public projections as to future revenues, earnings or other results. However, in the course of its discussions with us leading up to the execution of the Merger

Agreement, LINC provided us and our advisors, as well as the Special Committee and its advisors, with certain business and financial information which we believe was not publicly available. The information provided included forward-looking financial information for years 2012 through 2016, which is summarized below, and was prepared by LINC’s management and should be read together with the historical financial statements of LINC, which are included in this Information Statement, and the other information regarding LINC contained elsewhere in this Information Statement. None of the forward-looking financial information was prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or the SEC with respect to prospective financial information. To our knowledge, in the view of LINC’s management, the information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of LINC’s management’s knowledge and belief, a reasonable projection of future financial performance of LINC. However, the information provided to us and our advisors, as well as the Special Committee and its advisors has not been updated, is not fact and should not be relied upon as being indicative of future results, and readers of this document are cautioned not to rely on this forward-looking financial information.

LINC has advised us that the forward-looking financial information of LINC included in this Information Statement was prepared by, and is the responsibility of LINC’s management. Neither LINC’s independent auditors, nor independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

The following table is a summary of the material forward-looking financial information LINC provided to us and our advisors, as well as the Special Committee and its advisors for years 2012 through 2016.

(in millions)	For the Years Ended December 31,
	2012E	2013E	2014E	2015E	2016E
Revenue	$333.6	$382.6	$440.8	$507.6	$584.4
EBIT(1)	$54.7	$62.1	$72.6	$84.8	$97.9
EBITDA(2)	$61.5	$71.3	$84.0	$98.7	$114.7

(1)	EBIT is defined as net income plus (i) interest expense, net and (ii) provision for income taxes; it is also adjusted to exclude the impact of costs related to LINC’s previous IPO effort. LINC is an S-corporation for U.S. federal income tax purposes.
(2)	EBITDA is defined as net income plus (i) interest expense, net; (ii) provision for income taxes; and (iii) depreciation and amortization; it is also adjusted to exclude the impact of costs related to LINC’s previous IPO effort. LINC is an S-corporation for U.S. federal income tax purposes.

The estimates underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of LINC as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information. See “Risk Factors” beginning on page 16. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of LINC or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this document should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

LINC has advised us that it does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, LINC does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, LINC does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

Material Agreements and Relationships between Universal and LINC and Their Respective Affiliates

Registration Rights Agreement

Pursuant to a registration rights agreement Universal entered into with Matthew T. Moroun and MJM Revocable Trust, on December 31, 2004, Universal granted piggyback registration rights to such trust, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if Universal proposes to register any of our securities, other than a registration relating to its employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for its own account, Universal is required to give each of its shareholders that is party to the registration rights agreement the opportunity to participate, or “piggyback,” in the registration. If a piggyback registration is underwritten and the managing underwriter advises Universal that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the piggyback registration generally is such that Universal receives first priority with respect to the shares it is issuing and selling.

The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the offering. Universal generally is required to pay the registration expenses in connection with piggyback registrations.

Upon the Effective Time of the merger, this registration rights agreement will be amended and restated as described in more detail in “Amended and Restated Registration Rights Agreement,” and includes demand rights in addition to “piggyback rights.”

Universal Management Services

CenTra, Inc. an affiliate of Universal, is controlled by Messrs. Moroun. Manuel J. Moroun serves as the President and CEO of CenTra. Matthew T. Moroun serves as Vice Chairman of CenTra’s board of directors. Frederick P. Calderone serves as Vice President and CFO of CenTra. CenTra provides management services to Universal, including legal, human resources, and tax services. The cost of these services is based on the estimated utilization of the specific services and is allocated to Universal. These costs totaled $977,000 for 2011 and $259,000 for the thirteen weeks ended March 31, 2012.

Arrangements with CenTra and its Affiliates that Universal Expects to Continue

Universal is currently a party to a number of arrangements with CenTra and its affiliates that Universal expects to continue.

In the past Universal has carried freight for CenTra and its affiliates and Universal expects to continue to do so in the ordinary course of its business. Universal has charged, and intends to continue charging, CenTra for these services at market rates. Revenue for these services for 2011 totaled $901,000 and $5,000 for the thirteen weeks ended March 31, 2012.

Universal currently leases twelve office, terminal and yard facilities from CenTra and its affiliates, ten of which are leased on a month-to-month basis. Universal paid an aggregate of $568,000 in rent to CenTra and its affiliates for the year ended December 31, 2011 and $148,000 for the thirteen weeks ended March 31, 2012. Universal believes that the rent it currently pays for these properties is at market rates.

In the past Universal has also performed maintenance services for CenTra and it expects to continue to do so in the ordinary course of its business. Charges for such services totaled $276,000 in 2011 and $21,000 for the thirteen weeks ended March 31, 2012. Affiliates of CenTra have also performed maintenance on Universal’s leased and owned transportation equipment, which totaled $172,000 for 2011 and $52,000 for the thirteen weeks ended March 31, 2012. Universal believes that the rates it paid and received for these maintenance services reflect market rates.

Universal purchases its auto liability and property damage insurance at market rates from an affiliate of CenTra. Universal paid this affiliate $14,460,000 for 2011 and $3,424,000 for the thirteen weeks ended March 31, 2012.

Universal purchases its employee health and other insurances at market rates from an affiliate of CenTra. Universal paid this affiliate $3,442,000 for 2011 and $963,000 for the thirteen weeks ended March 31, 2012.

Other Arrangements Involving Universal and Related Parties

During 2011, Universal purchased five tractors from an affiliate of CenTra for $175,000.

Universal also retained the law firm of Sullivan Hincks & Conway to provide legal services during 2011 and the thirteen weeks ended March 31, 2012. Daniel C. Sullivan, a member of Universal’s Board, is a partner at Sullivan Hincks & Conway. Amounts paid for legal services during 2011 and the thirteen weeks ended March 31, 2012 were $340,000 and $105,000, respectively.

Universal / LINC Transactions

In March 2007, LINC purchased its corporate headquarters building in Warren, Michigan from Universal for an aggregate of $1.2 million. In October 2009, LINC purchased seven used trailers from Universal for an aggregate of approximately $42,000. In November 2011, LINC purchased three used trailers for an aggregate of $4,500 and sold to Universal one used tractor for $4,500. Additionally LINC provided maintenance services to Universal totaling $33,000, $14,000 and $28,000 in 2009, 2010 and 2011, and $2,200 for the thirteen weeks ended March 31, 2012. LINC provided trailer parking spaces at a facility in Laredo, Texas to Universal totaling $16,000 for the thirteen weeks ended March 31, 2012.

LINC Spin-Off Transaction and Tax Separation Agreement

On December 31, 2006, CenTra distributed all shares of LINC to Matthew T. Moroun and a trust controlled by Manuel J. Moroun. CenTra received a private letter ruling from the Internal Revenue Service, which we refer to in this information statement as the “IRS”, dated December 26, 2006 that this spin-off of shares by CenTra would qualify as a tax-free distribution for which no gain or loss would be recognized by CenTra or its stockholders for federal income tax purposes under Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this Information Statement as the “Code.” On September 14, 2007, the IRS, CenTra and LINC entered into a Closing Agreement on Final Determination Covering Specific Matters in which the IRS found that the facts and circumstances at the time of the spin-off had been shown to be sufficiently consistent with the representations made to the IRS in the private letter ruling.

CenTra and LINC also entered into a tax separation agreement on December 31, 2006 under which CenTra agreed to indemnify LINC from all tax liabilities related to the spin-off, except those caused by LINC’s taking certain post spin-off prohibited actions enumerated in the tax separation agreement. Under the terms of the tax separation agreement, CenTra agreed to indemnify LINC from any liability for income taxes relating to the CenTra consolidated group for any taxable period ending on or before December 31, 2006, other than taxes specifically allocable to LINC based on the amount of taxes LINC would otherwise owe based on its taxable income, computed as if LINC filed a separate consolidated return, and, except as described below, taxes resulting from the spin-off. LINC agreed to indemnify CenTra from all liability for federal income taxes allocable to LINC as described above and all other taxes for any taxable period ending on or before December 31, 2006, other than transfer taxes related to the spin-off. LINC also agreed to indemnify CenTra for all taxes of LINC and its subsidiaries for any taxable period, or portion thereof, ending after December 31, 2006.

The tax separation agreement also addresses other tax-related matters, including refunds, the preparation and filing of tax returns, and tax contests. CenTra prepared and filed all income tax returns of its businesses, including LINC, for all periods ending on or before December 31, 2006. LINC prepared and filed all tax returns relating to its taxes for all periods ending on or before December 31, 2006, and all tax returns for periods commencing after December 31, 2006.

Under the tax separation agreement, in January 2007, LINC paid an aggregate $3.0 million to CenTra for the remaining portion of its estimated federal tax obligations for fiscal year 2006, of which $2.1 million was repaid in connection with U.S. federal income tax credits due back to LINC resulting from the finalization of CenTra’s 2005 and 2006 consolidated tax returns. No amounts have since been paid under the tax separation agreement between CenTra and LINC, but the agreement remains in effect.

LINC/CenTra Services Agreement

CenTra historically provided several services to LINC and other of its operating subsidiaries, including treasury, legal, human resources, information technology and tax services. In connection with the LINC spin-off on December 31, 2006, LINC and CenTra entered into a services agreement dated as of December 31, 2006 with CenTra to retain access to selected administrative support and information technology services historically provided to LINC by CenTra. Under the services agreement, LINC pays CenTra a reasonable amount for the services provided not to exceed the cost of such services that would be charged by third-party providers dealing with LINC on an arm’s-length basis and can reduce the level of administrative services without penalty at its option. CenTra is not obligated to provide substantial additional services beyond the level in effect at December 31, 2006, nor to provide services at less than its cost of performance. The services agreement provides that it will remain in effect until terminated by either party by giving 90 days prior notice. Effective January 1, 2012, CenTra spun off the organizational resources that had previously delivered some of these services into HR-1 Corp., a newly-formed affiliate under common ownership with CenTra and LINC. On March 14, 2012, LINC entered into an agreement with HR-1 Corp. to provide certain human resources and payroll processing services that had been previously provided to LINC by CenTra pursuant to the December 31, 2006 services agreement. Payments by LINC to CenTra for administrative support services related to the services agreement totaled $0.9 million, $0.9 million and $0.8 million in 2009, 2010 and 2011, respectively. In the thirteen weeks ended March 31, 2012, LINC paid or incurred $0.2 million to CenTra and $0.2 million to HR-1Corp. for services.

LINC provided truck fueling and maintenance services to CenTra in the amount of $1.1 million, $0.6 million and $0.5 million in 2009, 2010 and 2011, respectively, and $53,000 for the thirteen weeks ended March 31, 2012. As needed, CenTra provides similar services to LINC in locations that are geographically remote from LINC’s facilities. Costs for these services provided by CenTra were $2.7 million, $4.4 million and $3.3 million for 2009, 2010 and 2011, respectively, and $0.7 million for the thirteen weeks ended March 31, 2012. Under the LINC/CenTra services agreement, charges are billed when incurred, paid on a routine basis, and reflect actual labor utilization, cost of repair parts and purchase of fuel.

Other Arrangements Involving LINC and Related Parties

In connection with international business conducted as part of LINC’s transportation services, LINC crosses the Ambassador Bridge between Detroit, Michigan and Windsor, Ontario and pays tolls and other fees to Detroit International Bridge Company and certain related entities, which are controlled by Messrs. Moroun. LINC’s other administrative support services included these costs and totaled $0.4 million, $0.4 million and $0.2 million in 2009, 2010 and 2011, respectively, and $0.1 million for the first quarter of 2012.

On March 14, 2012, LINC entered into an agreement to advance a total of $5.0 million to DIBC Holdings Inc., the parent company of the Detroit International Bridge Company. In connection with this advance, DIBC Holdings executed a promissory note to LINC to repay the advanced principal, together with accrued interest, on March 19, 2014. DIBC Holdings may prepay the outstanding balance in whole or in part without penalty. Interest on the outstanding balance accrues at a 6.5% per annum, compounded daily. On April 23, 2012, this promissory note was amended to accelerate the maturity date upon the repayment of LINC’s $25.0 million Dividend Distribution Promissory Note to DIBC Investments, Inc., a subsidiary of the Detroit International Bridge Company. The Merger Agreement provides that the Moroun family will cause DIBC Holdings Inc. to satisfy all outstanding indebtedness under this promissory note on the date of the closing of the merger.

LINC currently leases 19 facilities from Crown Enterprises, Inc., a property development and management company that is a subsidiary of CenTra, and certain other entities controlled by Messrs. Moroun. This includes nine properties leased on a month-to-month basis and ten properties leased pursuant to long-term leases. Total facilities leased from these parties represent approximately 1.4 million square feet of warehouse and under-roof dock space utilized by LINC’s dedicated warehouse and freight distribution operations. In the aggregate, LINC paid these parties approximately $8.2 million, $8.8 million and $10.4 million for 2009, 2010 and 2011, respectively, and $2.9 million for the thirteen weeks ended March 31, 2012. LINC believes that the amounts charged by these parties for the rental of buildings are in the aggregate substantially similar to amounts charged by such parties to unaffiliated companies where applicable.

LINC provides selected logistics, dedicated transportation and expediting services to CenTra and related companies in the ordinary course of its business. LINC charges CenTra for these services at rates commensurate to the rates that LINC would charge unrelated companies. On an ad hoc basis, CenTra may engage LINC to expedite or forward freight in response to an unanticipated shipping requirement. In such cases, LINC’s transportation, expediting and freight forwarding services are believed to be on an arm’s-length basis at “best customer” prices and billed in accordance with normal practices. Payments from CenTra to LINC for such logistics and transportation services totaled $0.2 million, $0.3 million and $0.1 million for 2009, 2010 and 2011, respectively, and $14,000 for the thirteen weeks ended March 31, 2012.

LINC has from time to time contracted for transportation services from CenTra and its subsidiaries to satisfy specific purchase orders and customer contracts. For such services LINC paid approximately $23,000, $0.1 million and $4,000 to CenTra and its subsidiaries for 2009, 2010 and 2011, respectively, and $2,000 for the thirteen weeks ended March 31, 2012.

LINC’s operating subsidiaries have historically purchased all of their U.S. employee health care benefits program and auto liability, workers’ compensation and general liability insurance from Cherokee Insurance Company, a licensed insurance carrier that is owned by Messrs. Moroun. This insurance carrier also acts as claims adjuster in connection with these policies and administers LINC’s 401(k) defined contribution plans. LINC paid Cherokee Insurance Company $13.9 million, $14.4 million and $15.6 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $4.7 million for the thirteen weeks ended March 31, 2012.

Matthew T. Moroun, a director and shareholder of Universal and of LINC, is a director and the largest stockholder of P.A.M. Transportation Services, Inc., or PAM, a publicly held company. As of February 15, 2012, Matthew T. Moroun beneficially owned approximately 54.4% of the common stock of PAM. PAM has provided certain transportation services to LINC. PAM provided long-haul truckload services to LINC of $1.0 million, $2.2 million and $2.3 million for 2009, 2010 and 2011, respectively, and $44,000 for the thirteen weeks ended March 31, 2012. Additionally, LINC paid PAM approximately $80,000 in 2010, $0.2 million in 2011 for a facility lease in Laredo, Texas which LINC vacated in 2011. Furthermore, LINC paid PAM approximately $0.2 million for leased equipment and approximately $0.1 million for maintenance services for the year ended December 31, 2011, and $0.0 for the thirteen weeks ended March 31, 2012. In May 2011, LINC purchased three used tractors from PAM for an aggregate $48,000. LINC provided maintenance services to PAM totaling approximately $1,000, $4,000 and $2,000 for the years ended December 31, 2009, 2010 and 2011, respectively, and $0.0 for the thirteen weeks ended March 31, 2012.

On November 15, 2007, LINC and its subsidiary, Logistics Insight Corporation, loaned an aggregate of $6.0 million to CenTra. During the year ended December 31, 2009, outstanding promissory notes accrued interest at 3.5% per annum. Aggregate interest income on the notes totaled $0.4 million and $0.1 million for 2008 and 2009, respectively. Principal amounts due to LINC as of December 31, 2008 and 2009, were $5.0 million and $4.5 million, respectively. The final note was paid in full on July 2, 2010.

On December 22, 2010, LINC paid CenTra $0.4 million pursuant to an indemnification agreement entered into in connection with the settlement of a multi-party lawsuit arising out of a fatal accident in Missouri.

During the year ended December 31, 2010, three of LINC’s subsidiaries sold an aggregate of approximately $64,000 of used equipment to a CenTra affiliate.

LINC’s accounts receivable due from affiliates totaling approximately $0.2 million as of December 31, 2011 and $0.1 million at the end of the first quarter of 2012, reflects revenues from delivery of fuel, maintenance and other services.

LINC has continued to distribute dividends to its shareholders since March 31, 2012, the date of the unaudited financial statements included in this Information Statement. On June 15, 2012 and July 27, 2012, LINC declared and paid additional dividends totaling $5.0 million.

On April 23, 2012, LINC issued to its shareholders as of that date, Matthew T. Moroun and the MJM Revocable Trust, promissory notes for an aggregate amount of $28.0 million. The purpose of these promissory notes was to distribute the estimated taxable income accumulated in connection with LINC’s S-corporation status, less any dividends previously distributed. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes would have become void upon the earlier of August 31, 2012 or LINC’s revocation of its S-corporation status for U.S. federal income tax purposes. On July 23, 2012, LINC canceled these notes and replaced them with revised promissory notes with equivalent values. The new notes, which are due December 31, 2013, bear an interest rate of 1.64% per annum until the date of maturity or default, and thereafter at the maximum rate allowable under Michigan law, and the terms of the new notes are not affected by whether LINC is an S-corporation for U.S. federal income tax purposes. On July 23, 2012, LINC declared an aggregate $17.0 million distribution to its current shareholders, Matthew T. Moroun, the Annuity Trust, and the MJM Revocable Trust. The distribution is in the form of promissory notes for an aggregate amount of $17.0 million. The notes, which are due December 31, 2013, bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law.

Interests of Executive Officers and Directors of Universal in the Merger

Messrs. Moroun are directors of Universal and the Moroun family owns, in the aggregate, 64.7% of the outstanding common stock of Universal. The Moroun family and the Annuity Trust also own, in the aggregate, 100% of the voting common shares of LINC and are directors of LINC. After the completion of the merger, the Moroun family and the Annuity Trust will own, in the aggregate, 81.8% of Universal’s outstanding shares of common stock. In connection with the transactions described herein, Messrs. Moroun and entities they control will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

Executive Compensation

Universal

None of Universal’s “named executive officers” will receive any compensatory payments or benefits that constitute “golden parachute” payments within the meaning of Item 402(t) of Regulation S-K.

LINC

None of LINC’s “named executive officers” will receive any compensatory payments or benefits that constitute “golden parachute” payments within the meaning of Item 402(t) of Regulation S-K.

Impact of Stock Issuance on Existing Shareholders

The issuance of common stock of Universal as consideration for the merger will dilute the ownership and voting interests of the Universal existing shareholders. Upon the issuance of 14,527,334 shares of common stock in connection with the merger and assuming no other issuances of shares as of the date the completion of the merger, the Moroun family and the Annuity Trust will own 81.8% of the Universal common stock issued and outstanding immediately after the consummation of the merger. Therefore, the ownership and voting interests of Universal’s existing shareholders (other than the Moroun family and the Annuity Trust) will be proportionately reduced.

Material U.S. Federal Income Tax Consequences of the Merger to Universal and its Shareholders

The following discussion summarizes certain material U.S. federal income tax consequences of the merger of Merger Sub with and into LINC, with LINC as the surviving entity, and promptly thereafter of LINC with and into Merger Sub, LLC, with Merger Sub, LLC as the surviving entity, that generally are applicable to us and our shareholders, assuming that the merger is consummated as contemplated by the Merger Agreement. The following discussion does not address the tax consequences, if any, of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger) or to LINC or its shareholders. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based upon the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Information Statement. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below.

Shareholders should consult their own tax advisors as to the specific U.S. federal income tax consequences to them of the merger, as well as any tax consequences to them of the merger and their ownership of Universal stock arising under any state, local or foreign, or U.S. federal estate or gift, tax laws.

Neither we nor LINC intends to seek or obtain a ruling from the IRS as to the tax consequences of the merger and, as a result, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the merger, or that any such position would not be sustained by a court.

The parties intend that, for U.S. federal income tax purposes, the merger will be treated as a single integrated transaction that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code and have agreed to report the merger consistently therewith.

Whether or not the merger qualifies as a tax-free reorganization, the following U.S. federal income tax consequences generally will result:

•	no gain or loss will be recognized by us or our shareholders in connection with the issuance of shares of Universal common stock in connection with the merger;

•

no gain or loss will be recognized by us or our shareholders in connection with the exchange of common stock of LINC for shares of our common stock in the merger, or from any cash or other consideration, if any, paid (or deemed paid) by us in connection therewith; and

•	our tax basis in the LINC assets should be equal to LINC’s basis in such assets immediately before the merger.

If the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax treatment to our shareholders should be unchanged, but we should be treated as acquiring the common stock of LINC pursuant to the merger of Merger Sub with and into LINC in a fully taxable transaction and, immediately thereafter, acquiring the assets of LINC pursuant to the merger of LINC with and into Merger Sub, LLC in a tax-free liquidation under Section 332 of the Code.

Accounting Treatment of the Merger

Universal is majority owned by the Moroun family and LINC is 100% owned by the Moroun family and the Annuity Trust. Under United States Generally Accepted Accounting Principles which we refer to in this Information Statement as “GAAP,” the merger will be accounted for using the guidance for transactions between entities under common control as described in Accounting Standards Codification, or “ASC”, Topic 805—“Business Combinations,” and in accordance with ASC Topic 805-30, Universal will record the recognized assets and liabilities of LINC at their carrying amounts at the date of transfer, as adjusted for any differences between such carrying amounts and the corresponding historical cost of the parent of the common control group, if applicable, and adjust for any inconsistencies in the application of accounting methods subject to preferability.

Regulatory Approvals and Clearances

To complete the merger, we must obtain approvals, consents or clearances from, or make filings with antitrust and other regulatory authorities. We describe the material consents and filings below. We are not currently aware of any other material governmental clearances, consents, approvals or filings that are required prior to the completion of the merger other than those we describe below. If additional governmental approvals, consents or filings are required to complete the merger, Universal and LINC contemplate seeking or making such consents, approvals and filings.

U.S. Antitrust Laws

Under the HSR Act, certain transactions, including the merger between Universal and LINC, may not be consummated until required information and materials have been furnished to the Department of Justice, or “DOJ,” and the Federal Trade Commission, or “FTC,” and certain waiting period requirements have expired or been terminated. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material, or a “Second Request”, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the DOJ or the FTC, as the case may be, has certified substantial compliance with the Second Request, unless the waiting period is terminated earlier. We do not believe that the merger will violate federal antitrust laws, but we cannot guarantee that the DOJ or the FTC will not take a different position.

At any time before the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, rescinding the merger, requiring divestiture of certain assets of Universal or LINC, or imposing restrictions on Universal’s post-merger operations. In addition, U.S. state attorneys general and private parties may bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Federal Securities Law Consequences

In the merger, Universal will issue 14,527,334 shares of Universal common stock to the current shareholders of LINC. None of these shares will be registered under the Securities Act. It is intended that such shares will be issued pursuant to a private placement exemption under Section 4(2) of the Securities Act or other available exemptions, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares that will be received will be subject to contractual restrictions and the holders will be entitled to registration rights under the terms of the Registration Rights Agreement, as such agreement is being amended and restated effective as of the closing of the merger. These restrictions and entitlements are described in detail in “Amended and Restated Registration Rights Agreement” beginning on page 84.

NASDAQ Listing

It is a condition to the merger that the shares of Universal common stock to be issued in the merger be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance. Shares of Universal common stock will continue to be traded on The NASDAQ Global Select Market under the symbol “UACL” immediately following the completion of the merger.

Financing of the Merger

In connection with the merger, Universal has entered into discussions with a group of leading banks that contemplates a new, senior secured credit facility. The new credit facility is expected to take the form of a syndicated loan, with both Universal and LINC’s current lenders and new lenders participating. As currently structured, the new credit facility would consist of a $110 million senior secured revolving credit facility, a $60 million senior secured draw-to term loan facility, and a $50 million senior secured term loan facility. Maturities for each facility are expected to range from five to seven years and may include provisions to extend those dates at Universal’s request. Interest rates are expected to be market competitive for loans of this nature and duration. As is customary, the facility is expected to be secured by substantially all of Universal’s assets, including accounts receivable, machinery and equipment, real estate and intangibles, as well as the stock of certain subsidiaries.

In connection with the transactions described herein and at closing, Universal expects to borrow approximately $152.1 million pursuant to the proposed new credit facility and apply the proceeds to (i) to pay off LINC’s outstanding indebtedness to lenders totaling $59.7 million, (ii) to pay off $24.5 million of a dividend payable to affiliates of Messrs. Moroun, (iii) to pay off a $25.0 million Dividend Distribution Promissory Note to an affiliate of Messrs. Moroun, (iv) to pay off an aggregate $45.0 million promissory notes to LINC’s current shareholders and (v) to pay an estimated $1.3 million of debt issuance costs. The use of proceeds would be offset by the $5.0 million repayment of notes receivable from affiliates resulting in an increase in cash of $1.6 million. Universal may also borrow additional amounts under the new credit facility to refinance any outstanding amounts under Universal’s existing credit facility.

Universal does not have binding commitments for the proposed new credit facility, and there can be no assurance that Universal will enter into the new credit facility. Moreover, should Universal enter into a new credit facility, it may have terms differing materially from those described above, however, such terms may be no less favorable in the aggregate to Universal and is subsidiaries in any material respect without the approval of the Special Committee. Universal is not currently pursuing alternative financing arrangements for the merger, and it is a condition to the closing of the merger that Universal enter into a new credit facility in an aggregate principal amount of $200 to $220 million with a minimum of three years maturity at an interest rate no less favorable than LIBOR plus 400 basis points and the Base Rate plus 300 basis points.

Expected Timing of the Merger

We are working to complete the merger as soon as practicable. We expect to complete the merger before the end of the third quarter of 2012, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the merger is subject to a number of conditions, some of which are beyond the control of Universal, the precise timing for completion of the merger cannot be predicted with certainty. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement” beginning on page 69 and “Risk Factors—The merger may not be completed, which could adversely affect Universal’s business operations and stock price.” on page 16.

Appraisal Rights

Holders of Universal common stock will not be entitled to exercise appraisal or dissenters rights under Michigan law in connection with the merger, the issuance of shares of Universal common stock pursuant to the merger or the amendment to Universal’s Amended and Restated Articles of Incorporation.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information in this Information Statement. This discussion is qualified in its entirety by reference to the complete text of the Merger Agreement. We urge all shareholders to read the Merger Agreement, as well as this Information Statement, carefully and in their entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the summary set forth below have been included to provide all shareholders with information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the Merger Agreement and the following summary of its terms are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to us, LINC, our or their subsidiaries and affiliates or any other party. The representations and warranties contained in the Merger Agreement have been negotiated only for the purpose of the Merger Agreement and are intended solely for the benefit of the parties thereto. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain supplemental disclosures provided by the parties to one another in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about us, LINC, our or their subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or shareholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and these changes may not be fully reflected in our public disclosures.

The Merger

Pursuant to the terms of the Merger Agreement, the Business Corporation Act of the State of Michigan (the “MBCA”), and the Limited Liability Company Act of the State of Michigan. Merger Sub will merge with and into LINC (referred to in this description of the Merger Agreement as the “Initial Merger”), with LINC as the surviving entity, and immediately thereafter LINC will merge with and into Merger Sub, LLC (referred to in this description of the Merger Agreement as the “Subsequent Merger”), with Merger Sub, LLC as the surviving entity. We refer to LINC on and after the consummation of the Initial Merger as the “Transitory Surviving Corporation” and to Merger Sub, LLC on and after the consummation of the Subsequent Merger as the “Surviving Company.”

Closing and Effective Time of Merger

The closing of the merger will occur at 9:00 a.m. local time on the third business day after the satisfaction or waiver of the last of the conditions set forth in the Merger Agreement, or at such other time, date and location as Universal (with prior approval of the special committee (the “Special Committee”) of the board of directors (the “Board”) of Universal) and LINC agree in writing. The Initial Merger will become effective upon the filing of the certificate of merger relating to the merger with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division (the “Corporation Division”) (the “Effective Time”), and the Subsequent Merger will become effective upon the filing of the certificate of merger relating to the Subsequent Merger with the Corporation Division (the “Subsequent Merger Effective Time”).

Management and Organizational Documents After the Merger

The officers of Transitory Surviving Corporation immediately prior to the Subsequent Merger Effective Time will, from and after the Subsequent Merger Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Surviving Company’s operating agreement and the Limited Liability Company Act of the State of Michigan.

At the Subsequent Merger Effective Time, the operating agreement of the Surviving Company will be the operating agreement of Merger Sub, LLC immediately prior to the Subsequent Merger Effective Time. The name of the entity set forth in the operating agreement will be changed to “LINC Logistics Company, LLC” or such other name as Universal and LINC agree upon.

Consideration to be Received in the Merger

Capital Stock

The Merger Agreement provides that all of the shares of common stock of LINC issued and outstanding immediately prior to the Effective Time (other than shares held by Universal or LINC, which will be cancelled and extinguished without any conversion) will be converted into the right to receive 0.700 of a share of Universal common stock (together with cash paid in lieu of fractional shares) (the “Merger Consideration”).

Each common share, no par value, of Merger Sub outstanding immediately prior to the Effective Time will be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable common share, no par value, of Transitory Surviving Corporation and each share of common stock of Transitory Surviving Corporation outstanding immediately prior to the Subsequent Merger Effective Time will be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable limited liability company interest of Merger Sub, LLC.

At the Effective Time, holders of certificates representing shares of LINC common stock issued and outstanding immediately prior to the Effective Time will no longer have any rights as shareholders of LINC and such certificates will be cancelled.

Exchange of Certificates; Closing Payments

At or immediately following the Effective Time, Universal will deliver (or cause to be delivered) or pay (or cause to be paid) in cash in immediately available funds, as applicable, the following:

(i)	to Matthew T. Moroun, Matthew T. Moroun in his capacity as trustee of the Annuity Trust and Manuel J. Moroun, in his capacity as Trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004, (collectively as the “LINC Shareholders”), certificates for Universal common stock representing the Merger Consideration;

(ii)	to the LINC Shareholders, cash payable to the LINC Shareholders in lieu of fractional shares;

(iii)	to lenders or other payees of LINC, cash payoff amounts relating to the debt owed by LINC and its subsidiaries to such lenders or other payees, other than indebtedness owed to the LINC Shareholders or their respective affiliates or related persons;

(iv)	to the lenders of Universal, cash payoff amounts equal to the debt owed by Universal and its subsidiaries to such lenders; and

(v)	to the LINC Shareholders and their respective affiliates or related persons or entities, cash payments in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

Universal will not issue any fractional shares of common stock. Instead, any LINC Shareholder who would otherwise be entitled to receive a fraction of a share of Universal common stock will be paid in cash the dollar amount (without interest and rounded down to the nearest cent), determined by multiplying (1) such fraction by (2) an amount equal to the volume-weighted average price for a share of Universal common stock on The NASDAQ Global Select Market on the twenty (20) trading days ending on the second trading day prior to the Effective Time. All fractional shares to which a LINC Shareholder would be entitled shall be aggregated.

At or immediately following the Effective Time, LINC shall, or shall cause each of the LINC Shareholders to deliver to Universal stock certificates representing all of the shares of LINC common stock held by the LINC Shareholders and validly executed IRS forms W-9.

Each of Universal, Merger Sub, the Transitory Surviving Corporation and the Surviving Company will be entitled to deduct and withhold any applicable taxes from the Merger Consideration.

Closing Working Capital Adjustment

After the consummation of the merger, Universal and Matthew T. Moroun, in his capacity as the shareholder representative for the LINC Shareholders (the “Shareholder Representative”), will agree to the amount of the total working capital of LINC and its subsidiaries at the close of business on the last fiscal day of the most recently completed fiscal month prior to the Effective Time, (the “Measurement Date”) derived in accordance with generally accepted accounting principles in the United States (“GAAP”) and the accounting principles and policies of LINC on the Measurement Date (the “Closing Working Capital”). Covenants in the Merger Agreement address the impact of subsequent distributions or borrowings or related party transactions between the Measurement Date and the Effective Time.

If the amount of Closing Working Capital,

less (i) the amount of any dividends (without duplication as to (A) and (B)) (A) declared prior to or after the Measurement Date and prior to closing and not paid prior to the Measurement Date, or (B) paid after the Measurement Date and prior to closing in respect of LINC common stock, in each case to the extent not reflected as a current liability in the Closing Working Capital, less (ii) the amount (not to exceed an amount equal to the amount of LINC’s debt liability as of the Measurement Date less $153 million and not less than zero) of any repayment of debt liability of LINC after the Measurement Date and prior to closing to the extent such repayment of debt reduces the debt liability, provided that to the extent any borrowings of debt after the Measurement Date are used to fund a dividend subject to clause (i) above, then the amount of such borrowing shall not be included in the calculation of this clause (ii) deduction, less (iii) an amount equal to (but not less than zero) the sum of (A) $9 million less (B) LINC’s and its subsidiaries’ actual gross capital expenditures (but including accruals only to the extent they are included in Closing Working Capital at the Measurement Date and exclusive of any payments, proceeds, credits, reimbursement or other consideration received in connection with the return or disposal of capital assets) during the period from January 1, 2012 through the Closing Date, is less than $18 million, then the LINC Shareholders will be required to pay the Surviving Company an amount in immediately available funds equal to the difference between $18 million and the Closing Working Capital. If the Closing Work Capital is greater than the $18 million, Universal will be required to pay the LINC Shareholders an amount in immediately available funds equal to the difference between the Closing Working Capital and $18 million and such amounts will be allocated among the LINC Shareholders based on their pro rata share as set forth in the Merger Agreement. Payments made by either Universal or the LINC Shareholders in connection with the Closing Working Capital will be made no later than the fifth business day after the determination of the Closing Working Capital.

Representations and Warranties

In the Merger Agreement, LINC, on behalf of itself and its subsidiaries, made a number of representations and warranties to Universal, including representations and warranties relating to, among other things:

•	qualification and organization;

•

authority to enter into the Merger Agreement and the other documents to be delivered in connection with the Merger Agreement, and to consummate the merger and the other transactions contemplated thereby;

•	governmental consents, authorizations, approvals, notices or filings;

•

absence of any contravention of, conflict with, violation or breach of or defaults under the organizational documents of such party, applicable law or agreements to which such party is a party or otherwise bound or subject as a result of entering into and performing under the Merger Agreement;

•	absence of any required consents not otherwise specified in the Merger Agreement;

•	capitalization;

•	compliance of SEC disclosure documents with applicable rules and regulations;

•	preparation of financial statements in accordance with applicable law;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	material contracts;

•	compliance with applicable laws;

•	litigation, legal proceedings and investigations;

•	owned and leased real property;

•	customers;

•	intellectual property and information technology;

•	insurance matters;

•	licenses and permits;

•	filing of tax returns, validity of Sub-Chapter S election, payment of taxes and other tax matters;

•	worker’s compensation, labor relation and employment matters and employee benefit plans;

•	environmental matters;

•	absence of undisclosed affiliate transactions;

•	absence of undisclosed finders’ or brokers’ fees;

•	indebtedness of LINC immediately prior to the Effective Time; and

•	dividends accrued and payable to shareholders.

In addition, each of the LINC Shareholders made a number of representations and warranties to Universal, including representations and warranties relating to:

•	qualification and organization;

•

authority to enter into the Merger Agreement and the other documents to be delivered in connection with the Merger Agreement, including the written consents as shareholders of LINC, approving the Merger Agreement and related transactions;

•	absence of any contravention of, conflict with, violation or breach of the organizational documents of such party;

•	title to shares of common stock of Universal and of LINC;

•	absence of undisclosed finders’ or brokers’ fees; and

•	purpose of the investment, status as accredited investors and transfer restrictions.

Universal, on behalf of itself and its subsidiaries, made a number of representations and warranties to the LINC Shareholders, including representations and warranties relating to, among other things:

•	qualification and organization;

•	authority to enter into the Merger Agreement and the other documents to be delivered in connection with the Merger Agreement, and to consummate the merger and the transactions contemplated thereby;

•	absence of any consents not otherwise specified in the Merger Agreement;

•	governmental consents, authorizations, approvals, notices or filings;

•	compliance of SEC disclosure documents with applicable rules and regulations;

•	preparation of financial statements in accordance with applicable law;

•

absence of any contravention of, conflict with, violation or breach of or defaults under the organizational documents of such party, applicable law or agreements to which such party is a party or otherwise bound or subject as a result of entering into and performing under the Merger Agreement;

•	capitalization;

•	formation, ownership and former activities of Merger Sub and Merger Sub, LLC;

•	litigation;

•	absence of certain changes;

•	authorized shares and proposed financing of the merger and related transactions;

•	exemption from registration; and

•	absence of undisclosed finders’ or brokers’ fees.

Certain of the representations and warranties contained in the Merger Agreement are qualified as to materiality or “Company Material Adverse Effect,” in the case of LINC and its subsidiaries, or “Parent Material Adverse Effect,” in the case of Universal and its subsidiaries. A “Company Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance, that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of LINC and its subsidiaries, taken as a whole.

However, any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, will not be considered when determining whether a Company Material Adverse Effect has occurred:

(i)	operating, business, regulatory or other conditions generally affecting the industries in which LINC and its subsidiaries operate;

(ii)	general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii)	any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

(iv)	global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway;

(v)	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated hereby (including compliance with the covenants set forth therein (other than covenants relating to the conduct of the parties from the date of the Merger Agreement to the Effective Time)) and any action taken or omitted to be taken by LINC or any of its subsidiaries at the written request, or with the prior written consent, of the Special Committee, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners or financing sources, employees and/or consultants;

(vi)	any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated by the Merger Agreement;

(vii)	any changes in applicable law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii)	any failure by LINC or any of its subsidiaries or Universal or any of its affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause);

(ix)	any change in the credit rating of LINC or any of its subsidiaries or Universal or any of its affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause); and

(x)	any breach by Universal, Merger Sub or Merger Sub LLC of the Merger Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to LINC and its subsidiaries relative to other persons in the applicable industries or geographies in which LINC and its subsidiaries operate.

A “Parent Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance, that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of Universal and its subsidiaries, taken as a whole.

However, any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, will not be considered when determining whether a Parent Material Adverse Effect has occurred:

(i)	operating, business, regulatory or other conditions generally affecting the industries in which Universal and its subsidiaries operate;

(ii)	general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii)	any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

(iv)	global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway;

(v)	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby (including compliance with the covenants set forth therein (other than covenants relating to the conduct of the parties from the date of the Merger Agreement to the Effective Time)) and any action taken or omitted to be taken by Universal or any of its subsidiaries, Merger Sub, Merger Sub, LLC or the Special Committee at the written request, or with the prior written consent, of LINC or the LINC Shareholders, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners or financing sources, employees and/or consultants;

(vi)	any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated by the Merger Agreement;

(vii)	any changes in applicable law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii)	any failure by LINC or any of its subsidiaries or Universal or any of its affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause);

(ix)	any change in the credit rating of LINC or any of its subsidiaries or Universal or any of its affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause); and

(x)	any breach by LINC, the LINC Shareholders, or the Shareholder Representative of the Merger Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to Universal and its subsidiaries relative to other persons in the applicable industries or geographies in which Universal and its subsidiaries operate.

Conduct of LINC’s Business Pending the Merger

LINC has agreed that, until the Effective Time, LINC will, and will cause its subsidiaries to, conduct business in all material respects only in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve intact its present business operations and organization, use commercially reasonable efforts to maintain in effect all of its permits, use reasonable efforts to keep available the services of its officers and key employees, and use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

In addition, prior to the Effective Time, LINC will not, and will cause its subsidiaries to not, without the prior written consent of Universal (with approval authorized by the Special Committee), take any of the following actions (each as more fully described in, and subject to the exceptions set forth in, the Merger Agreement):

(i)	amend or otherwise change its organizational documents;

(ii)	merge or consolidate with any person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or form or acquire any subsidiaries;

(iii)	redeem LINC common stock, declare, set aside, make or pay any dividend or other distribution (other than (A) dividends and distributions otherwise permitted to be declared and paid pursuant to that certain Revolving Credit and Term Loan Agreement, dated as of April 21, 2011, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as administrative agent, and LINC, as amended, and (B) dividends paid by a wholly-owned subsidiary of LINC to LINC or another wholly-owned subsidiary of LINC), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any such securities, except for distributions of such securities by any subsidiary of LINC to LINC and to any other subsidiary including the grant under the LINC Logistics Company, Inc. Long Term Incentive Plan (the “LINC Equity Plan”);

(iv)	change the issued equity interests of LINC or any of its subsidiaries, including the grant of any equity interests under the LINC Equity Plan;

(v)	incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures in the ordinary course of business not to exceed $7,000,000 in the aggregate (for the avoidance of doubt, capital expenditures may be accelerated);

(vi)	acquire any equity securities or business, other than acquisitions in the ordinary course of business consistent with past practice with a purchase price that does not exceed $100,000 individually $500,000 in the aggregate;

(vii)	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property, assets, securities, interests or businesses of LINC or any of its subsidiaries, except pursuant to existing certain material contracts or the sale or purchase of goods in the ordinary course of business, or enter into any commitment or transaction outside the ordinary course of business;

(viii)	sell, transfer, assign, license, abandon, dedicate to the public, fail to maintain, permit to lapse or otherwise dispose of any material intellectual property, or permit any registration thereof to lapse, or otherwise dispose of or license any rights of LINC or any of its subsidiaries in or to any material intellectual property or material intellectual property rights, except, in each case, those activities conducted in the ordinary course of business;

(ix)	make any loans, advances or capital contributions to, or investments in, any related person or, in excess or $1,000,000 in any other person, except for transactions between LINC and any wholly-owned subsidiary of LINC;

(x)	incur debt or issue any debt securities or assume, guarantee or endorse the obligations of any person (other than a wholly-owned subsidiary of LINC) for debt, in each case other than (A) for borrowings under LINC’s existing debt and/or credit facilities in the ordinary course of business, or (B) the $94.5 million owed to LINC Shareholders and its affiliates or related persons in respect of previously declared but unpaid dividends;

(xi)	amend, modify or terminate any material contract of LINC or any of its subsidiaries other than in the ordinary course of business;

(xii)	enter into any contract that would constitute a material contract other than in the ordinary course of business consistent with past practice;

(xiii)	enter into any contract imposing any restriction in a material respect on LINC’s or any of its subsidiaries’ right or ability to compete or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of LINC or its subsidiaries (other than in connection with financing transactions contemplated in connection with the merger);

(xiv)	enter into, amend or modify in any respect or terminate any contract with a related person;

(xv)	forgive any loans to any related person;

(xvi)	fail to keep in force its insurance policies or replacements thereof;

(xvii)	(A) grant to any employee, director, officer or consultant any right to receive, or any material increase in, change of control, severance, retention or termination compensation or benefits, (B) materially increase the compensation or benefits of any employee, director, officer or consultant, except in the case of normal increases in the ordinary course of business consistent with past practice, (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant of LINC or any of its subsidiaries, or establish, adopt, enter into, amend modify or terminate any bargaining agreement or employee benefit plan, except as required by law or existing agreement, (D) accelerate the vesting or payment of any compensation or benefits under any employee benefit plan, or (E) grant any equity awards under any employee benefit plan;

(xviii)	change LINC’s or any of its subsidiaries’ methods of accounting or accounting practices, except as required by concurrent changes in GAAP;

(xix)	compromise, settle or agree to settle any material proceeding or investigation (including any proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business;

(xx)	waive, release, assign, settle or compromise any claims in excess of $500,000 held by LINC or any of its subsidiaries;

(xxi)	make, change or revoke any material tax election; compromise, settle or agree to settle any material claim or assessment in respect of taxes; change any annual tax accounting period; adopt or change any material method of tax accounting; file any amended material tax return; enter into or amend any tax allocation agreement, tax sharing agreement, tax separation agreement, tax indemnity agreement or closing agreement relating to any tax; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

(xxii)	between the Measurement Date and the Closing Date make any payment to a related person outside the ordinary course of business consistent with past practice or certain other agreed payments; or

(xxiii)	agree, resolve or commit to do any of the foregoing.

Conduct of Universal’s Business Pending the Merger

Universal has agreed that, until the Effective Time, Universal will, and will cause its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve intact its present business operations and organization, use commercially reasonable efforts to maintain in effect all of its material permits, use reasonable efforts to keep available the services of its officers and key employees, and use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

In addition, prior to the Effective Time, Universal will not, and will cause its subsidiaries to not, without prior written consent of LINC, take any of the following actions (each as more fully described in, and subject to the exceptions set forth in, the Merger Agreement):

(i)	amend or otherwise change its organizational documents;

(ii)	merge or consolidate with any person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or form or acquire any subsidiaries; or

(iii)	agree, resolve or commit to do any of the foregoing.

The LINC Shareholders agreed to deliver to Universal on the first business day following the execution of the Merger Agreement, (1) their written consent approving, in their capacity as the LINC Shareholders, the Merger Agreement and the transactions contemplated thereby, and (2) their written consent approving, in their capacity as shareholders of Universal, the issuance of shares of Universal common stock in connection with the merger and the increase of the authorized common stock of Universal as contemplated by the Merger Agreement.

As described elsewhere in this Information Statement, the Moroun family have timely delivered each of these written consents as of the date of this Information Statement.

Payoff Letters

LINC will use its reasonable best efforts to obtain payoff letters, dated no more than three business days prior to the closing date of the merger, with respect to all indebtedness of LINC and its subsidiaries in order to satisfy all LINC indebtedness as of the closing date of the merger, and terminate and release any liens pursuant to such indebtedness.

Conduct of LINC Shareholders

LINC Shareholders agree that they shall not become the beneficial owner of any additional shares of Universal’s common stock after the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement.

Covenants of the Parties

Efforts; Regulatory Approvals

Each of the parties to the Merger Agreement have agreed to use, and to cause their subsidiaries to use, their respective reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by the Merger Agreement and any documents contemplated thereby and (ii) fulfill all of the conditions to each party’s respective obligations in connection with the Merger Agreement and any documents contemplated thereby. In connection with the foregoing, each party will furnish to the other parties necessary information and reasonable assistance as any other party may request.

Each of the parties to the Merger Agreement have agreed to cooperate with one another, to make all filings and give all notices reasonably required by any government authority in connection with the Merger Agreement (including appropriate filing of notification and report forms pursuant to the HSR Act), and to use reasonable best efforts to obtain all authorizations, consents, orders and approvals of all governmental authorities required to be obtained in connection with the Merger Agreement, any documents contemplated thereby, and the transactions contemplated thereby.

The parties have agreed that Universal shall not be required to agree to any divestiture of assets or hold separate order or enter into any license of assets of Universal or LINC or any other action of limitation that could reasonably be expected to have an adverse effect on Universal or LINC. LINC and its subsidiaries shall not be required to agree to any of the foregoing unless requested to do so by the Special Committee.

Consents

Universal and LINC have agreed to use their commercially reasonable efforts to obtain all consents required under material contracts in connection with the Merger Agreement and transactions contemplated thereby.

Notice of Certain Events

Until the Effective Time, each party to the Merger Agreement will give prompt notice to the other parties to the Merger Agreement of:

•	any notice or any communication alleging the consent of a person is required in connection with the transactions or documents contemplated by the Merger Agreement;

•	any notice or any communication from any governmental authority in connection with the transactions or documents contemplated by the Merger Agreement;

•	any claim or proceeding commenced or threatened in connection with the consummation of the transactions contemplated by the Merger Agreement or documents contemplated thereby;

•

the inaccuracy in or breach of any representation, warranty or covenant made by such party which would reasonably be likely to result in a failure closing conditions in the Merger Agreement to be met; and

•	any event, condition, fact or circumstance that would likely make the timely satisfaction of any of the closing conditions impossible or unlikely.

Confidentiality; Public Announcements

Universal and LINC are bound by a Mutual Confidentiality Agreement, dated June 13, 2012, and each agrees not to make any public release or announcement regarding the Merger Agreement and the agreements contemplated thereby without the prior written consent of the other party except as required by applicable law or agreed by LINC and Universal.

Preparation of Information Statement

Universal has agreed to prepare and file this Information Statement with the SEC; to use reasonable best efforts to respond to and resolve as promptly as reasonably practicable any SEC comments related to this Information Statement; and to file with the SEC and mail to the Universal shareholders the Information Statement promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC and the SEC has not notified Universal of its intent to review the Information Statement. Each of Universal, Merger Sub, Merger Sub, LLC and LINC agrees to correct any information provided by it for use in the Information Statement which may become false or misleading and to notify Universal promptly of any information that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Proposed Financing

Universal and LINC have agreed to use their reasonable best efforts to obtain new financing of between $200,000,000 and $220,000,000, with a maximum interest rate of LIBOR plus 400 basis points or the Base Rate plus 300 basis points and a minimum maturity of three years, or such other terms that are no less favorable in the aggregate in any material respect to Universal and its subsidiaries taken as a whole. The parties agree to negotiate as promptly as practicable and to satisfy on a timely basis, or obtain the waiver of, all conditions and covenants applicable to such financing arrangement. The directors and officers of Universal, LINC and their respective subsidiaries are not required to take any action in such capacity that would result in personal liability with respect to the proposed financing.

Indemnification of Directors and Officers

Universal, Merger Sub and Merger Sub, LLC have agreed that certain rights to indemnification, advancement of expenses and limitations on liability of LINC’s current and former directors and officers will survive the merger and that Universal will assume the obligation, and cause Surviving Company to, fulfill and honor such obligation as permitted by law. For a period of six years after the Effective Time, Universal and Surviving Company have agreed to indemnify and hold harmless LINC’s current and former directors and officers to the same extent such persons were entitled to indemnification pursuant to LINC’s organizational documents.

Section 16 Matters

Universal has agreed to take all such actions and steps as may be reasonably required to cause any acquisitions or dispositions of its common stock resulting from transactions contemplated by the Merger Agreement by any director or person who may be a director by deputization to be exempt under Rule 16b-3 of the Exchange Act.

Listing of Shares on NASDAQ

Universal has agreed to use its reasonable best efforts to cause the shares of its common stock to be issued in the merger to be approved for listing on The NASDAQ Global Select Market.

Short-Form Mergers

The LINC Shareholders have agreed not to permit Universal to undertake a merger pursuant to Section 711 of the MBCA until the earlier of 4 years from the date of the closing of the merger or the date after the LINC Shareholders and their related persons no longer beneficially own, in the aggregate, more than 75% of the then outstanding common stock of Universal.

DIBC Promissory Note

On the date of the closing of the merger, the LINC Shareholders have agreed to cause DIBC Holdings, Inc. to pay all amounts to LINC necessary to satisfy all indebtedness owed to LINC by DIBC Holdings, Inc. pursuant to that certain Non-Negotiable Promissory Date dated March 14, 2012, as amended by that certain Amendment to Promissory Noted effective as of April 23, 2012.

Tax Matters

The LINC Shareholders have agreed to pay all taxes due with respect to flow-through items of income or gain of LINC for all periods ending on or prior to the Closing Date; Universal has agreed to pay all taxes of the Surviving Company except to the extent of any indemnification claim for taxes under the Merger Agreement. All transfer taxes incurred in connection with the Initial Merger or Subsequent Merger will be paid 50% by the LINC Shareholders and 50% by Universal. Except to the extent a tax refund or credit is taken into account in the determination of the Closing Working Capital, the amount of any tax refunds or credits that are actually received after the Closing Date by Universal or that are applied to offset taxes of Universal and that relate to taxes paid prior to the Closing Date by LINC or its subsidiaries for taxable periods ending on or prior to the Closing Date or indemnified by the LINC Shareholders shall be for the account of the LINC Shareholders, and Universal has agreed to pay such amounts to the LINC Shareholders.

Conditions to the Merger

The obligations of each of LINC, the LINC Shareholders, Universal, Merger Sub and Merger Sub, LLC to consummate the merger are subject to the satisfaction of the following conditions:

•	any waiting period under the HSR Act applicable to the Merger Agreement or transactions or documents contemplated thereby has expired or has been terminated;

•

no restraining order, injunction or other order or decree from a governmental authority is in effect which prevents the merger, no proceeding initiated by any governmental authority that seeks to prevent the consummation of the merger is pending, and no applicable law has been enacted that would make the consummation of the merger illegal;

•

Universal or one of its subsidiaries has, or will receive contemporaneously with the closing date of the merger, proceeds from the credit facilities of not less than $200 million on the terms described above under the sub-heading of “—Proposed Financing”; and

•	the written consent of the LINC Shareholders, as shareholders of LINC, and of the Moroun family, as shareholders of Universal, are in full force and effect.

Furthermore, the obligations of each of Universal and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•

certain representations and warranties of LINC and the LINC Shareholders are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), certain other of the representations and warranties of LINC and the LINC Shareholders are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), and all other representations and warranties of LINC and the LINC Shareholders are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect;

•

LINC and the LINC Shareholders shall have performed or complied in all material respects with all agreements, obligations and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time;

•	all consents of entities affiliated with the Moroun family have been obtained and are in full force and effect;

•	Universal has received a certificate of LINC’s chief executive officer or chief financial officer certifying that certain conditions set forth in the Merger Agreement have been satisfied; and

•	the LINC Shareholders have delivered FIRPTA certificates to Universal.

Furthermore, the obligations of each of LINC and the LINC Shareholders to consummate the merger are subject to the satisfaction of the following conditions:

•

certain representations and warranties of Universal are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), certain other of the representations and warranties of Universal are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), and all other representations and warranties of Universal are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the merger (unless such representations and warranties are explicitly as of a certain date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect;

•

Parent, Merger Sub and Merger Sub, LLC shall have performed or complied in all material respects with all agreements, obligations and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time;

•	LINC has received a certificate of Universal’s chief executive officer or chief financial officer certifying that certain conditions set forth in the Merger Agreement have been satisfied; and

•	the shares of Universal common stock to be issued in the merger have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

Termination

The Merger Agreement may be terminated and the merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding the shareholder approval by the shareholders of LINC or Universal:

•	by mutual written consent of Universal and LINC;

•	by LINC or the Special Committee, on behalf of Universal, if the merger has not been consummated on or before December 31, 2012, subject to certain conditions and possible extensions;

•

by LINC or the Special Committee if any governmental authority has issued a final and non-appealable order, injunction or other decree which restrains, enjoins or otherwise prohibits the merger or any other transaction contemplated by the Merger Agreement;

•

by the Special Committee if LINC or the LINC Shareholders breach any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by Universal to LINC and the LINC Shareholders of such breach;

•

by LINC if Universal breaches any representation or warranty or Universal, Merger Sub and Merger Sub, LLC breach any covenant or agreement contained in the Merger Agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by LINC to Universal of such breach; provided that LINC may not terminate because of such breach if it or the LINC Shareholders had actual knowledge of the breach on or prior to the date of the Merger Agreement;

•

by the Special Committee if the Moroun family have not delivered, in their capacity as shareholders of LINC and of Universal, written consents to the transactions contemplated by the Merger Agreement; and

•

by the Special Committee, or if the Special Committee is no longer in existence, by the audit committee of Universal, if, prior to the closing date of the merger, the authority granted by the Board to the Special Committee has been terminated, materially reduced or has expired.

If terminated in accordance with its terms, the Merger Agreement will become wholly void and of no further force and effect and there shall be no liability or obligation of any party, except with respect to any damages incurred or suffered by a party to the extent that such damages were the result of, or otherwise arose from, the fraud or willful and material breach of the terms of the Merger Agreement by another party.

Indemnification

Survival

Certain of the representations and warranties of the parties to the Merger Agreement related to, among other things, qualification and organization, authorization, capitalization, brokers’ or finders’ fees and closing indebtedness will survive indefinitely. The representations and warranties of LINC related to environmental matters will survive until the sixth anniversary of the date of the closing of the merger and the representation and warranties of LINC related to tax matters will survive until 60 days after the expiration date of the applicable statute of limitations. All other representations and warranties contained in the Merger Agreement will survive until the second anniversary of the date of the closing of the merger. All covenants and obligations of the parties will survive indefinitely except for (i) covenants or obligations which will be performed in their entirety prior to the date of the closing of the merger, which shall survive until the first anniversary of the Effective Time and (ii) covenants or obligations for which there are specific sunset periods, which shall survive the closing for a period of 30 to 60 days following the date on which the performance of such covenant or obligation is required to be completed.

Indemnification by the LINC Shareholders and Manuel J. Moroun

The LINC Shareholders and Manuel J. Moroun have agreed, jointly and severally, to indemnify each of Universal and Universal’s current and future affiliates (including the Surviving Company) and each of their respective representatives and successor and assigns (the “Universal Indemnitees”), from and against any damages suffered by the Universal Indemnitees which arise from or are the result of any inaccuracy in or breach of any representation and warranty made by LINC or the LINC Shareholders or any breach of any covenant or obligation of the LINC Shareholders. Except for in connection with the breaches of the representations and warranties specified below, no Universal Indemnitee is entitled to indemnification for damages unless the total amount of damages suffered or incurred by any one or more of the Universal Indemnitees, on a cumulative basis, exceeds an amount equal to $2,768,180 and the aggregate liability of the LINC Shareholders and Manuel J. Moroun will not exceed an amount equal to $27,681,804. The foregoing limitations do not apply to claims for indemnification arising from or as a result of a breach of certain fundamental representations and warranties of LINC or the LINC Shareholders, relating to, among other things qualification and organization, authorization, capitalization, brokers’ or finders’ fees and closing indebtedness, or the representations and warranties regarding LINC’s status as an S corporation and its subsidiaries status as qualified S corporation subsidiaries; provided, however that the aggregate maximum liability of LINC and Manuel J. Moroun will not exceed $276,818,042.

Indemnification by Universal

Universal has agreed to indemnify each of the LINC Shareholders and Manuel J. Moroun, and each of their respective trustees, beneficiaries representatives and successors and assigns (the “LINC Indemnitees”), from and against any damages suffered by the LINC Indemnitees which arise from or are the result of any inaccuracy in or breach of any representation and warranty made by Universal or any breach of any covenant or obligation of Universal, Merger Sub or Merger Sub, LLC. Except for in connection with the breaches of the representations and warranties specified below, no LINC Indemnitee is entitled to indemnification for damages unless the total amount of damages suffered or incurred by any one or more of the LINC Indemnitees, on a cumulative basis, exceeds an amount equal to $2,768,180 and the aggregate liability of Universal will not exceed $27,681,804. The foregoing limitations do not apply to claims for indemnification arising from or as a result of a breach of certain fundamental representations and warranties of the Parent, relating to, among other things qualification and organization, authorization, capitalization, the formation and ownership of Merger Sub and Merger Sub, LLC and brokers’ or finders’ fees; provided, however that the aggregate maximum liability of Universal will not exceed $276,818,042.

Claims and Procedures

Parties seeking indemnification pursuant to the Merger Agreement must follow the procedures set forth in the Merger Agreement, including submitting a claim certificate to the party from whom such indemnification is sought as promptly as reasonably practicable, but in no event later than 20 business days after written notice of such claim is delivered to the party seeking indemnification, specifying in reasonable detail the nature of, the facts and legal basis for, the amount (if known) of, such claim asserted, and the provisions of the Merger Agreement upon which such claim for indemnification is made. The indemnifying party shall have the right to investigate, contest and assume the defense of or settle any claim or demand made, or any action, proceeding or investigation instituted, against the party seeking indemnification.

The Moroun family has waived any right of contribution or right of indemnity against Transitory Surviving Corporation, Merger Sub, LLC or the Surviving Company pursuant to the indemnification provisions of the Merger Agreement.

Specific Performance

The parties are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement in addition to any other remedy to which they may be entitled.

Governing Law; Arbitration

The Merger Agreement is governed by the laws of the State of Michigan, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. The parties have agreed that any controversy or claim arising out of or relating to the Merger Agreement shall be resolved by binding and confidential arbitration. Any such arbitration shall be governed by the AAA’s Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection. However, there shall be three arbitrators, one of whom will be selected by Universal and one of whom will be selected by the Moroun family. The third arbitrator shall be selected by the two arbitrators appointed by Universal and the Moroun family. The place of the arbitration shall be Warren, Michigan or such other mutually agreed location. The parties are also permitted to seek preliminary or permanent injunctive relief in the federal or state courts for the State of Michigan, Macomb County.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

In connection with the execution of the Merger Agreement and as a condition to the closing of the merger, we entered into an Amended and Restated Registration Rights Agreement with Matthew T. Moroun, the Annuity Trust and the MJM Revocable Trust. The Amended and Restated Registration Rights Agreement amends and restates the Registration Rights Agreement, dated December 31, 2004, among us, Matthew T. Moroun and the MJM Revocable Trust.

The Amended and Restated Registration Rights Agreement becomes effective upon the closing of the Merger.

The Amended and Restated Registration Rights Agreement provides Matthew T. Moroun, the Annuity Trust and the MJM Revocable Trust with certain demand registration rights, whereby such persons may demand that we use our reasonable best efforts to effect the registration under the Securities Act of the registerable securities held by such persons, subject to certain limitations contained therein. The Amended and Restated Registration Rights Agreement also includes the Annuity Trust as a party thereto, and affords the Annuity Trust with certain rights provided to Matthew T. Moroun and the MJM Revocable Trust pursuant to the Registration Rights Agreement. These rights include the right to “piggyback” on registration statements that we use to register additional shares of our Common Stock.

DELIVERY OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our Information Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our Information Statement to you if you call or write us at the following address or phone number: Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089, Attn: Secretary, (586) 920-0100. If you would like to receive separate copies of information statements, annual reports, proxy statements or similar documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

COMPARATIVE PER SHARE DATA

The following tables present historical per share data for Universal and LINC; pro forma per share data for Universal after giving effect to Universal’s acquisition of LINC, the termination of LINC’s existence and S-corporation status and acquisition by a C-corporation, the payoff of promissory notes and dividends payable outstanding to LINC’s former shareholders under previously declared dividends, and the effects of the anticipated borrowings under the new credit facility; and unaudited pro forma equivalent per share data for LINC with respect to the consideration that will be received in the form of shares of Universal common stock. You should read these tables in conjunction with the historical audited and unaudited consolidated financial statements of Universal that are filed with the SEC and incorporated by reference in this Information Statement and the historical consolidated financial statements of LINC contained elsewhere in this Information Statement. See the sections entitled “Where You Can Find More Information” beginning on page 135 and “LINC Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 100.

We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of Universal would actually have been had the acquisition of LINC and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations Universal will achieve after the acquisition of LINC.

	For the Thirteen Weeks Ended March 31, 2012	For the Thirteen Weeks Ended April 2, 2011	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Universal—Historical
Book value per share	$9.67	N/A	$10.42	N/A	N/A
Cash dividends per share	1.00	$—	$1.00	$—	$1.00
Basic earnings per share	0.23	0.19	1.01	0.80	0.31
Diluted earnings per share	0.23	0.19	1.01	0.80	0.31

Universal—Pro Forma Combined
Book value per share	$1.30	N/A	N/A	N/A	N/A
Cash dividends per share	1.00	$—	$1.00	$—	1.00
Basic earnings per share	0.34	0.29	1.27	1.14	0.49
Diluted earnings per share	0.34	0.29	1.27	1.14	0.49

	For the Thirteen Weeks Ended March 31, 2012	For the Thirteen Weeks Ended April 2, 2011	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
LINC—Historical
Book value per share	$(3.00)	N/A	$(3.24)	N/A	N/A
Cash dividends per share	0.29	$0.12	1.08	$1.02	$—
Basic earnings per share	0.52	0.46	1.72	1.59	0.72
Diluted earnings per share	0.52	0.46	1.72	1.59	0.72

LINC—Equivalent Pro Forma Combined
Book value per share	$0.91	N/A	N/A	N/A	N/A
Cash dividends per share	0.70	$—	$0.70	$—	$0.70
Basic earnings per share	0.24	0.20	0.89	0.80	0.34
Diluted earnings per share	0.24	0.20	0.89	0.80	0.34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT OF UNIVERSAL

Universal had outstanding 15,490,954 shares of common stock, no par value, as of July 25, 2012. The common stock constitutes the only class of Universal’s outstanding voting securities.

The table below sets forth the number of shares of common stock of Universal beneficially owned, and the percentage ownership of the common stock of Universal, by each director, each executive officer and each person known by Universal to beneficially own 5% or more of its outstanding common stock, and by all directors and executive officers as a group on July 26, 2012, unless otherwise indicated in the footnotes.

Beneficial ownership is determined in accordance with the federal securities rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares subject to options or warrants held by that person or member of that group that are or will become exercisable within 60 days are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percentage
Greater than 5% owners:
Matthew T. Moroun(1)(2)(4)(5)	5,045,038	32.57%
Manuel J. Moroun(1)(2)(3)(4)	4,977,462	32.13%
Royce & Associates LLC(6)(7)	1,430,580	9.20%
FMR LLC(6)(8)	1,153,841	7.42%
T. Rowe Price Associates, Inc.(6)(9)	888,370	5.70%
Directors:
Frederick P. Calderone(1)	—	—
Joseph J. Casaroll(1)(5)	500	*
Daniel J. Deane(1)	—	—
Daniel C. Sullivan(1)(5)	1,000	*
Richard P. Urban(1)(5)	5,000	*
Ted B. Wahby(1)	—	—
Executive Officers:
Donald B. Cochran(1)(4)(10)	1,600	*
Robert E. Sigler(1)	—	—
All directors and executive officers as a group (10 persons)	10,030,600	64.75%

(1)	The address for this person is c/o Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.
(2)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group. The table above reflects the actual number of shares that each of them owns. Each of Matthew T. Moroun and Manuel J. Moroun disclaims beneficial ownership of the shares owned by the other.
(3)	All shares are held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.
(4)	This person is also a member of Universal’s Board.
(5)	This person owns the listed shares directly and not by virtue of any right to acquire the shares.
(6)	In accordance with the rules of the SEC, the information set forth is based on the most recent Schedule 13G (and amendments thereto) filed by this entity.
(7)	According to an amendment to its Schedule 13G filed on January 24, 2012, Royce & Associates LLC, or Royce, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 1,430,580 shares of common stock. Royce has the sole power to vote or to direct the vote and the sole power to dispose of its 1,430,580 shares of common stock. The business address of Royce is 745 Fifth Avenue, New York, NY 10151.

(8)	According to an amendment to its Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3rd (Chairman of FMR LLC) on February 14, 2012, Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 1,153,518 shares of common stock, as a result of acting as investment adviser to various investment companies, or the Funds, registered under Section 8 of the Investment Company Act of 1940. The Schedule 13G also discloses that neither FMR LLC nor Mr. Johnson has the sole voting power with respect to any of the shares of common stock, but they do have sole power, through their control of Fidelity, to dispose of the 1,153,518 shares of common stock. The Schedule 13G also states that Pyramis Global Advisors Trust Company, or Pyramis, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 323 shares of common stock and each of FMR LLC and Mr. Johnson, through its or his control of Pyramis, has the sole power to vote or to direct the vote and the sole power to dispose of its 323 shares of common stock. The Schedule 13G further states that Mr. Johnson and various family members, through their ownership of FMR LLC voting stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR LLC. The business address of Fidelity, FRM LLC, and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Pyramis is 900 Salem Street, Smithfield, Rhode Island 02917.
(9)	According to its Schedule 13G filed on February 10, 2012, T. Rowe Price Associates, Inc., or T. Rowe Price, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 888,370 shares of common stock. T. Rowe Price has the sole power to vote or to direct the vote of 247,970 shares of common stock and the sole power to dispose of its 888,370 shares of common stock. The business address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.
(10)	Mr. Cochran owns 1,500 shares directly and 100 shares are owned by his spouse.
(*)	Less than 1%

SELECTED HISTORICAL CONSOLIDATED DATA OF UNIVERSAL

The following table sets forth the selected historical financial and operating data of Universal as of and for the periods presented. The selected historical balance sheet data at December 31, 2011, 2010 and 2009 and the selected historical statement of income data for the years ended December 31, 2011, 2010 and 2009 have been derived from Universal’s audited consolidated financial statements incorporated by reference into this Information Statement. The selected unaudited historical balance sheet data as of March 31, 2012 and Universal’s unaudited historical statement of income data for the thirteen weeks ended March 31, 2012 and April 2, 2011 have been derived from Universal’s historical unaudited consolidated financial statements incorporated by reference into this Information Statement. The unaudited consolidated financial statements were prepared on a basis consistent with Universal’s audited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information contained in those statements. The selected historical financial and operating data presented below should be read in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Universal’s consolidated financial statements and related notes incorporated by reference into this Information Statement. The following financial and operating data may not be indicative of our future performance.

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except per share information, operating data and percentages)
Statements of Income Data:
Operating revenues	$175,848	$157,630	$699,771	$605,943	$503,230	$759,517	$680,359
Operating expenses:
Purchased transportation	135,070	120,459	538,313	461,041	378,008	592,982	520,064
Commissions expense	10,074	9,906	41,930	38,805	33,953	47,333	45,081
Other operating expense	4,018	3,704	14,178	13,276	10,316	9,510	9,429
Selling, general and administrative	14,198	12,723	52,367	49,253	44,232	52,036	48,418
Insurance and claims	4,142	4,137	16,956	17,205	17,348	21,388	21,178
Depreciation and amortization	2,968	2,871	11,636	10,996	10,354	9,638	8,163

Total operating expenses	170,470	153,800	675,380	590,576	494,211	732,887	652,333

Income from operations	5,378	3,830	24,391	15,367	9,019	26,630	28,026
Interest and other non-operating income (expense), net	516	1,007	1,836	6,089	(999)	(2,375)	944

Income before provision for income taxes	5,894	4,837	26,227	21,456	8,020	24,255	28,970
Provision for income taxes	2,296	1,938	10,414	8,712	3,120	9,369	11,134

Net income	$3,598	$2,899	$15,813	$12,744	$4,900	$14,886	$17,836

Earnings per common share:
Basic	$0.23	$0.19	$1.01	$0.80	$0.31	$0.93	$1.11
Diluted	$0.23	$0.19	$1.01	$0.80	$0.31	$0.93	$1.11
Weighted average number of common shares outstanding:
Basic	15,537	15,632	15,594	15,917	15,982	16,073	16,115
Diluted	15,537	15,632	15,594	15,917	15,982	16,077	16,122
Cash dividends per common share	$1.00	$—	$1.00	$—	$1.00	$—	$—

Balance Sheet Data (end of period):
Cash and cash equivalents	$1,761	$920	$878	$6,261	$953	$28,767	$5,416
Total assets	230,683	223,374	228,944	212,048	201,611	211,547	207,188
Lines of credit and long-term debt, including current portion	—	—	—	90	730	820	910
Total shareholders’ equity	149,935	166,460	162,136	164,211	154,425	164,477	151,442

Other Financial Data (unaudited):
Pretax margin	3.4%	3.1%	3.7%	3.6%	1.6%	3.2%	4.3%
EBITDA(1)	$8,850	$7,691	$37,805	$32,332	$18,640	$33,881	$36,811
Capital expenditures(2)	$1,211	$3,302	$21,044	$10,256	$22,262	$10,108	$14,774
Return on average assets(3)	1.6%	1.3%	7.2%	6.2%	2.4%	7.1%	9.0%
Operating Data (unaudited):
Number of agents(4)	414	424	384	401	397	409	425
Average number of tractors provided by owner-operators	2,934	2,970	3,118	3,111	3,387	3,618	3,776

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except per share information, operating data and percentages)
Number of employees	683	623	675	714	630	649	642
Operating revenues per loaded mile(5)	$2.90	$2.57	$2.77	$2.42	$2.19	$2.74	$2.34
Operating revenues per load(5)	$1,181	$1,102	$1,166	$1,079	$1,007	$1,175	$1,031
Average length of haul (in miles)(5)	407	429	421	445	460	429	439
Number of loads (5)	199,059	187,772	496,572	466,250	414,822	531,716	529,497

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes that the presentation of EBITDA included in this Information Statement provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. EBITDA is not measured under generally accepted accounting principles and, when analyzing our operating performance, investors should use EBITDA in addition to, not as an alternative for, operating income, net income and cash flows from operating activities. Investors also should note that our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.

EBITDA is calculated in the following manner for each of the periods presented:

	Thirteen weeks ended		Year ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands)
Net income	$3,598	$2,899	$15,813	$12,744	$4,900	$14,886	$17,836
Add (subtract):
Interest (income) expense, net	(12)	(17)	(58)	(120)	266	(12)	(322)
Provision for income taxes	2,296	1,938	10,414	8,712	3,120	9,369	11,134
Depreciation and amortization	2,968	2,871	11,636	10,996	10,354	9,638	8,163

EBITDA	$8,850	$7,691	$37,805	$32,332	$18,640	$33,881	$36,811

(2)	Excludes property and equipment acquired in connection with the acquisition of businesses in each of the following periods: $117,000 in 2010, $675,000 in 2009, and $1.2 million in 2008.
(3)	Net income divided by total average assets during the period. Average assets are the sum of our total assets at the end of the fiscal year and our total assets at the end of the prior fiscal year divided by two.
(4)	Includes only those agents who generated at least $100,000 in operating revenues during the period indicated.
(5)	Includes fuel surcharges and excludes operating data from our intermodal support services and the operating results of Universal Logistics Solutions, Inc. and Universal Logistics Solutions International, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.

SELECTED HISTORICAL CONSOLIDATED DATA OF LINC

The following table sets forth the selected historical financial and operating data of LINC as of and for the periods presented. LINC’s selected historical balance sheet data at December 31, 2011, 2010 and 2009 and the selected historical statement of income data for the years ended December 31, 2011, 2010 and 2009 have been derived from LINC’s audited consolidated financial statements included elsewhere in this Information Statement. The selected unaudited historical balance sheet data as of March 31, 2012 and its unaudited historical statement of income data for the thirteen weeks ended March 31, 2012 and April 2, 2011 have been derived from historical unaudited consolidated financial statements included elsewhere in this Information Statement. LINC’s unaudited consolidated financial statements were prepared on a basis consistent with its audited financial statements and include, in the opinion of LINC’s management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information contained in those statements. The selected historical financial and operating data presented below should be read in conjunction with the information included under the heading “LINC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and LINC’s consolidated financial statements and related notes included elsewhere in this Information Statement. The following financial and operating data may not be indicative of LINC’s future performance.

	Thirteen weeks ended		Year Ended December 31,
	March 31, 2012	April 2, 2011	2011	2010	2009	2008	2007
	(in thousands, except share and per share amounts and employee and facility counts)
Statements of Income Data:
Revenue	$80,044	$69,566	$290,929	$245,785	$177,938	$247,815	$299,195
Operating expenses:
Personnel and related benefits	34,641	26,750	116,164	94,701	72,625	107,189	130,561
Purchased transportation and equipment rent	12,557	13,213	53,200	49,986	26,626	36,421	47,032
Occupancy expense	4,494	3,453	16,145	13,745	19,897	25,619	21,164
Operating expenses (exclusive of items shown separately)	12,282	11,287	47,152	33,684	26,364	44,314	44,372
Depreciation and amortization	1,485	1,415	6,094	6,543	6,952	7,432	6,664
Selling, general and administrative expense	2,568	2,704	10,532	10,073	7,852	12,438	11,913

Total operating expenses (expense)	68,027	58,822	249,287	208,732	160,316	233,413	261,706

Operating income	12,017	10,744	41,642	37,053	17,622	14,402	37,489
Other income (expense):
Interest expense	(820)	(388)	(2,218)	(1,578)	(1,470)	(2,443)	(3,426)
Interest income	12	0	3	64	116	372	12

Total other income (expense)	(808)	(388)	(2,215)	(1,514)	(1,354)	(2,071)	(3,414)

Income before provision for income taxes	11,209	10,356	39,427	35,539	16,268	12,331	34,075
Provision for income taxes	368	839	3,794	2,574	1,339	1,412	1,361

Net income	$10,841	$9,517	$35,633	$32,965	$14,929	$10,919	$32,714

Earnings per share, basic and diluted	$0.52	$0.46	$1.72	$1.59	$0.72	$0.53	$1.58
Weighted average shares outstanding	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334

Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,119	$6,041	$4,633	$3,512	$1,203	$4,517	$422
Total assets	$85,839	$76,569	$74,663	$68,798	$70,757	$80,470	$97,086
Total debt	$84,740	$59,832	$83,061	$63,454	$66,240	$85,861	$68,381

Other Data:
Adjusted EBITDA(1)	$48,150	$12,283	$48,150	$42,749	$26,064	$30,194	$45,953
Cash flow from operations	$10,202	$9,641	$44,537	$34,387	$16,892	$19,145	$42,992
Capital expenditures	$1,377	$980	$8,559	$2,661	$1,655	$2,726	$11,110
Cash dividends paid(2)	$6,143	$2,522	$22,790	$21,316	$71	$5,690	$68,006
Employees at end of period	1,740	1,541	1,721	1,528	1,504	1,904	2,776
Facilities managed at end of period	37	29	37	29	27	24	26

(1)	See “Summary—Summary Historical Consolidated Financial and Operating Data of LINC” for the definition of Adjusted EBITDA, why it is presented and material limitations on its usefulness. The table below sets forth a reconciliation of net income to Adjusted EBITDA.

	Thirteen weeks ended		Year Ended December 31,
	March 31,	April 2,	(in thousands)
	2012	2011	2011	2010	2009	2008	2007
Net income	$10,841	$9,517	$35,633	$32,965	$14,929	$10,919	$32,714
Provision for income taxes	368	839	3,794	2,574	1,339	1,412	1,361
Interest expense, net	808	388	2,215	1,514	1,354	2,071	3,414
Depreciation and amortization	1,485	1,415	6,094	6,543	6,952	7,432	6,664

EBITDA	13,502	12,159	47,736	43,596	24,574	21,834	44,153
Facility closing costs(a)	66	$124	414	(847)	2,590	3,023	—
Change in vacation policy(b)	—	—	—	—	(1,100)	—	—
Suspended capital market activity(c)	—	—	—	—	—	575	—
Legal settlement(d)	—	—	—	—	—	4,762	1,800

Adjusted EBITDA	$13,568	$12,283	$48,150	$42,749	$26,064	$30,194	$45,953

(a)	Represents costs incurred as a result of LINC’s elections to close and exit selected operations, including, in subsequent years, adjustments to such costs to reflect final settlements or updated assumptions. Closing costs include facility lease costs (net of anticipated sublease revenues or similar offsets), employee severance payments, termination payments to contracted vendors, and other similar expenses. In 2008 and 2009, LINC closed five value-added services operations due to the unprecedented contraction in production capacity by its major automotive customers. In December 2011, seven months after launching five new freight consolidation centers in Europe to support a Tier I automotive supplier’s regional supply chain, LINC decided to close and exit these operations. LINC’s decision followed lower-than anticipated volumes and LINC’s customer’s decision to substantially alter their overall approach to freight transportation.
(b)	Represents a benefit received as a result of changing the roll-over period effective for salaried employees from their anniversary date to a uniform, year-end date.
(c)	Represents expenses incurred as a result of LINC’s initial preparations for an IPO in 2007. These expenses were initially capitalized and included in LINC’s consolidated balance sheet as of December 31, 2007 as prepaid expenses and other current assets. When the IPO effort was postponed due to a decline in the automotive sector, deterioration in economic conditions and the significant downturn in the public equity markets, the costs were then taken as a charge to income for the year ended December 31, 2008. Similar expenses incurred in connection with LINC’s recent IPO efforts totaling $1.9 million are included in prepaid expenses and other current assets in LINC’s consolidated balance sheet as of March 31, 2012.
(d)	Represents expenses accrued in connection with the prospective determination of probable loss amounts in connection with a multi-fatality traffic accident that was likely to exceed insurance limits and which LINC believes is not reflective of ordinary operations.

(2)	Includes cash dividends previously paid, and thus does not include the $24.5 million dividend payable or the $25.0 million dividend distribution promissory note that are intended to be paid from the proceeds of the expected debt refinancing as a result of this merger. Also includes state withholding taxes paid on behalf of LINC’s shareholders and treated as a distribution. Does not include $5.0 million in cash dividends paid subsequent to March 31, 2012.

INFORMATION ABOUT LINC LOGISTICS COMPANY

Business

Overview

LINC is a leading provider of custom-developed third-party logistics solutions that allow LINC’s customers and clients to reduce costs and manage their global supply chains more efficiently. LINC offers a comprehensive suite of supply chain logistics services, including value-added, transportation and specialized services. LINC’s value-added services include material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management. LINC also provides a broad range of transportation services, such as dedicated truckload, shuttle operations and yard management. LINC’s specialized services include air and ocean freight forwarding, expedited ground transportation and final-mile delivery.

LINC operates, manages or provides transportation services at 43 logistics locations in the United States, Canada and Mexico. Thirteen facilities are located inside customer plants; the other facilities are generally located close to LINC’s customers’ plants to optimize the efficiency of their component supply chains and production processes. LINC’s facilities and services are often directly integrated into and located near the production processes of LINC’s customers and represent a critical piece of their supply chains. LINC’s proprietary information technology platform is integrated with LINC’s customers’ and their vendors’ information technology networks, allowing real-time end-to-end supply chain visibility. As a result of LINC’s close integration with LINC’s customers, most of LINC’s value-added services are contracted for the duration of LINC’s customers’ production programs, which typically last three to five years.

Historically, LINC’s largest end-market has been the automotive segment. In recent years, LINC has successfully expanded its business outside of the automotive sector where LINC believes it can leverage the processes, technology and experience it developed serving the automotive industry to deliver similar high value logistics services.

LINC employs an asset-light business model that lowers its capital expenditure requirements. In general, LINC’s facilities are leased on terms that are either substantially matched to LINC’s customer’s contracts or are month-to-month or are provided to LINC by LINC’s customers. LINC utilizes owner-operators and third-party carriers to provide a significant portion of LINC’s transportation and specialized services. In addition, LINC is increasingly providing logistics services to customers in their facilities, using equipment they own.

LINC’s History

Logistics Insight Corp., one of LINC’s subsidiaries, began operations in 1992 when it was formed to provide cost-effective value-added logistics services and transportation management solutions to manufacturing companies that needed to leverage core competencies and outsource support activities in order to lower costs and increase the efficiency of their supply chain operations. Prior to December 31, 2006, LINC conducted its operations through a group of transportation related companies, all of which were owned by CenTra, a private company wholly-owned by Matthew T. Moroun and a trust controlled by Manuel J. Moroun. On December 31, 2006, CenTra completed a corporate reorganization through which certain operating subsidiaries became wholly-owned subsidiaries of LINC. Additionally, on December 31, 2006, CenTra distributed all of LINC’s shares to Matthew T. Moroun and a trust controlled by Manuel J. Moroun through a tax-free spin-off.

LINC’s Operations

LINC conducts operations at various facilities located in the United States, Canada and Mexico through various direct and indirect wholly-owned subsidiaries under the brand names Logistics Insight Corporation, Pro Logistics Inc., LINC Ontario, Ltd., Mohican Transport (a division of LINC Ontario, Ltd.), On Demand Transport, Inc., OTR Logistics, Inc., CTX, Inc., Central Global Express, or CGE, and Logistics Insight Corporation S. de R.L. de C.V.

LINC’s Services

LINC has a flexible business model that allows it to provide a broad portfolio of logistics solutions that allow LINC’s customers to reduce costs and manage their global supply chains more efficiently. LINC operates, manages or provides transportation services at 43 locations in various regions in the United States, as well as in Canada and Mexico. LINC’s supply chain services allow LINC’s customers to focus on their core businesses or redirect their focus to other parts of their organization. LINC’s primary services include value-added services, transportation services and specialized services.

Value-Added Services

LINC offers a range of customized logistics services that improve the efficiency of the supply chains of LINC’s customers, and result in significant cost savings for them. Most of LINC’s services are provided through LINC’s 37 facilities which are strategically located close to customer plants to maximize efficiencies and optimize production processes, reducing costs for LINC’s customers. LINC’s operating facilities are leased from affiliates or third parties for terms that typically match customer contracts, to the greatest extent possible. A single facility may be dedicated to one or many customer assembly plants or manufacturing facilities and may provide multiple value-added services as part of an integrated supply chain solution. The resulting process efficiencies and economies of scale allow LINC to provide time-critical supply chain services to LINC’s customers at lower costs than they would otherwise incur if these activities were performed “in-house.” The following are the primary value-added services LINC provides to its customers:

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Sequencing and Sub-assembly: LINC operates 11 facilities that offer material sequencing and sub-assembly services. LINC’s sequencing service provides customers timely access to specified parts stored at LINC’s facilities during various points of the assembly line process at their plants. LINC delivers parts within time windows as short as 40 minutes from broadcast to point-of-use at the assembly line. LINC also pre-assembles parts that it stores on a customer’s behalf and delivers the pre-assembled units to the customer as they are needed.

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Material Handling and Consolidation: LINC operates 27 facilities that offer material handling and consolidation services through customer-specific material processing and consolidation centers. At these facilities, LINC unloads customers’ goods, which may also include materials in loose bulk form, from inbound collection routes. LINC inventories and sorts goods before loading them onto outbound trucks or trains for delivery to the appropriate destinations with minimal or no storage. At materials processing centers, also called cross-docks, goods from one supplier may be distributed to outbound trucks and trains for delivery to multiple customer locations or goods from multiple suppliers may be aggregated onto an outbound truck or train for delivery to a single customer location.

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Central Materials Area (CMA) Operations: LINC operates 16 facilities that offer CMA Operations. LINC’s CMA Operations allow customers to take advantage of their ordering power to purchase large or bulk quantities of materials at discount prices without having to store the materials at their assembly plants. At a CMA facility, which is usually located within 10 miles of a customer’s assembly plant, a customer’s material deliveries are received, sorted and stocked and later retrieved and transported to the assembly plant in smaller quantities according to the customer’s requests. In some instances, the labor and/or equipment necessary to operate the CMA facility may be provided by the customer, in which case LINC manages the operation.

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Kitting and Repacking: LINC performs kitting and repacking at 16 facilities. LINC’s kitting service provides customers with a single container or “kit” of multiple parts required for a single assembly operation. LINC’s repacking service involves repackaging vendor supplied parts, which often are shipped in large and unwieldy containers, into smaller containers which are more easily managed by an OEM customer

•	Returnable Container Management (RCM): LINC operates RCM centers at 17 facilities. LINC’s RCM service collects returnable containers from an assembly plant following the delivery of goods to the plant. Once at LINC’s facility, LINC sorts the containers by type, unitizes them into configurations established by the customer and stages the containers for return to the OEMs’ suppliers, which normally occurs when LINC collects the customer’s next scheduled shipment from the supplier. LINC’s RCM business allows it to minimize the number of empty truckloads that LINC or LINC’s owner-operators might otherwise experience after delivering materials to LINC’s customers or before picking up materials from their suppliers.

Transportation Services

Through LINC’s subsidiaries, it operates dedicated transportation networks consisting of truckload, less-than-truckload, flatbed and other specialized operations that are designed to serve a customer’s various transportation needs and are closely integrated with the value-added services that LINC provides. LINC relies both on vehicles operated by owner-operators and company-owned vehicles operated by LINC’s employees.

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Truckload Transportation: Utilizing a significant base of owner-operated tractors as well as company-owned equipment, LINC operates dedicated truckload routes, which involve the point to point transport of materials from shipper to customer. However, on occasion, truckload routes may originate or terminate at one of LINC’s material handling facilities, thus giving LINC the opportunity to provide value-added services that link seamlessly with LINC’s transportation operations.

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Local Collection Routes: LINC’s collection routes are dedicated, closed-loop routes in which LINC makes multiple stops to a specific group of customers and shippers. These are scheduled routes, guaranteed by contractual agreements with the shipper, which utilize LINC’s transportation capacity.

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Shuttle Operations: LINC delivers parts on a continuous, just-in-time basis from material handling facilities performing CMA operations and sequencing services to customers’ plants that are usually located within a few miles of the facility. These services are performed on a dedicated and expedited basis. LINC provides shuttle services from LINC’s facilities as well as the facilities of other 3PL providers.

LINC’s contracts for transportation services typically have a term of one year, which is customary for the automotive sector. Contracts are priced as if LINC is paid on a round-trip basis, eliminating the need for LINC to acquire customers with freight moving in opposing lanes in order to maintain utilization of LINC’s or LINC’s independent contractors’ equipment.

Specialized Services

In addition to LINC’s value-added services and transportation services, LINC also provides certain specialized services to LINC’s customers. Each of LINC’s specialized services employs a non-asset based strategy, utilizing owner-operators and third-party providers.

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Air and Ocean Freight Forwarding: LINC offers an array of premium ground, air and ocean services throughout North America and the world, arranging and managing shipments of LINC’s customers’ goods as an Indirect Air Carrier (IAC), an Ocean Transport Intermediary (OTI) and a Non-Vessel Operating Common Carrier (NVOCC). LINC utilizes both direct and consolidated service options for all modes worldwide, typically on a door-to-door basis depending on selected origins/destinations. Direct shipments allow LINC to offer priority services for customers with time-sensitive or urgent needs. Consolidation services allow LINC to be able to achieve economies of scale with LINC’s line haul carriers resulting in cost savings which LINC then passes on to LINC’s customers. LINC currently maintains key relationships with most commercial and cargo (non-passenger) airlines, in addition to ocean steamship lines and ocean co-loaders.

•

Point-to-point Expedited Ground Transportation: LINC also provides expedited direct shipment service to and from customer locations, utilizing owner-operators and third-party carriers. Customers using this service receive on-demand pick-up and delivery via ground or air for time-critical shipments.

Administration

LINC oversees most administrative functions related to LINC’s operations at LINC’s corporate headquarters in Warren, Michigan. The administrative functions undertaken at LINC’s corporate headquarters are primarily focused on providing support to LINC’s operating subsidiaries, such as creating work instructions for various operations at each facility, supervising strategic planning, accounting, billing and collections functions, overseeing contractor settlements, coordinating the management information systems used by LINC’s various facilities, and performing compliance, licensing, safety and risk management functions.

Customers

LINC provides a comprehensive suite of logistics services to customers in the automotive, industrial products, aerospace, medical equipment, and technology sectors in the United States, Canada and Mexico. Most of LINC’s customers are large or middle-market corporations engaged in the design, manufacture and sale of higher value added products that involve long or complex in-bound supply chains or aftermarket distribution networks. LINC develops and delivers customized, customer-centric supply chain solutions from a broad portfolio of services, creating additional value for customers seeking a single point of contact for logistics solutions.

Beginning from LINC’s inception in 1992, LINC focused on integrating itself into the supply chain systems of large OEMs and Tier I suppliers in the North American automotive industry, and thereby has built enduring ongoing relationships with some of the world’s most recognizable automobile manufacturers, including Ford, General Motors and Chrysler. As LINC’s service offering evolved and became more sophisticated, LINC added higher valued-added logistics services, such as sequencing and sub-assembly. Today, LINC operates the largest receiving and distribution centers for Ford and Chrysler.

In recent years, LINC has targeted other markets where it believes it can leverage the expertise LINC developed in the automotive sector. Today, LINC provides logistics services to industry leaders including Wal-Mart Stores, Case New Holland, Pratt & Whitney and Cummins Engine. LINC provides services to approximately 496 customers in the United States, 18 customers in Canada, 27 in Europe and three customers in Mexico. LINC also delivers specialized services to an additional 25 international customers.

Sales and Marketing

LINC markets its logistics services through a direct sales and marketing network that is overseen by two senior managers, who divide responsibility for all activity in North America directed at either the automotive sector or to new target industry sectors. As of December 31, 2011, LINC’s sales team included seven enterprise sales representatives focused on selling LINC’s portfolio of logistics services to large customers in specific industry sectors, four sales professionals dedicated to LINC’s specialized services offerings, and two non-exclusive agents. Members of LINC’s enterprise sales team are compensated with competitive salaries and the opportunity to receive performance based bonuses. LINC’s specialized services sales leads are generated by both direct sales outreach and a call center, which employs 12 personnel.

LINC’s customer development efforts are primarily centered on direct approaches to targeted customers, where LINC designs customized service packages after determining specific customer service requirements, or in response to a prospective customer’s request for a proposal to meet pre-established criteria. The duties of LINC’s senior management sales team include strategic and tactical planning, relationship management with major current and prospective customers, contract negotiations, sales support and training, operational support, and overall sales budgeting.

To support LINC’s strategy of continued expansion to new industry verticals, LINC intends to continue to hire sales representatives and agents with established client relationships that it believes can be developed into new revenue opportunities. In addition to administrative support from LINC’s corporate headquarters, LINC’s sales team is also supported by project managers and supervisors within existing operations. These personnel, who are located at or near important customer operations, facilitate the submission of bids and assist in business development activities. Proprietary databases also provide useful information on customer transactions and program pricing, and help LINC’s salespersons to identify and develop new projects and customers.

Contract Management

LINC uses a standard, company-wide contract approval process to evaluate, develop and price contracts for new logistics opportunities. This mandatory process includes an evaluation of pricing, financial return and risk assessment before sign off, and is led by LINC’s senior management team. Each new major contract opportunity can go through six distinct steps before a customer contract is executed and a new project launched: (1) inquiry, (2) entry into an automated project tracking system, (3) initial project review, (4) executive summary, (5) bid phase, and (6) negotiation and agreement. In LINC’s value-added services and transportation businesses, formal management sign-off must be obtained before negotiations are finalized, regardless of contract size.

LINC’s largest customers typically award business at the conclusion of a competitive bidding process. During the bid phase of a prospective new business award, LINC assesses the financial returns and potential risks inherent in a new project, as well as anticipated capital expenditure requirements and fit with LINC’s strategic goals. In LINC’s transportation services and a portion of LINC’s value-added services business, it prices services and invoices customers based on levels of activity, which results in variable revenues based on actual demand. In LINC’s specialized services business, contracts are transactional in nature, and the resulting revenues are variable based on the level of overall demand.

A significant number of LINC’s value-added services contracts include a fixed price component that produces a stable revenue stream regardless of the volume of a customer’s supply chain activity. This pricing structure helps maintain the profitability of an operation and mitigates exposure to fixed facility and management costs, even when customer demand is volatile, which has been the case for LINC’s automotive customers in recent years. Consideration is also given to the management of potential exposure to the early termination of a multi-year agreement, where LINC’s negotiating objective is to establish some recourse. In contrast, transportation services contracts primarily stipulate charges based on the number of miles driven to complete dedicated, closed-loop routes, but may also include billing for fuel surcharges, loading and unloading activities and related services. Fees charged to customers by LINC’s specialized services operations are dictated by the specific mode of transportation chosen to forward or deliver freight on a shipment-by-shipment basis.

Facilities

LINC’s corporate headquarters are located in Warren, Michigan. The building that serves as LINC’s corporate headquarters is the only real estate LINC owns.

As of December 31, 2011, LINC leased 26 operating and administrative facilities in various U.S. cities located in nine states, in Milton, Ontario and in San Luis Potosí, Mexico. This includes 16 facilities, approximately 100,000 square feet or larger, at which LINC delivers value-added services, or which serve as destinations for selected transportation services. LINC also delivers services inside or linked to 17 facilities provided by customers. LINC generally tries to coordinate the length of real estate leases with the end date of the related customer contract associated with such facility, or use month-to-month leases, in order to mitigate exposure to unrecovered lease costs. LINC’s largest third-party lease relates to a 300,000 square foot building in Michigan, and it expires July 4, 2013.

Certain of LINC’s leased facilities are leased from related parties on either month-to-month or extended terms. For example, LINC’s specialized services operations are based in facilities leased from a related party and located in Romulus, Michigan, near Wayne County, Michigan’s “Detroit Metropolitan Airport.” For more information on these arrangements, see “Material Agreements and Relationships between Universal and LINC and Their Respective Affiliates—Other Arrangements Involving LINC and Related Parties.” LINC believes that the properties it leases from LINC’s affiliates are, in the aggregate, leased at market rates and are suitable for their purposes and adequate to meet LINC’s needs.

Equipment

LINC utilizes a diverse fleet of tractors and trailers, as well as rolling-stock provided by owner-operators. The following table represents LINC’s company-operated fleet and owner-operator pool used to provide transportation and specialized services as of December 31, 2011.

Type of Equipment	Company-owned or Leased	Owner-Operator Provided	Total
Tractors	512	247	759
Yard Tractors	76	—	76
Trailers	1,844	—	1,844

LINC’s transportation service capacity is augmented by LINC’s pool of owner-operators, which permits less direct investment and greater operational flexibility. Owner-operators own their tractors and are responsible for all expenses related to their vehicles, including fuel, physical damage insurance, maintenance, and debt service related to their tractors.

Competition

Competition within the logistics, supply chain management and freight forwarding industries is intense. Service delivery is fragmented among large, international vendors with broad service capabilities; among medium-sized, regional and niche sector players; and among both large and small transportation operators and freight forwarding brokers and agents. Logistics service providers compete on the basis of the following factors:

•	breadth of value-added and customized logistics services;

•	price;

•	sector expertise;

•	successful track record of reliable operations; and

•	IT capabilities.

LINC’s customers may choose not to outsource their logistics operations and, rather, to retain or restore such activities as their own, internal operations. In the automotive industry, though, LINC competes more frequently with a relatively small number of privately-owned firms or with subsidiaries of large public companies. These vendors have the scope and capabilities to provide the breadth of services required by the large and complex supply chains of automotive original equipment manufacturers. For LINC’s value-added services, LINC historically has competed for new business awards with Android, CEVA, Comprehensive Logistics, DHL Exel, Innovative Logistics (ILG), New Breed, Ryder Logistics and syncreon. For transportation services, LINC’s automotive customers also will consider Averitt and Penske. LINC’s niche specialized services business, which is positioned more as a transactional business, competes with a broader range of companies like Estes Worldwide Forwarding, Expeditors International, Forward Air, Panther Expedited and UTi Worldwide.

LINC also encounters competition from regional and local third-party logistics providers, integrated transportation companies that operate their own aircraft, cargo sales agents and brokers, surface freight forwarders and carriers, airlines, associations of shippers organized to consolidate their members’ shipments to obtain lower freight rates, and internet-based freight exchanges. In addition, computer information and consulting firms, which traditionally operated outside of the supply chain management industry, have been expanding the scope of their services to include supply chain related activities. LINC believes it is becoming increasingly difficult for smaller or regional competitors or providers with a more limited service or information technology offering to compete, which LINC expects to result in further industry consolidation.

Employees

As of December 31, 2011, LINC employed 1,721 people in the United States, Canada and Mexico. Of LINC’s total employees, 1,069 were employed in operations, 406 as drivers, and 246 in sales, management and administration. During the year ended December 31, 2011, LINC also engaged, on average, the full-time equivalency of 1,320 people on a contract basis.

As of December 31, 2011, approximately 826 of LINC’s employees were members of unions and subject to collective bargaining agreements of which 752 are subject to contracts that expire in 2012. Certain of LINC’s customers require that LINC’s employees are union members at specific locations. Currently, LINC has ten collective bargaining agreements with three unions, including the United Auto Workers, the International Brotherhood of Teamsters, and the Canadian Auto Workers. Substantially all of LINC’s unionized facilities in the United States have a separate agreement with the union that represents workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. None of the businesses in which LINC currently engages have experienced a material work stoppage, slow-down or strike, and LINC believes its relationship with its employees is good. LINC provides 401(k) retirement savings programs for LINC’s workers, but does not offer any defined benefit pension programs.

Insurance

Group health benefits have historically been LINC’s most significant insurance cost. LINC provides group medical and dental insurance benefits to a substantial portion of LINC’s employees and LINC purchases insurance to cover the entire portion of such risks and maintains no deductible under the purchased insurance policies.

LINC purchases insurance for workers’ compensation claims up to the statutory limits required by the respective states in which it operates, and as required by employment laws in Canada and Mexico.

LINC’s customers and federal regulations generally require that it provide insurance for auto liability and general liability claims up to $1.0 million per occurrence. Accordingly, in the United States, LINC purchases such insurance from a licensed casualty insurance carrier providing a minimum $1.0 million of coverage for individual auto liability and general liability claims. The carrier is a related party. LINC is self-insured for auto and general liability claims above $1.0 million. In addition, LINC has established financial reserves for anticipated losses and expenses related to auto liability and general liability claims in the self-insured layer above $1.0 million per occurrence. These financial reserves are periodically evaluated and adjusted to reflect estimated exposures related to LINC’s open auto liability and general liability claims. In Mexico, LINC’s operations and investment in equipment are insured through an internationally recognized third-party insurance underwriter.

LINC typically self-insures for the risk of motor cargo liability claims associated with transportation service and for material handling claims resulting from LINC’s warehouse-based, value-added services operations. Accordingly, LINC establishes financial reserves for anticipated losses and expenses related to motor cargo liability and material handling claims, and such reserves are periodically evaluated and adjusted to reflect LINC’s experience.

Government Regulation

LINC’s operations are regulated and licensed by various U.S. federal and state agencies, as well as comparable agencies in Canada and Mexico. Interstate motor carrier operations are subject to the broad regulatory powers and safety and insurance requirements prescribed by the Federal Motor Carrier Safety Administration (FMCSA), which is an agency of the U.S. Department of Transportation. Such matters as weight and equipment dimensions also are subject to United States federal and state regulation. LINC operates in the United States throughout the regions it serves under operating authority granted by the FMCSA. LINC is also subject to regulations relating to testing and specifications of transportation equipment and product handling requirements. In addition, LINC’s owner-operators must comply with safety and fitness regulations promulgated by the FMCSA, including those relating to drug and alcohol testing.

LINC’s international operations, which include facilities in Canada and Mexico and shipments managed by LINC’s specialized service operations, are impacted by a wide variety of U.S. government regulations and applicable international treaties. These include regulations of the U.S. Department of State, U.S. Department of Commerce, and the U.S. Department of Treasury. Regulations cover specific commodities, destinations and end-users. A certain portion of LINC’s specialized services operations is engaged in the arrangement of imported and exported freight. As such, LINC is subject to U.S. Customs regulations that include significant notice and registration requirements. In various Canadian provinces, LINC operates transportation services under authority granted by the Ministries of Transportation and Communications.

Environmental

LINC is subject to various environmental laws and regulations applicable to the transportation industry and to operators of large facilities. LINC’s operations can be subject to the risk of fuel spillage and any resultant environmental damage. LINC maintains applicable licenses required to transport and hold certain hazardous materials in the course of providing transportation services for LINC’s customers’ commodities.

The transportation industry is one of the largest sources of “greenhouse gas” emissions. National and international laws and initiatives to reduce and mitigate the asserted effects of such emissions could significantly impact transportation modes and the economics of the transportation industry. Absent mitigating technologies or government policies, future environmental laws in this area could adversely affect LINC’s operating costs, business practices, and results of operations.

Legal Proceedings

LINC is a party to litigation matters and claims that are normal in the course of LINC’s operations. The outcomes of these matters are not determinable and negative outcomes may adversely affect LINC’s financial position, liquidity, cash flows or results of operations.

LINC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with LINC’s “Selected Consolidated Financial and Operating Data” and LINC’s consolidated financial statements and related notes included elsewhere in this Information Statement. This discussion contains forward-looking statements that are based on LINC’s current expectations, estimates and projections about its business and operations. LINC’s actual results may differ materially from those currently anticipated.

Overview

LINC is a leading provider of custom-developed third-party logistics solutions that allow its customers and clients to reduce costs and manage their global supply chains more efficiently. LINC believes that many of its services are essential to the successful operations of its customers’ production processes. LINC offers a comprehensive suite of supply chain logistics services, including value-added, transportation and specialized services. LINC’s value-added logistics services include material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management. LINC’s transportation services include dedicated truckload, shuttle operations and yard management. These value-added services and transportation services are complemented by the delivery of specialized services, including air and ocean freight forwarding, expedited ground transportation and final-mile delivery.

LINC operates, manages or provides transportation services at 43 logistics locations in the United States, Canada and Mexico. Thirteen facilities are located inside customer plants or distribution operations; the other facilities are generally located close to LINC’s customers’ plants to optimize the efficiency of their component supply chains and production processes. LINC’s facilities and services are often directly integrated into the production processes of its customers and represent a critical piece of the customer’s supply chains. LINC’s proprietary information technology platform is integrated with its customers’ and their vendors’ information technology networks, allowing real-time end-to-end supply chain visibility. As a result of LINC’s close integration with its customers, most of its value-added services are contracted for the duration of the customers’ production programs, which typically last three to five years.

Historically, LINC’s largest end-market has been the automotive segment, where LINC maintains strong, long-term relationships with its customers. In recent years, LINC has successfully expanded its business outside of the automotive sector, where it has leveraged the processes, technology and experience it developed serving the automotive industry to deliver similar high value logistics services. Target sectors include industrial products, aerospace, medical equipment and technology. LINC’s business and the number of customers in these sectors have expanded significantly over the past three years. Revenues from customers outside of the automotive sector increased from $22.4 million in 2007 to $60.4 million in the year ended December 31, 2011.

LINC operates in the United States, the Canadian province of Ontario and San Luis Potosí, Mexico. Its services are delivered through several subsidiaries, which operate under brand names that include Logistics Insight Corporation, Pro Logistics, LINC Ontario, Ltd., Mohican Transport (a division of LINC Ontario, Ltd.), On Demand Transport, Inc., OTR Logistics, Inc., CTX, Inc., Central Global Express, Inc. and Logistics Insight Corporation S. de R.L. de C.V.

As of March 31, 2012, LINC had 1,740 employees, including 822 employees subject to collective bargaining agreements of which 732 are subject to contracts that expire in 2012. LINC has maintained positive relations with its employees under the guidance of a management team with extensive experience in effective labor relations and has never experienced a work stoppage at any unionized facility. It also engaged contract staffing vendors to supply an average of 1,320 and 1,546 additional personnel on a full-time-equivalent basis during the year ended December 31, 2011, and the thirteen weeks ended March 31, 2012, respectively. LINC’s transportation services are provided through a network of both union and non-union employee drivers, owner-operators, contract drivers, and third-party transportation companies. Its use of owner-operators, third-party providers and contract staffing vendors allows LINC to maintain both a highly flexible cost structure and a scalable business operation, while reducing investment requirements. These benefits are passed on to its customers in the form of cost savings and increased operating efficiency, while enhancing its cash generation and the returns on its invested capital and assets.

Executive Overview of LINC’s Financial Performance

In 2011, LINC revenues from the delivery of logistics services totaled $290.9 million, reflecting an 18.4% increase from the prior year. More recently, revenues for the thirteen weeks ended March 31, 2012 were $80.0 million, a 15.1% increase over revenues of $69.9 million for the thirteen weeks ended April 2, 2011. The increase in demand for its services on a year-over-year basis was primarily the result of launching value-added services programs for new industrial customers and growth in North American automotive industry production volumes, which have continued to increase since stabilizing in the third quarter of 2009. Drivers of revenue growth include LINC’s early 2011 launches of two U.S. consolidation centers for Wal-Mart, which represented a new strategic customer initiative for it. Additionally, LINC began providing value-added services inside a General Motors plant in Michigan that is producing a new subcompact passenger car.

LINC expects its sales and earnings to increase in 2012 due to growth in the overall 3PL market, anticipated increases in North American automotive production, and the inclusion of its financial results of performance from operations launched in 2011. Operating income in 2011 was $41.6 million, or $4.5 million higher than 2010 operating income of $37.1 million, due to a combination of increased business volume and operating efficiency. For the thirteen weeks ended March 31, 2012, LINC earned operating income of $12.0 million, an 11.8% increase over operating income of $10.7 million for the thirteen weeks ended April 2, 2011. It achieved an operating margin of 15.0% for the thirteen weeks ended March 31, 2012, compared to 15.4% in the comparable quarter of the prior year, and it expects profitability to remain in this range through the balance of the year.

LINC’s senior debt at March 31, 2012 was $59.7 million, a $1.6 million increase from $58.1 million at December 31, 2011 and a $21.2 million increase from December 31, 2010, which preceded its April 2011 debt refinancing. LINC undertook the April 2011 debt refinancing to refinance a substantial portion of outstanding secured debt, to increase funding availability for prospective future investments, and to pay $31.0 million of the $58.0 million outstanding dividend payable due to CenTra, its former parent, in connection with a December 31, 2006 spin-off. On June 29, 2012, LINC paid an additional $2.5 million of the net $27.0 million outstanding dividend payable due to CenTra.

Factors Affecting LINC’s Revenues

LINC generates substantially all of its revenue through fees charged to customers for the customized logistics services it provides. Its agreements with customers typically follow one of two patterns: contractual or transactional. Contractual agreements for the delivery of value-added services or transportation services on an exclusive basis generated 88.4% and 92.2% of total revenues for the years ended December 31, 2010, and December 31, 2011, respectively. Transactional agreements comprise the balance of LINC’s revenues and are associated with individual freight shipments coordinated by its specialized services operations. The pricing structure of value-added services contracts, which often are three to five years in duration, compensate for the physical resources and labor that support material handling, sequencing, sub-assembly and various other value-added processes, including both variable-cost and fixed-price components. Transportation services revenue is primarily derived from fees charged based on miles driven to complete dedicated, closed-loop routes, but may also include billing for fuel surcharges, loading and unloading activities, container management and other related services. Fees charged to customers by LINC’s specialized services operations are based on the specific means of forwarding or delivering freight on a shipment-by-shipment basis.

LINC recognizes revenue on a gross basis at the time that persuasive evidence of an arrangement with its customer exists and once services have been rendered, sales price is fixed and determinable, and collectability is reasonably assured. In the case of value-added services, its strategy is to structure customer contracts so that, to the greatest extent possible, operating costs that are more fixed in nature are recovered regardless of the level of its customers’ operating volumes. Pricing of transportation services and specialized services is subject to a more competitive operating environment, and as such, LINC strives to bundle service delivery and provide customized solutions to maximize the return on its investment in these services.

LINC’s business and its revenue trends are substantially driven by the level of demand for outsourced logistics services generally as well as by the strength of the North American automotive industry. In recent years, it has targeted and developed customers in other industry sectors. As a result, broader macroeconomic factors have increased in importance. Major factors that affect its revenues include changes in manufacturing supply chain requirements, production levels in specific industries, pricing trends due to levels of competition and resource costs in logistics and transportation, and economic market conditions.

LINC’s value-added services and transportation services in particular have a high level of penetration and integration into supply chains of the U.S. automotive industry. During the latter half of 2008 and throughout 2009, the automotive industry experienced a significant contraction, ultimately resulting in the government-sponsored reorganizations of two of LINC’s three largest customers, General Motors and Chrysler. In response to both a decline in consumer demand and the tightening of access to financial markets, original equipment manufacturers (OEMs) reduced production volumes, which adversely impacted the demand for LINC’s logistics services. In response to the general economic crisis, the U.S. government implemented tax incentives and pursued other similar measures to spur demand for automobiles in 2009. These steps coupled with increasing consumer confidence and modest economic growth have triggered a strong rebound in demand for LINC’s logistics services.

In December 2011, seven months after launching five new freight consolidation centers in Europe for the European subsidiary of a Tier I automotive supplier, LINC discontinued and closed the centers. This action was the result of lower-than-anticipated volumes through LINC’s customer’s European supply chain and the subsequent decision by its customer’s European subsidiary to substantially alter their overall approach to freight transportation.

Factors Affecting LINC’s Expenses

Personnel and related benefits. Personnel and related benefits costs are the largest component of LINC’s cost structure and increase or decrease proportionately with the expansion, addition or closing of operating facilities. Personnel and related benefits include the salaries, wages and fringe benefits of LINC’s employees, as well as costs related to contract labor utilized in operating activities. As of March 31, 2012, approximately 47.0% of LINC’s employees were subject to collective bargaining agreements of which 89.0% are subject to contracts that expire in

2012. Any changes in union agreements will affect its personnel and related benefits cost. The operations in the United States and Canada that are subject to collective bargaining agreements have separate, individualized agreements with several different unions that represent employees in these operations. While there are some facilities with multiple unions, each collective bargaining agreement with each union covers a single facility for that union. Such agreements have expiration dates that are generally independent of other collective bargaining agreements and include economics and operating terms tailored to the specific operational requirements of a customer. LINC’s operation in San Luis Potosí, Mexico provides competitive compensation within the Mexican statutory framework for managerial and supervisory personnel.

Purchased transportation and equipment rental. Purchased transportation and equipment rental reflects amounts paid to transportation owner-operators or other third-party equipment providers to haul freight and, to the extent required to deliver certain logistics services, the cost of equipment leased under short-term contracts from third parties. The expense also includes the amount of fuel surcharges that LINC receives from its customers and passes through to its owner-operators. LINC’s strategy is to maintain a highly flexible business model that employs a cost structure that is mostly variable in nature. As a result, its purchased transportation and equipment rental expense is directly related to the production volumes of its customers and their transportation requirements. LINC meets these requirements by contracting with owner-operators and renting equipment under short-term contracts. It recognizes purchased transportation expenses as services are provided over the rental period.

Occupancy expense. Occupancy expense includes all costs related to the lease and tenancy of operating facilities, except utilities, unless such costs are otherwise covered by LINC’s customers. Although occupancy expense is generally related to fluctuations in overall customer demand, LINC’s contracting and pricing strategies help mitigate the cost impact of changing production volumes. To minimize potential exposure to inactive or underutilized facilities that are dedicated to a single customer, LINC strives where possible to enter into lease agreements that are coterminous with individual customer contracts, and it seeks contract pricing terms that recover fixed occupancy costs, regardless of production volume. However, to align its operations with the significant decline in North American automotive production of 2008-2009, LINC responded to its largest customers’ restructuring plans by closing certain value-added operations. Occupancy expense includes certain lease termination and related occupancy costs that were accelerated for accounting purposes into the fiscal year in which such a decision was implemented.

Operating expense (exclusive of items shown separately). These expenses include items such as fuel, maintenance, insurance, communication, utilities, and other general operating expenses, including gains or losses on sale or disposal of assets. Because LINC maintains a flexible business model, its operating expenses (exclusive of items shown separately) generally relate to fluctuations in customer demand and the related impact on its operating capacity. LINC recognizes these expenses as they are incurred. Its transportation services depend on the availability and pricing of diesel fuel. It experienced significant increases in average fuel prices during 2011 as compared to prior year 2010. Although LINC often includes fuel surcharges in its billing to customers to offset increases in fuel costs, other operating costs have been, and may continue to be, impacted by fluctuating fuel prices.

Depreciation and amortization. Depreciation and amortization expense is attributable to the depreciation of purchased tractors, trailers, operating equipment and computer equipment. The expense is computed using the straight-line method over the estimated useful lives of the assets. The cost of tires, tractor engines or batteries that are purchased as part of newly-acquired tractors, trailers or similar equipment are capitalized as part of the cost of the equipment. LINC also capitalizes and subsequently depreciates certain costs associated with vehicle repairs and maintenance that materially extend the life or increase the value of a vehicle or pool of vehicles. LINC capitalizes software costs in accordance with generally accepted accounting principles and amortize such costs using the straight-line method over three years.

Selling, general and administrative expense. Selling, general and administrative expense includes the salaries, wages and benefits of sales and administrative personnel, related support costs, taxes (other than income and property taxes), adjustments due to foreign currency transactions, bad debt expense, and other general expenses. These expenses are generally not directly related to levels of operating activity and may contain non-recurring or one-time expenses related to general business operations. LINC recognizes selling, general and administrative expense when it is incurred.

Thirteen Weeks Ended March 31, 2012 Compared to Thirteen Weeks Ended April 2, 2011

Revenue. Revenue increased $10.5 million, or 15.1%, to $80.0 million for the thirteen weeks ended March 31, 2012, compared to $69.6 million for the thirteen weeks ended April 2, 2011. This included a $12.4 million increase, or 37.6%, in value-added services, and declines of $1.3 million and $0.6 million in transportation services and specialized services, respectively. Compared to the thirteen weeks ended April 2, 1011, revenue trends partially reflect increasing demand for value-added services from LINC’s existing customers due to higher production volumes compared to the prior year. Approximately $4.6 million of the $10.5 million net increase in revenue is due to such volume-related demand when compared to the comparable period in 2011. LINC also recognized incremental revenue totaling approximately $7.9 million from new programs launched for both existing and new customers. These new programs include a value-added services operation launched inside a General Motors assembly plant, two consolidation centers launched for Wal-Mart Stores in April 2011, and additional services delivered to two other automotive OEMs and to two of LINC’s industrial customers. The net $1.3 million decrease in revenue from transportation services primarily reflects the loss of certain lower margin transportation routes provided to a Tier I automotive supplier.

Personnel and related benefits. Personnel and related benefits expenses increased $7.9 million, or 29.5%, to $34.6 million for the thirteen weeks ended March 31, 2012, compared to $26.7 million for the thirteen weeks ended April 2, 2011. Trends in these expenses are generally correlated with changes in operating facilities and headcount requirements and, therefore, increased with the level of demand for LINC’s logistics services. Approximately $5.2 million of the $7.9 million increase is due to increased expenditures for contract labor or substantially similar contract services, primarily to support newer operations and customers. Such costs increased to 38.7% of total personnel and related benefits for the thirteen weeks ended March 31, 2012, compared to 30.4% of such costs for the thirteen weeks ended April 2, 2011. Expressed as a percentage, personnel and related benefits expenses increased to 43.3% of revenue for the thirteen weeks ended March 31, 2012, compared to 38.5% in the comparable prior-year period. The percentage is impacted by growth in LINC’s value-added services, and it reflects, on an aggregate basis, both new programs and existing programs at various stages in their lifecycles. Individual operations may be impacted by additional production shifts or by overtime at selected operations. While generalizations about the impact of personnel and related benefits costs as a percentage of total revenue are difficult, LINC manages compensation and staffing levels, including the use of contract labor, to maintain target economics based on near-term projections of demand for LINC’s services.

Purchased transportation and equipment rentals. Purchased transportation and equipment rental costs decreased $0.7 million, a 5.0% decline, to $12.6 million for the thirteen weeks ended March 31, 2012, compared to $13.2 million for the thirteen weeks ended April 2, 2011. Trends in these expenses are generally correlated with changes in demand for transportation services and specialized services, which decreased 5.1%, to $34.8 million in aggregate revenue for thirteen weeks ended March 31, 2012, compared to $36.7 million for the thirteen weeks ended April 2, 2011. As a percentage of revenue, purchased transportation and equipment rentals decreased to 15.7% of revenue for the thirteen weeks ended March 31, 2012, compared to 19.0% for the thirteen weeks ended April 2, 2011. The decline is due to the reduction in transportation services and specialized services as a percentage of total revenue.

Occupancy expense. Occupancy expense increased by $1.0 million to $4.5 million for the thirteen weeks ended March 31, 2012, compared to $3.5 million for the thirteen weeks ended April 2, 2011. The 30.1% increase reflects the aggregate net impact of various changes in the number of operating locations, lease-based facility rents, adjustments in charges related to LINC’s reserve for plant closing costs, and in related charges, including property taxes. In particular, operations included in the financial results for the thirteen weeks ended March 31, 2012 reflect real estate leases entered into after April 2, 2011 for facilities located in Indiana, Tennessee and Texas.

Operating expenses (exclusive of items shown separately). Operating expenses (exclusive of items shown separately) increased by $1.0 million, or 8.8%, to $12.3 million for the thirteen weeks ended March 31, 2012, compared to $11.3 million for the thirteen weeks ended April 2, 2011. These expenses include items such as fuel, maintenance, insurance, communication, utilities, and other general operating expenses, including gains or losses on sale or disposal of assets. Diesel fuel prices rose 8.1%, from an average of $3.56 per gallon in the thirteen weeks ended April 2, 2011 to $3.85 per gallon for the thirteen weeks ended March 31, 2012. Although partially recovered in LINC’s fuel surcharges to its customers, the total cost of diesel fuel used in transportation activities decreased $0.1 million, or 2.4%, for the thirteen weeks ended March 31, 2012, compared to the thirteen weeks ended April 2, 2011. Expressed as a percentage of revenue, operating expenses (exclusive of items shown separately) decreased to 15.3% of revenue for the thirteen weeks ended March 31, 2012, compared to 16.2% in the comparable prior-year period. One factor causing the decrease in variable operating expenses on a relative basis was lower demand for transportation services, which decreased 5.1% for the thirteen weeks ended March 31, 2012 compared to the thirteen weeks ended April 2, 2011, resulting in lower maintenance costs.

Depreciation and amortization. Depreciation and amortization expense increased by $0.1 million, or 4.9%, to $1.5 million for the thirteen weeks ended March 31, 2012, compared to $1.4 million for the thirteen weeks ended April 2, 2011. In recent years, LINC utilized excess capacity in its existing fleet of tractors and trailers to defer capital expenditures for new transportation equipment. To maximize return on invested capital, LINC also launched value-added services inside certain customers’ existing facilities, deployed more leased equipment, and benefited from favorable equipment pricing, including in the used equipment market. Depreciation and amortization in the thirteen weeks ended March 31, 2012 reflects recent investments in transportation equipment and in LINC’s value-added services operations, including in Mexico. Such capital expenditures totaled $8.6 million for the fiscal year ended December 31, 2011 and $1.4 million for the thirteen weeks ended March 31, 2012, which compares to $2.7 million in 2010 and $1.0 million for the thirteen weeks ended April 2, 2011.

Selling, general and administrative expense. Selling, general and administrative expense decreased $0.1 million, or 5.0%, to $2.6 million for the thirteen weeks ended March 31, 2012, compared to $2.7 million for the thirteen weeks ended April 2, 2011. As a percentage of revenue, these expenses declined to 3.2% of revenue for the thirteen weeks ended March 31, 2012, compared to 3.9% for the comparable period in 2011. There were no significant changes in employee headcount included in this expense item for the thirteen weeks ended March 31, 2012, compared to the one-year earlier period. Minor fluctuations in other expense categories reflect LINC’s efforts to maintain stable overhead expenditures while expanding the business.

Other income (expense), net. Other income (expense), net, was $(0.8) million for the thirteen weeks ended March 31, 2012 compared to $(0.4) million for the thirteen weeks ended April 2, 2011, primarily due to a $0.4 million increase in interest expense. During the past two years, the core interest rates that establish the baseline for LINC’s interest expense have remained at historic lows. On April 21, 2011, LINC refinanced a substantial portion of its outstanding senior debt, increasing total interest-bearing debt outstanding. At March 31, 2012, total outstanding indebtedness, including all senior secured borrowing and its subordinated $25.0 million dividend distribution promissory note, was $84.7 million. This compares to senior secured and subordinated borrowing totaling $59.8 million at April 2, 2011, which preceded LINC’s April 2011 debt refinancing. The terms of the 2011 Revolving Credit and Term Loan Agreement are more fully described below in “Borrowing Arrangements.”

Provision for income taxes. On March 14, 2007, LINC filed an election under Section 1361 of the Internal Revenue Code on behalf of itself and its subsidiaries to be treated as a “Subchapter S corporation” for federal income tax purposes. Effective beginning January 1, 2007, LINC has no federal income tax liabilities or state and local tax liabilities in many jurisdictions. Its provision for income taxes in certain state and foreign jurisdictions that are not impacted by its S-corporation status decreased 56.1%, to $0.4 million for the fiscal year ended thirteen weeks ended March 31, 2012, compared to $0.8 million for the thirteen weeks ended April 2, 2011. LINC’s effective rate for the aggregate of such taxes decreased to 3.28% for the thirteen weeks ended March 31, 2012 and 9.6% for the fiscal year ended December 31, 2011, compared to 7.2% for the fiscal year ended December 31, 2010. The decrease in the effective rate is primarily due to adjustments to prior-year tax provisions.

Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

Revenue. Revenue increased $45.1 million, or 18.4%, to $290.9 million for the fiscal year ended December 31, 2011, compared to $245.8 million for the fiscal year ended December 31, 2010. This included increases of $30.3 million and $20.8 million in value-added services and transportation services, respectively, and a $5.9 million decline in specialized services. Revenue trends compared to the fiscal year ended December 31, 2010 partially reflect increasing demand for value-added services and transportation services from LINC’s existing customers due to higher production volumes compared to the prior year. Approximately $14.2 million of the $45.1 million increase in revenue is due to such volume-related demand when compared to 2010. LINC also recognized incremental revenue totaling approximately $26.2 million from new programs launched for both existing and new customers. These new programs include a value-added services operation launched inside a General Motors assembly plant, two consolidation centers launched for Wal-Mart Stores in April 2011, and additional services delivered to two other automotive OEMs, two of LINC’s industrial customers, and to a Tier I automotive supplier in the United States and Europe. In December 2011, after lower-than-anticipated volume in the first six months of operation, LINC discontinued freight consolidation centers supporting the same Tier I supplier’s European supply chain, which had accounted for $1.1 million of revenue from new programs in 2011, $3.1 million in operating expenses (including $0.1 million of depreciation and amortization), and $0.9 million in closing costs. The $20.8 million increase in revenue from transportation services also reflects higher fuel surcharge revenue resulting from higher average diesel fuel prices. The combination of higher fuel prices and increased volumes resulted in a $8.2 million increase in fuel surcharge revenue for the fiscal year ended December 31, 2011, compared to the fiscal year ended December 31, 2010. Revenue increases from existing operations, from new business, and from incrementally higher fuel surcharges were partially offset by an aggregate $3.5 million reduction in revenue from other operations. The reduction is primarily the result of the absence of an aggregate $1.2 million in revenue generated by non-recurring services provided to a retail customer on a short-term basis in the fiscal year ended December 31, 2010 and also by one of LINC’s value-added services operations that operated two shifts during a substantial portion of the fiscal year ended December 31, 2010, compared to a one-shift operation during the same period in 2011.

Personnel and related benefits. Personnel and related benefits expenses increased $21.5 million, or 22.7%, to $116.1 million for the fiscal year ended December 31, 2011, compared to $94.7 million for the fiscal year ended December 31, 2010. Trends in these expenses are generally correlated with changes in operating facilities and headcount requirements and, therefore, increased with the level of demand for LINC’s logistics services. Approximately $14.6 million of the $21.4 million increase is due to increased expenditures for contract labor or substantially similar contract services, primarily to support newer operations and customers. Such costs increased to 35.3% of total personnel and related benefits for the fiscal year ended December 31, 2011, compared to 27.9% of such costs for the fiscal year ended December 31, 2010. Personnel and related benefits expense also includes approximately $0.2 million in contract labor and other labor-related charges incurred upon LINC’s decision to close its short-lived European operation. As a percentage of revenue, personnel and related benefits expenses increased slightly, to 39.9% for the fiscal year ended December 31, 2011, compared to 38.5% in the comparable prior-year period. The percentage is derived on an aggregate basis from both existing and new programs, and from operating locations at various stages in their lifecycles. Individual operations may be impacted by additional production shifts or by overtime at selected operations. While generalizations about the impact of personnel and related benefits costs as a percentage of total revenue are difficult, LINC manages compensation and staffing levels, including the use of contract labor, to maintain target economics based on near-term projections of demand for its services.

Purchased transportation and equipment rentals. Purchased transportation and equipment rental costs increased $3.2 million, a 6.4% increase, to $53.2 million for the fiscal year ended December 31, 2011, compared to $50.0 million for the fiscal year ended December 31, 2010. Trends in these expenses are generally correlated with changes in demand for transportation services and specialized services, which increased 11.6%, to $143.1 million in aggregate revenue for the fiscal year ended December 31, 2011, compared to $128.2 million for the fiscal year ended December 31, 2010. The increase includes approximately $2.6 million in payments to transportation owner-operators and agents due to contractual fuel-price stabilization payments. The increase was offset by a $4.6 million reduction in purchased transportation costs due to reduced demand for LINC’s specialized services. As a percentage of revenue, purchased transportation and equipment rentals decreased to 18.3% of revenue for the fiscal year ended December 31, 2011, compared to 20.3% for the fiscal year ended December 31, 2010. The decline is due to a combination of increased usage of company drivers and contract labor, rather than owner-operators, and to a reduction of lower-margin specialized services.

Occupancy expense. Occupancy expense increased by $2.4 million to $16.1 million for the fiscal year ended December 31, 2011, compared to $13.7 million for the fiscal year ended December 31, 2010. The 17.5% increase reflects the aggregate net impact of various changes in the number of operating locations, lease-based facility rents, adjustments in charges related to LINC’s reserve for plant closing costs, and in related charges, including property taxes. In particular, operations included in the financial results for the fiscal year ended December 31, 2011 reflect new real estate leases for facilities located in California, Indiana, Tennessee and Texas; in Ontario, Canada; and at two warehouse facilities in Germany. Cost increases related to these new leases were partially offset by the expiration of an existing lease for LINC’s operation in Southern California, which was relocated. Occupancy expense also includes $0.3 million in closing costs prompted by the early termination of two German real estate contracts, following LINC’s December 2011 decision to terminate these leases and close three other small freight consolidation operations in Europe.

Operating expenses (exclusive of items shown separately). Operating expenses (exclusive of items shown separately) increased by $13.5 million, or 40.0%, to $47.2 million for the fiscal year ended December 31, 2011, compared to $33.7 million for the fiscal year ended December 31, 2010. One element of the increase in variable operating expenses was higher demand for transportation services, which increased 20.8% and triggered higher tractor maintenance and fuel costs. Maintenance costs increased $2.2 million, or 41.2% to $7.5 million for the fiscal year ended December 31, 2011. Additionally, diesel prices rose 28.4%, from an average of $2.96 per gallon in the fiscal year ended December 31, 2010 to $3.80 per gallon for the fiscal year ended December 31, 2011. Although partially recovered in LINC’s fuel surcharges to its customers, the total cost of diesel fuel used in transportation activities increased $5.9 million, or 46.4%, for the fiscal year ended December 31, 2011, compared to the fiscal year ended December 31, 2010. Operating expense (exclusive of items shown separately) also includes $0.4 million in costs associated with its December 2011 decision to close freight consolidation operations in Europe. Additional elements of the increase in operating expenses (exclusive of items shown separately) include an increase in known or anticipated customer claims due to inventory or freight damage, higher forklift battery replacement charges, and repair to a facility prior to lease expiration.

Depreciation and amortization. Depreciation and amortization expense decreased by $0.5 million, or 7.0%, to $6.1 million for the fiscal year ended December 31, 2011, compared to $6.5 million for the fiscal year ended December 31, 2010. The modest decline is the result of reduced annual capital investments in the three years ended December 31, 2010. In recent years, LINC utilized excess capacity in LINC’s existing fleet of tractors and trailers to defer capital expenditures for new transportation equipment. To maximize return on invested capital, LINC also launched value-added services inside certain customers’ existing facilities, deployed more leased equipment, and benefited from favorable equipment pricing, including in the used equipment market. Lower depreciation and amortization expense also reflects the disposal of depreciable assets with net book value of approximately $0.3 million in the fiscal year ended December 31, 2011 and the exclusion of certain assets from depreciation and amortization expense upon full depreciation of their carrying value. Depreciation and amortization in the most recent fiscal year ended December 31, 2011 does not fully reflect recent investments in transportation equipment and in LINC’s value-added services operations during the fiscal year. Such capital expenditures totaled $8.6 million, a $5.9 million increase compared to the fiscal year ended December 31, 2010.

Selling, general and administrative expense. Selling, general and administrative expense increased $0.5 million, or 4.6%, to $10.5 million for the fiscal year ended December 31, 2011, compared to $10.1 million for the fiscal year ended December 31, 2010. As a percentage of revenue, these expenses declined to 3.6% of revenue for the fiscal year ended December 31, 2011, compared to 4.1% for the fiscal year ended December 31, 2010. There were no significant changes in employee headcount included in this expense item for the fiscal year ended December 31, 2011, compared to the one-year earlier period. Minor fluctuations in other expense categories reflect LINC’s efforts to maintain stable overhead expenditures while expanding the business.

Other income (expense), net. Other income (expense), net, was $(2.2) million for the fiscal year ended December 31, 2011 compared to $(1.5) million for the fiscal year ended December 31, 2010, primarily due to a $0.6 million increase in interest expense. Throughout 2011, the core interest rates that establish the baseline for LINC’s interest expense have remained at historic lows. On April 21, 2011, LINC refinanced a substantial portion of its outstanding senior debt, increasing total interest-bearing debt outstanding. At December 31, 2011, total outstanding indebtedness, including all senior secured borrowing and its subordinated $25.0 million dividend distribution promissory note, was $83.1 million. This compares to senior secured and subordinated borrowing totaling $63.5 million at December 31, 2010. The terms of LINC’s new Revolving Credit and Term Loan Agreement are more fully described below in “Borrowing Arrangements.”

Provision for income taxes. On March 14, 2007, LINC filed an election under Section 1361 of the Internal Revenue Code on behalf of ourselves and LINC’s subsidiaries to be treated as a “Subchapter S corporation” for federal income tax purposes. Effective beginning January 1, 2007, LINC had no federal income tax liabilities or state and local tax liabilities in many jurisdictions. LINC’s provision for income taxes in certain state and foreign jurisdictions that are not impacted by its S-corporation status increased 47.4%, to $3.8 million for the fiscal year ended December 31, 2011, compared to $2.6 million for the fiscal year ended December 31, 2010. LINC’s effective rate for the aggregate of such taxes increased to 9.6% for the fiscal year ended December 31, 2011, compared to 7.2% for the fiscal year ended December 31, 2010. The increase in the effective rate is primarily due to adjustments to prior-year tax provisions, increases in domestic income tax rates, and increases in levels of operating activity in higher tax jurisdictions. A prospective decline in the aggregate foreign effective rate resulting from operating losses incurred while launching LINC’s European operation during the fiscal year ended December 31, 2011 was offset by a valuation allowance established when it decided to close this operation in December 2011.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Revenue. Revenue increased $67.8 million, or 38.1%, to $245.8 million in 2010, compared to $177.9 million in 2009. This included increases of $18.6 million, $38.3 million and $11.0 million in value-added services, transportation services, and specialized services, respectively. A substantial portion of the increase, totaling approximately $37.5 million, reflects the rebound in automotive production and the related demand for logistics services at existing operations as well as transportation routes that LINC experienced from its traditional automotive customers. Results in 2010 benefited from a favorable comparison to 2009, when major domestic automotive manufacturers reduced and then suspended production for several additional weeks following the bankruptcies and subsequent reorganizations of Chrysler and General Motors in May and June 2009, respectively. The increase in demand from existing customers more than offset an $11.9 million decline due to terminated operations that LINC closed prior to 2010 resulting from industry restructuring and $5.9 million in other terminated contracts.

Revenue trends in 2010 compared to 2009 benefited from the introduction of new operations and the launch of new Tier I automotive suppliers and customers in new target industries. Compared to one year earlier, LINC recognized an incremental increase in revenues of $48.2 million in 2010 due to the launch of new operations. The increase includes, among other factors, $13.3 million from value-added services delivered on-site at three assembly and distribution facilities operated by a new industrial customer, $9.8 million in new services and dedicated routes added to the cross-dock operation that LINC manages for Ford, $5.4 million in expedited air charters to support the launch of a European OEM’s assembly facility in Mexico, $3.5 million from a Tier I automotive supplier to which LINC provides multi-point dedicated transportation and logistics, and $3.1 million derived from new services to General Motors’ aftermarket organization and to its operations in San Luis Potosí, Mexico.

Personnel and related benefits. Personnel and related benefits expenses increased $22.1 million, or 30.4%, to $94.7 million in 2010, compared to $72.6 million for 2009. Trends in these expenses are generally correlated with changes in operating facilities and headcount requirements, which are dependent on the level of demand for LINC’s logistics services. Direct wage costs increased approximately $5.4 million due to increased demand for services, prompting additional overtime payments, and the addition of new operations for existing and new automotive industry customers. Additionally, expenditures for contract labor comprised $13.2 million of the increase in personnel and related benefits, reflecting increased usage of flexible resources to support its asset-light business model. Finally, the year-over-year change in employment costs increased $3.3 million due to the lack of short-term, non-recurring mandatory and voluntary work reduction programs implemented in 2009. Expressed as a percentage of revenue, personnel and related benefits expenses declined to 38.5% of revenues for 2010, compared to 40.8% in the comparable prior-year period. The improvement in variable personnel costs in 2010 is primarily due to improved labor efficiency on significantly higher revenues from existing and new customers. LINC also obtained favorable labor cost changes in selected collective bargaining agreements, maintaining or reducing labor costs in selected operations.

Purchased transportation and equipment rentals. Purchased transportation and equipment rental costs increased $23.4 million, an 87.7% increase, to $50.0 million for 2010, compared to $26.6 million for 2009. As a percentage of revenue, such costs increased to 20.3% for 2010, compared to 15.0% for 2009. This increase is the result of several factors, including tighter transportation industry capacity in 2010, which increased prices paid to owner-operators and equipment providers, increasing its purchased transportation costs. Additionally, the relative cost of purchased transportation and equipment rentals increased by approximately $5.5 million in 2010 due to a short-term shift in its specialized services revenues to a customer with heavy demand for air charters, resulting in higher purchased transportation costs as a percentage of revenue. LINC’s specialized services business also launched a new brokerage service in 2010, resulting in a $3.8 million increase in purchased transportation costs. Finally, in connection with new automotive business as well as new business with a Tier I automotive supplier, LINC utilized third-party transportation providers more extensively than in the past, which accounts for over $5.9 million of the aggregate increase in purchased transportation costs.

Occupancy expense. Occupancy expense decreased by $6.2 million to $13.7 million for 2010, compared to $19.9 million for 2009. The 30.9% decline reflects changes in facility rent and related charges including property taxes. The overall decline in occupancy expense for 2010 compared with 2009 reflects, among other things, the accounting impact of LINC’s decisions to close certain operations that supported General Motors, resulting in the removal of costs totaling approximately $6.5 million from operating results after January 1, 2010. In addition, a substantial portion of LINC’s 2010 revenue increase was derived from services delivered at either customer-provided facilities or at existing locations. While the change in occupancy expense includes a $0.4 million increase related to new customer operations, this was more than offset by the $0.7 million impact of other real estate leases that expired in 2009.

Operating expenses (other). Operating expenses (other) increased by $7.3 million, or 27.8%, to $33.7 million for 2010, compared to $26.4 million for 2009. Although partially recovered in LINC’s fuel surcharges to customers, the total cost of diesel fuel used in its transportation services operations increased $4.5 million, or 35.1%, in 2010 compared to 2009. The average price of diesel fuel purchased increased from $2.43 per gallon in 2009 to $2.96 per gallon in 2010, a 21.8% increase. Other increases in operating expenses (other) due to increased activity levels included a $2.0 million increase in equipment maintenance costs and a $0.4 million increase in equipment rentals in connection with value-added services operations launched for a new industrial customer. Excluding gains on the sale of property and equipment, operating expenses (other) expressed as a percentage of revenue declined to 13.8% of revenues for 2010, compared to 14.9% the prior year.

Depreciation and amortization. Depreciation and amortization expense decreased by $0.4 million, or 5.9%, to $6.5 million for 2010, compared to $7.0 million for 2009. The decline reflects the reassessment and reduction of depreciation and amortization expense in connection with certain assets at the expiration of their original assumed useful life, which is partially offset by incremental depreciation resulting from capital expenditures in 2010, which totaled $2.7 million. Until recently, LINC has been able to utilize excess capacity in its existing fleet of tractors and trailers to defer new capital expenditures. In addition, LINC also increased the utilization of owner operators to provide transportation services, increased its usage of leased equipment, and benefited from favorable equipment pricing, particularly for used equipment. These actions have restrained capital spending.

Selling, general and administrative expense. Selling, general and administrative expense increased $2.2 million, or 28.3%, to $10.1 million for 2010, compared to $7.9 million for 2009. The increase is partially due to charges to bonus expense related to LINC’s executive short-term incentive compensation plan and to other bonus accruals. Minor fluctuations in other expense categories reflect its efforts to maintain stable overhead expenditures while expanding the business. The increase in expense in 2010 compared with the prior year also reflects adjustments to vacation policies and the implementation of a series of short-term programs in early 2009 to respond to distressed market conditions, including mandatory layoffs, voluntary time off, and staff reductions.

Other income (expense), net. Other income (expense), net, which is comprised primarily of interest expense, increased to $(1.5) million for 2010 compared to $(1.4) million for 2009. Throughout the year, the core interest rates that establish the baseline for LINC’s interest expense remained at historically low levels. Total borrowing outstanding at December 31, 2010, including LINC’s subordinated $25.0 million dividend distribution promissory note, were $63.5 million, which compares to $66.2 million at December 31, 2009. On April 21, 2011, however, LINC refinanced a substantial portion of its outstanding senior debt. The terms of a new Revolving Credit and Term Loan Agreement are more fully described below in “Borrowing Arrangements.”

Provision for income taxes. On March 14, 2007, LINC filed an election under Section 1361 of the Internal Revenue Code on behalf of itself and its subsidiaries to be treated as a “Subchapter S corporation” for federal income tax purposes. Effective beginning January 1, 2007, LINC had no federal income tax liabilities or state and local tax liabilities in most jurisdictions. Due to the increase in its taxable income, its provision for income taxes in certain state and foreign jurisdictions that are not impacted by LINC’s S-corporation status increased 92.2%, to $2.6 million for fiscal year 2010, compared to $1.3 million for fiscal year 2009.

Liquidity and Capital Resources

Historically, LINC funded its growth through a combination of internally-generated funds and, to support the equipment requirements needed to provide transportation services, through secured equipment financing. Currently, LINC’s primary sources of liquidity are funds generated by operations and availability under its $40 million revolving credit facility and its $25 million equipment credit facility. Additionally, LINC’s revolving credit facility and equipment credit facility both include an accordion feature that would allow it to increase aggregate availability up to $25 million on the terms and conditions included in its Revolving Credit and Term Loan Agreement, which was executed on April 21, 2011.

LINC believes that the cash generated from operations, together with the borrowing availability under its revolving credit facility and equipment credit facility, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. Its expectation is based on the assumption that its largest customers will continue to pay invoiced amounts within customary terms. LINC is in compliance with all financial covenants under applicable credit agreements for the period ended March 31, 2012. See “Borrowing Arrangements” below.

Cash Flows for Thirteen Weeks Ended March 31, 2012 and April 2, 2011.

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011
	(unaudited)	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$10,841	$9,517
Depreciation, amortization and other	1,523	1,406
Changes in working capital	(2,162)	(1,282)

Net cash provided by operating activities	10,202	9,641

Cash flows from investing activities:
Capital expenditures	(1,377)	(980)
Proceeds from disposal of property and equipment	61	16
Notes receivable—affiliates	(5,000)	—

Net cash (used for) provided by investing activities	(6,316)	(964)

Cash flows from financing activities:
Proceeds from borrowing	12,813	3,970
Payments of debt	(11,134)	(7,593)
Payment of dividend payable	—	—
Dividends paid and shareholder distribution	(6,143)	(2,522)
Capitalized financing costs	—	—

Net cash used for financing activities	(4,464)	(6,145)

Effect of exchange rate changes on cash and cash equivalents	64	(3)

Cash and cash equivalents:
Net increase (decrease)	(514)	2,529
Beginning of period	4,633	3,512

End of period	$4,119	$6,041

At March 31, 2012, LINC had cash and demand deposits of $4.1 million, compared to $3.5 million and $4.6 million at December 31, 2010 and 2011, respectively. Historically, LINC’s policy has been to reduce borrowings under its revolving credit facilities with cash deposits that exceeded domestic short term liquidity requirements.

Operating activities. Net cash provided by operating activities increased $0.6 million, to $10.2 million for the thirteen weeks ended March 31, 2012, compared to $9.6 million for the comparable period in 2011. Net cash generated for the thirteen weeks ended March 31, 2012 was primarily comprised of net income of $10.8 million, which reflects non-cash depreciation, amortization, loss on disposal of property and equipment, and a change in deferred income taxes totaling $1.5 million. In December 2011, LINC discontinued value-added services that supported a Tier I automotive supplier’s European supply chain and closed the related operations. LINC recognizes exit costs associated with operations that close or are identified for closure as an accrued liability. Such charges include lease termination costs, net of the fair value of prospective sublease income, employee termination charges, asset impairment charges, and other exit-related costs. Net cash provided by operations in the thirteen weeks ended March 31, 2012 reflects the impact of cash payments totaling $0.6 million related to such closing costs incurred in 2011. Excluding these cash payments, which reduce accrued liabilities, net cash provided by operating activities also reflects a net decrease in net working capital totaling $1.6 million for the thirteen weeks ended March 31, 2012. Affiliate transactions increased net cash provided by operating activities by $0.03 million for the thirteen weeks ended March 31, 2012. A modest reduction in accounts payable to affiliates partially offset a modest increase in accounts receivable with affiliates.

LINC’s major customers are domestic automotive manufacturers and other large industrial companies. As such, a substantial portion of its accounts receivable are processed in accordance with its customers’ regular payment terms and processes. LINC expects to collect substantially all of its receivables due from its principal customers, subject only to ordinary course adjustments due to service claims or billing errors. Therefore, LINC maintains only modest reserves for potential losses.

Investing activities. LINC’s asset-light business model and variable-cost based operating structure allows it to scale operations in response to changing business conditions, while generating strong cash flows and maintaining acceptable returns on investment. Its operating facilities are either leased or it provides its services in facilities supplied by its customers. LINC’s tractor and trailer fleet is substantially comprised of standardized equipment, maximizing its ability to redeploy these assets as requirements change. It also utilizes owner-operators of transportation fleets to supply approximately 32.5% of the tractors used over the road for LINC’s transportation services and specialized services operations as of December 31, 2011. In addition, its specialized services utilize over 495 owner-operators and third-party providers to support its freight expediting, forwarding and delivery services. LINC believes that its highly scalable operating platform will continue to support its growth with comparatively modest capital expenditure requirements when evaluated against other trucking industry peers.

Net cash used for investing activities was $6.3 million for the thirteen weeks ended March 31, 2012. Investing activities during the period include a $5.0 million loan to DIBC Holdings, Inc., a related party, on March 14, 2012 and $1.4 million of capital expenditures for transportation equipment and investments in support of new value-added service operations in Mexico and the United States. To support the planned launch of Summer 2012 enhancements to LINC’s value-added services operations in Mexico, including modifications to existing equipment in connection with a contract extension, LINC has capitalized an aggregate $1.8 million for new equipment in the twelve months prior to March 31, 2012. Specifically, LINC made partial payments due upon achievement by equipment vendors of defined milestones in the design, manufacture, delivery and installation of the equipment. As of March 31, 2012, such partial payments totaled $1.8 million.

LINC’s asset-light business model depends somewhat on the customized solutions that it implements for specific customers. As a result, its capital expenditures will depend on specific new contract awards and the overall age and condition of LINC’s transportation equipment. LINC expects that its cash flow from operations and available borrowing capacity pursuant to its existing credit facilities will be sufficient to meet known and projected capital commitments for at least the next twelve months.

Financing activities. Net cash used for financing activities decreased by $1.7 million for the thirteen weeks ended March 31, 2012, to $4.5 million, from $6.1 million for the thirteen weeks ended April 2, 2011. Dividend payments and related distributions to pay state withholding tax obligations totaled $6.1 million during the period and were partially offset by a $1.7 million net increase in outstanding indebtedness.

Cash Flows for Years Ended December 31, 2011, 2010 and 2009.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Cash flows from operating activities:
Net income	$35,633	$32,965	$14,929
Depreciation, amortization and other	5,709	6,499	7,027
Changes in working capital	3,195	(5,077)	(5,064)

Net cash provided by operating activities	44,537	34,387	16,892
Cash flows from investing activities:
Capital expenditures	(8,559)	(2,661)	(1,655)
Proceeds from disposal of property and equipment	213	195	598
Notes receivable from CenTra	—	4,500	500

Net cash (used for) provided by investing activities	(8,346)	2,034	(557)
Cash flows from financing activities:
Proceeds from borrowing	75,247	16,815	47,759
Payments of debt	(55,640)	(19,601)	(67,379)
Payments of dividend payable	(31,000)	(10,000)	—
Dividends paid and shareholder distribution	(22,790)	(21,316)	(71)
Capitalized financing costs	(929)	—	—)

Net cash used for financing activities	(35,112)	(34,102)	(19,691)
Effect of exchange rate changes on cash and cash equivalents	42	(10)	42

Cash and cash equivalents:
Net (decrease) increase	1,121	2,309	(3,314)
Beginning of period	3,512	1,203	4,517

End of period	$4,633	$3,512	$1,203

At December 31, 2011, LINC had cash and demand deposits of $4.6 million compared to $1.2 million and $3.5 million at December 31, 2009 and 2010, respectively. Historically, LINC’s policy has been to reduce borrowings under its revolving credit facilities with cash deposits that exceeded short term liquidity requirements.

Operating activities. Net cash provided by operating activities increased $10.1 million, to $44.5 million for the fiscal year ended December 31, 2011, compared to $34.4 million in the same period in 2010. Net cash generated for the fiscal year ended December 31, 2011 was primarily comprised of net income of $35.6 million, which reflects non-cash depreciation, amortization, loss on disposal of property and equipment, and a change in deferred income taxes totaling $5.7 million, net. In December 2011, LINC discontinued value-added services that supported a Tier I automotive supplier’s European supply chain and closed the related operations. LINC recognizes exit costs associated with operations that close or are identified for closure as an accrued liability. Such charges include lease termination costs, net of the fair value of prospective sublease income, employee termination charges, asset impairment charges, and other exit-related costs. Net cash provided by operations in fiscal year 2011 reflects the impact on net income of costs totaling $0.9 million to close its operations in Europe, net cash transactions totaling $1.1 million prompted by closing costs incurred in prior years, and related non-cash adjustments to previous closing cost charges. Net cash provided by operating activities also reflects an aggregate increase in net working capital totaling $3.2 million in the fiscal year ended December 31, 2011. During the fiscal year, LINC made net cash payments totaling $0.5 million in connection with operations that it closed in the current and prior reporting periods.

Affiliate transactions reduced net cash used for operating activities by $0.9 million in the fiscal year ended December 31, 2011. Accounts payable to affiliates, primarily due to the timing of payments near December 31, 2010, was a $1.0 million net use of funds in 2011, while accounts receivable from affiliates increased slightly.

Net cash provided by operating activities increased $17.5 million, to $34.4 million for the year ended December 31, 2010, compared to $16.9 million in 2009. Net cash generated for the fiscal year 2010 was primarily comprised of net income of $33.0 million, which reflects non-cash depreciation, amortization, gain on disposal of property and equipment, and a change in deferred income taxes totaling $6.5 million, net. Cash used during the period funded an aggregate increase in net working capital of $5.1 million to support increased demand for LINC’s services. During 2010, LINC made cash payments totaling $2.1 million in connection with operations that it closed in prior reporting periods. Net working capital associated with affiliate transactions resulted in net cash provided by operating activities of $3.3 million. Accounts receivable from affiliates declined $2.2 million in 2010, primarily as the result of lower demand for LINC’s maintenance and fuel services. Accounts payable to affiliates was a $2.7 million net use of funds in 2010, primarily due to the timing of payments near December 31, 2009. Net cash provided by operations in 2010 reflects the impact of certain adjustments to liabilities reflected in its consolidated balance sheet that relate to accruals taken in prior years to close selected operations.

Net cash provided by operating activities decreased $2.3 million, to $16.9 million for 2009, compared to $19.1 million for the fiscal year 2008. Net cash generated for the fiscal year 2009 was primarily comprised of net income of $14.9 million, which reflects non-cash depreciation, amortization, gain on disposal of property and equipment, and a change in deferred income taxes totaling $7.0 million. Cash used during the period funded an aggregate increase in net working capital totaling $5.0 million. Despite the Federal government-sponsored bankruptcy court reorganizations of LINC’s second and third largest customers, it successfully collected substantially all accounts receivable from these customers in 2009, including the collection of aggregate “pre-petition” invoices totaling $5.8 million.

To align its operations with North American automotive market conditions and the consolidation of excess automotive assembly capacity in late 2008 and 2009, LINC responded to its largest customers’ restructuring plans by permanently closing selected operations. These actions followed decisions by two of its three largest automotive customers to discontinue assembly operations co-located with certain customer-dedicated facilities that provided value-added services. Net cash provided by operations in fiscal year 2009 reflects the impact on net income of $2.6 million of charges for closing costs, offset by cash payments totaling $3.2 million in connection with 2009 and prior year accrued liabilities.

LINC’s major customers are domestic automotive manufacturers and other large industrial companies. As such, a substantial portion of its accounts receivable are processed in accordance with its customers’ regular payment terms and processes. LINC expects to collect substantially all of its receivables due from its principal customers, subject only to ordinary course adjustments due to service claims or billing errors. Therefore, LINC maintains only modest reserves for potential losses.

Investing activities. LINC’s asset-light business model and variable-cost based operating structure allows it to scale operations in response to changing business conditions, while generating strong cash flows and maintaining acceptable returns on investment. LINC’s operating facilities are either leased or it provides its services in facilities supplied by its customers. Its tractor and trailer fleet is substantially comprised of standardized equipment, maximizing its ability to redeploy these assets as requirements change. LINC also utilizes owner-operators of transportation fleets to supply approximately 32.5% of the tractors used over the road for its transportation services and specialized services operations as of December 31, 2011. In addition, LINC’s specialized services utilize over 495 owner-operators and third-party providers to support its freight expediting, forwarding and delivery services. LINC believes its highly scalable operating platform will continue to support its growth with comparatively modest capital expenditure requirements when evaluated against other trucking industry peers.

Net cash used for investing activities was $8.3 million for the fiscal year ended December 31, 2011, primarily as the result of capital expenditures for transportation equipment and investments in support of new value-added service operations in the United States, Mexico and Europe. To support the planned launch of Summer 2012 enhancements to its value-added services operations in Mexico, including modifications to existing equipment in connection with a contract extension, LINC capitalized approximately $1.2 million in the fiscal year ended

December 31, 2011 for new equipment. Specifically, it made partial payments due upon achievement by equipment vendors of defined milestones in the design, manufacture, delivery and installation of the equipment. As of December 31, 2011, such partial payments totaled $0.9 million. Accrued liabilities as of December 31, 2011 also include $0.3 million due to these vendors after December 31, 2011.

Capital expenditures to support operations totaled $1.7 million in 2009 and $2.7 million in 2010. The contraction in overall demand for transportation services in the automotive industry during 2008 and 2009 allowed LINC to manage the utilization of its tractor and trailer fleet, extending the longevity of these assets and deferring the need for investments in new equipment. Likewise, following an $8.5 million investment in its Mexican operation prior to its launch in June 2008, LINC’s investment in new value-added services operations had been restrained, in part because several operations that were launched in 2009 and 2010 were delivered at customer-provided locations. In 2010, capital expenditures totaling $2.7 million were partially offset by proceeds from sales of equipment totaling $0.2 million. Additionally, LINC’s former owner, CenTra, paid off the remaining $4.5 million balance on an aggregate $6.0 million promissory note that LINC had advanced in 2007. The note accrued interest at 3.5% per annum. In 2012 and thereafter, expenditures to support new business awards may significantly exceed expenditures in each year since 2008, which had been restrained due to lower demand for services and extended utilization of existing equipment.

LINC’s asset-light business model depends somewhat on the customized solutions that it implements for specific customers. As a result, LINC’s capital expenditures will depend on specific new contract awards and the overall age and condition of its transportation equipment. LINC expects that its cash flow from operations and available borrowing capacity will be sufficient to meet known and projected capital commitments for at least the next twelve months.

Financing activities. Net cash used for financing activities increase by $1.0 million for the fiscal year ended December 31, 2011, to $35.1 million, from $34.1 million for the fiscal year ended December 31, 2010. Net changes in borrowing and debt for the fiscal year ended December 31, 2011 reflect changes in its debt structure following its April 2011 debt refinancing, which allowed LINC to repay a substantial portion of outstanding secured debt and also to pay $31.0 million of the $58.0 million outstanding dividend payable to CenTra, its former parent. In connection with its April 2011 debt refinancing, LINC incurred and paid bank fees and related expenses totaling $0.9 million.

For the year ended December 31, 2010, net cash used for financing activities totaled $34.1 million. In particular, net borrowings pursuant to its revolving credit facilities increased $6.9 million, largely due to the $10.0 million reduction of LINC’s dividend payable to CenTra in December 2010, upon receipt of consents from Comerica Bank and Fifth Third Bank. In 2010, LINC made scheduled and additional principal repayments totaling $9.7 million on outstanding secured equipment financing and amortizing term loans.

For the year ended December 31, 2009, net cash used for financing activities totaled $19.7 million. This included principal repayments totaling $6.6 million on outstanding secured equipment financing. On May 19, 2009, one of LINC’s principal operating subsidiaries, Logistics Insight Corporation, executed a Restated Business Loan Agreement with Fifth Third Bank. The agreement refinanced an existing revolving credit facility that had been in place since December 18, 2006. The amended and restated agreement provided a $6.0 million, two-year revolving credit facility and a $9.0 million amortizing term loan. Net revolving debt declined $22.0 million from December 31, 2008 to December 31, 2009, primarily as the result of net cash provided by operating activities, restraint in investing activities, and the suspension of dividend distributions.

Net cash used for financing activities for the fiscal year ended December 31, 2011 reflects dividends totaling $22.8 million, including related distributions to fund withholding obligations in certain states. Similarly, LINC declared and paid dividends and related state tax withholding obligations aggregating to $0.1 million and $21.3 million in the fiscal years ended December 31, 2009 and 2010, respectively. Since December 31, 2011, LINC declared and paid additional dividends totaling $6.0 million.

Key Ownership Events

Spin-Off from Related Party

Before December 31, 2006, LINC operated a group of related businesses known as the “Logistics Group of CenTra, Inc.,” which was collectively owned by CenTra, Inc. CenTra is a private holding company wholly-owned by Matthew T. Moroun and a trust controlled by Manuel J. Moroun.

On December 31, 2006, CenTra completed a corporate reorganization through which all entities included in LINC’s consolidated financial statements as of and for the year ended December 31, 2006 came under LINC’s direct ownership and control. On December 29, 2006, LINC’s board of directors declared a special dividend of $93.0 million to CenTra, its sole shareholder of record on that date, payable in cash upon completion of an initial public offering of LINC’s stock. On December 31, 2006, LINC also distributed to CenTra a net receivable totaling $33.4 million that was owed to it by CenTra or certain of CenTra’s wholly-owned subsidiaries. The net receivable had arisen in the ordinary course of business in connection with CenTra’s centralized approach to treasury and cash management. Immediately following the net receivable distribution, CenTra distributed all of LINC’s shares to its shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, in a spin-off transaction. Effective on December 31, 2008, LINC issued a $25.0 million dividend distribution promissory note to CenTra, partially offsetting the outstanding payment obligations pursuant to the $93.0 million dividend payable. The $68.0 million dividend payable was further reduced by $10.0 million on December 22, 2010 after a payment made to CenTra, resulting in a balance of $58.0 million as of December 31, 2010. In connection with LINC’s April 20, 2011 refinancing, the dividend payable was further reduced by $31.0 million, resulting in a balance of $27.0 million on April 21, 2011. On June 29, 2012, LINC paid $2.5 million of the outstanding dividend payable, resulting in a balance of $24.5 million at July 27, 2012.

Subchapter “S” Election

On March 14, 2007, LINC filed an election under Section 1361 of the Internal Revenue Code on behalf of itself and its subsidiaries to be treated as an “S corporation” for federal income tax purposes, effective January 1, 2007. LINC has paid dividends to its shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, equal to substantially all of its taxable income and reportable on their individual income tax returns. Between December 31, 2006 and December 31, 2011, LINC declared and paid cash dividends totaling $117.3 million to its shareholders and paid approximately $0.6 million in state withholding taxes on behalf of its shareholders. On January 4, 2012, January 30, 2012 and February 8, 2012, LINC declared and paid additional dividends totaling $6.0 million in the aggregate.

In connection with this Merger, LINC will merge out of existence and going forward Universal will take into account income attributable to LINC’s current operations and will be liable for all federal and state income taxes on items of income attributable to subsequent tax periods, including the “short” tax period covering the remainder of the calendar year beginning on the date of LINC’s “Subchapter S” terminating event. Furthermore, effective on the date of the termination of the “Subchapter S” election, LINC’s current operations will be considered owned by a taxable corporation for U.S. federal and most state income tax purposes requiring the reestablishment of current deferred tax accounts eliminated in 2007. As of March 31, 2012, such action would have resulted in an estimated $2.9 million increase in LINC’s provision for income taxes and a corresponding decrease in LINC’s net income.

Stock Split

On May 8, 2012, LINC approved a 20,753.334-for-1 stock split in the form of a stock dividend, which became effective immediately. LINC’s financial statements, related notes, and other financial data contained in this Information Statement have been adjusted to give retroactive effect to the stock split for all periods presented.

Shareholder Distributions in Cash

LINC has continued to distribute dividends to its shareholders since March 31, 2012, the date of the (unaudited) Consolidated Financial Statements included in this Information Statement. On June 15, 2012 and July 27, 2012, LINC declared and paid additional dividends totaling $5.0 million.

Shareholder Distributions in the Form of Promissory Notes

On April 23, 2012, LINC issued to its shareholders as of that date, Matthew T. Moroun and the MJM Revocable Trust, promissory notes for an aggregate amount of $28.0 million. The purpose of these promissory notes was to distribute the estimated taxable income accumulated in connection with LINC’s S-corporation status, less any dividends previously distributed. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes would have become void upon the earlier of August 31, 2012 or LINC’s revocation of its S-corporation status for U.S. federal income tax purposes. On July 23, 2012, LINC canceled these notes and replaced them with revised promissory notes with equivalent values. The new notes, which are due December 31, 2013, bear an interest rate of 1.64% per annum until the date of maturity or default, and thereafter at the maximum rate allowable under Michigan law, and the terms of the new notes are not affected by whether LINC is an S-Corporation for U.S. federal income tax purposes.

        On July 23, 2012, LINC declared an aggregate $17.0 million distribution to its current shareholders, Matthew T. Moroun, the Annuity Trust, and the MJM Revocable Trust. The distribution is in the form of promissory notes for an aggregate amount of $17.0 million. The notes, which are due December 31, 2013, bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. To the extent these or subsequent distributions reduce net working capital below $18,000,000 or increase debt above $153,000,000 (without duplication), the Merger Agreement provides for appropriate purchase price adjustments.

Non-Cash Equity Awards

On August 19, 2010, the board of directors and the shareholders adopted a Long-Term Incentive Plan, which is administered by the Compensation and Stock Option Committee. No grants or awards have been made under LINC’s Long-Term Incentive Plan.

Borrowing Arrangements

April 2011 Debt Refinancing and Paydown of Dividend Payable

On April 21, 2011, LINC executed a Revolving Credit and Term Loan Agreement with a syndicate of banks to refinance a substantial portion of outstanding secured debt and to pay a portion of its outstanding dividend payable to CenTra, its former parent. The syndicated senior secured loan package includes a $40 million revolving credit facility, a $25 million equipment credit facility, and a $30 million senior secured term loan. The loan agreement incorporates an “accordion feature” that permits a future increase in the credit facility of up to $25 million. Comerica Bank acted as lead arranger for the agreement and is the administrative agent.

Pursuant to the new credit facilities, LINC immediately borrowed an aggregate $61.0 million, including a $19.9 million revolver advance, an $11.1 million advance pursuant to the equipment credit facility, and the entire $30 million senior secured term loan. LINC paid $31.0 million of the $58.0 million dividend payable due to CenTra at April 21, 2011. Funds were also used to repay outstanding advances totaling $23.0 million and to terminate its existing Comerica Bank Secured Revolving Credit Facility. Proceeds from the refinancing were also used to repay $3.8 million outstanding pursuant to its Fifth Third Bank Term Loan, which was then terminated. LINC’s Fifth Third Bank Revolving Credit Facility, which had no outstanding borrowings at April 21, 2011, was also terminated. LINC also repaid $2.3 million of the $8.1 million principal outstanding on LINC’s Fifth Third Bank Equipment Financing Facility at April 21, 2011, plus accrued interest.

$40 Million Revolving Credit Facility

The revolving credit facility is available to refinance existing indebtedness and to finance working capital through April 21, 2014, unless the facility is subsequently extended in one-year increments in accordance with provisions of the revolving credit and term loan agreement. Two interest rate options are applicable to advances borrowed pursuant to the facility: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin, which varies from 1.25% to 2.25% based on LINC’s ratio of total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). At closing, the applicable margin for Eurodollar-based advances is 1.75% and LINC’s $14.0 million revolver advance bears an all-in rate of 1.96% based on 30-day LIBOR. As an alternative, base rate advances bear interest at a base rate, as defined, plus an applicable margin, which also varies based on LINC’s ratio of total debt to EBITDA in a range from 0.25% to 1.25%. The base rate is the greater of the prime rate announced by Comerica Bank, the federal funds effective rate plus 1.0%, or the daily adjusting LIBOR rate plus 1.0%. The applicable margin that would have been applicable to any base rate advances at closing is 0.75%. At December 31, 2011, interest accrued at 2.04% based on 30-day LIBOR.

To support daily borrowing and other operating requirements, the revolving credit facility contains a $6 million swing line sub-facility, which is provided by Comerica Bank, and a $2.0 million letter of credit sub-facility. Swing line advances incur interest at either the base rate plus the applicable margin or, alternatively, at a quoted rate offered by Comerica Bank in its sole discretion.

The revolving credit facility is subject to a facility fee, which is payable quarterly in arrears, of either 0.25% or 0.5%, depending on LINC’s ratio of total debt to EBITDA. Other than in connection with Eurodollar-based advances or quoted rate advances that are paid off and terminated prior to an applicable interest period, there are no premiums or penalties resulting from prepayment. Borrowings outstanding at any time under the revolving credit facility are limited to the value of eligible accounts receivable of LINC’s principal operating subsidiaries, pursuant to a monthly borrowing base certificate.

$25 Million Equipment Credit Facility

The equipment credit facility is available to refinance existing indebtedness and to finance capital expenditures including in connection with acquisitions. LINC may obtain advances until April 21, 2014, unless this date is subsequently extended in one-year increments in accordance with provisions of the revolving credit and term loan agreement. Commencing on each anniversary date of the facility, equipment credit advances made during the prior year are repaid quarterly based on four-year, straight line amortization. The overall facility maturity date is April 21, 2016, unless the facility is subsequently extended in one-year increments pursuant to the agreement.

The two interest rate options that apply to revolving credit facility advances, including their associated applicable margins, also apply to equipment credit facility advances. Likewise, a facility fee of either 0.25% or 0.5% is payable quarterly in arrears based on the $25.0 million aggregate commitment as of April 21, 2011, which is subject to increase if LINC chooses to exercise all or a portion of the loan agreement’s “accordion feature.” At December 31, 2011, interest accrued at 2.04% based on 30-day LIBOR.

$30 Million Senior Secured Term Loan

Proceeds of the term loan were advanced on April 21, 2011 and used to fund initial distributions described in the revolving credit and term loan agreement. The outstanding principal balance is due on April 21, 2016, to the extent not already reduced by mandatory or optional prepayments. Prior to the maturity date, mandatory prepayments are required, subject to certain exceptions, from, among other things, issuance of additional subordinated debt, from any other issuance of equity, from excess cash flow recapture, as defined, from asset sale proceeds not reinvested in the business, and from insurance and condemnation proceeds. With respect to any equity issuance, the prepayment is limited to 50% of net cash proceeds. Excess cash flow is calculated for each year, beginning with the year ending December 31, 2011, based on net income as adjusted for such year and further adjusted for changes in working capital, capital expenditures, and for scheduled, mandatory and optional payments of funded debt. Mandatory prepayment of the term loan equal to 50% of calculated excess cash flow is due June 30 of the year following calculation.

Prepayments of the term loan, whether mandatory or optional, are subject to a pre-payment premium. The premium rate applied to any principal prepayment is 1.0% prior to December 31, 2011, 0.5% in fiscal year 2012, and zero thereafter. No re-advances or re-borrowings are allowed following any principal reductions of the term loan.

Two interest rate options are applicable to term loan indebtedness: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin. Prior to December 31, 2011, the applicable margin for Eurodollar-based advances varies from 2.75% to 3.50%, based on LINC’s ratio of total debt to EBITDA. At closing, the applicable margin for LINC’s term loan Eurodollar-based advance is 3.0%, resulting in an all-in per annum rate of 3.2%. At December 31, 2011, interest accrued at 3.29% based on 30-day LIBOR. Beginning December 31, 2011, the applicable margin for Eurodollar-based advances, again based on LINC’s total debt to EBITDA ratio, varies from 5.75% to 6.50%. Alternatively, LINC may convert Eurodollar-based advances to base rate advances, which bear interest at a defined base rate plus an applicable margin. Prior to December 31, 2011, the applicable margin for base rate advances varies in a range from 1.75% to 2.50% based on LINC’s total debt to EBITDA ratio. Beginning December 31, 2011, the applicable margin for base rate advances, again based on LINC’s ratio of total debt to EBITDA, varies from 4.75% to 5.50%.

Interest on the unpaid principal of each Eurodollar-based advance of the term loan is payable on the last day of the applicable Eurodollar interest period. Interest on the unpaid principal of all term loan base rate advances is payable quarterly in arrears commencing on July 1, 2011, and on the first day of each October, January, April and July thereafter.

As security for all indebtedness pursuant to the syndicated Revolving Credit and Term Loan Agreement, LINC granted to Comerica Bank, as agent, a continuing lien on and security interest in substantially all tangible and intangible property of LINC and its significant domestic operating subsidiaries, in assets acquired in the future with advances from the credit facility, and in the stock or other ownership interests of its significant domestic subsidiaries and international subsidiaries, the latter limited to a 65% interest. Collateral property includes LINC’s trade accounts receivable; property and equipment with a net book value of $19.4 million at December 31, 2011, a substantial portion of which relates to LINC’s Mexican operations; and other assets with a carrying value of $1.0 million. LINC also executed a mortgage on its corporate headquarters, which was acquired in 2007 for $1.2 million. The collateral excludes certain tractors and trailers that are subject to liens securing a single note that remains outstanding after April 21, 2011 in connection with LINC’s Fifth Third Bank Equipment Financing Facility, which was amended on that date.

Concurrent with execution of the Revolving Credit and Term Loan Agreement, the February 9, 2009 subordination agreement among Comerica Bank, LINC, and CenTra in connection with LINC’s dividend distribution promissory note was terminated. In its place, a new debt subordination agreement was entered into among Comerica Bank, as agent, LINC, and DIBC Investments, Inc., an affiliate and successor through assignment to ownership of LINC’s dividend distribution promissory note.

The Revolving Credit and Term Loan Agreement contains annual, quarterly and ad hoc financial reporting requirements and various other restrictive covenants. Financial covenants are calculated and reported quarterly on a trailing four-quarter basis. Specifically, LINC may not exceed a maximum senior debt to EBITDA ratio, as defined, of 2.5:1 and a maximum total debt to EBITDA ratio, as defined, of 3.0:1. LINC must also maintain a fixed charge coverage ratio after net distributions, as defined, of not less than 1:1 and a fixed charge coverage ratio before net distributions of not less than 1.25:1. Net distributions include any dividends, similar payments or other distribution of assets for the benefit of LINC’s owners, including any repayments after April 21, 2011 of its accrued dividend payable to CenTra or its $25 million dividend distribution promissory note. Other restrictive covenants include: a requirement to give notice to the bank of certain transactions; limitations on investments, acquisitions and transactions with affiliates; limitations on additional indebtedness; an obligation to pay all insurance, taxes, levies and assessments promptly; and an obligation to give notice to Comerica of any litigation proceedings or other event that might have a material adverse effect. Customary non-monetary defaults in any covenants are subject to short-term cure periods.

The agreement permits LINC to designate any subsidiary, other than existing subsidiaries and any future guarantor subsidiary, as an “unrestricted” subsidiary. All other subsidiaries are, by definition, restricted subsidiaries and subject to all obligations, covenants and limitations of the agreement. The results of operations and any debt of any unrestricted subsidiaries are disregarded in the calculation of financial covenants. Additionally, transactions completed by any unrestricted subsidiaries are generally not subject to the limitations and other restrictive covenants applicable to restricted subsidiaries. Finally, any distributions by LINC within five days of a distribution by an unrestricted subsidiary to LINC are not subject to limitations on restricted payments.

In connection with the terminations of the Fifth Third Bank Revolving Credit Facility and Term Loan, and also the repayment of notes totaling $2.3 million, LINC amended the Fifth Third Bank Equipment Financing Facility. Various cross-default, cross-collateralization and security arrangements that existed previously were terminated. Likewise, the subordination agreement entered into on May 19, 2009 among Fifth Third Bank, LINC, and LINC’s former parent, CenTra, Inc., was terminated.

Comerica Bank Secured Revolving Credit Facility. A portion of proceeds from LINC’s bank refinancing on April 21, 2011 was used to repay the outstanding indebtedness under its existing Comerica Bank Secured Revolving Credit Facility, which was then terminated. This facility had originated as a revolving credit facility on March 29, 2007 and was subsequently amended and restated on February 18, 2010. The credit facility was paid in full and terminated on April 21, 2011.

Fifth Third Bank Revolving Credit Facility and Term Loan. A portion of proceeds from LINC’s bank refinancing on April 21, 2011 was used to repay the outstanding indebtedness under its Fifth Third Bank Revolving Credit Facility and Term Loan, which was then terminated. On December 18, 2006, LINC entered into the Fifth Third Bank Business Loan consisting of a $15.0 million revolving credit facility. The revolving credit facility was amended and restated on May 19, 2009 to refinance $9.0 million of then-outstanding revolver advances with an amortizing term loan. The credit facility was paid in full and terminated on April 21, 2011.

Fifth Third Bank Equipment Financing Facility. In connection with the termination of LINC’s Fifth Third Bank Revolving Credit Facility and Term Loan, LINC amended its Fifth Third Bank Equipment Financing Facility after repaying selected equipment financing notes totaling $2.3 million. At the conclusion of the April 21, 2011 refinancing of its senior bank debt, one equipment financing note issued by a subsidiary of Logistics Insight Corporation remained outstanding to Fifth Third Bank. The outstanding principal balance of this note was $5.8 million as of April 21, 2011, and was secured by transportation equipment with a net book value of $5.1 million. Remaining principal payments are due in equal monthly payments, and one final balloon payment is due December 1, 2012. The note bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus

1.35%. At December 31, 2011, interest accrued at 1.65% based on 30-day LIBOR. The outstanding principal balance was $3.0 million as of December 31, 2011, and was secured by transportation equipment with a net book value of $3.8 million.

GE Capital Equipment Financing Facility. On December 20, 2004, LGSI Equipment of Wyoming, Inc., a subsidiary of Logistics Insight Corporation, executed an equipment financing facility with General Electric Capital Corporation to finance the acquisition of trailers used in its operations. A promissory note bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus 2.17%. At December 31, 2010, the aggregate principal outstanding pursuant to the facility totaled approximately $0.1 million. On March 28, 2011, the note was paid off in full.

Dividend Distribution Promissory Note. On December 31, 2008, LINC issued a $25.0 million dividend distribution promissory note to its former parent, CenTra. The promissory note was issued in connection with extending the payment maturity and to reduce the outstanding payment obligation pursuant to the $93.0 million dividend payable that was declared to CenTra on December 26, 2006, prior to LINC’s spin-off transaction on December 31, 2006. Principal on the promissory note is due December 31, 2013. Interest is compounded semi-annually at 1.64%. All accrued interest is due and payable semi-annually on each June 30 and December 31, subject to limitations in LINC’s credit facilities and ancillary documents. Excluding the dividend distribution promissory note, the net dividend payable of $68.0 million as of December 31, 2008 was further reduced by $10.0 million following a payment made to CenTra on December 22, 2010, resulting in a balance of $58.0 million as of December 31, 2010. In connection with the April 21, 2011 refinancing of LINC’s senior bank debt, the dividend payable was further reduced by $31.0 million to $27.0 million on that date. On September 1, 2009, CenTra assigned the dividend distribution promissory note to its affiliate, DIBC Investments, Inc.

Contractual Obligations and Off-Balance Sheet Arrangements

The following summarizes LINC’s future contractual obligations as of December 31, 2011, and the effect such obligations would be expected to have on its liquidity and cash flow in future periods:

	Total	Payment Due By Period
		Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Debt
Syndicated credit facility
$40 million revolving credit facility	$14,000	$—	$14,000	$—	$—
$25 million equipment credit facility	11,082	2,077	8,313	692	—
$30 million term loan	30,000	11,329	—	18,671	—
Fifth Third equipment financing facility	2,979	2,979	—	—	—
Dividend Distribution Promissory Note	25,000	—	25,000	—	—

Total debt(1)(2)	83,061	16,385	47,313	19,363	—
Operating lease obligations(3)	25,446	11,723	10,753	1,822	1,148

Total	$108,507	$28,108	$58,066	$21,185	$1,148

(1)	This table does not include $14.3 million of indebtedness incurred in the year ended December 31, 2011, which was subsequently repaid within the period.

(2)	This table does not includes $7.8 million of indebtedness incurred in the thirteen weeks ended March 31, 2012, which was subsequently repaid within the period.
(3)	Certain operating lease obligations in a currency other than the U.S. dollar will be affected by the exchange rate in effect at the time each cash payment is made.

In addition to the above contractual obligations, LINC is subject to various legal proceedings and other operational contingencies, the outcomes of which are subject to significant uncertainty. LINC accrues for estimated losses if it is probable that an asset has been impaired or a liability has been incurred, if the amount of the loss can be reasonably estimated, and if such loss exceeds available insurance limits. LINC uses judgment to evaluate whether a loss contingency arising from litigation should be disclosed or recorded. The outcome of legal proceedings is inherently uncertain. Accordingly, if the outcomes of legal proceedings are different than is anticipated by LINC, it may have to record an incremental charge when known facts and circumstances change or in the period the matter is finally resolved. Such charge may negatively impact LINC’s results of operations and financial position for the period.

LINC does not have any relationship with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, LINC does not have any undisclosed borrowings or debt, and LINC have not entered into any synthetic leases. LINC is, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if LINC has engaged in such relationships.

Seasonality

LINC does not believe its results of operations are subject to substantial seasonal trends, other than as a result of the number of holidays in a given fiscal quarter. Its North American automotive customers traditionally shut down vehicle production for one or more weeks in July and for one week during December. Following the economic and automotive industry contraction of 2008-2009, these modest seasonal differences were disrupted by the extended shutdowns in automotive production that occurred in December 2008, and intermittently from January 2009 through July 2009.

Critical Accounting Policies and Estimates

LINC’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires LINC to make estimates and judgments that affect the reported amounts of assets, liabilities, operating revenues and operating expenses. By their nature, these judgments are subject to a degree of uncertainty.

Critical accounting policies are those that are both (1) important to the portrayal of a company’s financial condition and results of operations and (2) require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increase, those judgments become even more subjective and complex. Critical accounting policies include:

Revenue recognition. LINC recognizes revenue at the time (1) persuasive evidence of an arrangement with its customer exists, (2) services have been rendered, (3) sales price is fixed and determinable, and (4) collectability is reasonably assured. For service arrangements in general, LINC recognizes revenue after the related services have been rendered. For transportation services, LINC recognizes revenue at the time of delivery to the receiver’s location. LINC’s customer contracts could involve multiple revenue-generating activities performed for the same customer. When several contracts are entered into with the same customer in a short period of time, LINC evaluates whether these contracts should be considered as a single, multiple element contract for revenue recognition purposes. Criteria LINC considers that may result in the aggregation of contracts include whether such contracts are actually entered into within a short period of time, whether services in multiple contracts are interrelated, or if the negotiation and terms of one contract show or include consideration for another contract or contracts. LINC’s current contracts have not been required to be aggregated, as they are negotiated independently on a standalone basis, and pricing is established based on operation-specific requirements. LINC’s customers typically choose their vendor and award business at the conclusion of a competitive bidding process for each service. As a result, although LINC evaluates customer purchase orders and agreements for multiple elements and aggregation of individual contracts into a multiple element arrangement, its current contracts do not meet the criteria required for multiple element contract accounting.

LINC reports revenue on a gross basis, as it is the primary obligor and is responsible for providing the service requested by the customer. LINC has discretion in setting sales prices and, as a result, its earnings may vary. In addition, LINC has discretion to choose and negotiate terms with its suppliers, from among multiple suppliers for the services ordered by its customers. This includes truck owner-operators with whom LINC contracts to deliver its transportation services.

Accounts receivable. Trade accounts receivable are stated at the net invoiced amount, net of an allowance for doubtful accounts. They include unbilled amounts for services rendered in the respective period on open contracts but not yet billed to the customer until a future date, which typically occurs within one month. In order to reflect customer receivables at their estimated net realizable value, LINC records charges against revenue based upon current information. These charges generally arise from rate changes, errors, and revenue adjustments that may arise from contract disputes or differences in calculation methods employed by the customer as compared to LINC. LINC’s allowance for doubtful accounts was $0.7 million, $0.3 million, and $0.4 million as of December 31, 2010, December 31, 2011, and March 31, 2012, respectively. The allowance for doubtful accounts represents LINC’s best estimate at the reporting date of the amount of probable credit losses, based on an assessment of invoices that remain unpaid following normal customer payment periods, historical collection experience with individual customers, existing economic conditions, and any specific customer collection issues LINC has identified. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Accounts receivable from affiliates are shown separately and include trade receivables from the sale of services to affiliates.

Closing costs. LINC’s customers may discontinue or alter their business activity in a location earlier than anticipated, prompting it to exit a customer-dedicated facility. LINC recognizes exit costs associated with operations that close or are identified for closure as an accrued liability. Such charges include lease termination costs, employee termination charges, asset impairment charges, and other exit-related costs associated with a plan approved by management. If LINC closes an operating facility before its lease expires, costs to terminate a lease are recognized when an early termination provision is exercised, or it records a liability for non-cancellable lease obligations based on the fair value of remaining lease payments, reduced by management’s estimate of any existing or prospective sublease rentals which can be subject to update as either available facts or circumstances change. Employee termination costs are recognized in the period that the closure is communicated to affected employees and calculated based on known termination benefits. The recognition of exit and disposal charges requires LINC to make certain assumptions and estimates as to the amount and timing of such charges and their related fair values. Management reviews all assumptions and estimates for each quarterly reporting period. As a result, adjustments may be made for changes in estimates in the period in which the change becomes known.

Self-insured loss reserve. LINC has established reserves for legal contingencies in accordance with generally accepted accounting principles. Accruals for potential losses primarily relate to auto liability, general liability, and cargo and equipment damage claims that may be in excess of insurance policy limits. A liability is recognized for the estimated cost of all self-insured claims, including an estimate of incurred but not reported claims, based on historical experience and for claims expected to exceed LINC’s insurance policy limits. LINC may also record accruals for personal injury and property damage to third parties, and for workers’ compensation claims if a claim exceeds its insurance coverage. A significant amount of judgment and use of estimates is required to quantify LINC’s ultimate exposure in these matters. The valuation of reserves for contingencies is reviewed by management on a quarterly basis at the operating and corporate levels, as applicable, to ensure that its reserves are appropriate. Reserve balances are adjusted to account for changes in circumstances for ongoing issues and the establishment of additional reserves for emerging issues. While management believes that the current level of reserves is adequate, future changes or the occurrence of unanticipated events could impact these determinations and result in material changes to its reserves.

Deferred income tax and related matters. Since January 1, 2007, LINC has been treated as an S-corporation for U.S. federal income tax purposes. Although LINC is responsible to pay applicable state, local and foreign income taxes, U.S. federal income taxes have not been its direct payment obligation during this period. Deferred income taxes are the result of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. LINC’s assumptions, judgments and estimates relative to its current provision for income taxes and the value of net deferred taxes consider current tax laws, its interpretation of these laws, predictions of future taxable income, and its potential exposure involving tax positions that could be challenged by tax authorities. As of January 1, 2007, LINC adopted new accounting and disclosure rules that relate to uncertainty in income taxes. LINC analyzes filing positions annually in all of the jurisdictions where it is required to file income tax returns, including all open tax years in these jurisdictions. In 2007, 2008 and 2009, LINC concluded that certain income tax positions and deductions are more likely than not to be sustained by the relevant tax authority if subjected to audit. However, LINC has not recognized any increases in unrecognized tax benefits as a result of positions taken during any such period as there were no material changes. Actual performance, changes in tax laws in future years, and action by taxing authorities are among the factors that could render LINC’s current assumptions, judgments and estimates inaccurate, thus materially impacting its financial position and results of operations.

Effect of Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”), “Revenue Recognition: Multiple-Deliverable Revenue Arrangements—a consensus of the Emerging Issues Task Force.” The update provides guidance for arrangements under which a vendor will perform multiple revenue-generating activities. Specifically, the guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This guidance was effective for the Company on January 1, 2011, but did not have a material effect on LINC’s consolidated financial statements.

In July 2010, FASB issued an ASU that requires enhanced future disclosures about the credit quality of a creditor’s financing receivables, including trade accounts receivable, and the adequacy of allowances for doubtful accounts. The amended guidance was applicable to LINC as of January 1, 2011, and did not have a significant effect on its consolidated financial statements.

In June 2011, FASB issued an ASU, “Presentation of Comprehensive Income.” The update provides guidance for a more consistent method of presenting non-owner transactions that affect an entity’s equity. The ASU is to be applied retrospectively upon adoption and is effective for interim and annual periods beginning after December 15, 2011 for public companies and December 15, 2012 for non-public companies. LINC has elected early adoption of the guidance and the change is reflected in its Consolidated Financial Statements.

In September 2011, FASB issued an ASU, “Disclosures about an Employer’s Participation in a Multiemployer Plan.” The update requires additional disclosures to help users of financial statements assess the potential future cash flow implications relating to participation in multi-employer pension plans. For the Company, the new disclosure requirements are effective for annual periods for fiscal years ending after December 15, 2011. Early adoption is permitted. An insignificant number of LINC’s international employees are entitled to Company-funded contributions to such a plan. The ASU did not have a material effect on LINC’s disclosures.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk. LINC’s principal exposure to interest rate risk relates to its revolving lines of credit, a term loan, and its equipment financing facilities, all of which incur interest at floating rates. As of December 31, 2011, and as of March 31, 2012, LINC had total variable interest rate borrowings of $58.1 million and $59.7 million, respectively. Assuming a 100 basis point increase in interest rates on its variable rate debt, interest expense would have increased approximately $0.5 million, $0.4 million, $0.7 million, and $0.1 million for the years ended December 31, 2009, 2010, 2011, and the thirteen weeks ended March 31, 2012, respectively.

Concentrations of credit risk. Cash and accounts receivable are financial instruments which potentially subject LINC to concentrations of credit risk. LINC’s customers are concentrated in the automotive industry. LINC performs ongoing credit evaluations of its customers, and its history of incurring credit losses from customers has not been material. This includes LINC’s experience during the government-sponsored restructurings of General Motors and Chrysler, whereby LINC collected substantially all “pre-petition” amounts due to it within a few months of each company’s bankruptcy filing. Although LINC is directly affected by the economic well-being of its customers and the supply chains in which it operates, it does not believe significant credit risk exists at March 31, 2012. Consistent with industry practice, LINC generally does not require collateral to reduce credit risk.

Foreign exchange risk. For the year ended December 31, 2011, and the quarter ended March 31, 2012, 11.0% and 8.8%, respectively, of LINC’s revenues were derived from services provided outside the United States, principally in Canada and Mexico. Exposure to market risk for changes in foreign currency exchange rates relates primarily to selling services and incurring costs in currencies other than the local currency and to the carrying value of net investments in foreign subsidiaries. As a result, LINC is exposed to foreign currency exchange rate risk due primarily to translation of the accounts of its Canadian and, Mexican operations from their local currencies into U.S. dollars and also to the extent LINC engages in cross-border transactions. The majority of LINC’s exposure to fluctuations in the Canadian dollar and Mexican peso is naturally hedged, since a substantial portion of its revenues and operating costs are denominated in each country’s local currency. Historically, LINC has not entered into financial instruments for trading or speculative purposes. Short-term exposures to fluctuating foreign currency exchange rates are related primarily to intercompany transactions. The duration of these exposures is minimized by ongoing settlement of intercompany trading obligations.

The net investments in LINC’s Canadian and Mexican operations are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive income in LINC’s statement of stockholders’ equity. Adjustments from the translation of the net investment in these operations increased equity by approximately $0.1 million for the year ended December 31, 2010, decreased equity by approximately $0.3 million for the year ended December 31, 2011, and increased equity by approximately $0.3 million for the quarter ended March 31, 2012.

Fuel price risk. Exposure to market risk for fluctuations in fuel prices relates to a small portion of LINC’s transportation service contracts for which the cost of fuel is integral to service delivery and the service contract does not have a mechanism to adjust for increases in fuel prices. Increases and decreases in the price of fuel are generally passed on to LINC’s customers for which it realizes minimal changes in profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by sudden increases or decreases in market fuel prices during a short period of time as customer pricing for fuel services is established based on market fuel costs. LINC believes the exposure to fuel price fluctuations would not materially impact its results of operations, cash flows or financial position.

Fluctuations in fuel prices can affect LINC’s profitability by affecting its ability to retain or recruit owner-operators that are needed to support its transportation services. Owner-operators bear the costs of operating their tractors, including the cost of fuel. To address fluctuations in fuel prices, LINC seeks to impose fuel surcharges on its customers and pass these surcharges on to its owner-operators. If costs for fuel escalate significantly, LINC could experience difficulty in attracting additional qualified owner-operators and retaining its current owner- operators. If LINC loses the services of a significant number of owner-operators or are unable to attract additional owner-operators, it could have a materially adverse effect on its financial condition and results of operations.

Inflation. Based on its analysis of the periods presented, LINC believe that inflation has not had a material effect on its operational results, as inflationary increases in fuel and labor costs have generally been offset through fuel surcharges and productivity improvements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As further described in this Information Statement, on July 25, 2012, Universal and LINC entered into a Merger Agreement whereby Universal will acquire all of the issued and outstanding common stock of LINC. Pursuant to the Merger Agreement, each share of LINC’s outstanding common stock shall be converted into the right to received 0.700 newly issued shares of Universal’s common stock and cash in lieu of fractional shares. A total of 14,527,334 shares of common stock will be issued upon conversion. In connection with the transactions described herein, the current and former shareholders of LINC (or entities related to them) will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Universal, which are incorporated by reference, and LINC, which are included in this Information Statement. The unaudited pro forma condensed consolidated financial statements illustrate the effects of Universal’s acquisition of LINC, the termination of LINC’s existence and S-corporation status and acquisition by a C-corporation, the payoff of promissory notes and dividends payable outstanding to LINC’s former shareholders under previously declared dividends, and the effects of the anticipated borrowings under the new credit facility. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, and the unaudited pro forma condensed combined statement of income for the thirteen weeks ended March 31, 2012 and April 2, 2011, and for each of the three years in the three-year period ended December 31, 2011, are presented herein.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012 gives effect to the acquisition, to the termination of LINC’s existence and S-corporation status and acquisition by a C-corporation, to the payoff of promissory notes and dividends payable outstanding to LINC’s former shareholders under previously declared dividends, and to the anticipated borrowings under the new credit facility as if it occurred as of that date. The unaudited pro forma condensed combined statements of income give effect to the acquisition and to the termination of LINC’s S-corporation status and acquisition by a C-corporation as if they occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of March 31, 2012 and the unaudited pro forma condensed combined statement of income for the thirteen weeks ended March 31, 2012 and April 2, 2011, and for the year ended December 31, 2011 give effect of the anticipated borrowings under the new credit facility and the impact on interest expense assuming the retirement of LINC’s outstanding debt and intra-period borrowings made by Universal within each period presented as if it occurred on January 1, 2011.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Universal and LINC, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial statements, (2) the unaudited condensed consolidated financial statements for the thirteen weeks ended March 31, 2012 and notes thereto of Universal included in Universal’s Quarterly Report on Form 10-Q, which is incorporated by reference, (3) the audited consolidated financial statements for the three-year period ended December 31, 2011 and notes thereto included in Universal’s Annual Report on Form 10-K, which is incorporated by reference, (4) the unaudited condensed consolidated financial statements for the thirteen weeks ended March 31, 2012 and notes thereto of LINC beginning on page F-9 of this Information Statement, and (5) the audited consolidated financial statements and notes thereto for the three-year period ended December 31, 2011 of LINC beginning on page F-9 of this Information Statement.

Universal is majority owned by the Moroun family and LINC is 100% owned by the Moroun family and the Annuity Trust. Under United States Generally Accepted Accounting Principles, the merger will be accounted for using the guidance for transactions between entities under common control as described in Accounting Standards Codification (“ASC”) Topic 805 – “Business Combinations.” As such, the unaudited pro forma condensed combined financial information was prepared in accordance with ASC Topic 805-30 and Universal has recorded the recognized assets and liabilities of LINC at their carrying amounts at the date of transfer.

The unaudited pro forma condensed combined statements of income also include certain adjustments, including reclassification of items to conform to a consolidated presentation between Universal and LINC and elimination of intercompany transactions.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs, including headcount and facilities.

Based on Universal’s review of LINC’s summary of significant accounting policies disclosed in LINC’s financial statements, the nature and amount of any adjustments to the historical financial statements of LINC to conform their accounting policies to those of Universal are not expected to be significant. Upon consummation of the acquisition, further review of LINC’s accounting policies and financial statements may result in required revisions to LINC’s policies and classifications to conform to Universal.

See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments		Consolidated	Tax Adjustments		Pro forma	Proposed Financing Adjustments		Pro Forma as Adjusted
Current Assets:
Cash and cash equivalents	$1,761	$4,119	$—		$5,880			$5,880	(2,500)	(l)	$4,837
									1,607	(c)
									(150)	(k)
Marketable securities	16,018	—			16,018			16,018			16,018
Accounts receivable—net	76,997	45,154	(496)	(a)	121,655			121,655			121,655
Other receivables	—	—	2,506	(a)	2,506			2,506			2,506
Due from CenTra and affiliates	809	144	(19)	(b)	934			934			934
Prepaid income taxes	4,567	—	28	(a)	4,595			4,595			4,595
Prepaid expenses and other	9,554	7,025	(2,038)	(a)	14,541			14,541	(696)	(k)	13,845
Deferred income taxes	3,307	174			3,481	1,342	(g)	4,823			4,823

Total current assets	113,013	56,616	(19)		169,610	1,342		170,952	(1,739)		169,213

Property and equipment	133,070	99,980			233,050			233,050			233,050
Less accumulated depreciation	(44,369)	(75,928)			(120,297)			(120,297)			(120,297)

Property and equipment—net	88,701	24,052	—		112,753	—		112,753	—		112,753

Goodwill	17,722	—			17,722			17,722			17,722
Intangible assets—net respectively	8,742	—			8,742			8,742			8,742
Notes receivable—affiliates	—	5,000			5,000			5,000	(5,000)	(c)	—
Other assets	2,505	171			2,676			2,676	1,295	(c)	3,971

Total assets	$230,683	$85,839	$(19)		$316,503	$1,342		$317,845	$(5,444)		$312,401

Current liabilities:
Current portion of long-term debt	$—	$15,757	$—		$15,757			$15,757	$(15,757)	(c)	$4,571
									4,571	(c)

Accounts payable	29,368	12,195	6,782	(a)	$48,345			48,345			48,345
Due to CenTra and affiliates	522	3,659	(19)	(b)	4,162			4,162			4,162
Dividend payable	15,499	—			15,499			15,499			15,499
Accrued expenses and other current liabilities	23,082	16,993	(6,548)	(a)	33,527			33,527			33,527

Total current liabilities	68,471	48,604	215		117,290	—		117,290	(11,186)		106,104

Long-term liabilities
Long-term debt	—	68,983			68,983			68,983	(43,983)	(c)	147,571
									(25,000)	(c)
									147,571	(c)
Dividend payable	—	27,000			27,000			27,000	(24,500)	(c)	—

	Universal	LINC	Pro Forma Adjustments		Consolidated	Tax Adjustments		Pro forma	Proposed Financing Adjustments		Pro Forma as Adjusted
									(2,500	)(l)
Deferred income taxes	10,891	15			10,906	4,235	(g)	15,141			15,141
Other long-term liabilities	1,386	3,526	(234	)(a)	4,678			4,678			4,678

Total long-term liabilities	12,277	99,524	(234)		111,567	4,235		115,802	51,588		167,390

Shareholders’ equity
Common stock	16,122	—	14,527	(f)	30,649			30,649			30,649
Paid-in capital (distributions in excess of capital)	79,914	—	(14,527	)(f)	3,267			3,267	(45,000	)(h)	(41,733)
			(62,120	)(j)
Treasury stock, at cost:	(9,204)	—			(9,204)			(9,204)			(9,204)
Retained earnings (accumulated deficit)	60,916	(62,120)	62,120	(j)	60,916	(2,893	)(g)	58,023	(846	)(k)	57,177
Accumulated other comprehensive income (loss)	2,187	(169)			2,018			2,018			2,018

Total shareholders’ equity	149,935	(62,289)	—		87,646	(2,893)		84,753	(45,846)		38,907

Total liabilities and shareholders’ equity	$230,683	$85,839	$(19)		$316,503	$1,342		$317,845	$(5,444)		$312,401

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THIRTEEN WEEKS ENDED MARCH 31, 2012

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments		Consolidated	Tax Adjustments	Pro Forma	Proposed Financing Pro Forma		Pro Forma as Adjusted
Operating Revenues:
Truckload	$104,121	$29,873	3,694	(a)	$137,688		$137,688			$137,688
Brokerage	46,383	—	1,218	(a)	47,601		47,601			47,601
Value added	—	45,257			45,257		45,257			45,257
Specialized services	—	4,914	(4,912	)(a)	—		—			—
			(2	)(b)
Intermodal	25,344				25,344		25,344			25,344

Total operating revenues	175,848	80,044	(2)		255,890	—	255,890			255,890

Operating Expenses:
Purchased transportation and equipment rent	135,070	12,557	(2,587	)(a)	145,040		145,040			145,040
Direct personnel and related benefits		34,641	452	(a)	35,093		35,093			35,093
Commission expense	10,074	—	168	(a)	10,242		10,242			10,242
Operating expenses (exclusive of items shown separately)	4,018	12,282	(2	)(b)	15,716		15,716			15,716
			(582	)(a)
Occupancy expense		4,494	489	(a)	4,983		4,983			4,983
Selling, general and administrative expense	14,198	2,568	704	(a)	17,470		17,470			17,470
Insurance and claims	4,142	—	1,356	(a)	5,498		5,498			5,498
Depreciation and amortization	2,968	1,485			4,453		4,453			4,453

Total operating expenses	170,470	68,027	(2)		238,495	—	238,495			238,495

Income from operations	5,378	12,017	—		17,395	—	17,395			17,395
Interest income	13	12			25		25			25
Interest expense	(1)	(820)			(821)		(821)	821	(d)	(1,065)
								(1,065	)(e)

Other non-operating income	504	—			504		504			504

Income before provision for income taxes	5,894	11,209	—		17,103	—	17,103	(244)		16,859
Provision for income taxes	2,296	368	—		2,664	4,003 (i)	6,667	(95	)(i)	6,572

Net income	$3,598	$10,841	$—		$14,439	$(4,003)	$10,436	$(149)		$10,287

Earnings per common share:
Basic	$0.23				$0.48	$(0.13)	$0.35			$0.34
Diluted	$0.23				$0.48	$(0.13)	$0.35			$0.34
Weighted average number of common shares outstanding:
Basic	15,537		14,527	(f)	30,064	30,064	30,064			30,064
Diluted	15,537		14,527	(f)	30,064	30,064	30,064			30,064

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.

The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THIRTEEN WEEKS ENDED APRIL 2, 2011

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments		Consolidated	Tax Adjustments	Pro Forma	Proposed Financing Pro Forma		Pro Forma as Adjusted
Operating Revenues:
Truckload	$97,313	$31,157	4,217	(a)	$132,687		$132,687			$132,687
Brokerage	36,805	—	1,291	(a)	38,096		38,096			38,096
Value added	—	32,899			32,899		32,899			32,899
Specialized services	—	5,510	(5,508	)(a)	—		—			—
			(2	)(b)

Intermodal	23,512				23,512		23,512			23,512

Total operating revenues	157,630	69,566	(2)		227,194	—	227,194			227,194
Operating Expenses:
Purchased transportation and equipment rent	120,459	13,213	(2,096	)(a)	131,576		131,576			131,576
Direct personnel and related benefits	—	26,750	366	(a)	27,116		27,116			27,116
Commission expense	9,906	—	172	(a)	10,078		10,078			10,078
Operating expenses (exclusive of items shown separately)	3,704	11,287	(2	)(b)	14,513		14,513			14,513
			(476	)(a)
Occupancy expense	—	3,453	585	(a)	4,038		4,038			4,038
Selling, general and administrative expense	12,723	2,704	442	(a)	15,869		15,869			15,869
Insurance and claims	4,137	—	1,007	(a)	5,144		5,144			5,144
Depreciation and amortization	2,871	1,415			4,286		4,286			4,286

Total operating expenses	153,800	58,822	(2)		212,620	—	212,620			212,620

Income from operations	3,830	10,744	—		14,574	—	14,574			14,574
Interest income	17	—			17		17			17
Interest expense	—	(388)			(388)		(388)	388	(d)	(1,065)
								(1,065	)(e)
Other non-operating income	990	—			990		990			990

Income before provision for income taxes	4,837	10,356	—		15,193	—	15,193	(677)		14,516
Provision for income taxes	1,938	839			2,777	3,179 (i)	5,956	(262	)(i)	5,694

Net income	$2,899	$9,517	$—		$12,416	$(3,179)	$9,237	$(415)		$8,822

Earnings per common share:
Basic	$0.19				$0.41	$(0.10)	$0.31			$0.29
Diluted	$0.19				$0.41	$(0.10)	$0.31			$0.29
Weighted average number of common shares outstanding:
Basic	15,632		14,527	(f)	30,159	30,159	30,159			30,159
Diluted	15,632		14,527	(f)	30,159	30,159	30,159			30,159

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments	Consolidated	Tax Adjustments	Pro Forma	Proposed Financing Pro Forma		Pro Forma as Adjusted
Operating Revenues:
Truckload	$423,182	$120,391	17,591 (a)	$561,164		561,164			$561,164
Brokerage	173,820	—	5,104 (a)	178,924		178,924			178,924
Value added		147,815		147,815		147,815			147,815
Specialized services		22,723	(22,695)(a)	—		—			—
			(28)(b)			—

Intermodal	102,769			102,769		102,769			102,769

Total operating revenues	699,771	290,929	(28)	990,672	—	990,672			990,672
Operating Expenses:
Purchased transportation and equipment rent	538,313	53,200	(9,523)(a)	581,990		581,990			581,990
Direct personnel and related benefits	—	116,164	2,317 (a)	118,481		118,481			118,481
Commission expense	41,930	—	654 (a)	42,584		42,584			42,584
Operating expenses (exclusive of items shown separately)	14,178	47,152	(28)(b)	58,943		58,943			58,943
			(2,359)(a)
Occupancy expense	—	16,145	2,293 (a)	18,438		18,438			18,438
Selling, general and administrative expense	52,367	10,532	1,852 (a)	64,751		64,751			64,751
Insurance and claims	16,956	—	4,766 (a)	21,722		21,722			21,722
Depreciation and amortization	11,636	6,094		17,730		17,730			17,730

Total operating expenses	675,380	249,287	(28)	924,639	—	924,639			924,639

Income from operations	24,391	41,642	—	66,033	—	66,033			66,033
Interest income	80	3		83		83			83
Interest expense	(22)	(2,218)		(2,240)		(2,240)	2,240	(d)	(4,259)
							(4,259	)(e)
Other non-operating income	1,778	—		1,778		1,778			1,778

Income before provision for income taxes	26,227	39,427	—	65,654	—	65,654	(2,019)		63,635
Provision for income taxes	10,414	3,794		14,208	12,016 (i)	26,224	(810	)(i)	25,414

Net income	$15,813	$35,633	$—	$51,446	$(12,016)	$39,430	$(1,209)		$38,221

Earnings per common share:
Basic	$1.01			$1.71	$(0.40)	$1.31			$1.27
Diluted	$1.01			$1.71	$(0.40)	$1.31			$1.27
Weighted average number of common shares outstanding:
Basic	15,594		14,527 (f)	30,121	30,121	30,121			30,121
Diluted	15,594		14,527 (f)	30,121	30,121	30,121			30,121

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments	Consolidated	Tax Adjustments	Pro Forma
Operating Revenues:
Truckload	$370,096	$99,628	$22,574 (a)	$492,298		$492,298
Brokerage	147,970	—	6,013 (a)	153,983		153,983
Value added		117,557		117,557		117,557
Specialized services		28,600	(28,587)(a)	—		—
			(13)(b)			—
Intermodal	87,877	—		87,877		87,877

Total operating revenues	605,943	245,785	(13)	851,715	—	851,715
Operating Expenses:
Purchased transportation and equipment rent	461,041	49,986	(12,723)(a)	498,304		498,304
Direct personnel and related benefits	—	94,701	5,557 (a)	100,258		100,258
Commission expense	38,805	—	643 (a)	39,448		39,448
Operating expenses (exclusive of items shown separately)	13,276	33,684	(13)(b)	47,338		47,338
			391 (a)
Occupancy expense	—	13,745	2,942 (a)	16,687		16,687
Selling, general and administrative expense	49,253	10,073	(374)(a)	58,952		58,952
Insurance and claims	17,205	—	3,564 (a)	20,769		20,769
Depreciation and amortization	10,996	6,543		17,539		17,539

Total operating expenses	590,576	208,732	(13)	799,295	—	799,295

Income from operations	15,367	37,053	—	52,420	—	52,420
Interest income	136	64		200		200
Interest expense	(16)	(1,578)		(1,594)		(1,594)
Other non-operating income	5,969	—		5,969		5,969

Income before provision for income taxes	21,456	35,539	—	56,995	—	56,995
Provision for income taxes	8,712	2,574		11,286	11,037 (i)	22,323

Net income	$12,744	$32,965	$—	$45,709	$(11,037)	$34,672

Earnings per common share:
Basic	$0.80			$1.50	$(0.36)	$1.14
Diluted	$0.80			$1.50	$(0.36)	$1.14
Weighted average number of common shares outstanding:
Basic	15,917		14,527 (f)	30,444	30,444	30,444
Diluted	15,917		14,527 (f)	30,444	30,444	30,444

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

UNIVERSAL TRUCKLOAD SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands, except share data)

	Universal	LINC	Pro Forma Adjustments	Consolidated	Tax Adjustments	Pro Forma
Operating Revenues:
Truckload	$313,573	$61,339	$13,530 (a)	$388,442		$388,442
Brokerage	112,914	—	4,065 (a)	116,979		116,979
Value added	—	98,972		98,972		98,972
Specialized services	—	17,627	(17,595)(a)	—		—
			(32)(b)
Intermodal	76,743	—		76,743		76,743

Total operating revenues	503,230	177,938	(32)	681,136	—	681,136
Operating Expenses:
Purchased transportation and equipment rent	378,008	26,626	(7,329)(a)	397,305		397,305
Direct personnel and related benefits	—	72,625	3,195(a)	75,820		75,820
Commission expense	33,953	—	736 (a)	34,689		34,689
Operating expenses (exclusive of items shown separately)	10,316	26,364	(32)(b)	31,579		31,579
			(5,069)(a)
Occupancy expense	—	19,897	3,016 (a)	22,913		22,913
Selling, general and administrative expense	44,232	7,852	212 (a)	52,296		52,296
Insurance and claims	17,348	—	5,239 (a)	22,587		22,587
Depreciation and amortization	10,354	6,952		17,306		17,306

Total operating expenses	494,211	160,316	(32)	654,495	—	654,495

Income from operations	9,019	17,622	—	26,641	—	26,641
Interest income	90	116		206		206
Interest expense	(356)	(1,470)		(1,826)		(1,826)
Other non-operating income	(733)	—		(733)		(733)

Income before provision for income taxes	8,020	16,268	—	24,288	—	24,288
Provision for income taxes	3,120	1,339		4,459	4,918 (i)	9,377

Net income	$4,900	$14,929	$—	$19,829	$(4,918)	$14,911

Earnings per common share:
Basic	$0.31			$0.65	$(0.16)	$0.49
Diluted	$0.31			$0.65	$(0.16)	$0.49
Weighted average number of common shares outstanding:
Basic	15,982		14,527 (f)	30,509	30,509	30,509
Diluted	15,982		14,527 (f)	30,509	30,509	30,509

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2—Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

On July 25, 2012, Universal and LINC entered into a Merger Agreement whereby Universal will acquire all of the issued and outstanding common stock of LINC. Pursuant to the Merger Agreement, each share of LINC’s outstanding common stock shall be converted into the right to received 0.700 newly issued shares of Universal’s common stock. A total of 14,527,334 shares of common stock will be issued upon conversion. In connection with the transactions described herein, the current and former shareholders of LINC (or entities related to them) will receive cash in an aggregate amount of $94.5 million as payment of promissory notes and dividends payable outstanding under previously declared dividends.

The accompanying unaudited pro forma condensed financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31,

2012 gives effect to the acquisition, to the termination of LINC’s existence and S-corporation status and acquisition by a C-corporation, to the payoff of promissory notes and dividends payable outstanding to LINC’s former shareholders under previously declared dividends, and to the anticipated borrowings under the new credit facility as if it occurred as of that date. The unaudited pro forma condensed combined statements of income give effect to the acquisition and to the termination of LINC’s S-corporation status and acquisition by a C-corporation as if they occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of March 31, 2012 and the unaudited pro forma condensed combined statement of income for the thirteen weeks ended March 31, 2012 and April 2, 2011, and for the year ended December 31, 2011 give effect of the anticipated borrowings under the new credit facility and the impact on interest expense assuming the retirement of LINC’s outstanding debt and intra-period borrowings made by Universal within each period presented as if it occurred on January 1, 2011.

Universal is majority owned by the Moroun family and LINC is 100% owned by the Moroun family and the Annuity Trust. Under United States Generally Accepted Accounting Principles, the merger will be accounted for using the guidance for transactions between entities under common control as described in Accounting Standards Codification (“ASC”) Topic 805—“Business Combinations.” As such, the unaudited pro forma condensed combined financial information was prepared in accordance with ASC Topic 805-30 and Universal has recorded the recognized assets and liabilities of LINC at their carrying amounts at the date of transfer.

The unaudited pro forma condensed combined statements of income also include certain adjustments, including reclassification of items to conform to a consolidated presentation between Universal and LINC and elimination of intercompany transactions.

Note 2—Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited condensed pro forma combined balance sheet and income statements:

(a)	Reflects reclassifications to conform to a consolidated presentation.

(b)	Reflects elimination of intercompany transactions between Universal and LINC.

(c)	To record the repayment of LINC’s outstanding bank indebtedness and to pay off promissory notes and dividends payable that is outstanding to LINC’s current and former shareholders from the expected issuance of a new credit facility. In connection with the acquisition, Universal has entered into discussions with a group of leading banks that contemplates a new, $220 million senior secured loan facility. Based on Universal’s and LINC’s outstanding indebtedness and dividends payable at March 31, 2012, Universal would expect to borrow approximately $152.1 million under the proposed new credit facility and use the proceeds for the following: (i) to pay off LINC’s outstanding indebtedness to lenders totaling $59.7 million, (ii) to pay off $24.5 million of a dividend payable, (iii) to pay off a $25.0 million Dividend Distribution Promissory Note to an affiliate of Messrs. Moroun, (iv) to pay off an aggregate $45.0 million promissory notes to LINC’s current shareholders, and (v) to pay an estimated $1.3 million of debt issuance costs. The use of proceeds would be offset by the $5.0 million repayment of notes receivable from affiliates resulting in an increase in cash of $1.6 million.

(d)	To adjust for pro forma interest expense and exclude interest expense that was incurred on LINC’s outstanding debt and intra-period borrowings made by Universal within each period presented, including amortization of debt issuance costs reflected in our Consolidated Statements of Income.

(e)	To adjust pro forma interest expense and assume that our only debt balance outstanding, on a pro forma basis beginning January 1, 2011, is the $152.1 million borrowed pursuant to the new credit facility. For purposes of this calculation, only the required quarterly interest payments are assumed to have been made and for the thirteen week periods ended March 31, 2012 and April 2, 2011, and the year ended December 31, 2011, the expected effective interest rate was 2.8%. The interest rate is expected to be variable based on LIBOR. For comparison purposes, a 1/8% increase or decrease in the expected interest rate would yield a rate of 2.925% and 2.675%, respectively. Based on this increase or decrease in the rate, interest expense for the thirteen week periods ended March 31, 2012 and April 2, 2011 would be $1.11 million and $1.02 million, respectively, and for the year ended December 31, 2011 $4.45 million and $4.07 million, respectively.

(f)	To record the issuance of 14,527,334 shares of Universal’s common stock issued for the acquisition of LINC. Each share of LINC’s outstanding common stock will be converted into 0.700 newly issued shares of Universal’s common stock

(g)	To record the federal component of the deferred tax accounts as the result of LINC, which was a S-corporation for U.S. federal income tax purposes, being acquired by Universal, a C-corporation. The state and foreign deferred tax components had previously been recorded in LINC’s historical financial statements. The cumulative deferred tax accounts have been recognized at a combined effective tax rate of 39.0%.

(h)	To record the distribution of LINC’s taxable income to its shareholders after the termination of its S-corporation status and reclassify the additional accumulated deficit to additional paid in capital (distributions in excess of capital).

(i)	To record the pro forma provision for income taxes as if LINC had been a C-corporation and tax effect the additional interest expense in connection with the pro forma borrowings under the new credit facility, where applicable, The adjustment to income taxes is to arrive at a blended statutory federal, state, and local income tax rate of 39.0%, 39.2%, 39.9%, 39.2%, and 38.6% for the thirteen week periods ended March 31, 2012 and April 2, 2011, and the years ended December 31, 2011, 2010 and 2009.

(j)	To reclassify LINC’s accumulated deficit balance after the termination of its S-corporation status.

(k)	To record (i) the write off of unamortized debt issuance costs of $696 thousand and (ii) $150 thousand in prepayment penalties related to LINC’s existing outstanding indebtedness.

(l)	Subsequent to March 31, 2012, $2.5 million of LINC’s dividend payable was paid in cash.

Note 3—Estimated Transaction Costs

Universal and LINC expect to incur costs associated with combining the operations of these businesses, as well as transaction fees and other costs related to the merger totaling approximately $5.5 million. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. The unaudited pro forma condensed combined statements of income do not reflect any of these related transaction costs.

AMENDMENT TO THE UNIVERSAL AMENDED AND RESTATED ARTICLES OF INCORPORATION

The amendment to the Universal Amended and Restated Articles of Incorporation will increase the number of shares of common stock of Universal that are authorized to be issued from 40,000,000 to 100,000,000 shares. A copy of the proposed Certificate of Amendment to our Amended and Restated Articles of Incorporation is attached to this Information Statement as Annex C.

Effects of the Amendment

Universal currently has 40,000,000 shares of common stock authorized for issuance, of which 15,490,954 shares were issued and outstanding as of July 25, 2012. After amending the Amended and Restated Articles of Incorporation, Universal will have 100,000,000 shares of common stock authorized for issuance.

The increase in the number of authorized shares of common stock of Universal does not affect the number of shares of common stock presently outstanding, nor does it affect the number of shares that current shareholders own. However, Universal’s issuance of additional shares of common stock in connection with the merger will dilute the percentage ownership of existing shareholders (see “Impact of Stock Issuance on Existing Shareholders” on page 66 of this Information Statement), and any issuance of additional shares of common stock subsequent to the consummation of the transactions contemplated by the Merger Agreement may further dilute the percentage ownership of existing shareholders. Universal does not intend to solicit authorization from its shareholders for the future issuance of the newly authorized shares of common stock unless it is required to obtain such authorization by law or by the rules of any securities exchange on which its shares are listed.

The written consent executed by the Moroun family on July 26, 2012 authorized this amendment and, because the Moroun family owns approximately 65% of the issued and outstanding shares of common stock of Universal, no further action by any other of the shareholders of Universal is required to approve the amendment. The amendment to the Universal Amended and Restated Articles of Incorporation is not conditioned upon the closing of the merger and Universal may choose to amend its Amended and Restated Articles of Incorporation even if the merger is not consummated.

WHERE YOU CAN FIND MORE INFORMATION

Universal files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F. Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this Information Statement, without charge, by written or telephonic request directed to us at Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089, (586) 920-0100.

INCORPORATION BY REFERENCE

The SEC allows Universal to “incorporate by reference” into this Information Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement:

•	Universal’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Universal’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	Universal’s Current Report on Form 8-K filed on June 11, 2012; and

•	Universal’s Current Report on Form 8-K filed on July 26, 2012 (except for Item 7.01 and Exhibits 99.2 and 99.3 thereto).

We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph included or incorporated by reference in any Annual Report on Form 10-K or proxy statement, or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K, or any exhibits filed pursuant to Item 9.01 of Form 8-K that are not deemed “filed” with the SEC.

To receive a free copy of any of the documents incorporated by reference in this Information Statement, call or write Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089, Attn: Secretary, telephone: (586) 920-0100.

INDEX TO FINANCIAL STATEMENTS

LINC Logistics Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

LINC Logistics Company

We have audited the accompanying consolidated balance sheets of LINC Logistics Company (a Michigan corporation) as of December 31, 2010 and 2011, and the related consolidated statements of income, other comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LINC Logistics Company as of December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 16, 2012 (except Note 14 which is dated April 23, 2012, except for the stock-split in Note 14 which is dated May 8, 2012)

LINC Logistics Company

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	March 31,
	2012	December 31,	December 31,
	(unaudited)	2011	2010
ASSETS

Current assets:
Cash	$4,119	$4,633	$3,512
Accounts receivable, net	45,154	38,593	36,653
Accounts receivable - Affiliates	144	196	222
Prepaid expenses and other current assets	7,025	6,700	6,093
Deferred income taxes, net	174	140	97

Total current assets	56,616	50,262	46,577

Property and equipment, net	24,052	24,215	22,073

Deferred and other assets
Deferred income taxes	—	12	—
Notes receivable - Affiliates	5,000	—	—
Other assets	171	174	148

Total assets	$85,839	$74,663	$68,798

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current portion of long-term debt	$15,757	$16,385	$6,929
Accounts payable	12,195	9,433	6,437
Accounts payable - Affiliates	3,659	3,676	4,637
Accrued liabilities	16,993	15,625	13,477

Total current liabilities	48,604	45,119	31,480

Long-term debt	68,983	66,676	56,525

Deferred compensation and other	3,526	3,133	2,277

Dividend payable	27,000	27,000	58,000

Deferred income taxes, net	15	—	350

Total liabilities	148,128	141,928	148,632

Stockholders’ Equity (Deficit)

Common stock, no par value; 50,000,000 shares authorized; 20,753,334 shares issued and outstanding	—	—	—
Additional paid in capital	—	—	—
Accumulated deficit	(62,120)	(66,819)	(79,662)
Accumulated other comprehensive income (loss)	(169)	(446)	(172)

Total stockholders’ equity (deficit)	(62,289)	(67,265)	(79,834)

Total liabilities and stockholders’ equity (deficit)	$85,839	$74,663	$68,798

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Income

(amounts in thousands, except earnings per share amounts)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31
	(unaudited)	(unaudited)	2011	2010	2009

Revenue	$80,044	$69,566	$290,929	$245,785	$177,938

Operating expenses:
Personnel and related benefits	34,641	26,750	116,164	94,701	72,625
Purchased transportation and equipment rent	12,557	13,213	53,200	49,986	26,626
Occupancy expense	4,494	3,453	16,145	13,745	19,897
Operating expenses (exclusive of items shown separately)	12,282	11,287	47,152	33,684	26,364
Depreciation and amortization	1,485	1,415	6,094	6,543	6,952
Selling, general and administrative expense	2,568	2,704	10,532	10,073	7,852

Total operating expenses	68,027	58,822	249,287	208,732	160,316

Operating income	12,017	10,744	41,642	37,053	17,622

Other income (expense):
Interest expense	(820)	(388)	(2,218)	(1,578)	(1,470)
Interest income	12	—	3	64	116

Total other income (expense)	(808)	(388)	(2,215)	(1,514)	(1,354)

Income before provision for income taxes	11,209	10,356	39,427	35,539	16,268

Provision for income taxes	368	839	3,794	2,574	1,339

Net income	$10,841	$9,517	$35,633	$32,965	$14,929

Earnings per share
Basic and diluted:
Earnings per share	$0.52	$0.46	$1.72	$1.59	$0.72

Weighted average shares outstanding	20,753,334	20,753,334	20,753,334	20,753,334	20,753,334

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Other Comprehensive Income (Loss)

(amounts in thousands)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31
	(unaudited)	(unaudited)	2011	2010	2009

Net Income	$10,841	$9,517	$35,633	$32,965	$14,929

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustments	277	105	(274)	57	127

Comprehensive income	$11,118	$9,622	$35,359	$33,022	$15,056

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Cash Flows

(amounts in thousands)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009

Cash flows from operating activities:
Net income	$10,841	$9,517	$35,633	$32,965	$14,929
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,485	1,415	6,094	6,543	6,952
Loss/(gain) on disposal of property and equipment	34	(11)	38	(120)	(56)
Deferred income taxes	4	2	(423)	76	131
Changes in working capital:
Accounts receivable	(6,272)	(4,817)	(2,334)	(5,200)	(2,729)
Accounts receivable with affiliates	52	109	26	2,330	2,280
Prepaid expenses and other current assets	(270)	(723)	250	(1,049)	1,004
Other assets	3	(17)	(27)	31	17
Accounts payable and accrued liabilities	3,951	4,433	5,381	(2,438)	(1,358)
Accounts payable to affiliates	(18)	(700)	(960)	896	(3,405)
Other liabilities	392	433	859	353	(873)

Net cash provided by operating activities	10,202	9,641	44,537	34,387	16,892

Cash flows from investing activities:
Capital expenditures	(1,377)	(980)	(8,559)	(2,661)	(1,655)
Proceeds from disposal of property and equipment	61	16	213	195	598
Notes receivable - affiliates	(5,000)	—	—	4,500	500

Net cash (used for) provided by investing activities	(6,316)	(964)	(8,346)	2,034	(557)

Cash flows from financing activities:
Proceeds from borrowing - revolving debt	12,813	3,970	34,165	16,815	38,759
Payments of debt - revolving debt	(9,813)	(5,470)	(44,664)	(9,880)	(60,749)
Proceeds from borrowing - term debt	—	—	41,082	—	9,000
Payments of debt - term debt	(1,321)	(2,123)	(10,976)	(9,721)	(6,630)
Payment of dividend payable	—	—	(31,000)	(10,000)	—
Dividends paid	(6,000)	(2,500)	(22,500)	(21,200)	—
Shareholder distribution for state tax withholding	(143)	(22)	(290)	(116)	(71)
Capitalized financing costs	—	—	(929)	—	—

Net cash used for financing activities	(4,464)	(6,145)	(35,112)	(34,102)	(19,691)

Effect of exchange rate changes on cash and cash equivalents	64	(3)	42	(10)	42

Cash and cash equivalents:
Net increase (decrease)	(514)	2,529	1,121	2,309	(3,314)
Beginning of period	4,633	3,512	3,512	1,203	4,517

End of period	$4,119	$6,041	$4,633	$3,512	$1,203

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Cash Flows (continued)

(amounts in thousands)

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009

Supplemental disclosure of cash flow information:
Cash paid for interest	$553	$268	$1,646	$1,726	$1,036

Cash paid for income taxes	$699	$2,165	$3,603	$999	$377

Supplemental non-cash investing and financing activity:
Conversion of line of credit to term loans:
Replacement of outstanding line of credit					$(9,000)
Issuance of 36-month amortizing promissory notes					9,000

change in principal, net, due to conversion to term loan					$—

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

Consolidated Statements of Stockholders’ Equity (Deficit)

(amounts in thousands)

	Common Stock	Accumulated Deficit	Total

Balance - December 31, 2009	$—	$(91,540)	$(91,540)

Shareholder distribution for state tax witholding		(116)	(116)
Cash dividends paid		(21,200)	(21,200)
Comprehensive income		33,022	33,022

Balance - December 31, 2010	$—	$(79,834)	$(79,834)

Shareholder distribution for state tax witholding		(290)	(290)
Cash dividends paid		(22,500)	(22,500)
Comprehensive income		35,359	35,359

Balance - December 31, 2011	$—	$(67,265)	$(67,265)

Shareholder distribution for state tax witholding (unaudited)		(142)	(142)
Cash dividends paid (unaudited)		(6,000)	(6,000)
Comprehensive income (unaudited)		11,118	11,118

Balance - March 31, 2012 (unaudited)	$—	$(62,289)	$(62,289)

The accompanying notes are an integral part of these financial statements.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 1 – Description of Business and Basis of Presentation

LINC Logistics Company (“LINC” or “the Company”), through its subsidiaries, provides value-added logistics services, dedicated truckload services, and expedited transportation and airfreight forwarding services, primarily to the automotive industry and other industries with similar supply chain requirements. The Company conducts logistics and transportation operations in North America and Germany, and airfreight forwarding operations worldwide. At December 31, 2011, we conducted our operations through several operating and support subsidiaries: Logistics Insight Corporation, Pro Logistics, Inc., LINC Ontario, Ltd., Mohican Transport (a division of LINC Ontario, Ltd.), CTX, Inc., Central Global Express, Inc., On Demand Transport, Inc., OTR Logistics, Inc., Logistics Insight Corporation S. de R.L. de C.V., Stafflinc de Mexico, S. de R.L. de C.V., Diversified Contract Services, Inc., Flint Special Services, Inc., Logistics Services, Inc., Oakland Logistics Service, Inc., Smyrna Transfer, Inc., St. James Leasing, Inc., LGSI Equipment, Inc. of Wyoming, and LGSI Equipment of Indiana, LLC.

Note 2 – Summary of Significant Accounting Policies

a. Principles of Consolidation. The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany balances and activity have been eliminated. Account balances between LINC and affiliates under common control are shown separately. We use a 52-week fiscal year, adjusted to end on December 31, with each fiscal quarter consisting of 13 weeks. Certain reclassifications have been made to the 2009 and 2010 consolidated financial statements in order for them to conform to the 2011 presentation.

b. Unaudited Interim Financial Information. The accompanying balance sheet as of March 31, 2012, statements of income, statements of comprehensive income and cash flows for the thirteen weeks ended March 31, 2012 and April 2, 2011, statements of stockholders’ equity (deficit) for the thirteen weeks ended March 31, 2012 and April 2, 2011 and related interim information contained in the notes to the financial statements are unaudited. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2012 and its results of operations and its cash flows for the thirteen weeks ended March 31, 2012 and April 2, 2011. The results for the thirteen weeks ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

c. Use of Estimates. The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make a number of estimates and assumptions that impact amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. Although estimates and assumptions are based on historical experience and management’s best knowledge of current events and actions that may impact our business in the future, actual results could differ from those estimates and assumptions.

Our significant accounting estimates are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Such material estimates and assumptions include valuation allowances for receivables and deferred income tax assets, liabilities related to insurance claims and loss reserves in excess of insurance.

d. Revenue Recognition. We recognize revenue at the time (1) persuasive evidence of an arrangement with our customer exists, (2) services have been rendered, (3) sales price is fixed and determinable, and (4) collectability is reasonably assured. For service arrangements in general, we recognize revenue after the related services have been rendered. For transportation services, we recognize revenue at the time of delivery to the receiver’s location. Our customer contracts could involve multiple revenue-generating activities performed for the same customer. When several contracts are entered into with the same customer in a short period of time, we evaluate whether these contracts should be considered as a single, multiple element contract for revenue recognition purposes. Criteria we consider that may result in the aggregation of contracts include whether such contracts are actually entered into within a short period of time, whether services in multiple contracts are interrelated, or if the negotiation and terms of one contract show or include consideration for another contract or contracts. Our current contracts have not been required to be aggregated, as they are negotiated independently on a standalone basis. Our customers typically choose their vendor and award business at the conclusion of a competitive bidding process for each service. As a result, although we evaluate customer purchase orders and agreements for multiple elements and aggregation of individual contracts into a multiple element arrangement, our current contracts do not meet the criteria required for multiple element contract accounting.

We report revenue on a gross basis, as we are the primary obligor and are responsible for providing the service requested by the customer. We have discretion in setting sales prices and, as a result, our earnings may vary. In addition, we have discretion to choose and negotiate terms with our multiple suppliers for the services ordered by our customers. This includes truck owner-operators with whom we contract to deliver our transportation services.

e. Accounts Receivable. Trade accounts receivable are stated at the net invoiced amount, net of an allowance for doubtful accounts. They include unbilled amounts for services rendered in the respective period on open contracts but not yet billed to the customer until a future date, which typically occurs within one month. In order to reflect customer receivables at their estimated net realizable value, we record

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

charges against revenue based upon current information. These charges generally arise from rate changes, errors, and revenue adjustments that may arise from contract disputes or differences in calculation methods employed by the customer as compared to LINC. LINC’s allowance for doubtful accounts is $0.4 million (unaudited), $0.3 million and $0.7 million at March 31, 2012, December 31, 2011 and 2010, respectively. The allowance for doubtful accounts represents our best estimate at the reporting date of the amount of probable credit losses, based on an assessment of invoices that remain unpaid following normal customer payment periods, historical collection experience with individual customers, existing economic conditions, and any specific customer collection issues we have identified. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Accounts receivable from affiliates are shown separately and include trade receivables from the sale of services to affiliates.

f. Concentrations of Credit Risk. Cash, notes receivable, and accounts receivable are financial instruments which potentially subject the Company to concentrations of credit risk. The Company’s revenues are substantially derived from the North American automotive industry, which has encountered dramatic operational and financial upheaval, resulting in bankruptcy filings by several large customers in 2009. We perform ongoing credit evaluations of our customers, and our history of incurring credit losses from customers has not been material. Consistent with industry practice, we generally do not require collateral from customers to reduce the risk of credit losses.

g. Cash. Cash consists of cash and demand deposits.

h. Bank Overdrafts. The Company classifies bank overdrafts in current liabilities as accounts payable and does not offset other positive bank account balances located at the same financial institution. Bank overdrafts generally represent checks written that have not yet cleared the Company’s bank accounts. The majority of LINC’s bank accounts are zero balance accounts that are funded when items clear against the account. Therefore, outstanding checks represent bank overdrafts. Because the recipients of these checks have not yet received payment, the Company continues to classify bank overdrafts as accounts payable. In the Company’s Consolidated Statements of Cash Flows, bank overdrafts are reflected as a reconciling adjustment in the accounts payable and accrued liabilities line item. Bank overdrafts at March 31, 2012, December 31, 2011 and 2010, respectively, were approximately $2.8 million (unaudited), $1.2 million and $1.8 million.

i. Foreign Currency Translation. The financial statements of LINC’s subsidiaries operating in Canada, Mexico and Germany are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Items appearing in the Consolidated Statements of Income are translated using average exchange rates during each period. Assets and liabilities of international operations are translated at period-end exchange rates. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

j. Fair Value of Financial Instruments. The carrying amounts of cash and accounts receivables approximate fair value because such amounts are readily redeemable or short-term in nature. Accounts

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

payable and accrued liabilities approximate fair value because of the short maturity of those instruments. Our senior debt consists primarily of variable rate borrowings. The carrying value of these borrowings approximates fair value because the applicable interest rates are adjusted frequently based on short-term market rates.

k. Property and Equipment. Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Description	Life in Years
Transportation equipment	5 - 12
Other operating assets	3 - 15
Information technology equipment	2 - 5
Buildings and related assets	10 - 25

Tire repairs, replacement tires, replacement batteries, consumable tools used in our value-added services, and routine repairs and maintenance on vehicles are expensed as incurred. Parts and fuel inventories are included in prepaid expenses and other current assets. The Company capitalizes certain costs associated with vehicle repairs and maintenance that materially extend the life or increase the value of the vehicle or pool of vehicles.

l. Long Lived Assets. The Company evaluates the carrying value of long-lived assets for impairment by analyzing the operating performance and anticipated future cash flows for those assets whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. We group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, and evaluate the asset group against the sum of the undiscounted future cash flows. Impairment can be impacted by the projection of future cash flows, the level of actual cash flows and salvage values, and the methods of estimation used for determining fair values. Any changes in management’s judgments could result in greater or lesser annual depreciation expense or impairment charges in the future.

m. Self-insured Loss Reserves. Accruals for potential losses primarily relate to auto liability, general liability, and cargo and equipment damage claims that may be in excess of insurance policy limits. A liability is recognized for the estimated cost of all self-insured claims, including an estimate of incurred but not reported claims, based on historical experience and for claims expected to exceed the Company’s insurance policy limits. We may also record accruals for personal injury and property damage to third parties, and workers’ compensation claims, if a claim exceeds the Company’s insurance coverage.

n. Deferred Compensation. Deferred compensation relates to the Company’s bonus plans. Annual bonuses may be awarded to certain operating, sales and management personnel based on overall Company performance and achievement of specific employee or departmental objectives. Such bonuses are typically paid in equal annual installments over a five-year period. All bonus amounts earned by and due to employees in the current year are included in accrued liabilities. Those that are payable in subsequent

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

years are included in deferred compensation and other. On August 19, 2010, our board of directors approved a short-term incentive compensation program for certain executive officers based on achievement of specific annual financial performance milestones. Future awards are paid in equal installments over five years. Our board may also grant discretionary bonuses from time to time to these executive officers.

o. Stock Based Compensation. On August 19, 2010, our board of directors adopted a Long-Term Incentive Plan, or the Plan, which will be administered by the Compensation and Stock Option Committee of our board. Grants may be made in the form of restricted stock bonuses, restricted stock purchase rights, stock options, phantom stock units, restricted stock units, performance share bonuses, performance share units or stock appreciation rights. No grants have been made under the Plan as of March 31, 2012 and December 31, 2011.

p. Comprehensive Income. Currency translation adjustments associated with foreign operations that use the local currency as their functional currency are recorded in accumulated other comprehensive income (loss).

q. Closing Costs. Our customers may discontinue or alter their business activity in a location earlier than anticipated, prompting us to exit a customer-dedicated facility. We recognize exit costs associated with operations that close or are identified for closure as an accrued liability in the Consolidated Balance Sheets. Such charges include lease termination costs, employee termination charges, asset impairment charges, and other exit-related costs associated with a plan approved by management. If we close an operating facility before its lease expires, costs to terminate a lease are recognized when an early termination provision is exercised, or we record a liability for non-cancellable lease obligations based on the fair value of remaining lease payments, reduced by any existing or prospective sublease rentals. Employee termination costs are recognized in the period that the closure is communicated to affected employees. The recognition of exit and disposal charges requires us to make certain assumptions and estimates as to the amount and timing of such charges. Subsequently, adjustments are made for changes in estimates in the period in which the change becomes known.

r. Segment Information. We report certain financial and descriptive information about the different types of activities in which we engage and geographical areas in which we operate to allow better analysis of past performance and better assessment of risks, returns and prospects for future net cash flows. Based on the manner in which the components of our Company are evaluated by the chief operating decision maker, management has concluded that LINC operates in one reporting segment in the third party logistics industry. As such, we provide enterprise-wide disclosures about products, services, geographical areas and major customers.

s. Income Taxes. On December 31, 2006, our former parent, CenTra, distributed all of our shares to our owners in a tax-free distribution. Effective January 1, 2007, we elected “Subchapter S” status for federal income tax purposes under Section 1361 of the United States Internal Revenue Code of 1986. As a result, LINC has no U.S. federal income tax liability, but has state and local liabilities in certain jurisdictions attributable to earnings as an S Corporation.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

t. Transactions with CenTra. Prior to December 31, 2006, we operated as a semi-autonomous group of businesses within CenTra, which provided us with corporate, administrative and operational support services, and which also leased transportation equipment to us. In connection with our spin-off from CenTra on December 31, 2006, our financial statements are prepared in accordance with general principles applicable to entities under common control. Net assets and related operating expenses directly utilized in our operations are recorded at their actual or estimated standalone cost. Depreciation expense is based on original purchase dates, useful lives and salvage values, as derived from the historical records of our former parent. Following our spin-off, CenTra continues to provide selected support services to us. Pursuant to a transition services agreement, CenTra may charge a reasonable amount for the services, not to exceed the cost which would be charged by third party providers dealing on an arm’s-length basis. CenTra cannot be compelled to provide services at less than its cost of performance.

u. Earnings Per Share. Basic net income per share available to common stockholders is computed by dividing the net income available to common stockholders for the year by the weighted average number of common and potential dilutive shares outstanding during the year, to the extent such shares are dilutive. Potential dilutive shares are composed of incremental common shares issuable upon the exercise of stock options, warrants and unvested restricted shares using the treasury stock method and convertible preferred stock under the if-converted method, where such conversions are dilutive.

v. New Accounting Standards.

In October 2009, FASB issued an Accounting Standards Update (“ASU”), “Revenue Recognition: Multiple-Deliverable Revenue Arrangements — a consensus of the Emerging Issues Task Force.” The update provides guidance for arrangements under which a vendor will perform multiple revenue-generating activities. Specifically, the guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This guidance was effective for the Company on January 1, 2011, but did not have a material effect on our Consolidated Financial Statements.

In July 2010, FASB issued an ASU that requires enhanced future disclosures about the credit quality of a creditor’s financing receivables, including trade accounts receivable, and the adequacy of allowances for doubtful accounts. The amended guidance is applicable to LINC as of January 1, 2011, and did not have a significant effect on our Consolidated Financial Statements.

In June 2011, FASB issued an ASU, “Presentation of Comprehensive Income.” The update provides guidance for a more consistent method of presenting non-owner transactions that affect an entity’s equity. The ASU is to be applied retrospectively upon adoption and is effective for interim and annual periods beginning after December 15, 2011 for public companies and December 15, 2012 for non-public companies. The guidance is expected to change the presentation of our Consolidated Financial Statements as it relates to comprehensive income.

In September 2011, FASB issued an ASU, “Disclosures about an Employer’s Participation in a Multiemployer Plan.” The update requires additional disclosures to help users of financial statements

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

assess the potential future cash flow implications relating to participation in multi-employer pension plans. For the Company, the new disclosure requirements are effective for annual periods for fiscal years ending after December 15, 2011. Early adoption is permitted. An insignificant number of our international employees are entitled to Company-funded contributions to such a plan. The ASU has not had a material effect on our disclosures.

Note 3 – Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss), net of tax, are as follows:

	March 31, 2012	December 31,
	(unaudited)	2011	2010

Cumulative unrealized currency translation adjustments	$(169)	$(446)	$(172)

Accumulated other comprehensive income (loss)	$(169)	$(446)	$(172)

Note 4 – Accounts Receivable

Accounts receivable amounts appearing in the financial statements include both billed and unbilled receivables. We bill customers in accordance with contract terms, which may result in a brief timing difference between when revenue is recognized and when invoices are rendered. Unbilled receivables, which usually are billed within one month, totaled $5.6 million (unaudited), $5.3 million and $5.8 million at March 31, 2012, December 31, 2011 and 2010, respectively. Following is a summary of total accounts receivable:

	March 31, 2012	December 31,
	(unaudited)	2011	2010

Trade, net	$44,657	$38,085	$36,005
Other	497	508	648
Affiliates	144	196	222

Total accounts receivable, net	$45,298	$38,789	$36,875

A significant portion of our revenues are derived from our major customers in the domestic automotive industry. At thirteen weeks ended March 31, 2012 and April 2, 2011, and the years ended December 31, 2011, 2010 and 2009, sales to our top three customers totaled 64.9% (unaudited), 66.2% (unaudited), 63.7%, 65.0% and 71.8% respectively. As of such dates, these customers accounted for approximately 66.8% (unaudited), 66.9% (unaudited), 65.7%, 63.8% and 69.0%, exclusive of unbilled receivables.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 5 – Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	March 31, 2012	December 31,
	(unaudited)	2011	2010

Transportation equipment	$74,888	$75,191	$73,717
Other operating assets	17,665	16,748	14,492
Information technology equipment	5,789	7,667	6,709
Buildings and related assets	1,638	1,638	1,586

Total property and equipment	99,980	101,244	96,504

Less: Accumulated depreciation	(75,928)	(77,029)	(74,431)

Property and equipment, net	$24,052	$24,215	$22,073

Note 6 – Accrued Liabilities

Accrued liabilities are comprised of the following:

	March 31, 2012	December 31,
	(unaudited)	2011	2010

Insurance, interest and other	$4,942	$5,450	$4,567
Other personnel related expenses	3,332	2,577	2,411
Purchased transportation	3,084	2,436	2,904
Taxes	4,346	4,212	3,922
Deferred compensation - current portion	1,166	1,057	930
Closing costs	123	(107)	(1,257)

Total	$16,993	$15,625	$13,477

Closing Costs

To align our operations with market conditions and customer requirements, we respond to our largest customers’ restructuring and realignment plans as they evolve. In the fourth quarter of 2008, we announced plans to close our value-added services operations in Janesville, Wisconsin; Moraine, Ohio; and Newark, Delaware. These actions followed decisions by two of our three largest customers to discontinue automotive assembly operations located near these customer-dedicated facilities. Our plan was fully implemented by December 31, 2008, resulting in a $2.2 million charge to Occupancy Expense for lease termination costs and a $0.6 million charge to Personnel and Related Benefits for severance and benefit-related costs. Severance and benefit-related costs relate to additional health care benefits paid to approximately 162 union employees at Janesville, Wisconsin.

Lease termination costs reflect the exercise, where applicable, of early termination rights or obligations in a real estate lease contract or a liability for non-cancellable lease obligations, based on aggregate remaining lease payments to the landlord, offset by the fair value of prospective sublease income following the cease-use date. During 2009, we updated assumptions in connection with the fair value of remaining lease payments of facilities closed in 2008, which resulted in an additional charge to Occupancy Expense and a $0.6 million increase to accrued liabilities.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

In early 2009, we decided to close our operation in Roanoke, Indiana, incurring additional occupancy expense and non-cash asset impairment charges totaling $0.8 million, of which approximately $0.2 million was paid in cash in 2009. In early 2010, we were awarded new business and, therefore, decided to reopen this facility. As a result, we reversed occupancy expense totaling $0.4 million.

In the fourth quarter of 2009, we announced plans to close our operation in Pontiac, Michigan, following the cancellation of a contract with a nearby GM assembly plant that ceased operations. We recognized closing-related costs for two leased facilities totaling $1.2 million, which is net of agreed payments from GM over a two-year period to settle the early termination of our contract.

In the fourth quarter of 2011, we announced plans to close five small freight consolidation centers in Europe. This action followed the decision by a customer to change its European supply chain management model. Our operations in Europe were first established earlier in 2011 to support this customer, an automotive industry supplier, and we incurred various start-up costs and contractual commitments. Lacking replacement business, our five consolidation centers discontinued service and the facilities were closed prior to December 31, 2011, resulting in a $0.3 million net charge to Occupancy Expense for lease termination costs, a $0.2 million charge to Personnel and Related Benefits, and a $0.4 million net charge to Operating Expenses (exclusive of items shown separately) for related early-termination charges. Severance and benefit-related costs relate to negotiated or statutory benefits paid to five employees of our German subsidiary. Where applicable, charges are net of negotiated settlements of lease obligations for real estate, and with subcontractors, vendors and lessors.

	Lease termination and facility exit costs	Severance and benefit costs	Fixed asset impairment / disposals	Other	Total

Balance - December 31, 2009	$1,088	$—	$—	$649	$1,737

Adjustments to previous charges	(666)	—	—	(181)	(847)
Cash transactions, net	(1,900)	—	—	(247)	(2,147)
Non-cash charges	—	—	—	—	—

Balance - December 31, 2010	$(1,478)	$—	$—	$221	$(1,257)

Charges incurred in 2011	306	245	199	158	908
Adjustments to previous charges	(605)	—	199	(88)	(494)
Cash transactions, net	1,360	—	—	(226)	1,134
Non-cash charges	—	—	(398)	—	(398)

Balance - December 31, 2011	$(417)	$245	$—	$65	$(107)

Charges incurred in 2012	—	—	—	—	—
Adjustments to previous charges (unaudited)	(66)		—	—	(66)
Cash transactions, net (unaudited)	629	(260)		(73)	296
Non-cash charges (unaudited)	—		—		—

Balance - March 31, 2012 (unaudited)	$146	$(15)	$—	$(8)	$123

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

The balance as of the end of each period shown in the above table also reflects timing differences which occur between expenses and off-setting sub-lease and/or contract settlement payments.

Change in Vacation Policy

The reserve for other personnel related expenses includes among other items an accrued liability in connection with employee vacation benefits. In December 2009, we announced a change in our vacation policies that impacts salaried employees of several subsidiaries. Prior to December 31, 2009, vacation days earned during the previous year by the affected employees were available to the employee for use on the anniversary of his or her individual date of hire. Effective in 2010, vacation days for all such employees begin accruing from the start of the calendar year and will expire if unused by the end of the calendar year. As a result of the policy change, we reduced accrued liabilities as of December 31, 2009 by $1.1 million. Employees who otherwise accumulated vacation benefit as of December 31, 2009 would have lost such benefit pursuant to the new policy to the extent their employment ceased before the next anniversary of their date of hire. Corresponding reductions of $0.8 million and $0.3 million are reflected in Personnel and Related Benefits and in Selling, General and Administrative Expense, respectively, in the Consolidated Statement of Income for the year ended December 31, 2009.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 7 – Operating Leases

Except where we deliver services within facilities provided by our customers, we lease all warehouse and freight distribution centers used in our operations, often in connection with a specific customer program. Where facilities are substantially dedicated to a single customer and our lease is with an independent property owner, we attempt to align lease terms with the expected duration of the underlying customer program. Facilities rented from affiliates are occupied pursuant to month-to-month lease agreements, except as described in Note 11, “Transactions with Affiliates.”

In most cases, we expect our facility leases will be renewed or replaced by other leases in the ordinary course of business. Where possible, we contractually secure the recovery of certain occupancy costs, including rent, during the term of a customer program. Future minimum rental payments pursuant to leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2011 are as follows:

Years Ending December 31	Leases with Affiliates	Third Party Leases	Total

2012	$5,369	$6,354	$11,723
2013	4,429	2,085	6,514
2014	2,526	—	2,526
2015	1,713	—	1,713
2016 and beyond	2,970	—	2,970

Total	$17,007	$8,439	$25,446

Rental expense for facilities, vehicles and other equipment leased from third parties approximated $2.1 (unaudited), $1.7 million (unaudited), $7.4 million, $7.1 million, and $7.8 million for the thirteen weeks ended March 31, 2012 and April 2, 2011 and the years ended December 31, 2011, 2010, and 2009, respectively.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 8 – Debt

Debt is comprised of the following:

	Interest Rates at	March 31, 2012	December 31,
	March 31, 2012	(unaudited)	2011	2010
Outstanding Debt:
Syndicated credit facility
$40 million revolving credit facility	LIBOR+1.75%	$17,000	$14,000	$—
$25 million equipment financing facility	LIBOR+1.75%	10,390	11,082	—
$30 million term loan	LIBOR+3.00%	—	30,000	—
	LIBOR+6.00%	30,000
Comerica secured revolving credit facility	LIBOR+2.75%	—	—	24,500
Fifth Third Bank -
$6 million revolving credit facility	LIBOR+3.5%	—	—	—
$9 million term loan	LIBOR+4.5%	—	—	4,500
Equipment financing facility	LIBOR+1.35%	2,350	2,979	9,344
GE Capital equipment financing facility	LIBOR+2.17%	—	—	110
Dividend Distribution Promissory Note	1.64%	25,000	25,000	25,000

		84,740	83,061	63,454
Less current portion		15,757	16,385	6,929

Total long-term debt		$68,983	$66,676	$56,525

April 2011 Debt Refinancing

On April 21, 2011, we executed a Revolving Credit and Term Loan Agreement with a syndicate of banks to refinance a substantial portion of outstanding secured debt and a portion of our outstanding dividend payable to CenTra, our former parent. The syndicated senior secured loan package includes a $40 million revolving credit facility, a $25 million equipment credit facility, and a $30 million senior secured term loan. The loan agreement incorporates an “accordion feature” that permits a future increase in the credit facility of up to $25.0 million. Comerica Bank acted as lead arranger for the agreement and is the administrative agent.

Pursuant to the new credit facilities, we immediately borrowed an aggregate $61.0 million, including a $19.9 million revolver advance, an $11.1 million advance pursuant to the equipment credit facility, and the entire $30 million senior secured term loan. We paid $31.0 million of the $58.0 million dividend payable due to CenTra at April 21, 2011, plus accrued interest. Funds were also used to repay outstanding advances totaling $23.0 million and to terminate our existing Comerica Bank Secured Revolving Credit Facility and our prior subordination agreement. Proceeds from the refinancing were also used to repay $3.8 million outstanding pursuant to our Fifth Third Bank Term Loan, which was then terminated. Our Fifth Third Bank Revolving Credit Facility, which had no outstanding borrowings at April 21, 2011, was also terminated. We also repaid $2.3 million of the $8.1 million principal outstanding on our Fifth Third Bank Equipment Financing Facility at April 21, 2011, plus accrued interest.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

$40 million Revolving Credit Facility

The revolving credit facility is available to refinance existing indebtedness and to finance working capital through April 21, 2014, unless the facility is subsequently extended in one-year increments in accordance with provisions of the Revolving Credit and Term Loan Agreement. Two interest rate options are applicable to advances borrowed pursuant to the facility: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin, which varies from 1.25% to 2.25% based on our ratio of total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). At closing, the applicable margin for Eurodollar-based advances is 1.75% and our $19.9 million revolver advance bears an all-in rate of 1.96% based on 30-day LIBOR. As an alternative, base rate advances bear interest at a base rate, as defined, plus an applicable margin, which also varies based on our ratio of total debt to EBITDA in a range from 0.25% to 1.25%. The base rate is the greater of the prime rate announced by Comerica Bank, the federal funds effective rate plus 1.0%, or the daily adjusting LIBOR rate plus 1.0%. The applicable margin that would have been applicable to any base rate advances at closing is 0.75%. At March 31, 2012, interest accrued at 1.99% (unaudited) based on 30-day LIBOR for $12.0 million of the facility and at 2.22% (unaudited) for $5.0 million of the facility based on 90-day LIBOR.

To support daily borrowing and other operating requirements, the revolving credit facility contains a $6 million Swing Line sub-facility, which is provided by Comerica Bank, and a $2.0 million letter of credit sub-facility. Swing Line advances incur interest at either the base rate plus the applicable margin or, alternatively, at a quoted rate offered by Comerica Bank in its sole discretion.

The revolving credit facility is subject to a facility fee, which is payable quarterly in arrears, of either 0.25% or 0.5%, depending on our ratio of total debt to EBITDA. Other than in connection with Eurodollar-based advances or quoted rate advances that are paid off and terminated prior to an applicable interest period, there are no premiums or penalties resulting from prepayment. Borrowings outstanding at any time under the revolving credit facility are limited to the value of eligible accounts receivable of our principal operating subsidiaries, pursuant to a monthly borrowing base certificate. At March 31, 2012, our $17.0 million (unaudited) revolver advance was secured by, among other assets, eligible accounts receivable totaling $42.3 million (unaudited). Availability as defined by the agreement at such date was $35.9 million (unaudited).

$25 million Equipment Credit Facility

The equipment credit facility is available to refinance existing indebtedness and to finance capital expenditures including in connection with acquisitions. We may obtain advances until April 21, 2014, unless this date is subsequently extended in one-year increments in accordance with provisions of the Revolving Credit and Term Loan Agreement. Commencing on each anniversary date of the facility,

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

equipment credit advances made during the prior year are repaid quarterly based on four-year, straight line amortization. The overall facility maturity date is April 21, 2016, unless the facility is subsequently extended in one-year increments pursuant to the agreement.

The two interest rate options that apply to revolving credit facility advances, including their associated applicable margins, also apply to equipment credit facility advances. Likewise, a facility fee of either 0.25% or 0.5% is payable quarterly in arrears based on the $25.0 million aggregate commitment as of April 21, 2011, which is subject to increase if we choose to exercise all or a portion of the loan agreement’s “accordion feature.” At March 31, 2012, interest accrued at 1.99% (unaudited) based on 30-day LIBOR.

$30 million Senior Secured Term Loan

Proceeds of the term loan were advanced on April 21, 2011 and used to fund initial distributions described in the Revolving Credit and Term Loan Agreement. The outstanding principal balance is due on April 21, 2016, to the extent not already reduced by mandatory or optional prepayments. Prior to the maturity date, mandatory prepayments are required from net cash proceeds derived from an IPO, from issuance of additional subordinated debt, from any other issuance of equity, from excess cash flow recapture, as defined, from asset sale proceeds not reinvested in the business, and from insurance and condemnation proceeds. The term loan will be paid in full from anticipated net cash proceeds from an IPO or any new subordinated debt, and from 50% of the net cash proceeds from any other equity issuance. Excess cash flow is calculated for each year, beginning with the year ending December 31, 2011, based on net income for such year and adjusted for changes in working capital, capital expenditures, and for scheduled, mandatory and optional payments of funded debt. Mandatory prepayment of the term loan equal to 50% of calculated excess cash flow, or $11.3 million as of December 31, 2011, is due June 30 of the year following calculation.

Prepayments of the term loan, whether mandatory or optional, are subject to a pre-payment premium. The premium rate applied to any principal prepayment is 1.0% prior to December 31, 2011 and 0.5% in fiscal year 2012. No re-advances or re-borrowings are allowed following any principal reductions of the term loan.

Two interest rate options are applicable to term loan indebtedness: Eurodollar-based advances and base rate advances. Eurodollar-based advances bear interest at 30, 60 or 90-day LIBOR rates plus an applicable margin. Prior to December 31, 2011, the applicable margin for Eurodollar-based advances varies from 2.75% to 3.50%, based on our ratio of total debt to EBITDA. At closing, the applicable margin for our term loan Eurodollar-based advance is 3.0%, resulting in an all-in per annum rate of 3.2%. At March 31, 2012, interest accrued at 6.55% (unaudited) based on 90-day LIBOR. Beginning December 31, 2011, the applicable margin for Eurodollar-based advances, again based on our total leverage ratio, varies from 5.75% to 6.50%, Alternatively, we may convert Eurodollar-based advances to base rate advances, which bear interest at a defined base rate plus an applicable margin. Prior to December 31, 2011, the applicable margin for base rate advances varies in a range from 1.75% to 2.50% based on our total leverage ratio. Beginning December 31, 2011, the applicable margin for base rate advances, again based on our total leverage ratio, varies from 4.75% to 5.50%,

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Interest on the unpaid principal of each Eurodollar-based advance of the term loan is payable on the last day of the applicable Eurodollar interest period. Interest on the unpaid principal of all term loan base rate advances is payable quarterly in arrears commencing on July 1, 2011, and on the first day of each October, January, April and July thereafter.

As security for all indebtedness pursuant to the syndicated Revolving Credit and Term Loan Agreement, we granted to Comerica Bank, as lead arranger, a continuing lien on and security interest in substantially all tangible and intangible property of our significant domestic operating subsidiaries, in assets acquired in the future with advances from the $25 million equipment credit facility, and in the stock or other ownership interests of our significant domestic subsidiaries and international subsidiaries, the latter limited to a 65% interest. Collateral property includes our trade accounts receivable; property and equipment with a net book value of $19.4 million (unaudited) at March 31, 2012, a substantial portion of which relates to LINC’s Mexican operation; and other assets with a carrying value of $1.1 million (unaudited). We also executed a mortgage on our corporate headquarters, which was acquired in 2007 for $1.2 million. The collateral excludes certain tractors and trailers that are subject to liens securing a single note that remains outstanding after April 21, 2011 in connection with our Fifth Third Bank Equipment Financing Facility, which was amended on that date.

Concurrent with execution of the Revolving Credit and Term Loan Agreement, we executed a debt subordination agreement among Comerica Bank, as agent, LINC, and DIBC Investments, Inc., an affiliate and successor through assignment to ownership of our Dividend Distribution Promissory Note. As a result of this action, our Dividend Distribution Promissory Note is not considered a senior liability of the Company, as that term is defined and used in the Revolving Credit and Term Loan Agreement. Previous subordination agreements dated February 9, 2009 with Comerica Bank and dated May 19, 2009 with Fifth Third Bank were terminated.

The Revolving Credit and Term Loan Agreement contains annual, quarterly and ad hoc financial reporting requirements and various other restrictive covenants. Financial covenants are calculated and reported quarterly on a trailing four-quarter basis. Specifically, LINC may not exceed a maximum senior debt to EBITDA ratio, as defined, of 2.5:1 and a maximum total debt to EBITDA ratio, as defined, of 3.0:1. We must also maintain a fixed charge coverage ratio after net distributions, as defined, of not less than 1:1 and a fixed charge coverage ratio before net distributions of not less than 1.25:1. Net distributions include any dividends, similar payments or other distribution of assets for the benefit of our owners, including any repayments after April 21, 2011 of our Accrued Dividend Payable to CenTra or our $25 million Dividend Distribution Promissory Note. Other restrictive covenants include: a requirement to give notice to the bank of certain transactions; limitations on investments, acquisitions and transactions with affiliates; limitations on additional indebtedness; an obligation to pay all insurance, taxes, levies and assessments promptly; and an obligation to give notice to Comerica in advance of any liens, attachments or encumbrances on its assets. Customary non-monetary defaults in any covenants are subject to short-term cure periods.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

The agreement permits us to designate any subsidiary, other than existing subsidiaries and any future guarantor subsidiary, as an “unrestricted” subsidiary. All other subsidiaries are, by definition, restricted subsidiaries and subject to all obligations, covenants and limitations of the agreement. The results of operations and any debt of any unrestricted subsidiaries are disregarded in the calculation of financial covenants. Additionally, transactions completed by any unrestricted subsidiaries are generally not subject to the limitations and other restrictive covenants applicable to restricted subsidiaries. Finally, any distributions by us within five days of a distribution by an unrestricted subsidiary to us are not subject to limitations on restricted payments.

In connection with the terminations of the Fifth Third Bank Revolving Credit Facility and Term Loan, and also the payoff of notes totaling $2.3 million, we amended the Fifth Third Bank Equipment Financing Facility. Various cross-default, cross-collateralization, security arrangements and the subordination agreement entered into on May 19, 2009 among Fifth Third Bank, LINC, and our former parent, CenTra, Inc. were terminated. Upon conclusion of the April 2011 Debt Refinancing, one note remains outstanding under the Fifth Third Bank Equipment Financing Facility. It is issued by a subsidiary of Logistics Insight Corporation.

Comerica Bank Secured Revolving Credit Facility

On March 29, 2007, LINC executed a $35.0 million revolving credit facility with Comerica Bank. On February 9, 2009, Comerica Bank, LINC, and our former parent, CenTra, entered into a Debt Subordination Agreement in which, effective December 31, 2008, CenTra agreed to subordinate repayment of our $25 million Dividend Distribution Promissory Note to revolving credit facility obligations owed by LINC to Comerica Bank.

The revolving credit facility was amended and restated on February 18, 2010, extending the initial term through July 1, 2011 while reducing maximum permitted indebtedness to $32.0 million, modifying applicable interest rates, and adjusting financial covenants and other terms. The amended and restated credit facility provided funds pursuant to two interest rate options: the daily adjusting 30-day LIBOR rate plus 3.75%, or fixed 30, 60 or 90-day LIBOR rates plus 3.75% on structured borrowings. The updated agreement modified existing financial and restrictive covenants, including requiring the Company to maintain a senior leverage ratio, as defined, not to exceed 3.25:1 and a minimum fixed charge coverage ratio, as defined, of 1.25:1. These financial covenants limit our ability to make principal repayments on our Dividend Distribution Promissory Note and to pay dividends or comparable distributions. The agreement also contains customary representations and warranties, affirmative and negative covenants, and events of default.

On December 17, 2010, we concluded a second amendment to the amended and restated credit facility, extending the expiration date of the facility to July 31, 2012, and restoring maximum permitted

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

indebtedness to $35 million. On that date, Comerica Bank also consented to our prospective payment, prior to December 31, 2010, of a portion of our accrued dividend payable to CenTra, up to a maximum $15 million. Pursuant to the most recent amendment to the credit facility, funds may be borrowed pursuant to two interest rate options: the daily adjusting 30-day LIBOR rate plus 2.75%, or fixed 30, 60 or 90-day LIBOR rates plus 2.75% on structured borrowings. Interest payments are due monthly on the unpaid daily principal balance. At December 31, 2010, interest accrued at 3.01% based on 30-day LIBOR.

Borrowings outstanding at any time under the revolving credit agreement are limited to the value of eligible accounts receivable of LINC and its principal U.S. operating subsidiaries, pursuant to a monthly borrowing base certificate. Indebtedness totaled $24.5 million at December 31, 2010 which was secured by eligible accounts receivable as of that date totaling $35.3 million and also by guarantees from substantially all domestic subsidiaries of the Company. Availability as defined by the agreement at such date was $30.0 million. The credit facility was paid in full and terminated on April 21, 2011.

Fifth Third Bank Revolving Credit Facility and Term Loan

On May 19, 2009, one of LINC’s principal operating subsidiaries, Logistics Insight Corporation, executed a Restated Business Loan Agreement with Fifth Third Bank to refinance $11.9 million of borrowings outstanding on that day, pursuant to an existing $15 million revolving credit facility with the bank. The new agreement provides a $6 million, two-year revolving credit facility and a $9 million amortizing term loan.

As security for indebtedness to Fifth Third Bank, LINC guaranteed the revolver and term loan, we executed a mortgage on our corporate headquarters, which was acquired in 2007 for $1.2 million, and we granted a continuing security interest in all property of Logistics Insight Corporation, except accounts receivable, deposit accounts, and related assets pledged to secure the Comerica Bank Secured Revolving Credit Facility. Such property of Logistics Insight Corporation includes the stock of subsidiaries that own fuel or a substantial portion of our rolling stock. Cross-collateral and cross-default provisions among the subsidiaries that own a substantial portion of the rolling stock that secures liens pursuant to our Fifth Third Bank Equipment Financing Facility were enhanced. Such property also includes property and equipment with a net value of $7.8 million as of December 31, 2010, a substantial portion of which relates to our Mexican operation, and other assets with a carrying value of $2.7 million as of December 31, 2010. LINC, Fifth Third Bank, and our former parent, CenTra, Inc., entered into a subordination agreement substantially similar to the agreement executed with Comerica Bank on February 9, 2009. CenTra, Inc. again agreed to subordinate repayment of LINC’s $25 million Dividend Distribution Promissory Note to payment obligations under the Fifth Third Bank Revolving Credit Facility.

The Restated Business Loan Agreement contains various restrictive covenants, including a requirement for Logistics Insight Corporation to give notice to the bank of certain transactions; to pay all insurance, taxes, levies and assessments promptly; and to give notice to the bank in advance of any liens, attachments or encumbrances on its assets. Financial reporting requirements in the loan agreement apply to both LINC and Logistics Insight Corporation. On August 18, 2009, Fifth Third Bank and Logistics Insight Corporation agreed to a technical correction to the financial covenants by executing an amendment to the loan agreement. As such, LINC must achieve a minimum fixed charge coverage ratio, as defined, of 1.0:1 and a maximum senior leverage ratio, as defined, of 4.5:1.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

$6 million Revolving Credit Facility

The restated $6 million revolving credit facility, which was undrawn as of December 31, 2010, is available for general corporate borrowing purposes. Borrowings bear interest at a floating rate equal to the 30-day LIBOR rate plus 3.5%. At December 31, 2010, interest accrued at 3.77%. A 0.5% fee, payable quarterly in arrears, is incurred on the average unused portion of the revolver. Principal and unpaid interest was due in its entirety on the maturity date, May 30, 2011. On February 28, 2011, we exercised our option to extend for one year, to May 30, 2012, the $6.0 million revolving credit facility provided by Fifth Third Bank, by providing notice to the bank pursuant to the Restated Business Loan Agreement. On April 21, 2011, this credit facility was terminated.

$9 million Term Loan

The Fifth Third Bank term loan was repaid in quarterly installments of $0.8 million over three years, with a final payment otherwise due on May 19, 2012. The term loan incurs interest at a floating rate equal to the 30-day LIBOR rate plus 4.5% and includes an option to fix the effective interest rate synthetically through a rate swap transaction to 30-day LIBOR plus 3.5%. At December 31, 2010, interest accrued at 4.77% based on 30-day LIBOR. On April 21, 2011, this credit facility was paid in full and terminated.

Fifth Third Bank Equipment Financing Facility

On December 18, 2006, LINC refinanced a substantial portion of our transportation equipment, including the rolling stock transferred to us by subsidiaries of our former parent on September 30, 2006. Two subsidiaries of Logistics Insight Corporation executed a $25.0 million equipment financing facility with Fifth Third Bank. Effective January 2, 2008, we consolidated four outstanding promissory notes due to Fifth Third Bank with aggregate principal value of $24.2 million into two separate term loans, per the original equipment financing facility. Principal payments are due in fifty-nine equal monthly payments and one final balloon payment due January 1, 2013. On September 26, 2008, we issued a final promissory note for $0.7 million, secured by existing transportation equipment not already subject to collateral liens. Effective January 2, 2009, this final note was also converted to a term loan with aggregate principal value of $0.7 million. Principal payments are due in fifty-nine equal monthly payments and one final balloon payment due December 31, 2012. At December 31, 2010, the aggregate principal outstanding pursuant to the three outstanding term notes totals $9.3 million, which is collateralized by transportation equipment with a carrying amount of $6.9 million. On April 21, 2011, two of the three notes were paid in full. At March 31, 2012, the principal outstanding pursuant to the remaining outstanding term note totaled $2.4 million (unaudited), which is collateralized by transportation equipment with a carrying amount of $3.3 million (unaudited).

The outstanding term note bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus 1.35% with a one-time option to change the applicable interest rate to a variable, per annum rate equal to Fifth Third Bank’s prime rate, less 1.5%. At March 31, 2012, interest accrued at 1.59% (unaudited) based on 30-day LIBOR. Variable interest on term loans is paid monthly in arrears.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

GE Capital Equipment Financing Facility

On December 20, 2004, LGSI Equipment of Wyoming, Inc., a subsidiary of Logistics Insight Corporation, executed an equipment financing facility with General Electric Capital Corporation (“GECC”) to finance the acquisition of trailers used in its operations. Debt, in the form of a promissory note, bears interest at a variable, per annum rate equal to the sum of 30-day LIBOR plus 2.17%. At December 31, 2010, interest accrued at 2.43%. Fluctuations in the rate result in quarterly adjustments to the remaining principal outstanding. Principal repayments are made in equal monthly installments through October 2012. The promissory notes are collateralized by individual trailers acquired with proceeds from the facility. The promissory note is enhanced by a Recourse Agreement whereby, in the event of a default, Logistics Insight Corporation would be compelled to assume GECC’s loan obligations on behalf of LGSI Equipment of Wyoming, Inc. The facility contains customary provisions related to collateral preservation, financial reporting, covenants, and insurance for equipment financing arrangements of this type. At December 31, 2010, the aggregate principal outstanding pursuant to the facility totals $0.1 million and on March 28, 2011, the final payment was made rendering the note paid in full.

Dividend Distribution Promissory Note

On December 31, 2008, LINC issued a $25.0 million Dividend Distribution Promissory Note due December 31, 2013 to CenTra, our former parent. The promissory note was issued in connection with extending the maturity and reducing to $68.0 million the value of the outstanding payment obligation pursuant to our existing dividend payable to CenTra, our former owner. On December 22, 2010, upon receipt of required consents from both Comerica Bank and Fifth Third Bank, we paid $10.0 million to CenTra to further reduce the outstanding dividend payable. Concurrent with our April 2011 debt refinancing, we paid an additional $31.0 million to CenTra on April 21, 2011, plus accrued interest. As of March 31, 2012, a net dividend payable totaling $27.0 (unaudited) million remains outstanding. Any unpaid amount is payable in cash on or before December 31, 2013.

Although the $25.0 million Dividend Distribution Promissory Note permits prepayment of principal without premium or penalty, such repayments are subject to limitations in our credit agreements, the prior Debt Subordination Agreements with each of Comerica Bank and Fifth Third Bank, and subsequently the debt subordination agreement executed on April 21, 2011 in connection with our new Revolving Credit and Term Loan Agreement. Interest on the Dividend Distribution Promissory Note is compounded semi-annually at the Mid-Term Applicable Federal Rate published by the Internal Revenue Service, which was 2.05% at December 31, 2008. On February 11, 2009, we elected to fix the applicable interest rate at 1.64% through December 31, 2013, pursuant to a one-time option to fix the interest rate at the then-current Mid-Term Applicable Federal Rate. All accrued interest is due and payable semi-annually on each June 30 and December 31 from and after June 30, 2010, as permitted by our subordination agreements.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Maturities

The following table reflects the maturities of our principal repayment obligations as of December 31, 2011.

Years Ending December 31	Revolving Credit Facilities	Equipment Financing Facilities	Term Loan	Dividend Distribution Promissory Note	Total

2012	$—	$5,056	$11,329	$—	$16,385
2013	—	2,771	—	25,000	27,771
2014	14,000	2,771	—	—	16,771
2015	—	2,771	—	—	2,771
2016 and thereafter		692	18,671		19,363

Total	$14,000	$14,061	$30,000	$25,000	$83,061

Note 9 – Commitments and Contingencies

LINC’s principal commitments relate to long-term real estate leases and payment obligations to equipment vendors.

From time to time, we are subject to various legal actions and claims arising in the ordinary conduct of our business. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance. Management currently believes that the ultimate outcome of outstanding matters, individually and in the aggregate, will not have a material adverse effect on the Company’s self-insured loss reserves, financial position, results of operations or cash flows.

We were a co-defendant in a state court case that was filed in Boone County, Missouri in July 2006 in connection with a fatality accident; Gibbs v. Albright, CTI, Pro-Logistics, et al. In 2008, the defendants received and accepted a settlement offer from the plaintiff providing for a full settlement against all parties. Subsequently, the co-defendants moved to enforce the settlement and the trial judge ordered that the settlement be set aside. The underlying case was tried in late 2010, and the plaintiff prevailed. Following cash payments totaling $1.4 million from LINC, we consummated an agreement dated December 22, 2010 with CenTra and certain of its subsidiaries that established $1.4 million as our maximum exposure to this litigation and indemnifies us for any litigation exposure, as that term is defined, in excess of this limit. In early 2011, the plaintiff and co-defendants, including LINC, agreed to settle the case. Pursuant to our December 22, 2010 indemnification agreement with CenTra and certain of its subsidiaries, the subsequent settlement has no further effect on the financial statements.

At March 31, 2012 and December 31, 2011, approximately 47.0% (unaudited) and 48.0% of the Company’s employees are subject to collective bargaining agreements that are renegotiated periodically of which 89.0% (unaudited) are subject to contracts that expire in 2012. At March 31, 2012, in connection with recently awarded business, we were conducting negotiations that would cover an additional 4.0% (unaudited) of our employees.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 10 – Retirement Plans

We offer 401(k) defined contribution plans to our employees. The plans are administered by a company controlled by our principal stockholders and include different matching provisions depending on which LINC subsidiary or affiliate is involved. In the plan available to most employees not subject to collective bargaining agreements, the Company matched contributions up to $600 annually for each employee who is not considered highly compensated through December 31, 2008, after which such matching contributions were suspended as a response to market conditions. Three other 401(k) plans are provided to employees of specific operations and offer matching contributions that range from zero to $2,080 per participant annually. The total expense for contributions for 401(k) plans, including plans related to collective bargaining agreements, was $0.1 million (unaudited), $0.1 million (unaudited), $0.3 million, $0.3 million, $0.4 million for the thirteen weeks ended March 31, 2012 and April 2, 2011 and for the years ended December 31, 2011, 2010, and 2009 respectively.

In connection with a collective bargaining agreement that covered thirteen Canadian employees at December 31, 2011, we are required to make defined contributions into the Canada Wide Industrial Pension Plan. For the thirteen weeks ended March 31, 2012 and April 2, 2011, and for the years ended December 31, 2011 and 2010, the required contributions totaled approximately $6,000 (unaudited), $5,000 (unaudited), $21,000, and $1,000 respectively.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 11 – Transactions with Affiliates

We utilize certain services provided by our former parent, its subsidiaries, and by other entities under common control. The costs of such goods and services, as reflected in the Consolidated Financial Statements, are:

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009

Administrative support services	$253	$377	$1,042	$1,283	$1,338
Truck fueling and maintenance	687	1,010	3,457	4,447	2,679
Real estate rent and related costs	2,908	2,895	10,751	9,008	8,236
Insurance and employee benefit plans	4,695	4,318	15,627	14,445	13,882
Contracted transportation services	46	771	2,344	2,304	798

Total	$8,589	$9,371	$33,221	$31,487	$26,933

In connection with our spin-off transaction, LINC continues to have access to certain administrative support services through a transition services agreement with CenTra which extended those services that CenTra had previously provided to LINC during the two years prior to the spin-off transaction. The parties agreed to use commercially reasonable efforts to reach agreements on any additional service which LINC may require of CenTra beyond the scope of the transition services agreement. CenTra is not obligated to expand the scope of services provided prior to the spin-off. LINC is to pay CenTra a reasonable amount for the services, not to exceed the cost of which would be charged by third party providers dealing with LINC on an arm’s-length basis. In no event is CenTra required to provide services to LINC at less than its cost of performance. The transition services agreement commenced on December 31, 2006 and remains effective for specific services until such time as the parties agree that service delivery is complete.

Administrative support services provided by our former parent may be reduced by LINC without penalty at any time. Additionally, pursuant to the transition services agreement, LINC can utilize selected entertainment venues and events to support customer relationship management activities. In connection with our transportation services, we also routinely cross the Ambassador Bridge between Detroit, Michigan and Windsor Ontario, and we pay tolls and other fees to certain related entities which are controlled by LINC’s owners. Our former parent also charges LINC for the direct variable cost of various maintenance, fueling and other operational support costs for services delivered at their trucking terminals that are geographically remote from our own facilities. Such activities are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased.

Other services from affiliates, including leased real estate, insurance and employee benefit plans, and contracted transportation services, are delivered to LINC on a per-transaction-basis or pursuant to separate contractual arrangements provided in the ordinary course of business. The aggregate balance owed by LINC to affiliates for such services totaled $3.7 million (unaudited), $3.7 million and $4.6 million at March 31, 2012 and December 31, 2010, 2011 respectively, and is reflected in “Accounts payable – Affiliates.”

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

A significant number of LINC’s value-added service and transportation service operations are located at facilities leased from affiliates. At nineteen facilities, occupancy is based on either month-to-month or contractual, multi-year lease arrangements which are billed and paid monthly. Leasing properties provided by an affiliate that owns a substantial commercial property portfolio affords us significant operating flexibility. However, we are not limited to such arrangements. See Note 7, “Operating Leases” for further information regarding the cost of leased properties.

We purchase workers’ compensation, property and casualty, and other general liability insurance from an insurance company controlled by LINC’s owners. Our employee health care benefits and 401(k) programs are also provided by this affiliate.

On December 22, 2010, we reached an agreement with CenTra and certain of its subsidiaries that indemnifies us for any exposure exceeding $1.4 million resulting from a pending litigation matter, as more fully described in Note 9, “Commitments and Contingencies.”

Loans to CenTra

On November 15, 2007, LINC and our subsidiary, Logistics Insight Corporation, advanced an aggregate $6.0 million to CenTra. Principal due to LINC as of December 31, 2009 was $4.5 million. On July 2, 2010, CenTra paid the remaining balance outstanding totaling $3.0 million. For the year ended December 31, 2009 and through the final repayment, outstanding promissory notes accrued interest at 3.9% per annum. Aggregate interest income on the notes totaled $0.1 million for each of the years ended December 31, 2010 and 2009.

Loan to DIBC Holdings

On March 16, 2012, DIBC Holdings executed a promissory note to us in connection with our agreement to advance $5.0 million to them. DIBC Holdings may prepay the outstanding balance in whole or in part without penalty. Interest on the outstanding balance accrues at a 6.5% per annum rate, compounded daily. The principal balance outstanding on the note, together with accrued interest, is due March 19, 2014. Aggregate interest income on the note totaled approximately $12,000 (unaudited) for the thirteen weeks ended March 31, 2012.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Services provided by LINC to Affiliates

We may assist our affiliates with selected logistics, dedicated transportation, or expediting services in connection with their specific customer contracts or purchase orders. On an ad hoc basis, our affiliates may contract our services to expedite or forward freight in response to an unanticipated shipping requirement.

LINC provided services to affiliates as shown:

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Logistics and transportation services supporting affiliate customers	$14	$16	$80	$347	$247
Truck fueling and maintenance	53	166	540	611	1,051
Administrative and customer support services	16	18	63	54	207

Total	$83	$200	$683	$1,012	$1,505

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 12 – Segment Reporting

Management evaluates LINC as one reporting segment in the third party logistics industry. The Company provides a portfolio of logistics solutions to customers in the North American automotive industry and other industries with comparable supply chain requirements. Revenues for selected services as provided to the chief operating decision maker are as follows:

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009

Value-added Services	$45,257	$32,899	$147,815	$117,557	$98,972

Transportation Services	29,873	31,157	120,391	99,628	61,339

Specialized Services	4,914	5,510	22,723	28,600	17,627

Total Revenue	$80,044	$69,566	$290,929	$245,785	$177,938

Revenues are attributed to geographic areas based upon completion of the underlying service at the point of delivery. In some instances, we are paid one rate for “round-trip” services that originate and terminate in Canada, but have destinations in the United States. In those instances we allocate half of the total revenue to Canada and half to the United States.

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
United States	$72,978	$62,320	$258,837	$212,235	$159,511
Canada	2,366	2,686	11,237	11,502	7,072
Mexico	3,712	3,584	16,017	17,511	8,353
Europe	568	518	3,040	835	1,723
Other	420	458	1,798	3,702	1,279

Total Revenue	$80,044	$69,566	$290,929	$245,785	$177,938

Net long-lived property and equipment assets are presented in the table below:

	March 31, 2012	Year Ended December 31,
	(unaudited)	2011	2010
United States	$18,314	$19,777	$15,635
Canada	101	105	122
Mexico	5,637	4,333	6,316

Total	$24,052	$24,215	$22,073

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Note 13 – Income Taxes

“Subchapter S” Election, Dividend Declarations and Impact on Deferred Taxes

On March 14, 2007, LINC filed an election under Section 1361 of the United States Internal Revenue Code of 1986 on behalf of itself and its subsidiaries to be treated as a “Subchapter S corporation” for federal income tax purposes. The election, effective January 1, 2007, was made with the consent of our shareholders. As a result of the election, our shareholders are taxed directly for the taxable income of LINC so reported, irrespective of the amount of cash or other property dividends distributed to them by LINC. We declared and paid dividends pursuant to this policy totaling $2.5 million (unaudited), $22.8 million, $21.3 million and $0.0 million for the thirteen weeks ended March 31, 2012, and the years ended December 31, 2011, 2010 and 2009, respectively. We will have no federal income tax liability or state and local tax liabilities in most jurisdictions. In accordance with GAAP, deferred federal tax liabilities or assets are eliminated as of January 1, 2007, and the effects of that elimination are included in income from continuing operations.

We entered into an agreement with our shareholders to facilitate proper compliance with all tax reporting and payment obligations resulting from the election. The agreement includes cross indemnification provisions that address potential tax matters that might arise related to the “Subchapter S” election, as well as procedural audits. The “Subchapter S” election automatically terminates on the occurrence of certain events, including an IPO of LINC’s common stock. If an IPO occurs and the election terminates, LINC will automatically revert to “C Corp” status for federal income tax purpose and will be liable for federal income tax. Any undistributed earnings of LINC attributable to the period the election was in effect must be accounted for in LINC’s financial statements as additional paid-in capital.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

LINC’s income tax provision is comprised of the following:

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Federal	$—	$—	$—	$—	$—
State	143	531	3,165	1,472	955
Foreign	220	301	1,041	1,026	245

	$363	$832	$4,206	$2,498	$1,200

Deferred provision (benefit) for income taxes:

Federal	$—	$—	$—	$—	$—
State	(2)	(10)	(338)	105	77
Foreign	6	17	(74)	(29)	62

	4	7	(412)	76	139

Provision for income taxes:	$367	$839	$3,794	$2,574	$1,339

Prior to the spin-off transaction on December 31, 2006, LINC’s taxable income was included in the consolidated U.S. federal income tax returns filed by CenTra, who determined income taxes for its subsidiaries on a separate return basis.

Our December 31, 2007 tax provision contained a U.S. federal income tax credit of $2.1 million in connection with the finalization of CenTra’s tax return for prior years. The value of this recoverable credit was subsequently returned to us by CenTra in a cash transaction on July 2, 2010.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

For thirteen weeks ended March 31, 2012 and April 2, 2011 and the years ending December 31, 2011 and 2010, the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following:

	2011		2010
	Current	Long-term	Current	Long-term
State deferred tax assets:
Accrued bonus	$9	$22	$29	$59
Accrued vacation pay	10		30	—
Other accruals	15		31	3
Allowance for doubtful accounts	2		21	—

Total domestic deferred tax assets:	36	22	111	62

State deferred tax liabilities:
Prepaid expenses	5		66	—
Depreciable property	—	40	—	433

Total domestic deferred tax liabilities:	5	40	66	433

Foreign deferred tax asset	109	394	52	21
Valuation allowance - foreign	—	(364)	—	—

Total foreign deferred tax asset, net	109	30	52	21

Deferred income tax, net	$140	$12	$97	$(350)

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	Thirteen Weeks Ended
	March 31, 2012	April 2, 2011	Year Ended December 31,
	(unaudited)	(unaudited)	2011	2010	2009
Federal statutory rate	0.00%	0.00%	0.00%	0.00%	0.00%
State effective tax rate	1.28%	5.13%	7.16%	4.14%	5.96%
Foreign effective tax rate	1.96%	2.91%	2.45%	2.89%	1.53%
Other	0.04%	0.07%	0.00%	0.21%	0.87%

Income tax expense effective rate	3.28%	8.11%	9.61%	7.24%	8.36%

Through December 1, 2006, management considered whether it was more likely than not that some portion or all of domestic and foreign deferred tax assets would be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets would have been deductible, we concluded that LINC was likely to realize the benefits of those deductible differences. At January 1, 2007, our federal deferred tax asset was eliminated when we ceased to be a taxable enterprise for federal income tax purposes and in most state jurisdictions. However, our state operations give rise to deferred tax liabilities that will be monetized over future years. As of December 31, 2011, we reviewed our deferred tax assets by jurisdiction and assessed positive and negative evidence when measuring the need for valuation allowances. Based on anticipated earnings projections, management has recorded a valuation allowance for deferred tax assets associated with our German

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

subsidiary. Effective January 1, 2012, the Michigan Business Tax was eliminated and replaced with the Michigan Corporate Income Tax. The newly enacted tax applies to C corporations only. As an S-corporation, the Company will not be subject to Michigan Corporate Income Taxes after December 31, 2011. Therefore the applicable state deferred tax assets and liabilities that were initially recorded for the Michigan Business Tax were eliminated.

As of January 1, 2007, we adopted new accounting and disclosure rules for uncertainty in income taxes. As of that date, there were no material amounts recognized for additional liability for unrecognized tax benefits, nor did we accrue any interest or penalties associated with uncertain tax benefits. We analyzed our filing positions during 2011, 2010 and 2009 in all of the federal, state and foreign jurisdictions where we are required to file income tax returns, including all open tax years in these jurisdictions. We concluded that certain income tax positions and deductions are more likely than not to be sustained by the relevant tax authority, if subjected to audit. However, we did not recognize any increases in unrecognized tax benefits as a result of positions taken during any such period or any prior period, as there were no material changes. We are not aware of any event that could occur in the next twelve months that would cause the amount of unrecognized tax benefits to increase significantly.

Note 14 – Subsequent Events

The Company evaluated its audited consolidated financial statements as of and for the year ended December 31, 2011 for subsequent events through May 8, 2012, the date the financial statements were available to be issued. The Company evaluated its unaudited consolidated financial statements as of and for the thirteen weeks ended March 31, 2012 for subsequent events through July 24, 2012, the date the financial statements were available to be issued. Other than the matters noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in its unaudited consolidated financial statements.

Amendment to Loan to DIBC Holdings, Inc.

On April 23, 2012, we executed an amendment to our loan to DIBC Holdings Inc. The amendment accelerates the maturity date of the loan, which is due upon the completion of the concurrent repayment of our $25.0 million Dividend Distribution Promissory Note to DIBC Investments, Inc., an affiliate.

Stock Split

On May 8, 2012 our board of directors approved a stock split of the issued and outstanding shares of our common stock by a ratio of 20,753,334-to-1 to be effective on May 8, 2012. The capital stock accounts, all share data and earnings per share give effect to the stock split, applied retroactively, to all periods presented.

Amendment to Extend Credit Maturity Dates (unaudited)

On June 25, 2012 we executed an amendment to our Syndicated Credit Agreement extending various dates defined in the Loan Agreement.

LINC Logistics Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Thirteen weeks ended March 31, 2012 (unaudited) and April 2, 2011 (unaudited) and December 31, 2011, 2010 and 2009 (amounts in thousands, except share and earnings per share amounts)

Paydown of Dividend Payable (unaudited)

On June 29, 2012 we paid $2.5 million of the $27.0 million (unaudited) dividend payable due to CenTra.

Shareholder Distributions

On April 23, 2012 we issued to our shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, promissory notes for an aggregate amount of $28.0 million. The purpose of these promissory notes was to distribute the estimated taxable income for the Company’s S-corporation status, less any dividends previously distributed. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. If the Company does not revoke its S-corporation status on or before August 31, 2012, these notes would have been void.

Shareholder Distributions (unaudited)

On July 23, 2012, we canceled the notes dated April 23, 2012 and issued to our shareholders, Matthew T. Moroun and a trust controlled by Manuel J. Moroun, promissory revised notes for an aggregate amount of $28.0 million. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes are due December 31, 2013.

On July 23, 2012, the Company declared distributions to our shareholders, Matthew T. Moroun, a trust controlled by Manuel J. Moroun and a trust controlled by Matthew T. Moroun in the form of promissory notes for an aggregate amount of $17.0 million. The notes bear an interest rate of 1.64% per annum until the date of maturity or default and thereafter at the maximum rate allowable under Michigan law. The notes are due December 31, 2013.

On June 15, 2012 and July 27, 2012, we distributed aggregate dividends totaling $5.0 million to our owners.

Merger Agreement with Universal Truckload Services, Inc. (unaudited)

On July 25, 2012, we reached agreement to be acquired by Universal Truckload Services, Inc. (“Universal”), an asset-light provider of transportation services, truck brokerage services, full service international freight forwarding, and customs house brokerage services to shippers in the United States and Canada. Universal will issue 0.700 shares of its stock for each of our outstanding shares. Closing of the transaction is subject to customary closing conditions, including in connection with various regulatory requirements.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL TRUCKLOAD SERVICES, INC.,

UPTON MERGER SUB I, INC.,

UPTON MERGER SUB II, LLC,

LINC LOGISTICS COMPANY,

THE COMPANY SHAREHOLDERS,

MATTHEW T. MOROUN, AS THE SHAREHOLDER REPRESENTATIVE,

AND

SOLELY WITH RESPECT TO THE APPLICABLE SECTIONS,

MANUEL J. MOROUN

Dated as of July 25, 2012

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2012, is entered into by and among (a) Universal Truckload Services, Inc., a Michigan corporation (“Parent”); (b) Upton Merger Sub I, Inc., a Michigan corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”); (c) Upton Merger Sub II, LLC, a Michigan limited liability company and a direct wholly-owned Subsidiary of Parent (“Sister Sub”); (d) LINC Logistics Company, a Michigan corporation (“Company”); (e) Matthew T. Moroun (“MTM”); (f) MTM, in his capacity as Trustee (as defined herein) of the MJ Moroun 2012 Annuity Trust, dated April 30, 2012 (the “Annuity Trust”); (g) Manuel J. Moroun (“MJM”), in his capacity as Trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004 (the “MJM Revocable Trust”); (h) MTM, solely in the capacity as agent and attorney-in-fact for the Company Shareholders (the “Shareholder Representative”); and (i) solely with respect to the Applicable Sections, MJM.

RECITALS

WHEREAS, MTM, MTM, in his capacity as trustee of the Annuity Trust and MJM, in his capacity as trustee of the MJM Revocable Trust (each, a “Company Shareholder”) collectively own approximately 64.7% of the outstanding common shares, no par value, of Parent (the “Parent Common Stock”) and 100% of the outstanding voting common shares, no par value, of the Company (the “Company Common Stock”), with the number of such shares owned by each Company Shareholder set forth next to such Company Shareholder’s name on Section 3.05(a) of the Company Disclosure Schedule (as defined herein);

WHEREAS, Representatives (as defined herein) of the Company and the board of directors of Parent (the “Parent Board of Directors”) have been in discussions regarding a transaction pursuant to which, among other things, Parent would acquire all of the outstanding shares of the Company Capital Stock (as defined herein);

WHEREAS, the Parent Board of Directors established the Special Committee (as defined herein), which consists solely of independent and disinterested directors, to, among other things, review, evaluate, negotiate, recommend or not recommend the terms of the proposed transaction, and to make a recommendation to the Parent Board of Directors regarding such transaction;

WHEREAS, pursuant to this Agreement, Merger Sub will, subject to the terms and conditions of this Agreement and pursuant to the Business Corporation Act of the State of Michigan (the “MBCA”), merge with and into the Company (the “Merger”), with the Company as the surviving company of the Merger, and immediately thereafter, the Company will, subject to the terms and conditions of this Agreement and pursuant to the MBCA and the Limited Liability Company Act of the State of Michigan (the “LLC Act”), merge with and into Sister Sub (the “Subsequent Merger”), with Sister Sub as the surviving company in the Subsequent Merger;

WHEREAS, it is intended that the Merger and the Subsequent Merger, considered together as a single integrated transaction for U.S. federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to Closing (as defined herein), Parent and the Company Shareholders will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), that shall, upon the Closing, become a valid and enforceable agreement among the Company Shareholders and the Parent;

WHEREAS, the Special Committee, after consultation with the Special Committee Financial Advisor (as defined herein) and legal counsel, has unanimously determined that the terms and conditions of this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger (collectively, the “Merger Transactions”), are fair to and in the best interest of Parent and the holders of Parent Common Stock other than the Company Shareholders;

WHEREAS, the Special Committee, after consultation with the Special Committee Financial Advisor and legal counsel, has unanimously recommended to the Parent Board of Directors that the Parent Board of Directors adopt this Agreement and approve the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement (the “Special Committee Recommendation”);

WHEREAS, based on the Special Committee Recommendation, the Parent Board of Directors has adopted this Agreement and approved the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, (b) adopted this Agreement and approved the Merger Transactions, (c) declared this Agreement and the Merger Transactions advisable and in the best interest of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub and (d) resolved to recommend to Parent, in its capacity as the sole shareholder of Merger Sub, to vote to approve this Agreement and the Merger Transactions;

WHEREAS, the sole member of Sister Sub has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of Sister Sub and (b) adopted this Agreement and approved the Merger Transactions on behalf of Sister Sub;

WHEREAS, no later than one Business Day (as defined herein) following the execution and delivery of this Agreement by the parties hereto, the Company Shareholders, in their capacity as shareholders of Parent, will deliver to Parent an irrevocable written consent approving this Agreement and the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement, in each case, solely to the extent required by NASDAQ Rule 5635(d) and approving the increase of authorized Parent Common Stock (the “Parent Written Consent”), in the form previously agreed to by the parties;

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WHEREAS, the board of directors of the Company (the “Company Board of Directors”), has unanimously (a) determined that the terms and conditions of this Agreement and the Merger Transactions are fair to and in the best interest of the Company and the holders of Company Common Stock, (b) adopted this Agreement and approved the Merger Transactions, (c) declared this Agreement and the Merger Transactions advisable and in the best interest of the Company and the holders of Company Common Stock and (d) resolved to recommend to the holders of Company Common Stock to vote to approve this Agreement and the Merger Transactions; and

WHEREAS, no later than one Business Day following the execution and delivery of this Agreement, the Company Shareholders will deliver to the Company an irrevocable unanimous written consent approving this Agreement and the Merger Transactions (the “Company Written Consent”), in the form previously agreed to by the parties.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person or group (within the meaning of Rule 13d-5 of the Exchange Act) of Persons directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding anything herein (i) prior to the Closing, none of Parent, Sister Sub, Merger Sub and any of their respective Subsidiaries shall be deemed to be an Affiliate of the Company, its Subsidiaries and/or any of the Company Shareholders and (ii) following the Closing, no Company Shareholder individually shall be deemed to be an Affiliate of the Company or its Subsidiaries, in each such case, for purposes of this Agreement.

“Ancillary Agreements” means the Amended and Restated Registration Rights Agreement and each of the other agreements expressly contemplated herein to be entered into by one or more of the parties at or prior to the Closing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, statute, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties and assets.

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“Applicable Sections” means Section 1.02, Section 2.17(c), Section 6.05, Article 11, Article 12 and Section 1.01(a) (solely with respect to defined terms used in the foregoing Sections and Article).

“Audit Committee” means the audit committee of the Parent Board of Directors in effect from time to time.

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date and the footnotes thereto, as included in the Company Registration Statement.

“Balance Sheet Date” means December 31, 2011.

“Bargaining Agreement” means each Contract entered into by the Company or any of its Subsidiaries with a union, labor organization or works council governing the terms and conditions of employment of any employee of the Company or any of its Subsidiaries, including, without limitation, any such Contract which the Company or any of its Subsidiaries accepts as a condition of providing services to a particular customer or in a particular location.

“Beneficial Owner” when used with respect to any voting stock, means a Person who: (i) individually or with any of its Special Affiliates or Special Associates, Beneficially Owns voting stock, directly or indirectly; or (ii) individually or with any of its Special Affiliates or Special Associates, has any one of the following: (A) the right to acquire voting shares, whether the right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (a Person shall not be considered the Beneficial Owner of voting shares which are tendered pursuant to a tender or exchange offer made by the Person, or an affiliate or associate of the Person, until the tendered voting shares are accepted for purchase or exchange); (B) the right to vote voting shares pursuant to any agreement, arrangement, or understanding (a Person shall not be considered the Beneficial Owner of voting shares if the Person’s right to vote the shares pursuant to this clause (B) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation to ten or more Persons); or (C) except as provided in clause (B), any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting shares with any other Person who Beneficially Owns, or whose Special Affiliates or Special Associates Beneficially Own, directly or indirectly, the voting shares.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by Applicable Law to close.

“Closing Indebtedness” means (without duplication) the aggregate principal amount of all Debt of the Company, and accrued but unpaid interest thereon, in each case, as of the close of business on the Business Day immediately preceding the Closing Date, plus any prepayment premiums and penalties, fees and expenses related thereto or to the repayment thereof in accordance with the terms of this Agreement. For the avoidance of doubt, the dividend payable to CenTra, Inc. in the amount of $24,500,000 shall be deemed to be Closing Indebtedness of the Company.

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“Closing Working Capital” means the Net Working Capital of the Company and its Subsidiaries at the close of business on the last fiscal day of the most recently completed month prior to the Closing Date (the “Measurement Date”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, dated March 11, 2002.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, adopted September 21, 2010.

“Company Disclosure Schedule” means the disclosure schedule, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Plan” means the LINC Logistics Company, Inc. Long Term Incentive Plan.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned by the Company or by any Subsidiary of the Company.

“Company IP Contract” means any Contract to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, that involves or relates to the acquisition, disposition, assignment, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right, or contains any covenant not to assert or enforce any Intellectual Property Right.

“Company IT Assets” means the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall not be considered when determining whether a Company Material Adverse Effect shall have occurred:

(i) operating, business, regulatory or other conditions generally affecting the industries in which the Company and its Subsidiaries operate;

(ii) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii) any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

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(iv) global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway;

(v) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger Transactions (including compliance with the covenants set forth herein (other than Section 6.01(a))) and any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request, or with the prior written consent, of the Special Committee, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners or financing sources, employees and/or consultants;

(vi) any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated hereby;

(vii) any changes in Applicable Law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii) any failure by the Company or any of its Subsidiaries or Parent or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (viii));

(ix) any change in the credit rating of the Company or any of its Subsidiaries or Parent or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (ix)); and

(x) any breach by Parent, Merger Sub or Sister Sub of this Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to the Company and its Subsidiaries relative to other Persons in the applicable industries or geographies in which the Company and its Subsidiaries operate.

“Company Registration Statement” means Amendment No. 15 to the Registration Statement on Form S-1 filed by the Company with the SEC on May 9, 2012.

“Company Shareholder Notes” means ninety four million five hundred thousand dollars ($94,500,000) of Closing Indebtedness owed to Company Shareholders or such Company Shareholders’ Affiliates or Related Persons.

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“Company Shareholder Payoff Letter” means each Company Payoff Letter relating to Closing Indebtedness of the Company owed to a Company Shareholder or such Company Shareholder’s Affiliates or Related Persons.

“Consent” means any filing with, notice to, or approval, consent, ratification, permission, waiver or authorization of, any Person.

“Contract” means any contract, agreement, indenture, note, letter of credit, bond, loan, evidence of Debt, purchase and sales order, undertaking, license, instrument, lease, binding commitment or other agreement, whether oral or written.

“Control”, “Controlling”, “Controlled by”, or “under Common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The Beneficial Ownership of ten percent or more of the voting shares of a Person shall create a presumption of control.

“Current Assets” means, as of any relevant date, the total current assets of the Company and its Subsidiaries as of the close of business on the Measurement Date calculated in accordance with GAAP and the Company Accounting Principles and Procedures.

“Current Liabilities” means, as of any relevant date, the total current liabilities of the Company and its Subsidiaries as of the close of business on the Measurement Date calculated in accordance with GAAP and the Company Accounting Principles and Procedures; provided, that for the avoidance of doubt, “Current Liabilities” shall not include the current portion of any long-term Debt of the Company or any of its Subsidiaries.

“Damages” means any cost, damage, liability, tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and reasonable out-of-pocket amounts paid or incurred in connection with any demand, Proceeding, investigation or claim of the foregoing, including any amounts paid in settlement thereof, against or affecting such Person, which for the avoidance of doubt shall (i) not include any incidental, indirect, special or punitive damages or loss of business reputation relating to the breach or alleged breach of any provisions in this Agreement and (ii) specifically include consequential damages and any loss of future revenues, income or profits and diminution of value (provided, that solely in the case of this clause (ii), for purposes of calculating the amount of any consequential damages, loss of future revenues, income or profits or diminution in value, no effect, event, change, development, occurrence or circumstance following the entry of the parties hereto into this Agreement shall in any way increase the amount thereof from the amount that would have been calculated with respect to such consequential damages, loss of future revenues, income or profits or diminution in value if calculated as of the later of (x) the date such cost, damage, liability, tax, penalty, fine or other loss or expense first arose or occurred and (y) the Closing Date). Damages shall not include any matter that (A) was reserved for in the Company Financial Statements (solely to the extent of such reserves), or (B) is included in the calculation of Closing Working Capital (solely to the extent included in such calculations). The amount of any Damages shall be determined net of any amounts actually recovered (less any out-of-pocket amounts paid or incurred in connection with any such recovery) by the applicable Indemnitee or any of such

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Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights (other than self-insurance or other policies to the extent to which any such policy allocates the cost of recovery to the Indemnitee or any such Indemnitee’s Affiliates).

“Debt” means any amount owed in respect of (i) borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other instruments; (iii) capitalized lease obligations; (iv) drawn letters of credit; and (v) any guarantees of obligations of the type described in the foregoing clauses (i), (ii), (iii) and (iv); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any items reflected in the Closing Working Capital and/or Working Capital Statement. For the avoidance of doubt, the principal amounts of the Company Shareholder Notes shall be deemed to be Debt of the Company.

“Debt Liability” means, as of a relevant date, the amount, without duplication, of consolidated Debt of the Company and its Subsidiaries plus the dividend payable by the Company to CenTra, Inc., in each case, as of such date.

“Eligible Arbitrator” means, a member of the American Arbitration Association’s Large, Complex Commercial Case Panel that is a former judge or magistrate of a federal or state court sitting in the State of Michigan with experience in mergers and acquisitions or similar corporate law matters, and if no such former judge or magistrate is available, then such member of the American Arbitration Association’s Large, Complex Commercial Case Panel must be an attorney with no less than 25 years of experience in mergers and acquisitions or similar corporate law matters.

“Employee Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, or other plan, program, policy, agreement, Contract or other arrangement (written or oral) providing for compensation, bonus, commission, profit-sharing, pension, stock purchase, stock option, phantom stock or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, welfare benefits, fringe benefits or other material employee benefits of any kind which is maintained, sponsored, contributed to, or required to be contributed to, by the Company, including any current or former employee, director or consultant of the Company (or any dependent or beneficiary thereof), or with respect to which the Company has or may have any liability (actual or contingent). For purposes of this definition and Section 3.19, “Company” shall mean the Company and its Subsidiaries.

“Environmental Laws” means any Applicable Law relating to pollution or the protection of natural resources, or the environment, or to the extent relating to the exposure to hazardous substances, the protection of human health and safety, including, without limitation, those of the foregoing relating to Releases or relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of, or exposure to Hazardous Substances.

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“Environmental Permits” means all Permits of Governmental Authorities required by Environmental Laws to conduct the business of the Company as of the relevant time conducted.

“Equity Interests” of any Person means any share, capital stock, partnership, member, phantom equity, stock appreciation right, profits interests or similar interests in such Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means the Revolving Credit and Term Loan Agreement, dated as of April 21, 2011, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as administrative agent, and the Company, as amended.

“Financing Sources” means the Persons that have proposed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Proposed Financing, or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body and any court or other tribunal).

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive, or otherwise hazardous substance, waste or material, or any substance, waste or material, including asbestos and petroleum and its derivatives and by-products, and any substance, waste or material regulated under any Environmental Law by reason of its hazardous or deleterious characteristics, including but not limited to all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §§ 300.5 or defined, listed, designated, classified, regulated as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) as such by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Intellectual Property” means all algorithms, application programming interfaces, apparatus, diagrams, inventions and all improvements thereto, confidential and proprietary information and know-how (including ideas, research and development information, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research and development records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals), logos, slogans, marks, branding and other business and product and/or service identifiers, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, techniques, user interfaces, URLs, web sites, all electronic data, databases, and data collections, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, samples, studies, and summaries).

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including copyrights; (ii) trademark, service mark and trade name rights and similar rights, including all good will associated therewith and rights in Internet domain names; (iii) trade secret rights, and all other rights in confidential or proprietary information and know-how; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) rights in or relating to applications for and registrations and renewals of, any of the foregoing, and all extensions, combinations, divisions, continuations, continuations-in-part, and reissues thereof.

“Knowledge” means the actual knowledge of any of the following individuals: Matthew T. Moroun, Manuel J. Moroun, H. E. Scott Wolf, David Crittenden, and the knowledge that each such Person would reasonably have obtained after reasonable inquiry in the course of the performance of their respective ordinary course of duties on behalf of the Company as of the date hereof.

“Leased Real Property” means all leasehold or subleasehold interests in real property held by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest, deed of trust, collateral assignment, hypothecation, encroachment, covenant, condition, restriction, encumbrance or title defect.

“NASDAQ” means The NASDAQ Global Select Market.

“Net Working Capital” as of any relevant date means the sum of:

(i) the Current Assets as of the Measurement Date, minus

(ii) the Current Liabilities as of the Measurement Date, minus

(iii) the amount of any dividends (without duplication as to (A) and (B)) (A) declared prior to or after the Measurement Date and prior to the Effective Time

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and not paid prior to the Measurement Date, or (B) paid after the Measurement Date and prior to the Effective Time in respect of Company Common Stock, in each case to the extent not reflected as a Current Liability in clause (ii) above, minus

(iv) the amount (not to exceed the Adjustment Cap and not less than zero) of any repayment of Debt Liability after the Measurement Date and prior to the Effective Time to the extent such repayment of Debt Liability reduces the Debt Liability, provided that to the extent any borrowings of Debt after the Measurement Date are used to fund a dividend subject to clause (iii) above (the “Post Dividend Amount”), then the amount of such borrowing shall not be included in the calculation of this clause (iv) deduction from Closing Working Capital) (as used herein “Adjustment Cap” shall mean an amount equal to the amount of the Debt Liability as of the Measurement Date less $153 million), minus

(v) an amount equal to (but not less than zero) the sum of (A) $9 million less (B) the Company’s and its Subsidiaries’ actual gross capital expenditures determined in accordance with GAAP and the Company Accounting Principles (but including accruals only to the extent they are included in Current Liabilities at the Measurement Date and exclusive of any payments, proceeds, credits, reimbursement or other consideration received in connection with the return or disposal of capital assets) during the period from January 1, 2012 through the Closing Date.

“Owned Real Property” means all real property or interests in real property owned in fee simple by the Company or any of its Subsidiaries.

“Parent Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, dated December 11, 2001.

“Parent Average Closing Price” means the volume-weighted average price for a share of Parent Common Stock on NASDAQ on the twenty (20) Trading Days ending on the second Trading Day prior to the Effective Time.

“Parent Bylaws” means the Amended and Restated Bylaws of the Company, adopted April 22, 2009.

“Parent Disclosure Schedule” means the disclosure schedule, dated the date of this Agreement, regarding this Agreement that has been provided by Parent to the Company and the Company Shareholders.

“Parent Indebtedness” means the principal amount of Debt, plus any prepayment premiums and penalties, if any, and accrued but unpaid interest through the Closing Date, and any fees and expenses related thereto, of Parent and its Subsidiaries.

“Parent Indemnitees” mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Company); (iii) the respective Representatives of the

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Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that the Company Shareholders and MJM shall not be deemed to be “Parent Indemnitees.”

“Parent Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that any effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred:

(i) operating, business, regulatory or other conditions generally affecting the industries in which Parent and its Subsidiaries operate;

(ii) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world;

(iii) any natural disaster, including any earthquakes, floods, hurricanes, tornadoes or tsunamis;

(iv) global, national or regional hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof;

(v) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger Transactions (including compliance with the covenants set forth herein (other than Section 6.01(b)) and any action taken or omitted to be taken by Parent or any of its Subsidiaries, Merger Sub, Sister Sub or the Special Committee at the written request, or with the prior written consent, of the Company or the Company Shareholders, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, employees and/or consultants;

(vi) any changes in the cost or availability or other terms of any third-party financing necessary for the parties hereto to consummate the transactions contemplated hereby;

(vii) any changes in Applicable Law or GAAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing;

(viii) any failure by the Company or any of its Subsidiaries or Parent or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (viii));

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(ix) any change in the credit rating of the Company or any of its Subsidiaries or Parent or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (ix)); and

(x) any breach by the Company, the Company Shareholders or the Shareholder Representative of this Agreement;

but in the case of (i), (ii), (iii), (iv) and (vii) only if and to the extent that any such effect, event, change, development, occurrence or circumstance does not, individually or in the aggregate, have a materially disproportionate adverse impact to Parent and its Subsidiaries relative to other Persons in the applicable industries or geographies in which Parent and its Subsidiaries operate.

“Permitted Liens” means all (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business; (iv) Liens of record which do not materially and adversely detract from the value or materially interfere with any present use of such property or assets; (v) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially and adversely detract from the value or materially impact the current use of the affected property; (vi) Liens securing Debt that will be released at Closing; (vii) title of a lessor under a capital or operating lease; (viii) such imperfections in title, charges, easements, rights of way, restrictions, covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely detract from the value or materially interfere with any current use of the affected property; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; (x) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, none of which materially and adversely impacts the current use of the affected property; and (xi) Liens, individually or in the aggregate, that have not and would not reasonably be expected to materially and adversely impact the current use or value of the affected property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pro Rata Share” means, with respect to each Company Shareholder, the percentage set forth next such Company Shareholder’s name on Section 3.05(a) of the Company Disclosure Schedule.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

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“Proposed Financing” means financing sufficient for Parent to pay at the Closing the Closing Indebtedness, the Parent Indebtedness, the Company Shareholder Notes, the Transaction Expenses, and to provide sufficient working capital to Parent and the Company following the Closing, on the Proposed Financing Terms.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases, subleases, licenses and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including all amendments and modifications thereto.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Related Person” means the Company Shareholders, MJM, any immediate family member of MJM or MTM (as defined in Rule 16a-1 of the Exchange Act), or any Person in which any of the foregoing, individually or collectively, directly or indirectly, is (i) the beneficial owner of more than one-half of the equity interests thereof, or (ii) in the case of a trust or any other estate, is a beneficiary of more than one-half of the beneficiary interests therein or for which such Person serves as the trustee or in any similar fiduciary capacity.

“Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors (financial or otherwise) and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shareholder Indemnitees” mean the following Persons: (i) each Company Shareholder; (ii) MJM; (iii) each Company Shareholder’s and MJM’s trustee (if any), beneficiaries (if any) and current and future Affiliates; (iv) the respective Representatives of the Persons referred to in clauses (i), (ii) and (iii) above; and (v) the respective successors and assigns of the Persons referred to in clauses (i), (ii), (iii) and (iv) above; provided, however, that following the Closing, none of the Company or its Subsidiaries shall be deemed to be a “Shareholder Indemnitee.”

“Software” means (i) software, firmware, middleware and computer programs, including any and all subroutines and software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

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“Special Affiliate” or “Special Affiliated Person” means a Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with a specified Person.

“Special Associate” when used to indicate a relationship with any Person, means any one of the following: (i) any corporation or organization, other than Parent or a Subsidiary of Parent, in which the Person is an officer, director, or partner, or is, directly or indirectly, the Beneficial Owner of ten percent or more of any class of equity securities; (ii) any trust or other estate in which the Person has a beneficial interest of ten percent or more or as to which the Person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate; or (iii) any relative or spouse of the Person, or any relative of the spouse, who has the same home as the Person or who is a director or officer of Parent or any of its Affiliates.

“Special Committee” means the special committee of the Parent Board of Directors established pursuant to the resolution of the Parent Board of Directors dated May 29, 2012, as amended by resolution of the Parent Board of Directors dated July 11, 2012, and as further amended by resolution of the Parent Board of Directors dated as of the date hereof.

“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, and (ii) any partnership or limited liability company of which such Person is a general partner, managing partner or managing member.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return, statement, election, estimated tax filing or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Payoff Letters” means each Company Payoff Letter that is not a Company Shareholder Payoff Letter.

“Trading Day” means any day on which shares of Parent Common Stock are traded, or able to be traded, on NASDAQ or such other securities exchange upon which shares of Parent Common Stock are then listed or quoted.

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“Transaction Expenses” means (i) any fees and disbursements incurred by or on behalf of the Company, Parent or the Special Committee and paid to or payable to any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement; (ii) the fees and disbursements paid or payable to legal counsel or accountants of the Company, Parent or the Special Committee in connection with the transactions contemplated by this Agreement; (iii) any transaction, severance or retention bonuses or other transaction-related payments paid or to be paid to any director, officer or employee of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement and any payroll taxes incurred or to be incurred by the Company, Parent or the Special Committee in connection therewith; and (iv) all other out-of-pocket expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement.

“Trust” means each of the Annuity Trust and the MJM Revocable Trust.

“Trustee” means each of MTM, in his capacity as trustee of the Annuity Trust, and MJM, in his capacity as trustee of the MJM Revocable Trust.

“Working Capital Target” means eighteen million dollars ($18,000,000).

“Written Consents” means the Company Written Consent and the Parent Written Consent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

AAA	12.07
Agreement	Preamble
Amended and Restated Registration Rights Agreement	Recitals
Annuity Trust	Preamble
Basket	11.02(b)
Cap	11.02(c)
Claim Certificate	11.04(a)
Closing	2.05(a)
Closing Date	2.05(a)
COBRA	3.19(h)
Company	Preamble
Company Accounting Principles and Procedures	2.17(a)
Company Board of Directors	Recitals
Company Capital Stock	3.05(a)
Company Common Stock	Recitals
Company Cure Period	10.01(d)
Company Fundamental Representations	11.01(a)
Company Payoff Letter	6.04
Company Preferred Stock	3.05(a)

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Term	Section

Company Financial Statements	3.06(b)
Company Shareholder	Recitals
Company Shareholder Approval	3.02(a)
Company Stock Certificate	2.12
Company Written Consent	Recitals
Confidentiality Agreement	7.04(a)
Covered Person	7.07(a)
Designated Accounting Firm	2.17(c)
DIBC Note	7.11
Dispute	12.07(a)
Dispute Notice	2.17(b)
Effective Time	2.05(b)
Excess	2.18
Exchange Ratio	2.10(a)
First Certificate of Merger	2.05(b)
Flow-Through Return	8.01
Indemnitee	11.04(a)
Indemnitor	11.04(a)
Information Statement	7.05
Initial End Date	10.01(b)
Insurance Policies	3.16
LLC Act	Recitals
Material Contract	3.09(a)
MBCA	Recitals
Measurement Date	“Closing Working Capital” in Section 1.01
Merger	Recitals
Merger Consideration	2.10(a)
Merger Sub	Preamble
Merger Sub Common Stock	2.10(c)
Merger Transactions	Recitals
Mitchell, Williams	12.14
MJM	Preamble
MJM Revocable Trust	Preamble
MTM	Preamble
Parent	Preamble
Parent Board of Directors	Recitals
Parent Common Stock	Recitals
Parent Cure Period	10.01(e)
Parent Financial Statements	5.04
Parent Fundamental Representation	11.01(a)
Parent SEC Documents	5.04
Parent Shareholder Approval	5.02(a)
Parent Written Consent	Recitals
Past Practice Requirement	8.01

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Term	Section

Permits	3.17(a)
Proposal	12.07(c)
Proposed Financing Terms	7.06(a)
Related Person	3.20(a)
Review Period	2.17(b)
Shortfall	2.18
Sister Sub	Preamble
Shareholder Fundamental Representations	11.01(a)
Shareholder Representative	Preamble
Special Committee Financial Advisor	5.12
Special Committee Recommendation	Recitals
Subsequent Certificate of Merger	2.06
Subsequent Merger	Recitals
Subsequent Merger Effective Time	2.06
Surviving Company	2.06
STB	12.14
Third Party Claim	11.06(a)
Transfer Taxes	8.03
Transitory Surviving Corporation	2.01
Transitory Surviving Corporation Common Stock	2.10(c)
Unresolved Matters	2.17(c)
WARN Act	3.20(c)
willful and material	10.02
Working Capital Statement	2.17(a)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The table of contents, captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

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(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “or” is not exclusive, unless the context otherwise requires.

(g) Unless otherwise indicated or the context otherwise requires, references in this Agreement to any agreement, instrument, statute, rule or regulation or any articles of incorporation, bylaws, or other organizational document are to the agreement, instrument, statute, rule or regulation or any articles of incorporation, bylaws, or other organizational document as amended, modified, supplemented or replaced from time to time.

(h) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, (i) waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document and (ii) this Agreement shall, to the fullest extent permitted by Law, be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Transitory Surviving Corporation”).

Section 2.02 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the MBCA. From and after the Effective Time, the Transitory Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the MBCA.

Section 2.03 Articles of Incorporation and Bylaws of the Transitory Surviving Corporation. At the Effective Time, the Company Articles of Incorporation and Company Bylaws shall be the articles of incorporation and bylaws of the Transitory Surviving Corporation until thereafter changed or amended as provided therein or herein.

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Section 2.04 Directors and Officers of the Transitory Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Transitory Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Transitory Surviving Corporation’s articles of incorporation and bylaws.

Section 2.05 Closing; Effective Time of the Merger.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, 60606, at 9:00 a.m. local time on the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time, date and location as Parent (with prior Special Committee approval) and the Company agree in writing. The date and time on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) Contemporaneous with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Michigan a certificate of merger (the “First Certificate of Merger”) executed in accordance with the MBCA and shall make all other filings or recordings required under the MBCA in order to consummate the Merger. The Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such other time as the Special Committee and the Company shall agree and specify in the First Certificate of Merger (the “Effective Time”).

Section 2.06 The Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately after the Effective Time, the Transitory Surviving Corporation and Sister Sub shall file with the Secretary of State of the State of Michigan a certificate of merger (the “Subsequent Certificate of Merger”) executed in accordance with the MBCA and the LLC Act and shall make all other filings or recordings required under the MBCA and the LLC Act to consummate the merger of Transitory Surviving Corporation with and into Sister Sub, whereupon the separate existence of the Transitory Surviving Corporation shall cease, and Sister Sub will continue as the surviving entity (the surviving entity, the “Surviving Company”). The Subsequent Merger shall become effective at the time the Subsequent Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such other time as Parent and the Shareholder Representative shall agree and specify in the Subsequent Certificate of Merger (the “Subsequent Merger Effective Time”).

Section 2.07 Effect of the Subsequent Merger. The Subsequent Merger shall have the effects set forth in this Agreement, the MBCA and the LLC Act. From and after the Subsequent Merger Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Transitory Surviving Corporation and Sister Sub, all as provided under the LLC Act.

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Section 2.08 Operating Agreement of the Surviving Company. At the Subsequent Merger Effective Time, the operating agreement of Sister Sub immediately prior to the Subsequent Merger Effective Time shall be the operating agreement of the Surviving Company, except that the name of the entity set forth therein shall be changed to “LINC Logistics Company, LLC” or such other name as Parent and the Company may agree.

Section 2.09 Officers of the Surviving Company. The officers of Transitory Surviving Corporation immediately prior to the Subsequent Merger Effective Time shall, from and after the Subsequent Merger Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s operating agreement and the LLC Act.

Section 2.10 Conversion of Shares in the Merger. At the Effective Time and by virtue of the Merger and without any further action on the part of the parties or any shareholder of the Company:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.10(b)) shall be converted into the right to receive 0.700 of a share (the “Exchange Ratio”) of Parent Common Stock (together with any cash paid in lieu of fractional shares with respect thereto in accordance with Section 2.13(d), the “Merger Consideration”).

(b) Each share of Company Common Stock held by the Company or Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Each common share, no par value, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable common share, no par value, of Transitory Surviving Corporation (“Transitory Surviving Corporation Common Stock”), and each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Transitory Surviving Corporation Common Stock.

Section 2.11 Conversion of Shares in the Subsequent Merger. At the Subsequent Merger Effective Time and by virtue of the Subsequent Merger and without any further action on the part of the parties or any shareholder of the Transitory Surviving Corporation and/or equityholder of Sister Sub, each share of Transitory Surviving Corporation Common Stock outstanding immediately prior to the Subsequent Merger Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable limited liability company interest of Sister Sub, and each certificate evidencing ownership of shares of Transitory Surviving Corporation Common Stock shall evidence ownership of such limited liability company interest of Sister Sub.

Section 2.12 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the

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Company, and the share transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.13.

Section 2.13 Exchange of Certificates; Fractional Shares; Closing Payments.

(a) At or immediately following the Effective Time, Parent shall deliver (or cause to be delivered) or pay (or cause to be paid) in cash in immediately available funds, as applicable, the following:

(i) to each Company Shareholder, certificates for Parent Common Stock representing the Merger Consideration payable to such Company Shareholder in accordance with Section 2.10(a), free and clear of all Liens;

(ii) to each Company Shareholder, the cash payable to such Company Shareholder in lieu of fractional shares pursuant to Section 2.13(d);

(iii) to the payees thereof in accordance with the Third Party Payoff Letters, the cash payoff amounts set forth therein;

(iv) to the lender or lenders thereof, an aggregate amount of cash equal to the Parent Indebtedness; and

(v) to the payees thereof in accordance with the Company Shareholder Payoff Letters the cash payoff amounts set forth therein in satisfaction of the liability thereof assumed from the Company.

(b) At or immediately prior to the Effective Time, the Company shall, and shall cause each of the Company Shareholders to, deliver (or cause to be delivered) the following:

(i) to Parent, Company Stock Certificates representing all of the shares of Company Common Stock held by such Company Shareholder, free and clear of all Liens; and

(ii) to Parent, an IRS Form W-9, validly executed by such Company Shareholder.

(c) In connection with the Closing, each Company Stock Certificate surrendered shall forthwith be canceled.

(d) No certificates representing a fractional share of Parent Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Company Stock Certificate and such fractional share interests shall not entitle the owner thereof to vote or any rights as a holder of Parent Common Stock. In lieu of any such fractional share,

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each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of a Company Stock Certificate for exchange shall be paid upon such surrender cash (without interest and rounded down to the nearest cent) from Parent in an amount equal to the product obtained by multiplying (i) the fractional share interest of Parent Common Stock to which such holder would otherwise have been entitled by (ii) the Parent Average Closing Price. For purposes of this Section 2.13(d), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

Section 2.14 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to provide the holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.15 Withholding Rights. Each of Parent, Merger Sub, the Transitory Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any payments payable or otherwise deliverable to any holders or former holders of shares of Company Common Stock pursuant to this Agreement such amounts as Parent, Merger Sub, the Transitory Surviving Corporation or the Surviving Company, as the case may be, is required to deduct or withhold therefrom under the Code, or any other Applicable Law, with respect to the making of such payment. To the extent that such amounts are so withheld and paid to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.16 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub, Transitory Surviving Corporation and the Company, the officers of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, the Transitory Surviving Corporation, the Company and otherwise) to take such action.

Section 2.17 Closing Working Capital Adjustment.

(a) As promptly as reasonably practicable, but in no event later than twenty-five (25) calendar days following the Closing Date, Parent shall cause to be prepared in good faith and in accordance with GAAP and the accounting principles and policies of the Company as of the Measurement Date consistently applied with prior periods (the “Company Accounting Principles and Procedures”), and shall deliver to the Shareholder Representative (the “Receiving Party”) (i) a statement setting forth in reasonable detail the Company’s calculation of the Closing Working Capital and (ii) reasonable supporting detail thereof (the calculations and items set forth in the

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foregoing clauses (i) and (ii) are referred to herein as the “Working Capital Statement”). Following delivery of the Working Capital Statement, the Company shall permit the Receiving Party (and its Representatives) reasonable access to the personnel, accountants and properties of the Company, the Surviving Company (if applicable) and their respective Subsidiaries, and their respective books, records, contracts and other documents of the Company, the Surviving Company (if applicable) and their respective Subsidiaries that are or could reasonably be relevant to the calculation of Closing Working Capital or preparation of the Working Capital Statement.

(b) Following the delivery of the Working Capital Statement, the Receiving Party may dispute all or any portion of the calculation of the Closing Working Capital set forth in the Working Capital Statement, and may deliver a written notice (a “Dispute Notice”) to Parent prior to the expiration of the twenty-five (25) day period commencing upon receipt by the Receiving Party of the Working Capital Statement (the “Review Period”). The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation. If the Receiving Party does not deliver a Dispute Notice prior to the expiration of the Review Period, the calculation of the Closing Working Capital set forth in the Working Capital Statement shall be deemed final and binding on all of the parties for all purposes of this Agreement.

(c) If the Receiving Party delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Shareholder Representative and Parent shall use good faith efforts to reach agreement on the calculation of the Closing Working Capital and all such discussions and communications related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any items agreed to by Parent and the Shareholder Representative in writing, together with any items or calculations set forth in the Working Capital Statement not disputed or objected to by the Receiving Party in the Dispute Notice, shall be final and binding on all parties. If the Shareholder Representative and Parent are unable to reach agreement on the calculation of the Closing Working Capital within twenty (20) calendar days after the end of the Review Period, the Shareholder Representative and Parent shall refer all matters that remain in dispute (the “Unresolved Matters”) to Plante & Moran PLLC (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. The Designated Accounting Firm shall act as an expert and not an arbitrator to resolve any remaining disagreements and shall only resolve any Unresolved Matters (and not any other matter or calculation set forth in the Working Capital Statement). In connection with the resolution of any such Unresolved Matters by the Designated Accounting Firm: (A) each of Parent and the Shareholder Representative shall have one opportunity to initiate a meeting with the Designated Accounting Firm to provide their respective views as to any Unresolved Matters with respect to the calculation of the Closing Working Capital (provided, that such party shall (x) provide a reasonable advance notice to the other so that the other may have present its Representatives and (y) provide in advance of any such meeting copies of all written materials to be presented to the Designated Accounting Firm by such party); (B) the Designated Accounting Firm may, at its discretion, conduct one conference or meeting concerning the disagreement and each of Parent and the Shareholder Representative shall have the right to have present its Representatives; (C) the Designated Accounting Firm shall be directed to, and shall, render its decision on the Unresolved Matters in accordance with the Company Accounting Principles and Procedures within twenty (20) calendar days of its engagement and, upon reaching such determination, shall deliver a copy of its calculations of the

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Unresolved Matters to the Shareholder Representative and Parent; and (D) the Designated Accounting Firm’s determination as to each Unresolved Matter shall be final and binding on all of the parties for all purposes of this Agreement, absent manifest error. In its determination as to the Unresolved Matters and its calculations thereof, the Designated Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any party in the Working Capital Statement or in the Dispute Notice or less than the lowest value for such item claimed by any party in the Working Capital Statement or in the Dispute Notice. The fees and expenses of the Designated Accounting Firm shall be borne 50% by Parent, on the one hand, and 50%, on a joint and several basis, by MJM and MTM, on the other hand.

Section 2.18 Procedure for Payment of Closing Working Capital Adjustment. If the Closing Working Capital, as finally determined in accordance with Section 2.17, is less than the Working Capital Target (such deficiency, a “Shortfall”), then the Company Shareholders jointly shall deliver to the Surviving Company cash in immediately available funds in the amount of such Shortfall no later than the fifth (5th) Business Day after the determination of the Closing Working Capital in accordance with Section 2.17. If the Closing Working Capital, as finally determined in accordance with Section 2.17, is greater than the Working Capital Target (such excess, an “Excess”), then Parent shall deliver to the Company Shareholders cash in immediately available funds in the amount of such Excess (allocated among the Company Shareholders based on their Pro Rata Share) no later than the fifth (5th) Business Day after the determination of the Closing Working Capital in accordance with Section 2.17.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Registration Statement (other than forward looking disclosures set forth in any risk factor sections, any disclosures in any section relating to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature, in each such case, other than the factual information contained therein) and subject to Section 12.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows:

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted. The Company is, in all material respects, duly licensed and qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified.

(b) Each of the Company’s Subsidiaries is a corporation, partnership or other Person duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company’s Subsidiaries is, in all material respects, duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction

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in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified. Section 3.01(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to the Company and each of its Subsidiaries: (i) the jurisdiction of its incorporation or organization and (ii) its ownership, including the name of each holder of an Equity Interest in such Subsidiary and the amount of the Equity Interest in each such Subsidiary held by such Person.

Section 3.02 Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Shareholder Approval. Assuming this Agreement and each Ancillary Agreement to which the Company is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles. The affirmative vote or consent of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote or consent of the holders of the Company Capital Stock necessary to adopt this Agreement and the Ancillary Agreements to which the Company is a party, and approve the principal terms of the Merger and the other transactions contemplated hereby and thereby (the “Company Shareholder Approval”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or Consent of, any Governmental Authority other than (i) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, and (iii) any actions or Consents, the absence of which would, individually or in the aggregate, reasonably be expected to materially impair the Company or its Subsidiaries or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of by the Company of the transactions contemplated hereby and thereby do not and will not (i) assuming the receipt of the Company Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provisions of the Company Articles of Incorporation, the Company Bylaws or the Company’s other organizational documents or the

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organizational documents of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law applicable to the Company or its Subsidiaries, (iii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, and except as set forth on Section 3.04(iii) of the Company Disclosure Schedule, (A) require any Consent by any Person, (B) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or (C) cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, in each of subclauses (A) through (C), under any provision of any Contract binding upon the Company or any of its Subsidiaries or any Permit relating to the Company, any of its Subsidiaries or any of their respective businesses, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the Merger Transactions or to have a Company Material Adverse Effect.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 preferred shares, no par value (“Company Preferred Stock” and, together with Company Common Stock, the “Company Capital Stock”). As of the date of this Agreement, (i) there were outstanding 20,753,334 shares of Company Common Stock and (ii) there were no outstanding shares of Company Preferred Stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Other than 500,000 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Company Capital Stock or other Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests in the Company or any of its Subsidiaries. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each holder of the Company Common Stock and the number of shares of Company Common Stock held by each such Person.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.05(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not, directly or indirectly, have any Equity Interest in any other corporation, partnership, or other Person other than as set forth in Section 3.01(b) of the

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Company Disclosure Schedule. Except as set forth on Section 3.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, provide funds to, make any future equity investment in, or capital contributions, material loans or material advance to, any third-party. Other than as set forth in Section 3.01(b) of the Company Disclosure Schedule, all outstanding Equity Interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens.

Section 3.06 SEC Documents; Financial Statements.

(a) As of its filing date on May 9, 2012, the Company Registration Statement complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to the Company Registration Statement and did not at such time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company included in the Company Registration Statement (including, in each case, any notes or schedules thereto, collectively the “Company Financial Statements”) (i) comply in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto in effect as of May 9, 2012; (ii) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements; and (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c) The material books of account and other financial records of the Company and its Subsidiaries have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. At the Closing, all such books and records will be in the possession of the Company or its applicable Subsidiaries. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorizations and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

Section 3.07 Absence of Certain Changes. Except as set forth in Section 3.07 of the Company Disclosure Schedule, since December 31, 2011 the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and there has not been: (a) a Company Material Adverse Effect; or (b) any action taken by the Company that, if taken from the date hereof through the Closing Date, would require the consent of Parent under Sections 6.01(a)(i), (v), (vi), (vii), (xv), and (xviii) through (xxi).

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Section 3.08 No Undisclosed Liabilities. The Company has no liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable, asserted, unasserted or otherwise that are required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, other than: (a) liabilities or obligations disclosed and provided for in the most recent audited balance sheet included in the Company Financial Statements or in the notes thereto; (b) liabilities or obligations that have been incurred by the Company since December 31, 2011 in the ordinary course of business; (c) that have been incurred after the date hereof in accordance with the express terms of this Agreement; (d) that have been disclosed in the Company Disclosure Schedule; (e) under any Contract to which the Company or any of its Subsidiaries is a party (but not liabilities for breaches thereof by the Company or any of its Subsidiaries); (f) liabilities arising under or in connection with this Agreement, including pursuant to the Merger Transactions; (g) Company Shareholder Notes; and/or (h) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Parent and its Subsidiaries on a consolidated basis following the Merger Transactions.

Section 3.09 Material Contracts.

(a) As of the date of this Agreement, each of the following Contracts to which the Company or any of its Subsidiaries is a party or is bound by is set forth on Section 3.09 of the Company Disclosure Schedule (each, together with each Bargaining Agreement, a “Material Contract”):

(i) any material Company IP Contract other than invention assignment agreements, non-material royalty-free licenses, and licenses to non-customized generally commercially available third party Software with annual, aggregate license, maintenance, support and other fees of less than $100,000;

(ii) any Contract imposing a restriction in any material respect on the Company’s, or any of its Subsidiaries’ right or ability to compete in any line of business or with any Person, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of the Company or any of its Subsidiaries (other than pursuant to the Existing Credit Facility and related agreements thereto);

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any of its Subsidiaries of $1,000,000 or more;

(iv) Contracts with the top five (5) customers of the Company and its Subsidiaries as a whole (measured by volume of spending by the customers during the 12 month period ending March 31, 2012);

(v) any Contract with any Governmental Authority;

(vi) any partnership, joint venture or any sharing of revenues, profits or losses, or any other similar Contract;

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(vii) any Contract during the five-year period prior to the date of this Agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) outside the ordinary course of business for aggregate consideration in excess of $2,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has any current or future material rights or obligations, in each case, for aggregate consideration in excess of $2,000,000;

(viii) any Contract that prohibits the payment of dividends or other distributions by the Company or any of its Subsidiaries (other than pursuant to the Existing Credit Facility and related agreements thereto);

(ix) any Contract relating to any interest rate, currency or commodity derivatives or other hedging transaction;

(x) any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed material liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xi) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $500,000 (other than the DIBC Note);

(xii) any material Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party in excess of $500,000 (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice, or as included in any Material Contract);

(xiii) any Contract with any Related Person;

(xiv) any (A) employment or other similar agreement with any employee, director or consultant of the Company or its Subsidiaries pursuant to which the Company has any current or future obligations that provides aggregate annual compensation in excess of $200,000 or (B) severance, change in control, retention, bonus or similar agreement with any employee, director or consultant of the Company or its Subsidiaries pursuant to which the Company has any current or future obligations that provides for payments in excess of $500,000; and

(xv) any other Contract not made in the ordinary course of business that would reasonably be expected to be material to the Company or its Subsidiaries on a consolidated basis.

(b) The Company has delivered or otherwise made available to the Special Committee and/or its legal advisors correct and complete copies of all written Material Contracts including all amendments thereto. Section 3.09(a) of the Company Disclosure Schedule identifies each Material Contract that is an oral agreement or is otherwise not in written form and provides a description of the principal terms of any such Material Contract that is not terminable on 30 days’ notice, without premium or penalty.

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(c) Other than as would not be material to the Company and its Subsidiaries taken as a whole, each Material Contract is a valid and binding agreement of the Company or its Subsidiaries, as applicable, and is in full force and effect, and enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the date of this Agreement, the Company and its Subsidiaries, as applicable, are not and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any Material Contract.

Section 3.10 Compliance with Applicable Laws. Except as set forth on Section 3.10 of the Company Disclosure Schedule and for matters that are the subject of the representations or warranties in Section 3.20, the Company and its Subsidiaries are, and since January 1, 2009 have been in compliance in all material respects with all Applicable Laws material to the operation of the Company and its Subsidiaries on a consolidated basis (including, for the avoidance of doubt, the Foreign Corrupt Practices Act of 1977) and since January 1, 2009, the Company has not received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with any Applicable Law material to the operation of the Company and its Subsidiaries on a consolidated basis.

Section 3.11 Litigation.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there is no pending Proceeding, or to the Knowledge of the Company, threatened in writing, that (i) involves an amount in controversy in excess of $500,000, (ii) seeks injunctive or non-monetary relief that is material to the Company and its Subsidiaries taken as a whole, (iii) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (iv) that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement.

(b) As of the date hereof, there is no material order, writ, injunction, judgment or decree of any Governmental Authority to which the Company, its Subsidiaries or any of the assets owned or leased by the Company, is subject.

Section 3.12 Properties.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. None of such property or assets is subject to any Lien, except for Permitted Liens. Neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a correct and complete list of all Real Property Leases (including

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guarantees thereof) for each such Leased Real Property. The Company has delivered or made available to Parent a correct and complete copy of each such Real Property Lease. With respect to each of the Real Property Leases: (i) as of the date of this Agreement, such Real Property Lease is legal, valid, binding, enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms (subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and in full force and effect, in each such case, in all material respects; (ii) as of the date of this Agreement, the Company and its Subsidiaries, as applicable, are not and, to the Knowledge of the Company, no other party to such Real Property Lease is in default under such Real Property Lease or breach in any material respect under the terms of any such Real Property Lease; (iii) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and (v) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property, subject to no Liens other than Permitted Liens.

(c) As of the date of this Agreement, neither the Company nor any Subsidiary has received any written notice from any party that it is in violation in any material respect of any zoning, use, occupancy, building, regulation, ordinance or other law, relating to any Real Property.

(d) As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened condemnation proceedings, lawsuits, administrative actions or investigations, or other legal proceedings with respect to any Real Property and/or impacting the operations thereon, in each case, in which would be material to the Company and its Subsidiaries taken as a whole.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the Real Property constitutes all of the real property used or held for use in connection with the businesses of the Company and its Subsidiaries and are adequate to conduct such business as currently conducted.

Section 3.13 Customers. Since March 31, 2011 and as of the date hereof, the Company has not received written notice of the intention of any of its top four customers (measured by amounts received from such customers during the 12 month period ended March 31, 2012) to, and to the Knowledge of the Company, no such customers intend to, cease doing business or reduce in any material respect the business transacted with the Company, or terminate any Material Contract to which it is a party.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule identifies as of the date of this Agreement (i) each item of Registered IP owned by the Company or any Subsidiary, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

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(b) Other than Liens imposed pursuant to the Existing Credit Facility, the Company and the Subsidiaries exclusively own all right, title, and interest to and in the material Company IP free and clear of any Liens (other than Permitted Liens). No Person, including any employee, officer, directors, consultant or contractors of the Company who is or was otherwise involved in the creation or development of any material Intellectual Property for the Company or any Subsidiary, has asserted, and to the Knowledge of the Company, no such Person has, any legal right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any material Company IP.

(c) To the Knowledge of the Company, all material Company IP that is Registered IP is subsisting, valid and enforceable. Each registration, filing, issuance and/or application in respect of each item of material Registered IP that is required to be listed on Section 3.14(a) of the Company Disclosure Schedule (i) has not been abandoned or canceled, and (ii) has been maintained effective in all material respects by all requisite filings, renewals and payments. No interference, opposition, reissue, reexamination or other Proceeding of any nature is pending or, to the Knowledge of the Company, threatened in writing in which the scope, validity or enforceability of any material Company IP is being or could reasonably be expected to be contested or challenged.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has in the three year period immediately preceding the date of this Agreement, infringed, misappropriated, diluted or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Company IP.

(e) To the Knowledge of the Company, the Company and the Subsidiaries own or have the right to use without payments to any other Person (except pursuant to Contracts set forth on Section 3.09(a)(i) of the Company Disclosure Schedule and licenses to commercially available Software) all material Intellectual Property and material Intellectual Property Rights necessary for or used in connection with the operation of their business as currently conducted. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will result in the loss or impairment of any rights of the Company or any Subsidiary in any material Intellectual Property.

(f) To the Knowledge of the Company, the Company and the Subsidiaries have not in the four year period immediately preceding the date of this Agreement infringed, misappropriated, diluted or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution or similar claim or Proceeding regarding Intellectual Property Rights is pending, or to the Knowledge of the Company threatened in writing against the Company or any Subsidiary or against any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or Proceeding.

(g) The Company is taking and has in the four year period immediately preceding the date of this Agreement taken all reasonable steps to maintain, police and protect each item of material Company IP, including reasonable steps to protect material Company trade secrets. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any material Company IP in the four year period immediately preceding the date of this Agreement.

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Section 3.15 Information Technology. The Company IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted without material disruption and have not malfunctioned or failed within the past year in a manner which would have a material adverse impact on the ability of the Company and its Subsidiaries to operate their business. The Company IT Assets are sufficient for the current needs of the Company and the Subsidiaries in all material respects. The Company and its Subsidiaries have in place commercially reasonable backup, data storage, system redundancy and disaster avoidance and recovery procedures and facilities.

Section 3.16 Insurance Coverage. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all current material property and liability insurance policies of the Company and its Subsidiaries (the “Insurance Policies”). All such Insurance Policies are in full force and effect and neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, the counterparties thereto, are in breach, in any material respect, of the terms of such Insurance Policies. There are no material claims by the Company or any of its Subsidiaries under any such Insurance Policy as to which any insurance company is denying liability in writing or defending under a reservation of rights clause; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage with respect to such Insurance Policies as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially impair the Company’s ability to conduct the operation of its business as presently conducted.

Section 3.17 Licenses and Permits.

(a) The Company and its Subsidiaries possess all material licenses, franchises, permits, certificates, Consents or other similar authorizations of Governmental Authorities necessary to carry on and operate their business as presently conducted (collectively, the “Permits”). Except as would not materially and adversely impact the Company’s or its Subsidiaries’ ability to carry on their business as presently conducted, the Permits are valid and in full force and effect and the Company and its Subsidiaries are in compliance with such Permits. The Company has received no written notice from a Governmental Authority that any such Permit will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby.

(b) Neither the Company nor any of its Subsidiaries has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission, or its predecessor the Federal Highway Administration, as a result of a compliance review, which is material to the Company and its Subsidiaries, taken as a whole, and there is no Proceeding pending, or to the Knowledge of the Company, threatened, that could result in an unsatisfactory or conditional safety and fitness rating.

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Section 3.18 Tax Matters.

Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have duly and timely filed or caused to be duly and timely filed with the appropriate Tax Authority all material Tax Returns required to be filed by them. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the Company or its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Since January 1, 2009, no claim in writing has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or its Subsidiaries are or may be subject to material taxation by that jurisdiction.

(b) The material unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).

(c) No material deficiencies for Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed by any Tax Authority that have not been settled. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of material Taxes or agreed to any extension of time (which waiver or extension is currently in effect) with respect to a material Tax assessment or deficiency, nor has any request (which request is currently in effect) been made in writing for any such extension or waiver.

(e) There are no material Liens for Taxes upon any property or asset of the Company or its Subsidiaries other than Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of any installment sale or other transaction occurring prior to the Closing Date, any accounting method change or agreement with any Taxing Authority made or entered into prior to the Closing Date, or any prepaid amount received prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries are party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (other than any such agreements or Contracts that are customary ordinary course commercial agreements or Contracts not primarily related to Taxes).

(h) The Company has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries have been a member of an affiliated group filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries have liability for the Taxes of any Person (other than of the Company or a Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

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(j) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(k) Neither the Company, any of its Subsidiaries, nor any of their Affiliates or predecessors by merger or consolidation have been a party to any transaction intended to qualify under Section 355 of the Code.

(l) At all times since January 1, 2007, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available), and each Subsidiary of the Company has been a valid qualified subchapter S Subsidiary within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in applicable jurisdictions) (excluding any period during which such Subsidiary was not a Subsidiary of the Company). Each of the Company and its Subsidiaries will maintain such status up to and including the day immediately preceding the Closing Date.

Section 3.19 Employees and Employee Benefit Plans.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material Employee Plan.

(b) The Company has delivered to Parent (i) accurate and complete copies of all documents constituting each material Employee Plan, including all amendments thereto (or, if not written, a written summary of its material terms) and all related trust documents, (ii) the most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (iv) all nondiscrimination test reports and summaries for each Employee Plan for the most recent plan year, if applicable, (v) the most recent determination or opinion letter issued by the IRS with respect to each Employee Plan, if any, and any pending request for such a letter, and (vi) all filings made under the Employee Plan Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c) No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), a “multiple employer plan” (within the meaning of ERISA and the Code) or other pension plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or, at any time within the past six (6) years, has sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a Multiemployer Plan, multiple employer plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) The Company has performed all material obligations required to be performed under Applicable Laws with respect to each Employee Plan and are not in default or violation of any Employee Plan. Each Employee Plan complies in all material respects in form and

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operation with, and has been administered in all material respects in accordance with, its terms and is in compliance in all material respects with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code and any trust which is a part of any such Employee Plan and intended to be Tax exempt under Section 501(a) of the Code, are subject to a favorable determination letter or opinion letter from the Internal Revenue Service, and to the Knowledge of the Company, no fact or event has occurred or exists that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the Tax-exempt status of such Employee Plan’s related trust.

(e) To the Knowledge of the Company, no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Employee Plan which would reasonably be expected to result in any material liability to the Company. To the Knowledge of the Company, neither the Company nor any other fiduciary for which the Company has any indemnity obligation has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any employee, director or consultant of the Company or its Subsidiaries to severance pay, change in control or similar payments or benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable to any employee, director or consultant of the Company or its Subsidiaries or trigger any other material obligation pursuant to, any Employee Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any employee, director or shareholder of the Company who is a “disqualified individual” (within the meaning of Section 280G of the Code) under any Employee Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). There is no Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) None of the Employee Plans provide for material post-employment life or health insurance, or other welfare benefits coverage for any employee, consultant or director of the Company or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other Applicable Law. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(i) With respect to the Employee Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than routine claims for benefits) under the terms thereof, or with respect thereto, or under any Applicable Law.

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(j) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Plans as of the date of this Agreement have been made in all material respects by the due date thereof (including any valid extension), or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements.

(k) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against or involving, any Employee Plan, the assets of any of the trusts under such Employee Plan or the sponsor or administrator of any Employee Plan, or against any fiduciary of an Employee Plan (other than routine claims for benefits) that would result in any material liability, including any audit or inquiry from the Internal Revenue Service or the United States Department of Labor or other Governmental Entity, and to the Knowledge of the Company, there are no facts that could give rise to any material liability in the event of any such action.

(l) Except as set forth in Section 3.19(l) of the Company Disclosure Schedule, the Company does not sponsor, maintain or contribute to, and has not sponsored, maintained or contributed to, any material employee benefit plan, program, or other arrangement providing compensation or benefits to any current or former employee or service provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

(m) Each Person providing services to the Company that has been characterized as a consultant or independent contractor and not an employee has, to the Knowledge of the Company, been properly characterized as such and the Company does not have any material liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company.

(n) Each Employee Plan is either exempt from or has been established, documented, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder. To the extent an Employee Plan has been corrected without penalty in accordance with guidance issued by the Internal Revenue Service prior to the Effective Time, it shall be considered maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder for purposes of this Section 3.19.

Section 3.20 Labor Matters.

(a) Except for the Bargaining Agreements, neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other material agreement or understanding with a labor union or labor organization, nor is there any pending or, to the Knowledge of the Company, threatened, nor has there been in the past two (2) years, any labor strike, walkout, work stoppage, slow-down, lockout or other material labor dispute involving the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment, employment practices and terms and

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conditions of employment. Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Government Authority against the Company or any other material Proceedings pertaining to any employment practices of the Company.

(c) Since January 1, 2012, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.

(d) As of the date of this Agreement, to the Knowledge of the Company, neither of the persons identified on Section 3.20(d) of the Company Disclosure Schedule has delivered to the Company written notice to terminate employment with the Company, nor, as of the date of this Agreement, does such person plan to terminate employment.

Section 3.21 Environmental Matters. To the Knowledge of the Company:

(a) no written notice, notification, demand, request for information, citation, summons or order has been received, no written complaint has been filed, no penalty has been assessed, and no Proceeding is pending or threatened in writing by any Governmental Authority or other Person relating to the Company or any Subsidiary and that would reasonably be expected to result in material liability relating to or arising out of any Environmental Law;

(b) the Company and each Subsidiary is, and has at all times since January 1, 2009 been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; and

(c) there are no conditions or circumstances that are reasonably likely to result in material liability under Environmental Laws.

Section 3.22 Affiliate Transactions. Other than as set forth on Section 3.22 of the Company Disclosure Schedule, since January 1, 2012, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.23 Finders’ Fees. Except for Stifel Nicolaus & Company, whose fees and expenses in connection with the Merger Transactions shall not exceed the amount of fees set forth on Section 3.23 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

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Section 3.24 Company Liability. Immediately prior to the Effective Time, the Debt Liability shall not exceed the amount set forth in Section 3.24 of the Company Disclosure Schedule.

Section 3.25 No Dividends Payable; Promissory Notes. As of the date of this Agreement, the Company has declared no dividends that have not yet been paid or converted into promissory notes (other than the $24.5 million dividend payable to CenTra, Inc.) and the dividends or distributions that have been converted into promissory notes are set forth in Section 3.25 of the Company Disclosure Schedule.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY SHAREHOLDERS

Section 4.01 Existence and Power; Authority; Non-contravention. Each of the Company Shareholders, jointly and severally, represents and warrants to Parent that:

(a) Existence and Power; Authority. Such Company Shareholder has all necessary power and authority to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Trust has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of formation, and the Trustee of such Trust, in his capacity as Trustee, is duly authorized to execute, deliver and perform this Agreement, the Ancillary Agreements, the Written Consents and the other documents contemplated hereby to which such Trust is a party. Assuming this Agreement and each Ancillary Agreement to which such Company Shareholder is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Company Shareholder is a party constitutes the legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-contravention. The execution, delivery and performance by such Company Shareholder, individually or in his capacity as Trustee of the applicable Trust, if applicable, of this Agreement, the Ancillary Agreements, the Written Consents and the other documents contemplated hereby and the consummation by such Trustee, in his capacity as trustee of the applicable Trust, of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the trust documents or any similar organizational documents of the applicable Trust. The consummation by such Company Shareholder of the transactions contemplated hereby do not and will not contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law applicable to such Company Shareholder.

Section 4.02 Title to Shares. Each Company Shareholder is the sole record and beneficial owner, free and clear of any and all Liens (other than restrictions on transfer imposed by federal and state securities laws), of the shares of Company Common Stock and Parent Common Stock set forth opposite such Company Shareholder’s name on Section 3.05(a) of the

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Company Disclosure Schedule, and the shares of the Company Common Stock and Parent Common Stock set forth therein constitute all of the Equity Interests of the Company and Parent beneficially owned or held of record by the Controlling Shareholder.

Section 4.03 Finders’ Fees. Except for Stifel Nicolaus & Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Company Shareholder who is entitled to any fee or commission from such Company Shareholder in connection with the transactions contemplated by this Agreement.

Section 4.04 Acquisition of Investment; Accredited Investor; Transfer Restrictions.

(a) Acquisition for Investment. Each Company Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the Ancillary Agreements. Each Company Shareholder is acquiring shares of Parent Common Stock for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling shares of Parent Common Stock.

(b) Accredited Investor. Each Company Shareholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Parent Common Stock and such Company Shareholder has the ability to bear the economic risks of its prospective investment in the Parent Common Stock and can afford the complete loss of such investment. Each Company Shareholder is acquiring the Parent Common Stock solely for its own account or accounts managed by it.

(c) Transfer Restrictions. Each Company Shareholder understands and agrees (i) that the Parent Common Stock to be acquired by it pursuant to the transactions contemplated by this Agreement will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and applicable state securities laws and have not been registered under the Securities Act, and that Parent shall not be required to effect any registration of the Parent Common Stock under the Securities Act or any state securities law, except as contemplated in the Amended and Restated Registration Rights Agreement and (ii) that the shares of Parent Common Stock it acquires pursuant to the transactions contemplated by this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

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ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise disclosed in the Parent SEC Documents (as defined herein) (other than forward looking disclosures set forth in any risk factor sections, any disclosures in any section relating to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature, in each such case, other than the factual information contained therein), and subject to Section 12.05, except as set forth the Parent Disclosure Schedule, Parent represents and warrants to the Company Shareholders as follows:

Section 5.01 Corporate Existence and Power.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted. Parent is, in all material respects, duly licensed and qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified.

(b) Each of Parent’s Subsidiaries is a corporation, partnership or other Person duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of Parent’s Subsidiaries is, in all material respects, duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified. Section 5.01(b) of the Parent Disclosure Schedule sets forth the name of each Subsidiary of Parent, and with respect to Parent and each Subsidiary: (i) the jurisdiction of its incorporation or organization and (ii) its ownership, including the name of each holder of an Equity Interest in such Subsidiary and the amount of the Equity Interest in each such Subsidiary held by such Person.

Section 5.02 Corporate Authorization.

(a) Each of Parent, Merger Sub and Sister Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, Merger Sub and Sister Sub of this Agreement and each Ancillary Agreement to which they are party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Sister Sub subject to the receipt of Parent Shareholder Approvals. Assuming this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Sub is a party has been duly authorized, executed and delivered by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Sub is a party constitutes the legal, valid and binding obligation of Parent, Merger Sub and Sister Sub, enforceable against each of them as the case may be, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles. No approval of the shareholders of Parent is required to consummate the transactions contemplated hereby other than the affirmative approval of the holders of a majority of the shares of the Parent Common Stock, in accordance with NASDAQ Rule 5635(d) (the “Parent Shareholder Approval”).

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(b) At a meeting duly called and held, and upon the affirmative recommendation of the Special Committee, the Parent Board of Directors has unanimously adopted this Agreement and approved the Merger Transactions, including the issuance of Parent Common Stock pursuant to the terms of this Agreement.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent, Merger Sub and Sister Sub of this Agreement and the Ancillary Agreements to which such Person is a party and the consummation by Parent, Merger Sub and Sister Sub, as the case may be, of the transactions contemplated hereby and thereby require no action by or in respect of, or Consent of, any Governmental Authority other than (i) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan, the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan increasing to 100,000,000 shares of Parent Common Stock the authorized capital stock of Parent, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, and (iii) any actions or Consents, the absence of which would, individually or in the aggregate, reasonably be expected to materially impair Parent or its Subsidiaries or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.04 SEC Filings. Since January 1, 2009, Parent has filed or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished, as applicable by it under the Securities Act and the Exchange Act (any such documents filed or furnished, as applicable, since such date, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). Parent SEC Documents, including any financial statements or schedules included therein, at the time filed or furnished, as applicable, or in the case of registration statements, on their respective effective dates (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be (and each as in effect as of the date such Parent SEC Document was filed) and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents. No Subsidiary of Parent is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The financial statements included in Parent SEC Documents (the “Parent Financial Statements”) (i) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, (ii) have been prepared in accordance with GAAP as in effect as of the dates of such financial statements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved), and (iii) fairly present, in all material respects, the consolidated financial position and the

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consolidated results of operations, and cash flows and changes in shareholders’ equity of Parent and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.

Section 5.05 Non-contravention. Except as set forth on Section 5.05 of the Company Disclosure Schedule, the execution, delivery and performance by each of Parent, Merger Sub and Sister Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation of by each of Parent, Merger Sub and Sister Sub of the transactions contemplated hereby and thereby do not and will not (i) assuming the Parent Shareholder Approval is received, contravene, conflict with, or result in any violation or breach of any provision of the Parent Articles of Incorporation, the Parent Bylaws or Parent’s other organizational documents or the organizational documents of any of the Parent’s Subsidiaries (including Merger Sub and Sister Sub), (ii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law applicable to Parent or its Subsidiaries, (iii) assuming compliance with the matters referred to in Section 3.03 and Section 5.03, (A) require any Consent by any Person, (B) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or (C) cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent, Merger Sub, Sister Sub or any of their respective Subsidiaries is entitled, in each case of subclauses (A) through (C), under any provision of any Contract binding upon Parent, Merger Sub, Sister Sub or any of the respective Subsidiaries or any material permit relating to Parent, any of its Subsidiaries, or any of their respective businesses, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the Merger Transactions or to have a Parent Material Adverse Effect.

Section 5.06 Capitalization.

(a) The authorized capital stock of the Parent consists of, as of the date of this Agreement, 40,000,000 shares of Parent Common Stock, and, assuming the Parent Shareholder Approval is received and the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan, as of the Closing Date, will consist of 100,000,000 shares of Parent Common Stock, and as of each such date, 5,000,000 preferred shares, no par value (“Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”). As of the date of this Agreement, (i) there were outstanding 15,490,954 shares of Parent Common Stock and 631,529 shares of Parent Common Stock held in treasury and (ii) there were no outstanding shares of Parent Preferred Stock. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued Parent Capital Stock or other Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests in Parent or any of its Subsidiaries.

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(b) Except as set forth in Section 5.06(b) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.

(c) Parent and its Subsidiaries do not, directly or indirectly, have any Equity Interest in any other corporation, partnership, or other Person other than as set forth in Section 5.01(b) of the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, provide funds to, make any future equity investment in, or capital contributions, material loans or material advance to, any third-party. Other than as set forth in Section 5.01(b) of the Parent Disclosure Schedule, all outstanding Equity Interests of each of Parent’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and is owned, beneficially and of record, by Parent or one or more of its wholly-owned Subsidiaries free and clear of all Liens.

Section 5.07 Formation and Ownership of Merger Sub and Sister Sub; No Prior Activities.

(a) Merger Sub and Sister Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub and the outstanding membership interests of Sister Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Merger Sub or Sister Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.08 Litigation.

(a) As of the date hereof, there is no pending Proceeding, or to the knowledge of Parent, threatened in writing, that (i) challenges the Merger or any of the other transactions contemplated by this Agreement or (ii) if adversely decided, could reasonably be expected to delay or prevent the consummation of the Merger Transactions or any of the other transactions contemplated by this Agreement.

(b) As of the date hereof, there is no material order, writ, injunction, judgment or decree of any Governmental Authority to which Parent, its Subsidiaries or any of the assets

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owned or leased by Parent, is subject, that challenges the Merger or any of the other transactions contemplated by this Agreement or that could reasonably be expected to delay or prevent the consummation of the Merger Transactions or any of the other transactions contemplated by this Agreement.

Section 5.09 Absence of Certain Changes. Since December 31, 2011 there has not been a Parent Material Adverse Effect.

Section 5.10 Authorized Shares; Proposed Financing.

(a) As of the date hereof and as of the Closing Date, Parent has, and shall have, reserved a number of authorized, unissued and unreserved shares of Parent Common Stock sufficient to consummate the Merger Transactions.

(b) Assuming receipt of all the proceeds contemplated by the Proposed Financing at the Closing by Parent and/or any of its Subsidiaries, Parent, Sister Sub and Merger Sub will have at and after the Closing funds sufficient to (i) pay any and all fees and expenses required to be paid by Parent, Sister Sub, Merger Sub and the Surviving Company in connection with the Merger Transactions and the Proposed Financing, and (ii) pay the Parent Indebtedness and the amounts set forth in the Company Shareholder Payoff Letters.

Section 5.11 Exemption from Registration. Assuming the accuracy of the representations and warranties of the Company Shareholders in Section 4.04, the issuance of the Parent Common Stock to be issued as Merger Consideration by Parent to the Company Shareholders pursuant to and in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act. Neither Parent nor any Person acting at its direction has taken any action (including any offering of any securities or Parent Common Stock under circumstances which would require the integration of such offering with the offering of any Parent Common Stock to be issued as Merger Consideration pursuant to this Agreement under the Exchange Act) which would subject the offering, issuance, exchange or sale of any Parent Common Stock to be issued as Merger Consideration to any Company Shareholders pursuant to this Agreement to the registration requirements of the Exchange Act.

Section 5.12 Finders’ Fees. Except for Evercore Group, L.L.C. (the “Special Committee Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or Sister Sub who is entitled to any fee or commission from Parent, Merger Sub or Sister Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 6.

COVENANTS

Section 6.01 Conduct of the Parties and their Respective Subsidiaries.

(a) From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law or pursuant to the written consent of Parent (with

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approval authorized by the Special Committee) (in both cases, not to be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to (i) conduct its operations in all material respects only in the ordinary course of business consistent with past practice (for the avoidance of doubt, the Company may accelerate capital expenditures); (ii) use commercially reasonable efforts to preserve intact its present business operations and organization; (iii) use commercially reasonable efforts to maintain in effect all of its Permits; (iv) use reasonable efforts to keep available the services of its officers and key employees; and (v) use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law, or pursuant to the written consent of Parent (with approval authorized by the Special Committee) (in both cases, not to be unreasonably withheld), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or otherwise change any organizational document of the Company or any of its Subsidiaries, including the Company Articles of Incorporation and the Company Bylaws (whether by merger, consolidation or otherwise);

(ii) merge or consolidate with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or form or acquire any Subsidiaries;

(iii) redeem Company Common Stock, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or a combination thereof (other than (A) dividends and distributions otherwise permitted to be declared and paid pursuant to the Existing Credit Facility and (B) dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any such securities, except for distributions of such securities by any Subsidiary of the Company to the Company and to any other Subsidiary including the grant of any Equity Interests under the Company Equity Plan;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries including the grant of any Equity Interests under the Company Equity Plan;

(v) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures in the ordinary course of business not to exceed $7,000,000 in the aggregate;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity securities or business, other than acquisitions in the ordinary course of business consistent with past practice with a purchase price (including assumed indebtedness) that does not exceed $100,000 individually $500,000 in the aggregate;

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(vii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property, assets, securities, interests or businesses of the Company or any of its Subsidiaries, except pursuant to existing Material Contracts that have been included in the Company Disclosure Schedule or the sale or purchase of goods in the ordinary course of business, or enter into any commitment or transaction outside the ordinary course of business;

(viii) sell, transfer, assign, license, abandon, dedicate to the public, fail to maintain, permit to lapse or otherwise dispose of any material Company IP, or permit any registration thereof to lapse, or otherwise dispose of or license any rights of the Company or any of its Subsidiaries in or to any material Intellectual Property or material Intellectual Property Rights, except, in each case, those activities conducted in the ordinary course of business, it being understood that neither the sale, transfer, or assignment of any Company IP material to the business of the Company nor the entering into any exclusive licensing arrangement with respect to material Intellectual Property or material Intellectual Property Rights are activities conducted in the ordinary course of business;

(ix) make any loans, advances or capital contributions to, or investments in, any (A) Related Person or (B) any other Person, in each case, for purposes of clause (B) only, in excess of $1,000,000, except to and by any wholly-owned Subsidiary of the Company to the Company or by the Company to any of its wholly-owned Subsidiary;

(x) incur Debt or issue any Debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for Debt, in each case other than (A) for borrowings under the Company’s existing Debt and/or credit facilities in the ordinary course of business, or (B) Company Shareholder Notes;

(xi) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business;

(xii) enter into any Contract that would constitute a Material Contract if such Contact were in place as of the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xiii) enter into any Contract imposing any restriction in a material respect on the Company’s or any of its Subsidiaries’ right or ability to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of the Company or its Subsidiaries (other than in connection with the Proposed Financing);

(xiv) enter into, amend or modify in any respect or terminate any Contract with a Related Person;

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(xv) forgive any loans to any Related Person;

(xvi) fail to keep in force the Insurance Policies or replacements thereof;

(xvii) (A) grant to any employee, director, officer or consultant any right to receive, or any material increase in, change of control, severance, retention or termination compensation or benefits, (B) materially increase the compensation or benefits of any employee, director, officer or consultant, except in the case of normal increases in the ordinary course of business consistent with past practice, (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into, amend modify or terminate any Bargaining Agreement or Employee Plan, except to the extent required by Applicable Law and the terms of such Bargaining Agreement or Employee Plan in existence on the date of this Agreement, (D) accelerate the vesting or payment of any compensation or benefits under any Employee Plan, or (E) grant any equity awards under any Employee Plan;

(xviii) change the Company’s or any if its Subsidiaries’ methods of accounting or accounting practices, except as required by concurrent changes in GAAP;

(xix) compromise, settle or agree to settle any material Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xx) waive, release, assign, settle or compromise any claims in excess of $500,000 held by the Company or any of its Subsidiaries;

(xxi) make, change or revoke any material Tax election; compromise, settle or agree to settle any material claim or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any material method of Tax accounting; file any amended material Tax Return; enter into or amend any Tax allocation agreement, Tax sharing agreement, Tax separation agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xxii) between the Measurement Date and the Effective Time, make any payment to a Related Person outside the ordinary course of business consistent with past practice, other than (A) such payments that are required by the terms of the Contracts set forth on Section 3.22 of the Company Disclosure Schedule, (B) which are otherwise on arms-length terms, or (C) the dividends permitted by Section 6.01(a)(iii); or

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(xxiii) agree, resolve or commit to do any of the foregoing.

(b) From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as required by Applicable Law or pursuant to the written consent of the Company (not to be unreasonably withheld), Parent shall, and shall cause each of its Subsidiaries to (i) conduct its operations only in the ordinary course of business consistent with past practice (for the avoidance of doubt, Parent may accelerate capital expenditures); (ii) use commercially reasonable efforts to preserve intact its present business operations and organization; (iii) use commercially reasonable efforts to maintain in effect all of its material permits; (iv) use reasonable efforts to keep available the services of its officers and key employees; and (v) use commercially reasonable efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by Applicable Law, or pursuant to the written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to:

(i) amend or otherwise change any organizational document of Parent or any of its Subsidiaries (whether by merger, consolidation or otherwise) other than the filing of a Certificate of Amendment to the Articles of Incorporation of Parent with the Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division of the State of Michigan increasing to 100,000,000 shares of Parent Common Stock the authorized capital stock of Parent;

(ii) merge or consolidate with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries or form or acquire any Subsidiaries; or

(iii) agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Shareholder Approval. One Business Day following the date hereof, the Company Shareholders shall deliver to the Company and Parent the Company Written Consent, which shall constitute the Company Shareholder Approval.

Section 6.03 Parent Shareholder Approval. One Business Day following the date hereof, the Company Shareholders shall deliver to Parent the Parent Written Consent, which shall constitute the Parent Shareholder Approval.

Section 6.04 Payoff Letters. The Company shall use reasonable best efforts to obtain no later than one Business Day prior to the Closing Date, one or more payoff letters, dated no more than three Business Days prior to the Closing Date, with respect to all Closing Indebtedness of the Company or its Subsidiaries owed to the lenders or other payees of the Company or its Subsidiaries and the amounts payable to such lenders or other payees thereof to (i) satisfy such Closing Indebtedness owed to such Lender or other payee as of the Closing and (ii) terminate and release any Liens related thereto (each, a “Company Payoff Letter”).

Section 6.05 Company Shareholder Covenant. None of the Company Shareholders nor MJM shall become Beneficial Owners of any additional shares of Parent Common Stock after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10 hereof.

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ARTICLE 7.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) As promptly as practicable after the execution of this Agreement, subject to Section 7.02, each party to this Agreement shall cooperate with one another and (i) shall make all filings and give all notices reasonably required to be made and given by such party to any Governmental Authority in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger, and (ii) shall use reasonable best efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law) by such party from such Governmental Authority in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger. Each party shall use its reasonable best efforts to furnish to the other parties all information reasonably requested in writing that is required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each party shall promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall (i) require Parent and its Subsidiaries to agree to or effect (A) any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any of businesses or assets of Parent, the Company, Transitory Surviving Corporation or Surviving Company or (B) any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, operations, liabilities, condition (financial or otherwise) results of operations or prospects of Parent, the Company, Transitory Surviving Corporation or Surviving Company or (ii) require the Company and its Subsidiaries to agree to or effect any of the foregoing unless requested to do so by the Special Committee.

(d) In furtherance and not in limitation of the foregoing, each of Parent, the Company and the Company Shareholders shall make an appropriate filing of a Notification and Report Form or Forms pursuant to the HSR Act with respect to the transactions contemplated by this

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Agreement as promptly as practicable and in any event within 10 Business Days of the date of this Agreement. Parent, the Company and the Company Shareholders shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust, competition or trade regulation law or related matters. Each party shall bear its own attorneys’ fees, costs and expenses incurred in connection with the filings pursuant to this Section 7.01(d); provided, however, that Parent and the Company shall each pay 50% of all filing fees required to be paid by any party hereto pursuant to the HSR Act in connection with the transactions contemplated hereby.

(e) Each such party shall promptly inform the other parties hereto of any oral communication with any Governmental Authority regarding any such filings or any such transaction.

(f) No party hereto shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Each party shall promptly furnish to the other parties copies of any notices or written communications it receives from any Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, and such party shall permit counsel to the other parties (including counsel to the Special Committee) an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to Governmental Authority or other third party, including the Federal Trade Commission and Department of Justice, concerning the transactions contemplated by this Agreement and the Ancillary Agreements. Each party agrees to provide the other parties and their counsel (including counsel to the Special Committee) the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates, agents or advisors, on the one hand, and any Governmental Authority or other third party, including the Federal Trade Commission and the Department of Justice, on the other hand, concerning or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.02 Consents. Parent and the Company shall use their commercially reasonable efforts to obtain at the earliest practicable date all Consents required under any Material Contracts with respect to the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Material Contract; provided, however, that, except as provided in Section 9.02(c) hereof, each of the parties hereto acknowledge and agree that obtaining such Consents shall not be a condition to Closing.

Section 7.03 Notices of Certain Events. From the date of this Agreement until the Effective Time, each party shall give prompt notice to the other parties of:

(a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

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(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; and

(c) any claim or Proceeding commenced or, to its Knowledge, threatened in writing, that relates to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any inaccuracy in or breach of any representation, warranty or covenant made by such party contained in this Agreement which would reasonably be likely to result in a failure of a condition set forth in Article 9; and

(e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely.

No such notice shall cure any breach of any representation, warranty covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.04 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated June 13, 2012 (the “Confidentiality Agreement”).

(b) Each party agrees that no public release or announcement concerning the transactions contemplated by this Agreement and the Ancillary Agreements shall be issued without the prior written consent of Parent (after Parent has used commercially reasonable efforts to seek the approval of the Special Committee and considered in good faith the views of the Special Committee in connection with such public release or announcement) and the Company (which consents shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant Person is subject, in which case the Person required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and consider such comment, in good faith. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, Parent and the Company.

Section 7.05 Information Statement. As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the transaction contemplated hereby (together with any amendments or supplements thereto,

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the “Information Statement”). The Company shall furnish all information as may be reasonably requested by Parent relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement in connection with the preparation, filing and distribution of the Information Statement. Parent shall use its reasonable best efforts to respond and resolve as promptly as reasonably practicable to all comments of the SEC with respect to the Information Statement. Parent agrees to provide the Company and its counsel with copies of any written comments, and shall inform the Company of any oral comments, in each such case, including any request by the SEC for any amendment to the Information Statement or for additional information, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement, in each such case, promptly after receipt of such comments or requests, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration in good faith to the additions, deletions or changes suggested thereto by the Company and its counsel. No filing of, or amendment or supplement to, the Information Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Parent shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its shareholders. Each of Parent, Sister Sub, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading and Sister Sub, Merger Sub and the Company agree to notify Parent promptly of any information discovered by Sister Sub, Merger Sub or the Company, as applicable, regarding itself or its shareholders that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.06 Proposed Financing.

(a) Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Proposed Financing on the terms and conditions no less favorable in the aggregate in any material respect to Parent and its Subsidiaries (including, as of the Closing, the Company and its Subsidiaries) taken as a whole than as described in Section 7.06 of the Company Disclosure (such terms, the “Proposed Financing Terms”), including using reasonable best efforts to (i) negotiate as promptly as practicable and enter into definitive agreements with respect thereto, (ii) satisfy on a timely basis, or obtain the waiver of, all conditions and covenants applicable to the borrower in such definitive agreements, and (iii) consummate the Proposed Financing at the Closing. Parent and the Company shall keep each other informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and consummate the Proposed Financing (including by providing draft agreements and being available for discussion of the status of any such draft agreements, in each case to the extent requested).

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(b) Prior to the Closing, Parent and the Company shall use reasonable best efforts to provide, and to cause their respective Subsidiaries and its and such Subsidiaries’ Representatives to provide, cooperation that is reasonably requested by the other party or any Financing Source in connection with the arrangement and syndication of the financing contemplated by the Proposed Financing to the extent customary or necessary in connection with the arrangement and syndication of financing similar to the Proposed Financing.

(c) Notwithstanding anything in this Agreement to the contrary, (i) neither Parent nor the Company nor any of their respective Subsidiaries shall (A) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Proposed Financing unless and until the Closing occurs or (B) incur any other liability (other than as set forth in this Agreement) in connection with the Proposed Financing unless and until the Closing occurs, and (ii) no Person that is a director or officer (or member of such other comparable governing body) of Parent or the Company or any of their respective Subsidiaries shall be required to take any action in such capacity that would result in personal liability with respect to the Proposed Financing. Parent and the Company each hereby consent to the use of its and its Subsidiary’s logos in connection with the Proposed Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Parent, the Company, or any of their respective Subsidiaries.

Section 7.07 Indemnification of Officers and Directors.

(a) Parent, Merger Sub and Sister Sub agree that all rights to indemnification, advancement of expenses and limitations of liability for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement under the Company Articles of Incorporation or Company Bylaws in favor of the current and former directors and officers of the Company (the “Covered Persons”) shall survive the Merger and the Subsequent Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall assume the obligation to, and cause the Surviving Company to, fulfill and honor (and not amend, modify or repeal in any way) such obligations to the maximum extent permitted by Applicable Law. From and after the Effective Time for a period of six years, each of Parent and the Surviving Company shall, to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by Applicable Law), to the same extent that such persons are entitled to indemnification pursuant to the Company Articles of Incorporation or Company Bylaws as in effect as of the date hereof, each Covered Person, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Covered Person. In the event of any such Proceeding, Parent and the Surviving Company shall reasonably cooperate with the Covered Person in the defense of any such Proceeding.

(b) The provisions of this Section 7.07 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current and former director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current or former director or officer and his or her heirs and personal representatives may have under the Company Articles of Incorporation, Company Bylaws or other organizational document of the Company or any Contract or Applicable Law.

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Section 7.08 Section 16 Matters. Prior to the Effective Time, Parent shall take all such actions and steps as may be reasonably required or otherwise reasonably requested by the Company to cause any dispositions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) or acquisitions of Parent Common Stock (including derivative securities of Parent Common Stock) resulting from the transactions contemplated hereby by each individual (either directly or indirectly through an entity) and/or Person who may be a director by deputization who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 7.09 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 7.10 Short-Form Mergers. Until the earlier of (a) four (4) years from the Closing Date or (b) the day after the Company Shareholders and their respective Related Persons no longer beneficially own, in the aggregate, more than seventy percent (75%) of the then-outstanding Parent Common Stock, the Company Shareholders and their respective Related Persons shall not permit Parent to undertake, a merger pursuant to Section 711 of the MBCA (or any successor or replacement statute thereto) or similar statute in any other jurisdiction without the approval of a majority of the independent directors of Parent.

Section 7.11 DIBC Promissory Note. On the Closing Date the Company Shareholders shall cause DIBC Holdings, Inc. to pay all amounts to the Company necessary to satisfy all indebtedness owed by DIBC Holdings, Inc. to the Company pursuant to that certain Non-Negotiable Promissory Date dated March 14, 2012, as amended by that certain Amendment to Promissory Noted effective as of April 23, 2012 (the “DIBC Note”).

ARTICLE 8.

TAX MATTERS

Section 8.01 Tax Returns. The Company Shareholders and the Shareholder Representative shall prepare, or shall cause to be prepared, all Tax Returns required to be filed by the Company or any of its Subsidiaries which reflect items of income, gain, deduction or loss that are reported on the Tax Returns of the Company Shareholders or any other owner of the Company for any Tax period ending on or before the Closing Date regardless of when due (such Tax Returns, the “Flow-Through Returns”). For the avoidance of doubt, the Company Shareholders (or such other owner of the Company) shall pay all Taxes due with respect to any items of income or gain of the Company reflected on such Flow-Through Returns. Such Flow-Through Returns shall be prepared by treating items on such Tax Returns in a manner consistent

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with the past practices of the Company with respect to such items, except as required by Applicable Law (the “Past Practice Requirement”). At least ten Business Days prior to the due date (taking into account any extensions) for filing any such Flow-Through Return, the Shareholder Representative shall submit a copy of such Flow-Through Return to Parent for review and comment (such comments being limited to ensuring that such Flow-Through Return is prepared in a manner consistent with the terms of this Agreement, the Past Practice Requirement and Applicable Law) and shall consider comments in good faith, and such Flow-Through Return shall not be filed without the consent of Parent (not to be unreasonably withheld) in the event such Flow-Through Return would reasonably be expected to cause a material adverse Tax consequence to Parent or its Affiliates in a period beginning on or after the Closing Date. For the avoidance of doubt, from and after the Closing, Parent and the Company shall be responsible for the timely preparation of any Tax Returns of the Company and its Subsidiaries other than Flow-Through Returns and the payment of any Taxes with respect to such Tax Returns; provided, however, that the Company Shareholders shall pay the portion of any such Taxes on such Tax Returns that are payable by the Company Shareholders under (and in satisfaction of) the indemnification provisions in Article 11. After the Closing, without the consent of the Shareholder Representative not to be unreasonably withheld, neither Parent nor any of its Affiliates shall amend any Flow-Through Returns or any other Tax Return of the Company or its Subsidiaries relating to a period (or portion thereof) ending on or prior to the Closing Date. The Company Shareholders and the Shareholder Representative shall have the right, at their sole cost and expense, to control any audit, examination or other proceeding with respect to Flow-Through Returns and may make all decisions taken in connection with such control; provided, that the Company Shareholders and the Shareholder Representative shall not settle any such audit, examination or other proceeding without the consent of Parent not to be unreasonably withheld.

Section 8.02 Cooperation. The Shareholder Representative, the Company Shareholders and Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns filed with respect to the Company and its Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any of its Subsidiaries and in resolving all disputes and audits with respect to all taxable periods relating to such Taxes. The Shareholder Representative, the Company Shareholders and Parent shall agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Tax Authority; (ii) to allow the other party and its Representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

Section 8.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger or the Subsequent Merger (collectively, “Transfer Taxes”) shall be

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paid 50% by the Company Shareholders on the one hand, and 50% by Parent, on the other hand, and Parent and the Company Shareholders will cooperate, at their own expense, in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 8.04 Refunds. Except to the extent a Tax refund or credit is taken into account in the determination of Closing Working Capital, the amount of any Tax refunds or credits relating to Taxes paid prior to the Closing Date by or with respect to the Company or its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date or with respect to which indemnification payments have been made by the Company Shareholders that are actually received after the Closing Date or applied to offset any Taxes of Parent, the Company or any of their Affiliates shall be for the account of the Company Shareholders. Parent shall pay, or cause to be paid, to the Company Shareholders (allocated based on their respective Pro Rata Share) the amount of such refund or credit, within ten (10) days after such refund is received or after such credit or refund is used to offset another Tax liability, as the case may be.

Section 8.05 Adjustment to Merger Consideration. Any payments made pursuant to Section 2.18, Section 8.04 or Article 11 shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

Section 8.06 Other Tax Matters.

(a) The Company Shareholders, the Company, Parent, Merger Sub and Sister Sub intend that, for U.S. federal income tax purposes, (i) the payment of the Company Shareholder Notes (other than the dividend payable to CenTra, Inc. in the amount of $24,500,000, the payment of which shall be treated as in satisfaction of the remaining balance of the dividend payable to CenTra, Inc. declared on December 29, 2006) shall be treated as the repayment of promissory notes previously distributed by the Company to the holder thereof (or its assignor if applicable) and (ii) the Merger and the Subsequent Merger, taken together as a single integrated transaction shall be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the Merger Consideration. Each party shall, and shall cause its Affiliates to, treat the Merger and Subsequent Merger for all Tax purposes consistent with this Section 8.06 unless required to do otherwise by Applicable Law.

(b) The Company, Parent, Merger Sub and Sister Sub hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Parent and the Company will (i) use reasonable best efforts to cause the Merger and the Subsequent Merger to constitute a reorganization under Section 368(a) of the Code and (ii) not take any action after the date hereof that could reasonably be expected to prevent or impede the Merger and the Subsequent Merger from qualifying as a reorganization under Section 368(a) of the Code.

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(d) The Company shall not, and shall not allow any of its Subsidiaries to, enter into any transaction or take any action prior to Closing on the Closing Date that is outside the ordinary course of business (other than any transaction or action contemplated by this Agreement or directed by Parent) and that would reasonably be expected to have material adverse Tax consequences to Parent or any of its Affiliates (including the Company and any of its Subsidiaries) in a Tax period (or portion thereof) beginning on or after the Closing Date.

ARTICLE 9.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of each of the Company, the Company Shareholders, Parent, Sister Sub and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by such party in writing, to the extent permitted by Applicable Law and not specifically prohibited herein, at or prior to the Closing, of the following conditions:

(a) HSR Act; Other Governmental Approvals. Any applicable waiting period under the HSR Act in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Merger Transactions shall have expired or been terminated.

(b) No Injunction; No Applicable Law. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, no Proceeding initiated by any Governmental Authority that seeks to prevent consummation of the Merger shall be pending and no Applicable Law shall have been enacted that is applicable to the Merger and that makes consummation of the Merger illegal.

(c) Proposed Financing. Parent or one of its Subsidiaries (including, as of the Closing, the Company or any of its Subsidiaries) shall have received, or will, contemporaneously with the Closing, receive, aggregate proceeds in respect of the credit facilities contemplated by the Proposed Financing, in an amount not less than that set forth in Section 7.06 of the Company Disclosure Schedule and on terms no less favorable in the aggregate in any material respect to Parent and its Subsidiaries (including, as of the Closing, the Company and its Subsidiaries) taken as a whole than those in Section 7.06 of the Company Disclosure Schedule.

(d) Shareholder Consents. The Parent Written Consent and Company Written Consent shall be in full force and effect.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of each of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (by such party in writing, to the extent permitted by Applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of (i) the Company Fundamental Representations (other than Section 3.05(a)) and the Shareholder Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such Company Fundamental Representations and Shareholder Fundamental Representations that speak as of a particular date, which shall be

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true and correct in all respects as of such date), (ii) the representations and warranties made by the Company in Section 3.05(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects except for de minimis inaccuracies as of such date), (iii) the other representations and warranties made by the Company and the Company Shareholders in Article 3 (other than Section 3.07(a)) and Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct as of such date) in each case with respect to this clause (iii), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood for purposes of determining the satisfaction of this condition to Parent’s and Merger Sub’s obligations that all “Company Material Adverse Effect” qualifications and other materiality and similar qualifications in such representations and warranties shall be disregarded), and (iv) the representations and warranties set forth in Section 3.07(a) shall be true and correct in all respects as of the date of date of this Agreement and as of the Closing Date as if made on the Closing Date.

(b) Covenants. The Company and the Company Shareholders shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Consents. Each of the Consents set forth in Section 9.02(c) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

(d) Certificates. Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer certifying that the conditions set forth in Sections 9.02(a) and 9.02(b), have been duly satisfied;

(e) FIRPTA Certificate. Each Company Shareholder shall deliver or cause to be delivered to Parent, in form and substance reasonably acceptable to Parent, a properly executed affidavit prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) certifying such Company Shareholder’s non-foreign status.

Section 9.03 Conditions to the Obligations of the Company and the Company Shareholders. The respective obligations of each of the Company and the Company Shareholders to consummate the Merger are subject to the satisfaction or waiver (by such party in writing, to the extent permitted by Applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of (i) the Parent Fundamental Representations (other than in Section 5.06(a)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date), (ii) the representations and warranties made by

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Parent in Section 5.06(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects except for de minimis inaccuracies as of such date), (iii) the other representations and warranties made by Parent in Article 5 (other than Section 5.09) of this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date (except for such representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date)in each case with respect to this clause (iii), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood for purposes of determining the satisfaction of this condition to the Company’s and Company Shareholders’ obligations that all “Parent Material Adverse Effect” qualifications and other materiality and similar qualifications in such representations and warranties shall be disregarded) and (iv) the representations and warranties set forth in Section 5.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

(b) Covenants. Parent, Merger Sub and Sister Sub shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Certificates. The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or its Chief Financial Officer certifying that the conditions set forth in Sections 9.03(a) and 9.03(b) have been duly satisfied.

(d) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE 10.

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding the Company Shareholder Approval or the Parent Shareholder Approval:

(a) by mutual written agreement of the Company and Parent (with the approval of Special Committee);

(b) by either the Company or the Special Committee on behalf of Parent, if the Merger has not been consummated on or before December 31, 2012 (such date, the “Initial End Date,” and as such date may be extended below, the “End Date”); provided, however, that in the event that, as of the Initial End Date, all conditions to the Closing set forth in Article 9 have been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing) other than the conditions set forth in Section 9.01(a), 9.01(b) or 9.01(c) the Initial End Date may be extended from time to time by either the Company or the Special Committee on behalf of Parent for an aggregate of up to 90 days upon delivery of written notice thereof to the other; provided further, however, that no party shall be permitted to terminate this Agreement

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pursuant to this Section 10.01(b) if the failure of such party or its Affiliates to perform any covenant or agreement required to be performed under this Agreement at or prior to the Effective Time was the primary cause of, or resulted in, the failure of the Effective Time to occur prior to the Initial End Date;

(c) by either the Company or the Special Committee on behalf of Parent, if a Governmental Authority in the United States shall have issued any order, injunction or other decree, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party whose failure to fulfill its agreements and obligations in this Agreement have been a primary cause of such Governmental Authority issuing such order, injunction or other decree;

(d) by the Special Committee on behalf of Parent, if (i) any representation or warranty of the Company or the Company Shareholders contained in Article 3 or Article 4 of this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Company Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or the Company Shareholders during the 30-day period after Parent notifies the Company or the Company Shareholders, as applicable, in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then the Special Committee on behalf of Parent may not terminate this Agreement under this Section 10.01(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period;

(e) by the Company, if (i) any representation or warranty of Parent contained in Article 5 of this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent, Sister Sub or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent, Sister Sub and/or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period; provided further, however, that if the Company or the Controlling Shareholders had actual knowledge, on or prior to the date hereof of such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 10.01(e);

(f) by the Special Committee, on behalf of Parent, within three (3) Business Days after the date hereof if (a) the Company Shareholders have not delivered the Company Written Consent to the Company and Parent and the Parent Written Consent to the Parent; or

(g) by the Special Committee, or if the Special Committee is no longer in existence, by the Audit Committee on behalf of Parent upon, prior to the Closing, the termination or expiration of the Special Committee, or a material reduction in the authority granted by the Parent Board of Directors to the Special Committee pursuant to resolutions adopted on May 29, 2012, as extended on July 11, 2012.

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The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation of any party (or any Affiliate or Representative of any such party), except with respect to any Damages incurred or suffered by a party, to the extent such Damages were the result of, or otherwise arose from, the fraud or willful and material breach by another party of any provision of this Agreement. For purposes of this Agreement “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement. Notwithstanding anything in this Section 10.02 to the contrary, the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.04 and Article 12 and the Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

Section 11.01 Survival of Representations, Etc.

(a) The representations and warranties made in Articles 3, 4 and 5 of this Agreement shall, in each such case, survive the Closing and shall expire on the second anniversary of the Closing Date, except for (i) the representations and warranties made by the Company in Sections 3.01(a), 3.02, 3.05(a), 3.23 and 3.24 (such representations and warranties, the “Company Fundamental Representations”), which shall survive indefinitely, (ii) the representations and warranties made by the Company Shareholders in Sections 4.01, 4.02 and 4.03 (the “Shareholder Fundamental Representations”), which shall survive indefinitely, (iii) the representations and warranties made by Parent in Sections 5.01(a), 5.02, 5.06(a), 5.07, and 5.12 (the “Parent Fundamental Representations”), which shall survive indefinitely, (iv) the representations and warranties made by the Company in Section 3.21 which shall survive the Closing and shall expire on the sixth anniversary of the Closing Date, and (v) the representations and warranties made by the Company in Section 3.18 which shall survive until sixty (60) days after the expiration date of the applicable statute of limitations. The foregoing shall not limit any party’s right to recover damages resulting from fraud of another party.

(b) All covenants and obligations of the parties set forth in this Agreement shall survive the Closing indefinitely except for (i) such covenants and obligations which are to be performed in their entirety prior to the Closing, which shall survive the Closing until the first anniversary of the Effective Time and (ii) any specific covenants or obligations of a party set forth in this Agreement where a specific sunset period is provided, in which case such covenants or obligations shall survive the Closing for a period of thirty (30) days following the date on which the performance of such covenants or obligations is required to be completed (and with respect to the covenants or obligations set forth in Article 8, until sixty (60) days after the expiration of the applicable statute of limitations).

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(c) The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate on the applicable survival termination date (as set forth in this Section 11.01), unless an Indemnitee shall have made a proper claim for indemnification pursuant to Section 11.02 or Section 11.03, as applicable, and Section 11.04 prior to such termination date. If an Indemnitee has made a proper claim for indemnification pursuant to Section 11.02 or Section 11.03, as applicable, and Section 11.04, prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section 11.01.

Section 11.02 Indemnification by the Company Shareholders and MJM.

(a) From and after the Closing (but subject to the terms and conditions of this Article 11), the Company Shareholders and MJM, jointly and severally, shall hold harmless and indemnify each of the Parent Indemnitees from and against any Damages which are suffered or incurred by any of the Parent Indemnitees which arise from or are a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement or by the Company Shareholders in Article 4 of this Agreement, in each such case, as of the date of this Agreement, but solely to the extent such breach (A) has not been cured prior to the Effective Time or (B) has caused a Parent Indemnitee to suffer Damages following the Effective Time (which for purposes of this clause (i)(B) shall not assume any Contract renewals, extensions, modifications or amendments thereof) (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time), (ii) any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement or by the Company Shareholders in Article 4 of this Agreement, in each such case, as of the Closing Date as if made on the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and (iii) any breach of any covenant or obligation of the Company Shareholders as set forth in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 11.02(c) and 11.02(d), even if a Parent Indemnitee would otherwise be entitled to recover Damages pursuant to this Agreement, no Parent Indemnitee shall be entitled to any indemnification for any Damages pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii) and neither the Company Shareholders nor MJM shall be required to make any indemnification payment for any Damages pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii) unless and until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Parent Indemnitees on a cumulative basis, exceeds an amount equal to $2,768,180 (the “Basket”) in the aggregate, in which case, the Parent Indemnitees shall be entitled to recover only the amount of such cumulative Damages in excess of the Basket.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.02(d), in no event shall the Company Shareholders’ and/or MJM’s aggregate liability arising out of or relating to Section 11.02(a)(i) or Section 11.02(a)(ii) exceed an amount equal to $27,681,804 (the “Cap”).

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(d) The limitations set forth in Sections 11.02(b) and 11.02(c) shall not apply to any claim for indemnification made pursuant to Section 11.02(a)(i) or Section 11.02(a)(ii), in each such case, to the extent such claim arises from or is a result of any breach of a Company Fundamental Representation, Shareholder Fundamental Representation, or the representations and warranties contained in Section 3.18(l); provided, however, that the aggregate maximum liability of the Company Shareholders and MJM collectively for any breach of this Agreement or otherwise hereunder shall not exceed $276,818,042, inclusive of liability in respect of claims made for indemnification under this Section 11.02.

Section 11.03 Indemnification by Parent.

(a) From and after the Closing (but subject to the terms and conditions of this Article 11), Parent shall hold harmless and indemnify each of the Shareholder Indemnitees from and against any Damages which are suffered or incurred by any of the Shareholder Indemnitees which arise from or are a result of: (i) any inaccuracy in or breach of any representation or warranty made by Parent in Article 5 of this Agreement as of the date of this Agreement, but solely to the extent such breach (A) has not been cured prior to the Effective Time or (B) has caused a Shareholder Indemnitee to suffer Damages following the Effective Time (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); (ii) any inaccuracy in or breach of any representation or warranty made by Parent in Article 5 of this Agreement as of the Closing Date as if made on the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and (iii) any breach of any covenant or obligation of (x) Parent, Merger Sub or Sister Sub and/or (y) the Company, in each such case, as set forth in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 11.03(c) and 11.03(d), even if a Shareholder Indemnitee would otherwise be entitled to recover Damages pursuant to this Agreement, no Shareholder Indemnitee shall be entitled to any indemnification for any Damages pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii) and Parent shall not be required to make any indemnification payment for any Damages pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii) unless and until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Shareholder Indemnitees on a cumulative basis, exceeds the Basket in the aggregate, in which case, the Shareholder Indemnitees shall be entitled to recover only the amount of such cumulative Damages in excess of the Basket.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.03(d), in no event shall Parent’s aggregate liability arising out of or relating to Section 11.03(a)(i) or Section 11.03(a)(ii) exceed an amount equal to the Cap.

(d) The limitations set forth in Sections 11.03(b) and 11.03(c) shall not apply to any claim for indemnification made pursuant to Section 11.03(a)(i) or Section 11.03(a)(ii), in each such case, to the extent such claim arises from or is a result of any breach of a Parent Fundamental Representation; provided, however, that claims made for indemnification that are subject to this Section 11.03(d), the aggregate maximum liability of Parent for breaches of this Agreement or otherwise hereunder shall not exceed $276,818,042, inclusive of liability in respect of claims made for indemnification under this Section 11.03.

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Section 11.04 Claims and Procedures.

(a) In order for any Person to be entitled to seek indemnification under this Article 11 (an “Indemnitee”), such Indemnitee shall deliver a written certificate signed by any officer or director of the Indemnitee (or if the Indemnitee is an individual Person, signed by the Indemnitee) (any certificate delivered in accordance with the provisions of this Section 11.04(a), a “Claim Certificate”) to the party from whom such indemnification is sought (the “Indemnitor”), as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to the claim for Damages (and in any event, no later than twenty (20) Business Days after written notice of such claim is delivered to the Indemnitee if such claim is a Third Party Claim (as defined below)), specifying in reasonable detail (to the extent known) the nature of, the facts and legal basis for, the amount (if known) of, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made. Failure to deliver a Claim Certificate in compliance with this Section 11.04 in a timely manner as specified in the immediately preceding sentence shall not be deemed a waiver of the Indemnitee’s right to indemnification hereunder for Damages in connection with such claim except to the extent the Indemnitor shall have been prejudiced as a result of such failure. The Claim Certificate shall:

(i) state that the applicable Indemnitee has a claim for indemnification pursuant to this Article 11 and expressly identify the provisions of this Agreement upon which such claim for indemnification is made in reasonable detail (including the specific representations, warranties and/or covenants that are alleged to be inaccurate or alleged to have been breached);

(ii) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specify in reasonable detail (based upon the information then possessed by Indemnitee) the facts known to the Indemnitee giving rise to such claim.

(b) As promptly as practicable after delivery of a Claim Certificate to an Indemnitor, the Indemnitee which has provided such Claim Certificate shall supply and make available to the Indemnitor all relevant information in its or its Affiliates’ possession relating to the claim identified in such Claim Certificate (except to the extent that such action would result in a loss of attorney-client privilege or protections of the work product doctrine; provided, that such Indemnitee shall use commercially reasonable efforts to provide such information in such format to the Indemnitor, or on an outside counsel only basis, in a manner which would not result in the loss of such attorney-client privilege or work product doctrine) and shall cooperate with the Indemnitor. Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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Section 11.05 No Contribution. No Controlling Shareholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), and each Controlling Shareholder hereby waives, any right of contribution or right of indemnity against Transitory Surviving Corporation, Sister Sub, or the Surviving Company in connection with any indemnification obligation under Article 11 of this Agreement.

Section 11.06 Defense of Third-Party Claims.

(a) Indemnitor shall have the right, but not the obligation, upon written notice to the Indemnitee within twenty (20) Business Days following receipt of notice thereof, to investigate, contest, assume the defense of (with counsel reasonably selected by the Indemnitor) or settle any claim or demand made, or any action, Proceeding or investigation instituted, by any Person not a party to this Agreement for which the Indemnitee has sought indemnification pursuant to this Article 11 (a “Third Party Claim”); provided, however, that the Indemnitee may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through Representatives and counsel of its own choosing; and, provided further, however, that the Indemnitor shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms and the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement either concurrently or with the effectiveness thereof, (ii) such settlement includes a complete and irrevocable release executed by all Persons who brought such Third Party Claim, which release shall release the Indemnitee from liability or (iii) the Indemnitor obtains the written consent of the Indemnitee. Indemnitor shall not be liable to the Indemnitee for legal or other fees and expenses incurred by the Indemnitee in connection with the defense of any Third Party Claim; provided that the Indemnitor shall be liable for the reasonable and documented out-of-pocket fees and expenses of one national counsel and one reasonable local counsel employed by the Indemnitee for (x) any period commencing ten (10) Business Days following Indemnitor’s receipt of a Claim Certificate with respect to the matter for which indemnification is being sought by the Indemnitee, during which the Indemnitor has failed to assume the defense thereof pursuant to this Section 11.06(a) and (y) for any period during which there exists an actual conflict of interest (based on written advice of counsel) by the representation of the Indemnitor and the Indemnitee by the same counsel (it being understood, however, that for purposes of clause (y), the Indemnitor shall control such defense). Whether or not the Indemnitor shall have assumed the defense of such Third Party Claim, the Indemnitee shall not settle, compromise, discharge or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnitor.

(b) The Indemnitor shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

(c) Parent and the Company Shareholders, as applicable, shall make available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney-client privilege; provided, that they shall each use commercially reasonable efforts to provide such information in such format to the

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other, or on an outside counsel only basis, in a manner which would not result in the loss of such attorney-client privilege) and shall cooperate with each other in the defense thereof. Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, in the event of any Third Party Claim in respect of Taxes or a Tax Return with respect to which the Company Shareholders and/or MJM may have an indemnification obligation pursuant to this Article 11 (a “Tax Claim”), the Company Shareholders and MJM shall be entitled at their sole cost and expense to control any such Tax Claim and may make all decisions taken in connection with such control; provided, that the Company Shareholders and MJM shall not settle or otherwise resolve any such Tax Claim without the consent of Parent not to be unreasonably withheld. Furthermore, notwithstanding anything to the contrary in this Agreement, this Section 11.06 shall not apply to any audit, examination or other proceeding with respect to any Flow-Through Returns, control of which shall be governed exclusively by Section 8.01.

Section 11.07 Exercise of Remedies by Indemnitees Other Than Parent or Shareholder Representative. No Indemnitee (other than Parent, Shareholder Representative or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or Shareholder Representative, respectively (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 11.08 Mitigation. Each Indemnitee shall take commercially reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder. In the event that an Indemnitor makes any payment to any Indemnitee for indemnification for which such Indemnitee could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnitor shall (at its own sole cost and expense) be entitled to pursue claims and conduct litigation on behalf of such Indemnitee and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnitee thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnitee. The Indemnitee shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, cooperate with the Indemnitor, at the Indemnitor’s sole cost and expense, with respect to any such effort to pursue and collect with respect thereto.

Section 11.09 Net of Tax Benefits. The amount of Damages for which indemnification is provided under this Article 11 shall be reduced to take into account any net Tax benefit actually realized (determined on a with and without basis) by the Indemnitee arising from the incurrence or payment of any such Damages or the circumstances related thereto, in each case, in the tax year that includes the incurrence or payment. If any such net Tax benefits are actually realized after the applicable indemnity payment has been made, the Indemnitee shall make a payment to the Indemnitor in an amount equal to such net Tax benefit within 10 Business Days after such net Tax benefit is actually realized.

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Section 11.10 Sole Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing, absent fraud, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be the indemnification provisions contained in this Article 11, which are intended to provide the sole and exclusive remedy of the parties following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement, the Merger or Merger Transactions, and absent fraud, the parties shall have no other remedy or recourse with respect to any of the foregoing, other than pursuant to this Article 11 (it being understood that nothing in this Article 11 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the covenants referred to in this Agreement that are to be performed after the Closing).

ARTICLE 12.

MISCELLANEOUS

Section 12.01 No Other Representations.

(a) PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4, NONE OF THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR THE COMPANY SHAREHOLDERS, MJM OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE TO THE COMPANY’S, THE COMPANY SHAREHOLDERS’ AND MJM’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ITS SUBSIDIARIES, THE COMPANY SHAREHOLDERS, MJM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB, SISTER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGER SUB, SISTER SUB OR THEIR AFFILIATES BY ANY REPRESENTATIVE OF THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR ANY OF THEIR RESPECTIVE AFFILIATES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT NONE OF THE COMPANY, ITS SUBSIDIARIES, THE COMPANY SHAREHOLDERS OR MJM HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO PARENT, BUYER, MERGER SUB OR

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THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF THE COMPANY OR ITS SUBSIDIARIES OR THEIR AFFILIATES EITHER BEFORE OR AFTER THE CLOSING DATE. PARENT, MERGER SUB AND SISTER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT), NONE OF THE COMPANY, ITS SUBSIDIARIES, ANY COMPANY SHAREHOLDER OR MJM MAKES, NOR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES TO PARENT, MERGER SUB OR SISTER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES. PARENT, MERGER SUB AND SISTER SUB SHALL ACQUIRE THE COMPANY (I) WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY, ANY ASSETS OR ANY PART THEREOF AND (II) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT) AND ARTICLE 4 (FOR THE PURPOSE OF THIS SECTION 12.01(a), AS MODIFIED PURSUANT TO THIS AGREEMENT). OTHER THAN WITH RESPECT TO FRAUD, EACH OF PARENT, MERGER SUB AND SISTER SUB HEREBY WAIVES, ON BEHALF OF ITSELF, ITS SUBSIDIARIES (INCLUDING AFTER THE CLOSING, THE SURVIVING COMPANY) AND ITS AND THEIR RESPECTIVE AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST THE COMPANY SHAREHOLDERS, MJM AND THE SHAREHOLDER REPRESENTATIVE, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OFFICER, DIRECTOR, SHAREHOLDER, TRUSTEE, MANAGER, MEMBER OR PARTNER OF ANY OF THE FOREGOING, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE OPERATION OF THE COMPANY OR ITS BUSINESSES PRIOR TO THE CLOSING OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, AND ANY DOCUMENT DELIVERED HEREUNDER) AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE, IN EACH CASE, EXCEPT ANY CLAIM FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT THAT SURVIVES THE CLOSING UNDER THIS AGREEMENT OR ANY INDEMNIFICATION CLAIMS THAT MAY BE BROUGHT SOLELY IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 11.

(b) THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM, SPECIFICALLY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 (FOR THE PURPOSE OF THIS SECTION 12.01(b), AS MODIFIED PURSUANT TO THIS

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AGREEMENT), NONE OF THE PARENT, MERGER SUB, SISTER SUB OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE TO PARENT’S, MERGER SUB’S AND SISTER SUB’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT OR ITS SUBSIDIARIES, MERGER SUB, SISTER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY, THE COMPANY SHAREHOLDERS, MJM OR THEIR AFFILIATES BY ANY REPRESENTATIVE OF PARENT OR ANY OF ITS AFFILIATES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE THAT NONE OF PARENT, ITS SUBSIDIARIES, MERGER SUB OR SISTER SUB HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO THE COMPANY, THE COMPANY SHAREHOLDERS OR MJM OR THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF PARENT OR ITS SUBSIDIARIES EITHER BEFORE OR AFTER THE CLOSING DATE. THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 (FOR THE PURPOSE OF THIS SECTION 12.01(b), AS MODIFIED PURSUANT TO THIS AGREEMENT), NONE OF PARENT, MERGER SUB OR SISTER SUB MAKES, NOR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY, THE COMPANY SHAREHOLDERS OR MJM REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF PARENT OR ITS SUBSIDIARIES. OTHER THAN WITH RESPECT TO FRAUD, EACH OF THE COMPANY, THE COMPANY SHAREHOLDERS AND MJM HEREBY WAIVES, ON BEHALF OF ITSELF, ITS SUBSIDIARIES (INCLUDING AFTER THE CLOSING, THE SURVIVING COMPANY) AND ITS AND THEIR RESPECTIVE AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST PARENT OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, SHAREHOLDER, TRUSTEE, MANAGER, MEMBER OR PARTNER OF ANY OF THE FOREGOING, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE OPERATION OF PARENT OR ITS BUSINESSES PRIOR TO THE CLOSING OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, AND ANY DOCUMENT DELIVERED HEREUNDER) AND THE TRANSACTIONS CONTEMPLATED HEREBY,

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WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE, IN EACH CASE, EXCEPT ANY CLAIM FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT THAT SURVIVES THE CLOSING UNDER THIS AGREEMENT OR ANY INDEMNIFICATION CLAIMS THAT MAY BE BROUGHT SOLELY IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 11.

Section 12.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties hereto pursuant to this provision):

if to Parent, Merger Sub or Sister Sub, to:

Universal Truckload Services, Inc.

12755 E. Nine Mile Rd.

Warren, MI 48089

Attention: Independent Directors

Facsimile No.: (586) 920-0258

with a copy (which shall not constitute notice or constructive notice) to each of:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800

Chicago, IL 60606

Attention: Mark D. Gerstein

Attention: Timothy P. Fitzsimons

Facsimile No.: (312) 993- 9767

and

Clark Hill PLC

500 Woodward Ave.

Suite 3500

Detroit, MI 48226

Attention: D. Kerry Crenshaw

Facsimile No.: (313) 965-8252

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if to the Company, to:

LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

Attention: David Crittenden

Facsimile No.: (586) 757-2893

with a copy (which shall not constitute notice or constructive notice) to each of:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94025

Attention: William B. Brentani

Attention: Peter S. Malloy

Facsimile: (650) 251-5002

and

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, AR 72201

Attention: C. Douglas Buford

Facsimile: (501) 918-7886

if to a Company Shareholder, the Shareholder Representative, or MJM to:

Matthew T. Moroun

c/o LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

Facsimile No.: (586) 757-2893

E-mail: moroun@goctii.com

with a copy (which shall not constitute notice or constructive notice) to each of:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94025

Attention: William B. Brentani

Attention: Peter S. Malloy

Facsimile: (650) 251-5002

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and

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, AR 72201

Attention: C. Douglas Buford

Facsimile: (501) 918-7886

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 12.03 Amendments, Extensions and Waivers.

(a) Any provision of this Agreement may be amended, extended with respect to the time for performance of any of the obligations or other acts of the parties, or waived prior to the Effective Time if, but only if, such amendment, extension or waiver is in writing and is signed, in the case of an amendment or extension, by each party hereto, which in the case of Parent shall require the written approval of the Special Committee (in the case of an amendment, extension or waiver prior to the Effective Time) or the Audit Committee (in the case of an amendment, extension or waiver following the Effective Time).

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger Transactions and the other transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

Section 12.05 Disclosure Schedule References. The parties hereto agree that any matter or reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement if the relevance of that matter or reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that matter or reference and such representations and warranties (or covenants, as applicable).

Section 12.06 Binding Effect; Benefit; Assignment; Parent Actions.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to

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Section 7.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement, and any such purported assignment, delegation or transfer shall be null and void and without any force or effect, in each such case, without the prior written consent of each other party hereto.

(c) The parties acknowledge that the charter of the Audit Committee requires the Audit Committee to review the material facts of any proposed related person transaction and, following the dissolution of the Special Committee, the enforcement of any rights or obligations under this Agreement shall be reviewed by the Audit Committee prior to any action being taken by Parent.

Section 12.07 Arbitration; Governing Law.

(a) Any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereunder or a breach thereof (each, a “Dispute”) shall be resolved by binding and confidential arbitration. Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, may initiate arbitration under this Section 12.07 by filing a written arbitration demand with the regional office of the American Arbitration Association (“AAA”) closest to Warren, Michigan and contemporaneously providing a copy of such demand to the other party at the applicable address(es) provided in Section 12.02. The arbitration shall be governed by and conducted pursuant to the AAA’s Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection; provided, however, there shall be three arbitrators. One arbitrator will be selected by each of Parent, on the one hand, and the Company Stockholders, on the other hand, promptly (and in any event, within fifteen (15) Business Days of the receipt of a notice of arbitration demand) (which arbitrator must be an Eligible Arbitrator) and the two Eligible Arbitrators selected by such parties shall promptly (and in any event, within five (5) Business Days after the initial two Eligible Arbitrators have been selected) select a third Eligible Arbitrator from the American Arbitration Association’s Large, Complex Commercial Case Panel. Any arbitrator not timely appointed by the parties or otherwise under this Section 12.07 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each of Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, shall be given up to three (3) peremptory strikes and an unlimited number of strikes for cause. Any controversy concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Section 12.07 shall be determined by the arbitrators. The place of the arbitration shall be Warren, Michigan, or at a location mutually agreed upon by the parties. Except as may be required by Applicable Law and for communications among the parties and their respective counsel (and persons retained by counsel for the purpose of assisting in any proceeding, who shall agree to be bound by a reasonable confidentiality agreement), all arbitration proceedings commenced hereunder shall be confidential.

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(b) This Agreement will be governed by, and in the event of any arbitration, the arbitrators will apply, the substantive law (and the law of remedies, if applicable) of the State of Michigan without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

(c) In the event the Dispute involves (i) valuation of a liability under this Agreement, (ii) an amount in controversy in a Dispute, or (iii) an amount of Damages following a determination of liability, the arbitration shall proceed in the following manner: Each of Parent, on the one hand, and the Company Shareholders and MJM, on the other hand, shall submit to the arbitration panel constituted in accordance with this Section 12.07, and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or calculation of Damages (each, a “Proposal”), as the case may be, together with a statement setting forth such party’s explanation as to why its Proposal is accurate, along with all supporting documents or other evidence upon which such statement relies. The arbitration panel, within thirty (30) Business Days of receiving such Proposals, statements and supporting documents or other evidence, shall choose between the Proposals and shall be limited to awarding only one of the Proposals submitted. The arbitration panel shall supply a reasoned written opinion supporting its determination. Such determination shall be final and binding on the parties to such arbitration and there shall be no right of appeal therefrom.

(d) Each party shall pay its own fees and expenses for the arbitration and the fees and expenses of the arbitrators shall be equally shared by the parties.

(e) Any arbitration proceeding shall be concluded in a maximum of three (3) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing (at each party’s discretion) to extend the arbitration period if necessary to appropriately resolve the controversy, claim or alleged breach.

(f) Unless otherwise agreed in writing, the parties will continue to honor all other commitments under this Agreement and each Ancillary Agreement during the course of arbitration pursuant to the provisions of this Section 12.07 with respect to all matters not subject to such arbitration.

(g) The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements (other than the Amended and Restated Registration Rights Agreement) or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the controversy, claim or alleged breach arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time and shall be subject to the provisions of Section 12.07(a).

(h) In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm while an arbitration proceeding is pending or an award is subject to confirmation or enforcement, then each of Parent, Sister Sub and Merger Sub, on the one hand, and the Company and the Company Shareholders and MJM, on the other hand, is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the

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completion of the arbitration in a court having jurisdiction over the parties. Each party hereby irrevocably and unconditionally (i) submits, for itself and its property, to, and (ii) hereby consents to, the jurisdiction of the federal and state courts (and of the appropriate appellate courts) for the State of Michigan, Macomb County, for such purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, and each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 12.02 above shall be effective service of process for any such action or proceeding. Each party agrees that (x) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or otherwise, and (y) it will not bring any action relating to this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, ARBITRATION, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF PARENT, SISTER SUB, MERGER SUB, THE COMPANY, THE COMPANY SHAREHOLDERS, MJM AND/OR THE SHAREHOLDER REPRESENTATIVE IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 12.09 Shareholder Representative.

(a) Each of the Company Shareholders hereby appoints (and by his execution of this Agreement as Shareholder Representative, Matthew T. Moroun hereby accepts his appointment) as the true, exclusive and lawful agent and attorney-in-fact, of the Company Shareholders to act in the name, place and stead of the Company Shareholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Shareholders in any Proceeding or Dispute involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Company Shareholders as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i) to act for the Company Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Company Shareholders and to transact matters of arbitration or other Proceedings;

(ii) to execute and deliver all amendments, waivers, Ancillary Agreements, stock powers, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

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(iii) to execute and deliver all amendments and waivers to this Agreement that the Shareholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds for the payment of expenses of the Company Shareholders and apply such funds in payment for such expenses; and

(v) to do or refrain from doing any further act or deed on behalf of the Company Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Shareholders could do if personally present.

(b) The Shareholder Representative may be removed or replaced only upon delivery of written notice to Parent by each of the Company Shareholders. Parent, the Surviving Company and any other Person may conclusively and absolutely rely, without inquiry, upon any written instrument delivered by the Shareholder Representative in all matters referred to herein. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its, his or her services; provided, that the Shareholder Representative shall be entitled to reimbursements of expenses pursuant to Section 12.09(d). The Shareholder Representative shall act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Shareholder Representative believes to be in the best interest of the Company Shareholders and consistent with the obligations under this Agreement, but the Shareholder Representative shall not be responsible or liable to the Company Shareholders for any Damages the Company Shareholders may suffer by the performance of its duties under this Agreement, other than Damage arising from willful misconduct in the performance of his, her or its duties under this Agreement. The Shareholder Representative shall incur no liability to the Company Shareholders with respect to any action taken, omitted to be taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him, her or it to be genuinely and duly authorized, nor for any other action or inaction except its own willful misconduct. The Shareholder Representative may, in all questions arising under this Agreement, or any other agreement, rely on the advice of counsel and the Shareholder Representative shall not be liable to the Company Shareholders for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice. The Shareholder Representative is authorized by the Company Shareholders to incur expenses on behalf of the Company Shareholders in acting hereunder. The parties hereto understand and agree that the Shareholder Representative is acting solely on behalf of and as agent for the Company Shareholders and not in his or her personal capacity.

(c) Each Company Shareholder agrees to indemnify the Shareholder Representative for its respective Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative) or disbursements of any kind or nature whatsoever which may at any time be imposed on or incurred by the Shareholder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Company Shareholder shall be liable for any of the foregoing to the extent they arise from the Shareholder Representative’s willful misconduct.

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(d) All reasonable and documented out-of-pocket expenses, including legal fees and expenses and fees, in each such case, incurred by the Shareholder Representative in fulfilling the duties of the Shareholder Representative as agent for the Company Shareholders hereunder shall be paid or reimbursed by the Company Shareholders based on their Pro Rata Share. Without limiting the generality of the foregoing, the Shareholder Representative is authorized to deduct from any payment due to the Company Shareholders pursuant to this Agreement the amount of any reimbursement.

Section 12.10 Counterparts. This Agreement may be executed by the parties by facsimile or electronic mail transmission in Portable Document Format (.pdf) and in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.11 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction, or under Applicable Law, to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Except as otherwise set forth in this Section 12.13, including the limitations set forth herein, the parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Section 10.01, the parties shall in the event of any breach or threatened breach by the Company or Company Shareholders, on the one hand, or Parent, Merger Sub or Sister Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Company Shareholders, on the one hand, and Parent, Merger Sub and Sister Sub, on the other hand, shall to the fullest extent permitted by Applicable Law, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to

79

enforce compliance with, the covenants and obligations of the other under this Agreement, without proof of actual damage or inadequacy of legal remedy. The pursuit of specific enforcement by any party hereto shall not be deemed to be an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(b) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(c) Each of the Company and the Company Shareholders, on the one hand, and Parent, Sister Sub and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other party(ies), as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 12.13. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction in accordance with the terms of this Section 12.13. Each party further agrees that (i) by seeking the remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.13 are not available or otherwise are not granted and (ii) nothing set forth in this Section 12.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance hereunder prior to, or as a condition to, exercising any termination right under Article 10 (and pursuing damages after such termination in accordance with this Agreement), nor shall the commencement of any arbitration or legal proceeding pursuant to Section 12.07 or this Section 12.13 or anything set forth in Section 12.07 or this Section 12.13 restrict or limit any party’s right thereafter to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 12.14 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that (a) each of the Company, the Company Shareholders, MJM and the Shareholder Representative has retained Simpson Thacher & Bartlett LLP (“STB”) and Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“Mitchell, Williams”) to act as its counsel in connection with the transactions contemplated hereby and (b) Parent has retained STB to act as its antitrust counsel in connection with the transactions contemplated hereby, including in connection with making an appropriate filing of a Notification and Report Form or Forms pursuant to the HSR Act. Parent, Sister Sub, Merger Sub, the Company, the Company Shareholders, MJM and the Shareholder Representative (i) have each waived any conflict inherent in the representations set forth in the preceding sentence, and (ii) hereby agree that, in the event that a dispute arises after the Closing between Parent, the Transitory Surviving Corporation and/or the Surviving Company, on the one hand, and the Company Shareholders, MJM and/or the Shareholder Representative, on the other hand, each of STB and Mitchell,

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Williams may represent any or all of the Company Shareholders, MJM and/or the Shareholder Representative in such dispute even though the interests of the Company Shareholders, MJM and/or the Shareholder Representative may be directly adverse to Parent, the Transitory Surviving Corporation and the Surviving Company or any of their respective Subsidiaries, and even though (x) STB represents Parent in connection with antitrust matters related to the transactions contemplated and (y) STB and Mitchell, Williams formerly may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute. Parent further agrees that, in connection with any future dispute between Parent, the Transitory Surviving Corporation and the Surviving Company or any of their respective Affiliates, on the one hand, and any of the Company Shareholders, MJM the Shareholder Representative or their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, Mitchell, Williams, the Company, any of its or Subsidiaries and any Company Shareholders, MJM or the Shareholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Company Shareholder, MJM or Shareholder Representative, as the case may be, and may be controlled by the Company Shareholder, MJM or Shareholder Representative, as the case may be, and shall not pass to or be claimed by Parent, the Transitory Surviving Corporation and the Surviving Company or any of its or their Subsidiaries.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:	/s/ Donald B. Cochran
	Name:	Donald B. Cochran
	Title:	President and Chief Executive Officer

UPTON MERGER SUB I, INC.

By:	/s/ Donald B. Cochran
	Name:	Donald B. Cochran
	Title:	President and Chief Executive Officer

UPTON MERGER SUB II, LLC

By:	/s/ Donald B. Cochran
	Name:	Donald B. Cochran
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

LINC LOGISTICS COMPANY

By:	/s/ David A. Crittenden
	Name:	David A. Crittenden
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

MATTHEW T. MOROUN

By:	/s/ Matthew T. Moroun

MJM 2012 ANNUITY TRUST, DATED APRIL 30, 2012

By:	/s/ Matthew T. Moroun
	Name:	Matthew T. Moroun
	Title:	Trustee

MANUEL J. MOROUN REVOCABLE TRUST U/A, DATED MARCH 24, 1977, AS AMENDED AND RESTATED ON DECEMBER 22, 2004

By:	/s/ Manuel J. Moroun
	Name:	Manuel J. Moroun
	Title:	Trustee

[Signature Page to Agreement and Plan of Merger]

MATTHEW T. MOROUN solely in the capacity as agent and attorney-in-fact for the Company Shareholders

By:	/s/ Matthew T. Moroun
	Name:	Matthew T. Moroun
Title:

[Signature Page to Agreement and Plan of Merger]

MANUEL J. MOROUN solely with respect to the Applicable Sections

By:	/s/ Manuel J. Moroun

[Signature Page to Agreement and Plan of Merger]

Annex B

July 25, 2012

Special Committee of the Board of Directors

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, MI 48089

Members of the Committee:

We understand that Universal Truckload Services, Inc., a Michigan corporation (“UTSI” or “Parent”), proposes to enter into an Agreement and Plan of Merger, to be dated July 25, 2012 (the “Merger Agreement”), with LINC Logistics Company, a Michigan corporation (“LINC” or the “Company”); Upton Merger Sub I, Inc., a Michigan corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”); Upton Merger Sub II, LLC, a Michigan limited liability company and a direct wholly-owned Subsidiary of Parent (“Sister Sub”); Matthew T. Moroun; Matthew T. Moroun, in his capacity as trustee of the MJ Moroun 2012 Annuity Trust, dated April 30, 2012; Manuel J. Moroun, in his capacity as trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004; Matthew T. Moroun, solely in the capacity as agent and attorney-in-fact for the Company Shareholders; and, solely with respect to the applicable sections, Manuel J. Moroun; pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving company of the Merger, and immediately thereafter, the Company will merge with and into Sister Sub (the “Subsequent Merger”), with Sister Sub as the surviving company in the Subsequent Merger. As a result of the Merger, each issued and outstanding voting common share of the Company, without par value, other than any shares owned by the Company or Parent, will be converted into the right to receive 0.700 of a UTSI common share (the “Exchange Ratio”), without par value (“Parent Common Stock”) together with any cash paid in lieu of fractional shares (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Special Committee of the Board of Directors has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to UTSI.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to UTSI that we deemed to be relevant;

(ii)	reviewed certain historical non-public financial statements and other historical non-public financial data relating to UTSI prepared and furnished to us by management of UTSI;

(iii)	reviewed certain projected non-public financial statements and other projected non-public financial data relating to UTSI prepared and furnished to us by management of UTSI;

EVERCORE PARTNERS    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

Special Committee of the Board of Directors

July 25, 2012

(iv)	reviewed certain historical and projected non-public operating data relating to UTSI prepared and furnished to us by management of UTSI;

(v)	discussed the past and current operations, financial projections and current financial condition of UTSI with management of UTSI (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of Parent Common Stock;

(vii)	compared the financial performance of UTSI and its stock market trading multiples with those of certain other publicly traded companies that we deemed to be relevant;

(viii)	compared the financial performance of UTSI and the valuation multiples relating to the transaction with those of certain other transactions that we deemed to be relevant;

(ix)	reviewed certain publicly available business and financial information relating to LINC that we deemed to be relevant;

(x)	reviewed certain historical non-public financial statements and other historical non-public financial data relating to LINC prepared and furnished to us by management of LINC;

(xi)	reviewed certain projected non-public financial statements and other projected non-public financial data relating to LINC prepared and furnished to us by management of LINC;

(xii)	reviewed certain historical and projected non-public operating data relating to LINC prepared and furnished to us by management of LINC;

(xiii)	discussed the past and current operations, financial projections and current financial condition of LINC with management of LINC (including their views on the risks and uncertainties of achieving such projections);

(xiv)	compared the financial performance of LINC and the valuation multiples relating to the Transaction with those of certain publicly traded companies that we deemed to be relevant;

(xv)	compared the financial performance of LINC and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed to be relevant;

(xvi)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant;

Special Committee of the Board of Directors

July 25, 2012

(xvii)	reviewed the synergies expected to result from the Merger and Subsequent Merger, as estimated by the management of UTSI and the management of LINC and furnished to us by management of UTSI;

(xviii)	considered, as a singular event, the potential pro forma impact of the Merger and Subsequent Merger;

(xix)	reviewed the debt financing proposal provided to us by management of UTSI

(xx)	reviewed a draft, to be dated July 25, 2012, of the Merger Agreement, which we assume is in substantially final form and from which we assume the final form will not vary in any respect material for our analysis; and

(xxi)	performed such other analyses and examinations and considered such other information and factors that we deemed to be appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by or for us, and we assume no liability therefor. With respect to the projected financial data relating to UTSI and LINC referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of UTSI and management of LINC, respectively as to the future competitive, operating and regulatory environments and related financial performance of UTSI and LINC. We have further assumed that, in all material respects, the financial projections of UTSI and LINC will be realized in the amounts and times indicated thereby. We express no view as to any projected financial data relating to Parent or the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on UTSI or the Company or the consummation of the Merger or materially reduce the benefits to the holders of Parent Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of UTSI or the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of UTSI or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Special Committee of the Board of Directors

July 25, 2012

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Parent, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to UTSI, nor does it address the underlying business decision of UTSI to engage in the Merger. As you are aware, we were not authorized to pursue strategic transactions other than the Merger. This letter, and our opinion, does not constitute a recommendation to the Special Committee of the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Parent Common Stock should vote or act in respect of the Merger or how any holder of shares of Parent Common Stock should vote or act in respect of Parent Common Stock share issuance. We express no opinion herein as to the price at which shares of UTSI will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by UTSI and its advisors with respect to legal, regulatory, accounting and tax matters.

We have received fees for services rendered in connection with advising the Special Committee of the Board of Directors and will receive a fee for our services upon the rendering of this opinion. UTSI has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated and, possibly, an additional fee paid at the sole discretion of the Special Committee of the Board of Directors based upon, among other things, the Special Committee’s satisfaction with the services rendered to the Special Committee of the Board of Directors. Further, should the transaction be terminated, we will entitled to receive a termination fee. Prior to this engagement, Evercore Group L.L.C. and its affiliates provided financial advisory services to UTSI but have not received fees for the rendering of these services. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and UTSI pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to UTSI in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, UTSI and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee of the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Special Committee of the Board of Directors

July 25, 2012

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except Parent may disclose this opinion to the Board of Directors and any counterparty to a Merger and may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Parent to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to UTSI.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ George R. Ackert
George R. Ackert
Senior Managing Director

Annex C

BCS/CD-515 (Rev. 11/11)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS

BUREAU OF COMMERCIAL SERVICES

Date Received

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name

D. Kerry Crenshaw - Clark Hill PLC

Address

500 Woodward Avenue, Suite 3500

City State ZIP Code

Detroit MI 48226 EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is:

Universal Truckload Services, Inc.

2. The identification number assigned by the Bureau is: 248-24C

3. Article __________________ III of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

Paragraph 1. is amended to read as follows:

1. Common Shares One Hundred Million (100,000,000)

2. Preferred Shares Five Million (5,000,000)

The remainder of Article III remains unchanged and shall continue in full force and effect.

This Certificate of Amendment to the Articles of Incorporation shall take effect November 1, 2012.

COMPLETE ONLY ONE OF THE FOLLOWING:

4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the __________________ 25th day of

_____________________ July , __________ 2012 , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this __________ 25th day of _____________________ July , _____________ 2012

/s/ Donald B. Cochran

(Signature) (Signature)

Donald B. Cochran, President & CEO

(Type or Print Name) (Type or Print Name) (Signature) (Signature) (Type or Print Name) (Type or Print Name)

5. Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 25th July 2012

__________________ day of _____________________ , __________ , by the: (check one of the following)

shareholders at a meeting in accordance with Section 611(3) of the Act.

X written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act. board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

25th July 2012

Signed this _____ day of _____________ , ________

By _________________________________________ /s/ Donald B. Cochran

(Signature of an authorized officer or agent)

Donald B. Cochran

(Type or Print Name)

BCS/CD-515 (Rev. 11/11) Name of person or organization remitting fees. Preparer’s Name D. Kerry Crenshaw Universal Truckload Services, Inc.

Business telephone number (313) 965-8266

INFORMATION AND INSTRUCTIONS

1. This form may be used to draft your Certificate of Amendment to the Articles of Incorporation. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.

2. Submit one original of this document. Upon filing, the document will be added to the records of the Bureau of Commercial Services. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

Since the document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3. This Certificate is to be used pursuant to the provisions of section 631 of Act 284, P.A. of 1972, or Act 162, P.A. of 1982, for the purpose of amending the Articles of Incorporation of a domestic profit corporation or nonprofit corporation. Do not use this form for restated articles.

4. Item 2 - Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

5. Item 3 - The article(s) being amended must be set forth in its entirety. However, if the article being amended is divided into separately identifiable sections, only the sections being amended need be included.

6. If the amendment changes the term of existence to other than perpetual, all nonprofit corporations except churches must obtain a consent to dissolution, or a written statement that the consent is not required, from the Michigan Attorney General, Consumer Protection and Charitable Trusts Division, P.O. Box 30214, Lansing, MI 48909, (517) 373-1152. Application for the consent should be made at least 45 days before the desired effective date of the dissolution. This certificate cannot be filed unless it is accompanied by the consent or written statement.

7. This document is effective on the date endorsed “filed” by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated as an additional article.

8. Signatures:

Profit Corporations: (Complete either Item 4 or Item 5)

1) Item 4 must be signed by at least a majority of the Incorporators listed in the Articles of Incorporation.

2) Item 5 must be signed by an authorized officer or agent of the corporation.

Nonprofit Corporations: (Complete either Item 4 or Item 6)

1) Item 4 must be signed by all incorporators listed in the Articles of Incorporation.

2) Item 6 must be signed by either the president, vice-president, chairperson or vice-chairperson.

9. FEES: Make remittance payable to the State of Michigan. Include corporation name and identification number on check or money order.

NONREFUNDABLE FEE: $10.00

ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES OF PROFIT CORPORATIONS ARE:

Amount of Increase Fee 1-60,000 $50.00 60,001-1,000,000 $100.00 1,000,001-5,000,000 $300.00 5,000,001-10,000,000 $500.00

More than 10,000,000 $500.00 for first 10,000,000 plus $1000.00 for each additional 10,000,000, or portion thereof

Submit with check or money order by mail: To submit in person:

Michigan Department of Licensing and Regulatory Affairs 2501 Woodlake Circle Bureau of Commercial Services Okemos, MI

Corporation Division Telephone: (517) 241-6470 P.O. Box 30054

Lansing, MI 48909 Fees may be paid by check, money order, VISA or Mastercard when delivered in person to our office.

MICH-ELF (Michigan Electronic Filing System):

First Time Users: Call (517) 241-6470, or visit our website at http://www.michigan.gov/corporations Customer with MICH-ELF Filer Account: Send document to (517) 636-6437

LARA is an equal opportunity employer/program. Auxiliary aids, services and other reasonable accommodations are available upon request to individuals with disabilities.